As filed with the Securities and Exchange Commission on October 16, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DUANE READE INC.	DUANE READE
(Exact name of Registrant as specified in its charter)	(Exact name of Registrant as specified in its charter)

DELAWARE	NEW YORK
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

04-3164702	11-2731721
(IRS Employer Identification No.)	(IRS Employer Identification No.)

440 Ninth Avenue

New York, NY 10001

(212) 273-5700

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Phillip A. Bradley, Esq.

440 Ninth Avenue

New York, NY 10001

(212) 273-5700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence G. Wee, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
11.75% Senior Secured Notes due 2015	$300,000,000	100%	$300,000,000	$16,740
Guarantees of 11.75% Senior Secured Notes due 2015	N/A	N/A	N/A	N/A(3)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act.
(2)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act.
(3)	No additional consideration is being received for the guarantees, and, therefore no additional fee is required.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number
Duane Reade Holdings, Inc.	Delaware	5912	05-0599589
Duane Reade International, LLC	Delaware	5912	22-3672347
Duane Reade Realty, Inc.	Delaware	5912	13-4074383
DRI I Inc.	Delaware	5912	04-3166107

The address of each of Duane Reade Holdings, Inc., Duane Reade International, LLC, Duane Reade Realty, Inc. and DRI I Inc. is 440 Ninth Avenue, New York, NY 10001.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED October 16, 2009

PRELIMINARY PROSPECTUS

Duane Reade Inc.	Duane Reade

Exchange Offer for $300,000,000

11.75% Senior Secured Notes due 2015

The Notes and the Guarantees

•

We are offering to issue $300,000,000 of our 11.75% Senior Secured Notes due 2015, whose issuance is registered under the Securities Act of 1933, which we refer to as the exchange notes, in exchange for a like aggregate principal amount of 11.75% Senior Secured Notes due 2015, which were issued on August 7, 2009 and which we refer to as the initial notes. The exchange notes will be issued under the existing indenture, dated as of August 7, 2009.

•	The exchange notes will mature on August 1, 2015. We will pay interest on the exchange notes on February 1 and August 1 of each year, beginning on February 1, 2010.

•

The exchange notes are guaranteed on a senior secured basis by our parent, Duane Reade Holdings, Inc., which we refer to as Holdings, and by all current and certain future domestic subsidiaries of Duane Reade Inc. Each guarantee of the exchange notes will be a senior secured obligation of the relevant guarantor and will rank equally in right of payment with all existing and future senior indebtedness of such guarantor.

•

The exchange notes and the guarantees will be secured by a first priority lien on all of our and our guarantors’ assets other than those assets that secure the obligations under our asset-based revolving loan facility and certain excluded assets. The exchange notes and the guarantees will be secured by a second priority lien on the collateral securing the asset-based revolving loan facility subject only to a first priority security interest securing the revolving loan obligations up to the maximum revolving debt amount and a first priority lien on the collateral securing the asset-based revolving loan facility with respect to that portion of the revolving loan obligations exceeding the maximum revolving debt amount.

Terms of the exchange offer

•	It will expire at 5:00 p.m., New York City time, on , 2009, unless we extend it.

•	If all the conditions to this exchange offer are satisfied, we will exchange all of our initial notes, that are validly tendered and not withdrawn for the exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

•

The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

•	The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 19.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2009.

i

INDUSTRY AND MARKET DATA

This prospectus includes information with respect to market share and industry conditions from third-party sources or based upon our estimates using such sources when available. While we believe that such information and estimates are reasonable and reliable, we have not independently verified any of the data from third-party sources, and we cannot guarantee the accuracy or completeness of the information. Similarly, our internal research is based upon our understanding of industry conditions, and such information has not been verified by any independent sources.

Where we refer to our market share for Manhattan and New York City, we estimated such amounts based on the number of stores in the relevant market and in the overall New York metropolitan area. The “New York metropolitan area,” for purposes of market data included in this prospectus covers the five boroughs of New York City and the New York State counties of Rockland, Putnam and Westchester. All references to the “New York greater metropolitan area” in this prospectus refer to the five boroughs of New York City, the New York State counties of Nassau, Suffolk, Rockland, Putnam and Westchester, and northern New Jersey.

PROSPECTUS SUMMARY

This summary highlights some basic information contained in this prospectus to help you understand the exchange offer. It may not contain all of the information that is important to you. For a more comprehensive understanding of our business and the exchange offer, you should read the entire prospectus, including “Risk Factors” and our historical consolidated financial statements and the notes to those statements and the other information contained elsewhere in this prospectus. In this prospectus, if a measurement is on an “as-adjusted” basis, that measurement gives effect to the transactions listed in paragraph (2) under “Capitalization.”

In this prospectus, unless the context otherwise requires, the “Company,” “we,” “us,” or “our” refers to Duane Reade Inc. and its subsidiaries, “Duane Reade GP” refers to Duane Reade, a New York general partnership, of which Duane Reade Inc. is a general partner, and the “Issuers” refers to Duane Reade Inc. and Duane Reade, collectively.

The term “initial notes” refers to the 11.75% Senior Secured Notes due 2015 that were issued on August 7, 2009 in a private offering. The term “exchange notes” refers to the 11.75% Senior Secured Notes due 2015 offered with this prospectus. The term “notes” refers to the initial notes and the exchange notes, collectively.

Our Company

We are the largest drugstore chain in New York City, which is the largest sales volume drugstore market in the United States. In 2008, we believe that we led the drugstore market in New York City in sales of both back-end (pharmacy) and front-end (non-pharmacy) categories. As of June 27, 2009, we operated 150 of our 253 stores in Manhattan’s high-traffic business and residential districts, representing over twice as many stores as our next largest competitor in Manhattan. In addition, as of June 27, 2009, we operated 78 stores in New York’s densely populated outer boroughs and 25 stores in the surrounding New York and New Jersey suburbs, including the Hudson River communities of northeastern New Jersey, as well as Westchester, Nassau and Suffolk counties in New York. Since opening our first store in 1960, we have executed a marketing and operating strategy tailored to the unique characteristics of New York City, the most densely populated major market in the United States. Sales of higher margin front-end items accounted for approximately 54% of our total sales in fiscal 2008, one of the highest ratios in the chain drug industry.

Our name is derived from our first successful full-service drugstore, which opened in 1960 on Broadway, between Duane and Reade Streets in Manhattan. We enjoy strong brand name recognition in the New York greater metropolitan area, which we believe results from our many locations in high-traffic areas of New York City, promotional advertising, and our Dollar Rewards Loyalty Card program.

We have developed an operating strategy designed to capitalize on the unique characteristics of the New York greater metropolitan area, which include high-traffic volume, complex distribution logistics, and high costs of occupancy, advertising and personnel. The key elements of our operating strategy are:

•	a convenient and value-oriented shopping experience;

•	a low-cost operating structure supported by high sales per square foot store locations and relatively low warehouse, distribution and advertising costs; and

•	a differentiated real estate strategy using flexible store formats.

We believe that our customer service orientation, competitive price format, broad product offerings and Dollar Rewards Loyalty Card program provide a convenient and value-oriented shopping experience for our customers and help to build customer loyalty.

Despite the high costs of operating in the New York greater metropolitan area, our high sales per square foot stores generally allow us to effectively leverage occupancy costs, payroll and other store expenses. Our approximately 506,000 square foot primary distribution facility is centrally located in Maspeth, Queens, New York City. The facility is located within ten miles of approximately 90% of our stores, and none of our retail locations are farther than 50 miles from this facility. We also operate a second, smaller warehouse facility in North Bergen, New Jersey for the distribution of certain seasonal and other promotional merchandise. This approximately 114,000 square foot support facility enjoys similar proximity to most of our New York City locations while providing additional capacity and closer proximity to our stores located in New Jersey. We believe that these two central locations allow us to maintain relatively low warehouse and distribution costs as a percentage of sales.

As of December 27, 2008, we operated 251 stores, 15 of which were opened during fiscal 2008, and as of June 27, 2009, we operated 253 stores. During fiscal 2007 and 2006, we opened ten stores and five stores, respectively. We closed six stores in 2008, 16 stores in 2007 and eight stores in 2006. During the twenty-six weeks ended June 27, 2009 and June 28, 2008, we closed two and six stores, respectively. Among the 15 new stores we opened during 2008, 11 were in Manhattan, three were in the densely populated outer boroughs of New York City and one was in New Jersey. As of June 27, 2009, approximately 59% of our stores were in Manhattan, 31% were in the outer boroughs of New York City and 10% were located outside New York City. As of June 27, 2009, we occupied approximately 1.7 million square feet of retail space, approximately 0.9% more than at the end of fiscal 2008. Approximately 47% of the stores we operated at June 27, 2009 had been opened since the beginning of fiscal 2001.

In March 2006, as part of an expansion and realignment of the senior management team that started in November 2005, we implemented a six-point strategic plan to transform our business and improve performance, known as “Duane Reade Full Potential.” The successful implementation of “Duane Reade Full Potential” allowed us to stabilize our business performance and resulted in improved sales and margin performance during 2008, 2007 and 2006, compared to 2005, as well as improved leveraging of costs and improved working capital management. In April 2008, John A. Lederer was appointed as our Chairman and Chief Executive Officer.

We believe that our current market position provides us with an opportunity to become one of the New York metropolitan area’s most recognized and trusted brands. During 2008, we sought to further strengthen our management team and build upon the success we have achieved by adding new senior management executives in operations, supply chain and merchandising to execute several strategic plans that we believe will return us to profitability and further strengthen our brand in the New York metropolitan area. Our strategic plan for 2009 includes:

•

Improving the pharmacy through maintenance of improved in-stock conditions, more convenient operating hours, faster customer prescription fulfillment and enhanced accessibility and interaction between our customers and pharmacists;

•	Enhancing the customer’s experience by providing our store personnel with additional training on planning, directing and organizing the store for success;

•

Improving our merchandise and private label offerings and differentiating ourselves from competitors through the use of exclusive brand products, improved presentations and a strengthened loyalty program; and

•

Modernizing our store locations through store renovations, new interior and exterior design graphics and décor. Several of our 2008 and all of our 2009 store openings reflect these new store design concepts.

Our strategic plan will focus on serving the needs of our customers by providing them with the products they need to look and feel better and will offer them a wide assortment of products designed to meet their everyday needs. The implementation of this strategic plan began in the second half of 2008 and will continue throughout 2009.

Recent Developments

Offers to Purchase Prior Debt Securities

On August 7, 2009, pursuant to offers to purchase, we completed the repurchase of approximately $205.0 million of our senior secured floating rate notes due 2010 for total consideration of approximately $206.6 million and approximately $143.3 million of our 9.75% senior subordinated notes due 2011 for a total consideration of approximately $125.6 million, in each case, including accrued and unpaid interest. On the same day, we called for redemption of the remaining approximately $5.0 million of senior secured floating rate notes, which we purchased on September 8, 2009 for approximately $5.0 million. In connection with the offers to purchase, we eliminated substantially all of the restrictive covenants in the indenture governing the senior subordinated notes, of which approximately $51.7 million remain outstanding. The proceeds from the sale of the initial notes were used to fund, in part, the consideration for the above transactions.

Credit Agreement Amendment

On August 7, 2009, we entered into an amendment to our asset-based revolving loan facility. The credit agreement amendment permitted, among other things, the completion of the offers to purchase, the offering of the initial notes and other related transactions. In addition, as a result of the credit agreement amendment, the applicable margins on LIBOR-based loans increased from a range of 1.00% to 2.00% to a range of 2.25% to 3.25%, and the applicable margins on prime rate loans increased from a range of 0.00% to 0.50% to a range of 1.25% to 1.75%. Also, line fees and commitment fees increased from 0.30% to 0.50% per year.

Equity Investment

Concurrently with the completion of the offers to purchase, entities associated with Oak Hill Capital Partners, L.P. invested $125.0 million of redeemable preferred equity in Holdings. A portion of the proceeds of the equity investment was used to pay the total consideration in the offers to purchase. The remaining proceeds from the equity investment were used to temporarily reduce the amount of outstanding borrowings under our asset-based revolving loan facility.

Our Equity Sponsor

Oak Hill Capital Partners, L.P. and its successor funds are private equity partnerships that manage more than $8 billion of private equity capital. Oak Hill Capital Partners also has relationships with other separate partnerships that share the “Oak Hill” name and which manage capital across multiple asset classes, including high yield and bank debt, public equity, distressed debt, venture capital and real estate. Each of the other “Oak Hill” partnerships has a separate and dedicated management team, a different investor group and makes its investment decisions on an independent basis.

Sources and Uses

We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreements entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

The gross proceeds from the offering of the initial notes were approximately $292.3 million. The sources and uses of funds in connection with the offering of the initial notes are set forth below:

(dollars in millions)

Sources of Funds		Uses of Funds
Initial notes(1)	$292.3	Purchase of the senior secured floating rate notes(2)	$210.0
Proceeds of the equity investment	125.0	Purchase of the senior subordinated notes	125.4
		Temporary repayment of the asset-based revolving loan facility	70.9
		Transaction costs and interest payments(3)	11.0

Total Sources	$417.3	Total Uses	$417.3

(1)	The initial notes were offered at a price of 97.417% of their face value, resulting in approximately $292.3 million of gross proceeds.

(2)	Includes the payment of approximately $205.0 million for the senior secured floating rate notes purchased in offers to purchase and the optional redemption of the remaining approximately $5.0 million of senior secured floating rate notes on September 8, 2009 at a price equal to 100% of the principal amount thereof.

(3)	Includes the payment of accrued and unpaid interest on the notes purchased in the offers to purchase through (but not including) August 7, 2009 and the payment of accrued and unpaid interest on the remaining senior secured floating rate notes that were called for redemption, through (but not including) September 8, 2009.

Corporate Structure and Capital Structure

The following is a chart of our corporate structure and capital structure:

(1)	DRI I Inc., Duane Reade International, LLC (f/k/a Duane Reade International, Inc.) and Duane Reade Realty, Inc. are guarantors under the asset-based revolving loan facility, the notes and the senior subordinated notes.

The Obligors

Duane Reade Inc. is a corporation organized under the laws of the State of Delaware in 1992. Its principal executive offices are located at 440 Ninth Avenue, New York, New York 10001, and its telephone number is (212) 273-5700. Its web site address is www.duanereade.com. Its website and the information contained on its website are not a part of this prospectus.

Duane Reade is a New York general partnership formed in 1985. Its principal offices are located at 440 Ninth Avenue, New York, New York 10001, and its telephone number is (212) 273-5700.

Duane Reade Holdings, Inc. is a corporation organized under the laws of the State of Delaware in 2003. Its principal offices are located at 440 Ninth Avenue, New York, New York 10001, and its telephone number is (212) 273-5700.

SUMMARY OF THE EXCHANGE OFFER

In this subsection, “we,” “us,” “our” and the “Company” refer only to Duane Reade Inc. and not its subsidiaries.

We are offering to exchange $300,000,000 in aggregate principal amount of our initial notes for a like aggregate principal amount of our exchange notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Exchange Offer	We will exchange our exchange notes for a like aggregate principal amount at maturity of our initial notes.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on , 2009, unless we decide to extend it.

Conditions to the Exchange Offer	We will complete this exchange offer only if:

•	there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer,

•	there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes,

•

there is no stop order issued by the SEC which would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939,

•	there is no litigation or threatened litigation which would impair our ability to proceed with this exchange offer, and

•	we obtain all the governmental approvals we deem necessary to complete this exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes	To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to U.S. Bank National Association, as exchange agent, at its address indicated under “The Exchange Offer—Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your notes, please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure.”

Withdrawal Rights	You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes	If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

Federal Income Tax Considerations Relating to the Exchange Offer	Exchanging your initial notes for exchange notes should not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled “Certain United States Federal Income Tax Consequences.”

Exchange Agent	U.S. Bank National Association is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:

•	except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act,

•

you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act, and

•	the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.

•	You will not be able to require us to register your initial notes under the Securities Act unless:

•	the exchange offer is not permitted by applicable law or SEC policy

•	the exchange offer is not consummated within 270 days after the closing date of the offering of the initial notes;

•	you are prohibited by applicable law or SEC policy from participating in the exchange offer

•

you may not resell the exchange notes you acquire in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

•	you are a broker-dealer and hold initial notes acquired directly from us or one of our affiliates.

In these cases, the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Resales	It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “—Obligations of Broker-Dealers” below.

To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

•	you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title to those initial notes,

•	the exchange notes acquired by you are being acquired in the ordinary course of business,

•

you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes,

•

you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

•	if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

•

if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled “The Exchange Offer—Procedure for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors—Risks Related to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Obligations of Broker-Dealers	If you are a broker-dealer that receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes. If you are a broker-dealer who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, on connection with resales of the exchanges notes. If you are a broker-dealer who acquired the initial notes directly from the issuers in the initial offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Summary of Terms of the Exchange Notes

The exchange notes will be governed by the indenture, dated as of August 7, 2009, by and among Duane Reade Inc., Duane Reade GP, the guarantors named therein and U.S. Bank National Association, as trustee. The following is a summary of certain terms of the indenture and the exchange notes and is qualified in its entirety by the more detailed information contained under the heading “Description of Notes” elsewhere in this prospectus. Certain descriptions in this prospectus of provisions of the indenture are summaries of such provisions and are qualified herein by reference to the indenture.

Issuers	Duane Reade Inc. and Duane Reade

Exchange Notes	$300,000,000 aggregate principal amount of 11.75% Senior Secured Notes due 2015. The form and terms of the exchange notes are the same as the form and terms of the initial notes, except that the issuance of the exchange notes is registered under the Securities Act, the exchange notes will not bear legends restricting their transfer and the exchange notes will not be entitled to registration rights under the registration rights agreement. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.

Maturity	The exchange notes will mature on August 1, 2015.

Interest	The exchange notes will bear interest at a rate of 11.75% per annum, payable semi-annually on February 1 and August 1 of each year, commencing on February 1, 2010.

Interest on the exchange notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Original Issue Discount	Because the initial notes were issued with original issue discount, the exchange notes should be treated as having been issued with original issue discount for United States federal income tax purposes. Thus, U.S. Holders (as defined in “Certain United States Federal Income Tax Consequences”) will be required to include amounts representing such original issue discount in gross income on a constant yield basis for United States federal income tax purposes in advance of the receipt of cash payments to which such income is attributable. See “Certain United States Federal Income Tax Consequences.”

Guarantees	Duane Reade Holdings, Inc., the Company’s direct parent, and all of the Company’s existing direct and indirect subsidiaries, other than Duane Reade GP, will fully and unconditionally guarantee the payment of principal, interest and premium, if any, on the exchange notes, as described under the headings “Description of Notes—Guarantees.”

Collateral for the Exchange Notes

The exchange notes and the guarantees and the obligations under certain interest rate and other swap agreements will be secured (on an equal and ratable basis) by a first priority lien on all of the assets owned by the Issuers and the guarantors other than those assets that secure the obligations under the asset-based revolving loan facility, which includes (i) accounts receivable, inventory, chattel paper, instruments, documents, prescription files, tax refunds and abatements and deposit accounts, (ii) letter of credit rights and supporting obligations related to the items referred to in clause (i), (iii) all books and records relating to any of the foregoing, (iv) all payment intangibles constituting proceeds of the foregoing and (v) all other products and proceeds of the foregoing (including insurance proceeds related thereto).

The exchange notes and the guarantees will be secured by a second priority lien on the collateral securing the asset-based revolving loan facility subject only to a first priority security interest securing the revolving loan obligations up to the maximum revolving debt amount (as defined in the agreement governing our asset-based revolving loan facility) and a first priority lien on the collateral securing the asset-based revolving loan facility with respect to that portion of the revolving loan obligations exceeding the maximum revolving debt amount.

The exchange notes will not be secured by certain “excluded assets,” such as assets constituting real property, assets securing purchase money obligations or capital lease obligations incurred in compliance with the indenture, which obligations will effectively rank senior to the exchange notes to the extent of the value of such excluded assets. See “Description of Notes—Collateral” for more information.

Ranking	The exchange notes will be each Issuer’s senior secured obligation, and the guarantee of the exchange notes will be each guarantor’s senior secured obligation. Accordingly, they will rank:

•	equally in right of payment with all of such Issuer’s or guarantor’s existing and future senior indebtedness;

•	senior in right of payment to any of such Issuer’s or guarantor’s existing and future subordinated indebtedness (as the case may be);

•

effectively subordinated to such Issuer’s or guarantor’s outstanding obligations under the asset-based revolving loan facility up to the maximum revolving debt amount, to the extent of the value of the collateral that secures revolving loan facility obligations;

•

effectively senior to such Issuer’s or guarantor’s outstanding obligations under the asset-based revolving loan facility in excess of the maximum revolving debt amount, to the extent of the value of the collateral that secures revolving loan facility obligations;

•

effectively senior to such Issuer’s or guarantor’s outstanding obligations under the asset-based revolving loan facility with respect to assets of such Issuer securing the exchange notes but not the asset-based revolving loan facility; and

•	effectively senior to all existing and future senior unsecured debt of such Issuer or guarantor, to the extent of the value of the collateral securing the exchange notes.

As of June 27, 2009, on an “as-adjusted basis,” the exchange notes and the related guarantees would be effectively subordinated to approximately $72.5 million of indebtedness outstanding under our asset-based revolving loan facility with respect to the collateral securing that facility, with an additional $143.4 million of availability under that facility (net of outstanding letters of credit).

All of the exchange notes will be effectively subordinated to all of the liabilities and preferred stock of our subsidiaries that do not guarantee the exchange notes. We do not expect to have any non-guarantor subsidiaries as of the issue date of the exchange notes.

Optional Redemption	Prior to August 1, 2012, the Issuers may redeem the exchange notes in whole or in part, at a price equal to 100% of the principal amount thereof plus the applicable make-whole premium. The Issuers may redeem all or a portion of the exchange notes at the redemption prices listed under the heading “Description of Notes—Optional Redemption,” plus accrued and unpaid interest to the date of redemption. In addition, the Company, Holdings or Duane Reade Shareholders, LLC may redeem up to an aggregate of 35% of aggregate principal amount of the exchange notes with the net cash proceeds from certain equity offerings. However, we may only make such redemptions if at least 65% of the aggregate principal amount of the exchange notes remains outstanding immediately after the occurrence of such redemption.

Change of Control	If a change of control of the Company occurs, the Issuers must give holders of the exchange notes the opportunity to sell to the Issuers their exchange notes at 101% of their face amount, plus accrued interest.

The Issuers might not be able to pay holders the required price for the exchange notes holders present to them at the time of a change of control, because:

•	the Issuers might not have enough funds at that time; or

•	the terms of the Issuers’ other debt may prevent the Issuers from paying.

Asset Sale Proceeds	If the Company or certain of its subsidiaries engage in asset sales, the Company generally must either invest the net cash proceeds from such sales in its business within a specified period of time, prepay specified classes of debt or make an offer to purchase a principal amount of the exchange notes, term loan obligations and other indebtedness ranking pari passu therewith equal to the excess net cash proceeds. See “Description of the Notes—Certain Covenants—Asset Sales.”

Certain Covenants	The indenture governing the exchange notes contains covenants that, among other things, limit the Company’s and certain of its restricted subsidiaries’ ability to:

•	incur or guarantee additional indebtedness;

•	pay dividends, make repayments on indebtedness that is subordinated to the applicable exchange notes and make other “restricted payments”;

•	make certain investments;

•	create liens on their assets to secure debt;

•	enter into transactions with affiliates;

•	merge, consolidate or amalgamate with another company;

•	transfer and sell assets;

•	impair the collateral; and

•	permit restrictions on the payment of dividends by our subsidiaries.

These covenants are subject to a number of important limitations and exceptions. See “Description of Notes.”

Governing Law	The indenture governing the exchange notes is governed by New York law.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes.

Absence of a Public Market for the Exchange Notes	The exchange notes are new securities with no established market for them. We cannot assure you that a market for these exchange notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled “Risk Factors—Risks Relating to the Exchange Offer—There may be no active or liquid market for the exchange notes.”

Form of the Exchange Notes	The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company with U.S. Bank National Association, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled “Book Entry; Delivery and Form—Exchange of Book Entry Notes for Certificated Notes” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book-entry form by The Depository Trust Company with respect to its participants.

Risk Factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in the exchange notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The summary historical consolidated financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes related to those statements contained elsewhere in this prospectus.

The summary historical consolidated financial and other data set forth below as of and for the fiscal years ended December 30, 2006, December 29, 2007 and December 27, 2008 have been derived from our audited consolidated financial statements. The summary historical consolidated financial and other data set forth below as of and for the twenty-six-week periods ended June 28, 2008 and June 27, 2009 have been derived from our unaudited consolidated interim financial statements. To conform to our current presentation, we have removed the gross profit caption from the statement of operations data. The financial data set forth below as of and for the twenty-six-week periods are not necessarily indicative of the results of operations that would be achieved over the course of a full fiscal year.

				(Unaudited)
	Fiscal Year			Twenty-Six Weeks Ended
	2006	2007	2008	June 28, 2008	June 27, 2009
	(dollars in thousands, except percentages and store data)
Statement of Operations Data
Net sales	$1,584,778	$1,686,752	$1,774,029	$878,532	$923,573
Costs and expenses:
Cost of sales(1)	1,108,727	1,176,376	1,227,129	606,405	640,496
Selling, general & administrative expenses	426,532	446,696	476,574	236,450	244,415
Labor contingency income(2)	(18,004)	—	—	—	—
Depreciation and amortization	71,932	73,080	68,539	35,593	35,342
Store pre-opening expenses	305	600	797	247	235
Gain on sale of pharmacy files	—	(1,337)	—	—	—
Other expenses(3)	14,747	15,948	16,808	4,149	6,283

Operating loss	(19,461)	(24,611)	(15,818)	(4,312)	(3,198)
Interest expense, net	56,947	60,977	54,915	27,281	24,191

Loss before income taxes	(76,408)	(85,588)	(70,733)	(31,593)	(27,389)
Income taxes	2,956	2,192	2,045	1,478	1,407

Net loss	$(79,364)	$(87,780)	$(72,778)	$(33,071)	$(28,796)

Operating Data
Net cash provided by operating activities	$11,616	$19,271	$44,317	$26,767	$30,996
Net cash used in investing activities	$(29,070)	$(41,921)	$(47,001)	$(25,965)	$(27,513)
Net cash provided by (used in) financing activities	$17,487	$22,635	$2,734	$(810)	$(3,548)
Number of stores at end of period	248	242	251	241	253
Same-store sales growth(4)	4.6%	7.4%	4.2%	4.6%	1.4%
Pharmacy same-store sales growth(4)	2.6%	5.9%	3.1%	2.5%	3.6%
Front-end same-store sales growth(4)	6.2%	8.6%	5.0%	6.3%	(0.3)%
Average store size (selling square feet) at end of period	6,987	6,813	6,764	6,799	6,768
Sales per square foot(5)	$881	$975	$1,010	N/A	N/A
Pharmacy sales as a % of net sales(6)	46.5%	46.0%	46.1%	45.6%	47.0%
Third party plan sales as a % of prescription sales	92.8%	93.0%	93.4%	93.2%	94.0%
FIFO EBITDA(7)	$37,500	$50,069	$56,713	$32,881	$33,994

	December 27, 2008	June 27, 2009
	(dollars in thousands)
Balance Sheet Data (at end of period)
Working capital deficit(8)	$(13,316)	$(21,559)
Total assets	$712,600	$701,655
Total debt and capital lease obligations	$555,652	$554,511
Stockholders’ deficit	$(146,701)	$(175,336)

(1)	Shown exclusive of depreciation and amortization expense for our distribution centers which is included in the separate line item captioned depreciation and amortization.

(2)	We recognized pre-tax income of $18.0 million in fiscal 2006 in connection with the recognition and subsequent resolution of a National Labor Relations Board decision in a litigation matter relating to our collective bargaining agreement with one of our unions at the time.

(3)	Includes closed store costs, asset impairment charges, Oak Hill management fee, accounting investigation costs, former CEO (Mr. Cuti) matters and miscellaneous other items. See Footnote 7 below, Note 16 to the consolidated audited financial statements and Note 10 to the consolidated unaudited interim financial statements contained elsewhere in this prospectus, which provide a detailed explanation of these charges.

(4)	Same-store sales figures include stores that have been in operation for at least 13 months.

(5)	Items defined as N/A are not reported by us on a partial year basis.

(6)	Includes resales of certain retail inventory.

(7)	As used in this prospectus, FIFO EBITDA means earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method, extraordinary charges and other non-recurring charges. We believe that FIFO EBITDA, as presented, represents a useful measure of assessing the performance of our ongoing operating activities, as it reflects our earnings trends without the impact of certain non-cash charges and other non-recurring items.

In evaluating FIFO EBITDA, you should be aware that in the future we may incur charges and other items such as those used in calculating FIFO EBITDA. Our presentation of FIFO EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. FIFO EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under Generally Accepted Accounting Principles in the United States. Some of these limitations are:

•	it does not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, our working capital needs;

•	it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FIFO EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;

•	it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

•	it does not reflect limitations on or costs related to transferring earnings from our subsidiaries to us; and

•	other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, FIFO EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations, including those under the exchange notes. You should compensate for these limitations by relying primarily on our GAAP results and using FIFO EBITDA only supplementally. See our consolidated financial statements contained elsewhere in this prospectus.

FIFO EBITDA is not intended as an alternative to net income as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP nor as an alternative to cash flow provided by operating activities as measures of liquidity. You should therefore not place undue reliance on FIFO EBITDA or ratios calculated using this measure.

A reconciliation of net loss to FIFO EBITDA for each period included above is set forth below:

						(Unaudited)
	Fiscal Year					Twenty-Six Weeks Ended
	2006	2007		2008		June 28, 2008		June 27, 2009
	(dollars in thousands)
Net loss	$(79,364)	$(87,780)		$(72,778)		$(33,071)		$(28,796)
Income tax expense	2,956	2,192		2,045		1,478		1,407
Interest expense	56,947	60,977		54,915		27,281		24,191
Depreciation and amortization(a)	71,932	73,080		68,539		35,593		35,342
Labor contingency income(b)	(18,004)	—		—		—		—
LIFO Expense	3,033	1,600		3,992		1,600		1,850

FIFO EBITDA	$37,500	$50,069		$56,713		$32,881		$33,994

The following items may be considered in addition to FIFO EBITDA:
Non-cash rent expense(c)	$10,956	$11,678		$12,751		$5,816		$5,469
Former CEO (Mr. Cuti) matters(d)	1,280	6,013		6,029		1,300		2,892
Oak Hill management fee(e)	1,250	1,250		1,250		625		625
Asset impairment charges(f)	10,202	868		7,662		—		—
Litigation Settlement Charge(g)	—	—		3,500		—		—
Closed store costs(h)	—	4,351		3,649		2,117		2,766
Accounting investigation costs(i)	835	2,250		—		—		—
Stock option expense	336	982		697		339		435
Miscellaneous other items	$1,335 (j)	$1,216	(k)	$(1,782	)(l)	$107	(m)	$—

(a)	Excludes amortization expense associated with deferred financing costs, which is included in the line item entitled “Interest expense.”

(b)	We recognized pre-tax income of $18.0 million in fiscal 2006 in connection with the recognition and subsequent resolution of a National Labor Relations Board decision in a litigation matter relating to our collective bargaining agreement with one of our former unions.

(c)	Non-cash deferred rent expense for a period equals our total rent expense recorded under GAAP less cash rent expense actually paid in the period.

(d)	Reflects charges relating to our former CEO, Mr. Cuti, including severance expenses and legal expenses for proceedings relating to Mr. Cuti. For a detailed explanation of these charges, see Notes 2 and 18 to the consolidated audited financial statements, which are contained elsewhere in this prospectus.

(e)	Oak Hill Capital Management, Inc. (an affiliate of Oak Hill Capital Partners, L.P.), provides us with financial advisory and management services under a management services agreement. In consideration of these services, Oak Hill Capital Management, Inc. receives an annual fee of $1.25 million, payable quarterly.

(f)	Represents non-cash charges to reduce the carrying value of certain store assets to fair value.

(g)	This litigation settlement charge relates to two class action lawsuits that we believe are unusual and non-recurring and is more fully described elsewhere in this prospectus.

(h)	In the normal course of our business, we close store locations. In accordance with the provisions of SFAS No. 146, “Accounting for the Costs Associated with Exit or Disposal Activities,” we establish reserves for closed store costs anticipated to be incurred in connection with such closings.

(i)	These charges relate to accounting investigations that were completed in the first half of the 2007 fiscal year. For a detailed explanation of these charges see Note 2 to the consolidated audited financial statements, contained elsewhere in this prospectus.

(j)	Includes severance costs relating to our former executives, costs relating to changes in the fair value of outstanding profits interests and executive relocation, recruitment and retention costs. These items were partially offset by benefits resulting from changes in the fair value of the phantom stock liability in respect of certain of our current and former executives.

(k)	Includes severance costs relating to our former executives, costs relating to a union contract settlement and costs relating to changes in the fair value of the phantom stock liability in respect of certain of our current and former executives, partially offset by benefits resulting from changes in the fair value of outstanding profits interests.

(l)	Includes benefits resulting from changes in the fair value of the phantom stock liability in respect of certain of our current and former executives and changes in the fair value of outstanding profits interests, partially offset by additional costs relating to a union contract settlement and severance costs relating to our former executives.

(m)	Represents severance costs relating to our former executives.

(8)	For the fiscal year December 27, 2008 and for the twenty-six-week period ended June 27, 2009, working capital deficit reflects the classification of our asset-based revolving loan facility as a current liability, rather than as long-term debt, because cash receipts controlled by the lenders are used to reduce outstanding debt, and we do not meet the criteria of SFAS No. 6, “Classification of Short-Term Obligations Expected to be Refinanced—An Amendment of ARB No. 43, Chapter 3A,” to classify the debt as long-term. At December 27, 2008 and June 27, 2009, the revolving loan balance was $144.6 million and $143.4 million, respectively.

RISK FACTORS

Your decision whether to acquire the exchange notes will involve risk. You should be aware of, and carefully consider, the following risk factors, along with all of the other information provided or referred to in this prospectus before deciding whether to invest in the exchange notes.

Risks Related to Our Capital Structure

Our substantial indebtedness could prevent us from fulfilling our obligations under the exchange notes and may otherwise restrict our activities.

We have a significant amount of indebtedness. As of June 27, 2009, on an “as-adjusted” basis, we had a total of approximately $430.3 million of indebtedness outstanding, consisting of approximately $72.5 million outstanding under the asset-based revolving loan facility, $300.0 million of outstanding initial notes (which were issued at a discount of approximately $7.7 million), $51.7 million of outstanding senior subordinated notes and approximately $6.1 million of capital lease obligations. See “Description of Other Indebtedness” and “Capitalization.”

Our outstanding indebtedness, including under the notes and the asset-based revolving loan facility, could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	limit our ability to obtain additional financing for funding our growth strategy, capital expenditures, acquisitions, working capital or other purposes;

•

require us to dedicate a substantial portion of our operating cash flow to service our debt, thereby reducing funds available for our growth strategy, capital expenditures, acquisitions, working capital and other purposes;

•	increase our vulnerability to adverse economic, regulatory and industry conditions;

•	limit our flexibility in planning for, or responding to, changing business and economic conditions, including reacting to any economic slowdown in the New York greater metropolitan area;

•	place us at a competitive disadvantage relative to our competitors with less indebtedness; and

•

subject us to financial and other restrictive covenants, and our failure to comply with these covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of all of our indebtedness.

We may be required to refinance our indebtedness. Our ability to refinance our indebtedness will depend on, among other things, our financial condition at the time, our financial performance, credit market conditions and the availability of financing. Our ability to refinance our indebtedness could be impaired if debt holders develop a negative perception of our long-term or short-term financial prospects. Such negative perceptions could result if we suffer a decline in the level of our business activity, among other reasons. In addition, because of disruptions in the worldwide credit markets, because of the economic downturn and its impact on our business or for other reasons, we may not be able to obtain refinancing on commercially reasonable terms or at all. Failure to refinance our indebtedness could have a material adverse effect on us and could require us to dispose of assets if we cannot refinance our indebtedness. We may be unable to sell some of our assets, or we may have to sell assets at a substantial discount from market value, either of which could adversely affect our results of operations.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantial additional indebtedness. This could further exacerbate the risks associated with our existing substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. On an “as-adjusted” basis, we would be able to incur up to a maximum of $225.0 million in total indebtedness under our asset-based revolving loan facility, of which approximately $72.5 million would be outstanding as of June 27, 2009. Our ability to borrow under our asset-based revolving loan facility is subject to a borrowing base formula, which would provide for $143.4 million of remaining availability on an “as-adjusted” basis (net of outstanding letters of credit). The agreement governing our asset-based revolving loan facility also allows us to incur additional other indebtedness. The indenture governing the notes contains some limitations on the ability of Duane Reade Inc., Duane Reade GP and their restricted subsidiaries to incur indebtedness; however, they may not prohibit those entities from incurring additional indebtedness. If new indebtedness is added to our and our subsidiaries’ current indebtedness levels, the related risks that we and our subsidiaries now face would intensify. See “Description of Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock” and “Description of Other Indebtedness.”

In addition to the covenants under the indenture governing the notes, the agreement governing our asset-based revolving loan facility includes restrictive and financial covenants that may limit our operating and financial flexibility.

The indentures governing the notes and the agreement governing our asset-based revolving loan facility contain covenants that, among other things, restrict our ability to take specific actions, even if we believe them to be in our best interest. These include restrictions on the ability of Duane Reade Inc., Duane Reade GP and their restricted subsidiaries (and in case of our asset-based revolving loan facility, Holdings) to:

•	incur additional indebtedness;

•	pay dividends or distributions on, or redeem or repurchase, capital stock;

•	prepay, redeem or repurchase specified indebtedness;

•	merge, consolidate or sell assets or enter into other business combination transactions;

•	make acquisitions, capital expenditure investments or other investments;

•	enter into transactions with affiliates;

•	incur certain liens;

•	enter into sale-leaseback transactions;

•	use proceeds from sale of assets;

•	permit restrictions on the payment of dividends by their subsidiaries;

•	impair the collateral; and

•	change their business.

In addition, the agreement governing our asset-based revolving loan facility contains a single fixed charge coverage requirement which only becomes applicable when borrowings exceed 90% of the borrowing base, as defined in the agreement governing our asset-based revolving loan facility. Borrowings under our asset-based revolving loan facility have not exceeded 90% of the borrowing base and, as a result, the fixed charge covenant has not become applicable. There are no credit ratings related triggers in our asset-based revolving loan facility that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity.

Issues affecting financial institutions could adversely affect financial markets generally as well as our ability to raise capital or access liquidity.

Factors that we cannot control, such as disruption of the financial markets or negative views about the financial services industry generally could impair our ability to raise necessary funding. The creditworthiness of many financial institutions may be closely interrelated as a result of credit, derivative, trading, clearing or other relationships between the institutions. As a result, concerns about, or a default or threatened default by, one institution could lead to significant market-wide liquidity and credit problems, losses or defaults by other institutions. This may adversely affect the financial institutions, such as banks and insurance providers, with which we interact on a daily basis, and therefore could adversely affect our ability to raise needed funds or access liquidity.

We are a company whose equity is not publicly traded and which is effectively controlled by a single stockholder. That stockholder may effect changes to our board of directors, management and business plan, and the interests of that stockholder may conflict with the interests of our noteholders.

Duane Reade Shareholders, LLC owns approximately 99% of the outstanding shares of common stock of Holdings, our parent. Oak Hill Capital Partners, L.P. owns a majority of the voting membership interests in Duane Reade Shareholders, LLC.

Accordingly, Oak Hill indirectly beneficially owns a majority of our outstanding shares of common stock and can determine the outcomes of the elections of members of our board of directors and the outcome of corporate actions requiring stockholder approval, including mergers, consolidations and the sale of all or substantially all of our assets. Oak Hill also controls our management, policies and financing decisions and is in a position to prevent or cause a change of control. The interests of Oak Hill could conflict with those of our public debt holders. For example, if we encounter financial difficulties or are unable to pay our debts as they come due, the interests of Oak Hill as an equity holder might conflict with the interests of our noteholders. Oak Hill may have an interest in pursuing acquisitions, divestitures or financings or other transactions that, in its judgment could enhance its equity investment, even though such transactions may involve significant risks to our noteholders. In addition, Oak Hill and its affiliates may in the future own interests in businesses that compete with ours.

Risks Applicable to the Notes

A court could deem the issuance of the notes or the guarantees to be a fraudulent conveyance and void all or a portion of the obligations represented by the notes or the guarantees.

In a bankruptcy proceeding, a trustee, debtor in possession, or someone else acting on behalf of the bankruptcy estate may seek to recover transfers made or void obligations incurred prior to the bankruptcy proceeding on the basis that such transfers and obligations constituted fraudulent conveyances. Fraudulent conveyances are generally defined to include transfers made or obligations incurred for inadequate consideration when the debtor was insolvent, inadequately capitalized or in similar financial distress, or transfers made or obligations incurred with the intent of hindering, delaying or defrauding current or future creditors. A trustee or such other parties may recover such transfers and avoid such obligations made within two years prior to the commencement of a bankruptcy proceeding. Furthermore, under certain circumstances, creditors may recover transfers or void obligations under state fraudulent conveyance laws, within the applicable limitation period, which may be longer than two years, even if the debtor is not in bankruptcy. In bankruptcy, a representative of the estate may also assert such state law claims. If a court were to find that either an Issuer issued the notes or a guarantor issued its guarantee under circumstances constituting a fraudulent conveyance, the court could void all or a portion of the obligations under the notes or the guarantees, or the pledge of collateral granted in connection therewith. In addition, under such circumstances, the value of any consideration holders received with respect to the notes, including upon foreclosure of the collateral, could also be subject to recovery from such holders and possibly from subsequent transferees. If the pledge of collateral to secure the notes were voided and the issuance of the notes and/or guarantees were not voided, holders of notes would be unsecured creditors with claims that ranked pari passu with all other unsubordinated creditors of the applicable obligor, including trade creditors.

A note could be voided, claims in respect of a note could be subordinated to all other debts of an Issuer or the pledge of collateral securing the notes could be voided, if such Issuer at the time the indebtedness evidenced by the notes was incurred:

•	intended to hinder, delay, or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others;

•	received less than reasonably equivalent value or fair consideration for the issuance of the notes and was insolvent or rendered insolvent by reason of such issuance or incurrence;

•	was engaged in a business or transaction for which such Issuer’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond the ability to pay those debts as they mature.

Similar risks apply to the incurrence by each guarantor of its guarantee of the notes and its pledge of collateral to secure its guarantee of the notes.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot assure you as to what standard a court would apply in determining whether an Issuer or a guarantor would be considered to be insolvent. If a court determined that an Issuer or a guarantor was insolvent after giving effect to the issuance of the notes or the applicable guarantee, it could void the notes or the applicable guarantees of the notes (or the pledge of collateral) and require you to return any payments received in respect of the notes or guarantees (or upon the foreclosure on collateral).

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indentures governing the notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indentures governing the notes, even if sufficient funds are available.

The exchange notes should be treated as issued with original issue discount for U.S. federal income tax purposes.

Because the initial notes were issued with original issue discount, the exchange notes should be treated as issued with original issue discount for U.S. federal income tax purposes. Thus, U.S. Holders (as defined in “Certain United States Federal Income Tax Consequences”) will be required to include such original issue discount in gross income (as ordinary income) for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income and regardless of the U.S. Holder’s method of tax accounting. See “Certain United States Federal Income Tax Consequences.”

The notes are new issues of securities and the trading market for such notes may be limited.

The notes are new securities for which there currently is no established trading market, and on issuance there will not be any established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation in any automated dealer quotation system. In addition, although the initial purchasers have informed us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue such market-making at any time without notice, in their sole discretion. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial issue price or principal amount, depending upon many factors, including prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects. Any decline in trading prices, regardless of the cause, may adversely affect the liquidity and trading markets for the notes.

We may not have the ability to purchase the notes upon a change of control.

Upon the occurrence of specified change of control events, we will be required to offer to purchase each holder’s notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, unless all notes have been previously called for redemption. The holders of other debt securities that we may issue in the future, which rank equally in right of payment with the notes may also have this right. The occurrence of a change of control could constitute an event of default under agreements governing other indebtedness, some of which will rank effectively senior to the notes, in which case our lenders may terminate their commitments under those agreements and accelerate all amounts outstanding under the relevant facilities. Therefore, we may not have sufficient financial resources to purchase all of the debt securities or other indebtedness with such provisions as a result of a change of control.

The assets of our subsidiaries that are not guarantors of the notes will be subject to prior claims by creditors of those subsidiaries.

You will not have any claim as a creditor against our subsidiaries that are not guarantors of the notes. All of our current subsidiaries, other than Duane Reade GP, which is the co-Issuer of the notes, will guarantee the notes, and there are currently no unrestricted subsidiaries under the indenture. Nevertheless, any future unrestricted subsidiaries will not guarantee the notes. In addition, although we currently have no such subsidiaries, certain non-wholly-owned restricted subsidiaries will not be required to guarantee the notes or pledge their assets, subject to certain limitations, as described in “Description of Notes—Guarantees” and “Description of Notes—Certain Covenants—Issuances of Guarantees by New Restricted Subsidiaries and Non-Guarantor Restricted Subsidiaries.” Therefore, the assets of our non-guarantor subsidiaries will be subject to prior claims by creditors of those subsidiaries, whether secured or unsecured, including trade claims. Unrestricted subsidiaries under the indentures are also not subject to the covenants in such indenture.

Holders of the notes and guarantees will share most collateral equally and ratably with the lenders under certain additional secured indebtedness that we are permitted by the indenture to incur in the future. If there is a default, the value of that collateral may not be sufficient to repay the holders of all of the debt secured by such collateral under such indebtedness. Furthermore, if there is a default, the collateral agent will be directed by a majority in aggregate principal amount of the notes and such other secured indebtedness, taken as a whole.

Our obligations under the notes and the guarantees are secured by a first-priority lien on all collateral (except for certain excluded assets) that does not secure our obligations under the asset-based revolving loan facility and by a lien on all collateral (except for certain excluded assets) that secures the asset-based revolving loan facility obligations that is junior to the lien securing such asset-based revolving loan facility obligations up to a specified maximum amount. The indenture governing the notes may allow us to incur additional debt that is secured equally and ratably with our obligations under the notes and the guarantees. See “Description of Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock” and “Description of

Notes—Certain Covenants—Liens.” In the event of a bankruptcy, there may not be sufficient collateral value to satisfy our obligations under the notes and the guarantees and such additional parity debt. In addition, upon the occurrence of an event of default, the collateral agency agreement provides that, among other things, all instructions to the collateral agent, including with respect to the exercise of remedies, are to be made pursuant to the vote of holders of a majority of the aggregate outstanding indebtedness under the notes and such additional parity debt, subject to various conditions and exceptions. Therefore, a majority of noteholders may not be sufficient to direct the actions of the collateral agent. See “Description of Notes—Collateral—Instructions to the Collateral Agent” and “Description of Notes—Collateral—Foreclosure.”

Some of the collateral securing our obligations under the notes and the guarantees thereof is shared with creditors that have first-priority liens on that “Secondary Collateral.” If there is a default, the value of that collateral may not be sufficient to repay the first-priority lien creditors and the holders of the notes and related guarantees.

Our obligations under our asset-based revolving loan facility are secured, up to a maximum amount, by a first-priority lien on all present and future:

•	accounts receivable, inventory, chattel paper, instruments, documents, prescription files, tax refunds and abatements and deposit accounts;

•	letter of credit rights and supporting obligations related to the items referred to in the previous bullet;

•	all books and records relating to any of the above;

•	all payment intangibles constituting proceeds of the above; and

•	all other products and proceeds of the above (including related insurance proceeds).

Our obligations under the notes and the guarantees are secured by a second-priority lien on all of the collateral securing our obligations under our asset-based revolving loan facility (such assets are referred to herein as “Secondary Collateral”) up to a specified maximum amount. The relative priority of the liens on the Secondary Collateral is governed by an intercreditor agreement and the related collateral documents. Accordingly, any proceeds received upon a realization of the Secondary Collateral will be applied first to obligations (including expenses and other amounts) under our asset-based revolving loan facility. As a result, if there is a default, the value of that Secondary Collateral may not be sufficient to repay the first-priority lien creditors, the holders of the notes and the guarantees.

Your right to exercise remedies with respect to the Secondary Collateral is limited, even during an event of default under the indenture. In addition, Secondary Collateral will be subject to any exceptions, defects, encumbrances, liens and other imperfections that are accepted by the lenders under our asset-based revolving loan facility.

The rights of the holders of the notes with respect to the Secondary Collateral are limited, even during an event of default under the indenture. If our asset-based revolving loan facility (or any replacement thereof) is not terminated or our obligations under it or any other obligations secured by first-priority liens are outstanding, any actions that may be taken in respect of any of Secondary Collateral, including the ability to cause the commencement of enforcement proceedings against the Secondary Collateral and to control the conduct of such proceedings are limited and, in most cases, controlled and directed by the lenders under our asset-based revolving loan facility and other obligations secured by first-priority liens. In those circumstances, the trustee, on behalf of the holders of the notes, will not have the ability to control or direct such actions, even if an event of default under the indenture governing the notes has occurred or if the rights of the holders of the notes are or may be adversely affected. The agent and the lenders under our asset-based revolving loan facility are under no obligation to take into account the interests of holders of the notes and guarantees when determining whether and how to exercise their rights with respect to the Secondary Collateral, subject to the intercreditor agreement, and their interests and rights may be significantly different from or adverse to yours.

To the extent that Secondary Collateral is released from the first-priority liens in accordance with our asset-based revolving loan facility, the second-priority liens securing the notes and the guarantees will also automatically be released. See “Description of Notes—Intercreditor Agreement” and “Description of Notes—Possession, Use and Release of Collateral—Release of Collateral.”

The Secondary Collateral will also be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under our asset-based revolving loan facility and other creditors that have the benefit of first-priority liens on the Secondary Collateral from time to time, whether on or after the date the notes and guarantees are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the Secondary Collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such Secondary Collateral. We have neither analyzed the effect of, nor participated in any negotiations relating to such exceptions, defects, encumbrances, liens and imperfections and the existence thereof could adversely affect the value of the Secondary Collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such Secondary Collateral.

There may not be sufficient collateral to pay all or any of the notes, especially if we incur additional senior secured indebtedness, which will dilute the value of the collateral securing the notes and guarantees.

No appraisals of any collateral have been prepared in connection with the issuance of the notes offered hereby. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, the condition of the markets and sectors in which we operate, the ability to sell the collateral in an orderly sale, the condition of the national and local economies, the availability of buyers and similar factors. The value of the assets pledged as collateral for the notes could be also impaired in the future as a result of our failure to implement our business strategy, competition or other future trends. In the event of foreclosure on the collateral, the proceeds from the sale of the collateral may not be sufficient to satisfy in full our obligations under the notes and any additional indebtedness secured equally and ratably with the notes and our asset-based revolving loan facility (in the case of Secondary Collateral). The amount to be received upon such a sale would be dependent on numerous factors, including but not limited to the timing and the manner of the sale. In addition, the book value of the collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In particular, the collateral on which the notes and guarantees have a first-priority security interest (including equipment, contracts and intellectual property) is generally more illiquid than the collateral shared with the lenders of our asset-based revolving loan facility (receivables and inventory). Accordingly, there can be no assurance that the collateral can be sold in a short period of time in an orderly manner. A significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing operating business. Accordingly, any such sale of the collateral separate from the sale of certain of our operating businesses may not be feasible or of significant value.

To the extent that pre-existing liens, liens permitted under the indenture and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of obligations secured by first-priority liens), encumber any of the collateral securing the notes and the guarantees, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral agent, the trustee under the indenture or the holders of the notes to realize or foreclose on the collateral. Consequently, liquidating the collateral securing the notes may not result in proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any creditors with prior liens. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured, unsubordinated claim against our and the guarantors’ remaining assets.

We or any guarantor may incur additional secured indebtedness under the indenture, including the issuance of additional notes or the incurrence of other forms of indebtedness secured equally and ratably with the notes and borrowings under our asset-based revolving loan facility, subject to certain specified conditions. See “Description of Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock.” There is no restriction on the ability of Holdings to incur indebtedness. Any such incurrences could dilute the value of the collateral securing the notes and guarantees.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without your consent, the consent of the lenders under our asset-based revolving facility or the consent of the notes trustee.

Under various circumstances, all or a portion of the collateral securing the notes and guarantees will be released automatically, including:

•	a taking by eminent domain, condemnation or other similar circumstances;

•	a sale, transfer or other disposal or liquidation of such collateral in a transaction not prohibited under the indenture;

•

with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee (and its guarantee of any other indebtedness secured equally and ratably with the notes) in accordance with the indenture;

•

with respect to any Secondary Collateral, upon any sale or other disposition of such Secondary Collateral (i) by the lenders under our asset-based revolving loan facility or (ii) by us or our subsidiaries with the consent of those lenders.

See “Description of Notes—Possession, Use and Release of Collateral—Release of Collateral.” The indenture will also permit us to designate one or more of the restricted subsidiaries as unrestricted subsidiaries, subject to certain conditions. If we designate a subsidiary as an unrestricted subsidiary, all of the liens on any collateral owned by the unrestricted subsidiary or any of its subsidiaries and any guarantees of the notes by the unrestricted subsidiary or any of its subsidiaries will be automatically released under the indenture. Designation of an unrestricted subsidiary will therefore reduce the aggregate value of the collateral securing the notes. See “Description of Notes—Possession, Use and Release of Collateral—Release of Collateral.”

The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the notes will automatically be excluded from the collateral to the extent the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The notes and the guarantees are secured by a pledge of our stock that is owned by Holdings and the capital stock, other securities and similar items of some of our subsidiaries. Under SEC regulations currently in effect, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the collateral documents provide that any capital stock and other securities of any of our principal subsidiaries, Duane Reade GP, DRI I Inc. and Duane Reade International, LLC (f/k/a Duane Reade International, Inc.), will be excluded from the collateral to the extent that the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time). We conduct substantially all of our operations through those subsidiaries, which hold substantially all of our assets on a consolidated basis. In addition, the stock of subsidiaries created or acquired by us after the date of the indenture governing the notes can be “excluded assets” if the aggregate fair market value of all such subsidiaries does not exceed $30.0 million. As a result, holders of the notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of Notes—Collateral—Excluded Assets.”

The imposition of certain permitted liens will cause the asset on which such liens are imposed to be excluded from the collateral securing the notes and the guarantees. There are also certain other categories of property that are also excluded from the collateral.

The indenture permits liens in favor of third parties to secure purchase money indebtedness and capital lease obligations, and any assets subject to such liens will be automatically excluded from the collateral securing the notes and the guarantees. Our ability to incur purchase money indebtedness and capital lease obligations is subject to the limitations, as described in “Description of Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock.” Other categories of excluded assets and property include owned and leased real property, certain contracts, certain equipment, assets of unrestricted subsidiaries and foreign subsidiaries, capital stock and other securities of certain of our existing subsidiaries (through which we conduct substantially all of our operations) certain stock of foreign subsidiaries and the proceeds from any of the foregoing. See “Description of Notes—Collateral—Excluded Assets.” Excluded assets will not be available as collateral to secure the Issuers’ and the guarantors’ obligations under the notes. As a result, with respect to the excluded assets, the notes and the guarantees will effectively rank equally with any other unsubordinated indebtedness of the Issuers and the guarantors that is not itself secured by the excluded assets.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the guarantees.

The collateral documents allow us to remain in possession of, retain exclusive control over, to freely operate and to collect, invest and dispose of any income from, the collateral securing the notes and the guarantees.

In addition, we, Duane Reade GP and the guarantors will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939 if we determine, in good faith based on advice of counsel, that, under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released collateral. For example, so long as no default or event of default under the indenture would result therefrom and such transaction would not violate the Trust Indenture Act, we may, among other things, without any release or consent by the indenture trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). With respect to such releases, Duane Reade Inc. and Duane Reade GP must deliver to the collateral agent, from time to time, an officers’ certificate to the effect that all releases and withdrawals during the preceding six-month period in which no release or consent of the collateral agent was obtained in the ordinary course of our business were not prohibited by the indenture. See “Description of Notes—Possession, Use and Release of Collateral—Permitted Ordinary Course Activities with Respect to Collateral.”

The collateral is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the guarantees.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral.

The security interests in the collateral securing the notes include both tangible and intangible assets, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the collateral agent will monitor, or that we will inform the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. The collateral agent does not have any duty to monitor the acquisition of additional property or rights that constitute collateral or perfection of the security interests therein. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the holders of notes against third parties. In addition, under certain circumstances, we may not be required to grant or perfect security interests in property acquired after the date of the indenture. For example, we will not be required to grant or perfect a lien on any collateral that consists of rights that are licensed or leased from a third party, if we would be required to obtain the third party’s consent for such grant or perfection, and we are unable to do so after use of commercially reasonable efforts. See “Description of Notes—Collateral—After-Acquired Property.”

Rights of holders of notes in their collateral may be adversely affected by bankruptcy proceedings.

The right of the trustees for the notes to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us. This could be true even if bankruptcy proceedings are commenced after the applicable trustee has repossessed and disposed of the collateral. Under bankruptcy law, a secured creditor such as a trustee for the notes is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The meaning of the term “adequate protection” varies according to circumstance, but in general the doctrine of “adequate protection” requires a troubled debtor to protect the value of a secured creditor’s interest in the collateral, through cash payments, the granting of an additional security interest or otherwise, if and at such time as the court in its discretion may determine during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have unsecured “deficiency claims” as to the difference. Federal bankruptcy laws do not generally permit the payment or accrual of interest, costs, or attorneys’ fees for unsecured claims during the debtor’s bankruptcy case.

Certain pledges of collateral might be avoidable by a trustee in bankruptcy.

Any future pledge of collateral, or any future perfection of any other pledge, to secure the notes might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given, and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. If the pledges of collateral are voided, the collateral will not be available to the holders of the notes or the guarantees to satisfy the obligations under the notes, and the notes and the guarantees will effectively rank equally with the unsecured unsubordinated indebtedness of the Issuers and guarantors.

It may be difficult to realize the value of the collateral pledged to secure the notes and the guarantees.

The security interest of the trustee may be subject to practical problems generally associated with the realization of security interests in the collateral. For example, the trustee may need to obtain the consent of a third party or governmental agency to obtain or enforce a security interest in a license or contract or to otherwise operate our business. We cannot assure you that the trustee will be able to obtain any such consent. If the trustee exercises its rights to foreclose on certain assets, transferring required government approvals to, or obtaining new approvals by, a purchaser of assets may require governmental proceedings with consequent delays. In addition, any foreclosure on the assets of a subsidiary, rather than upon its capital stock as a result of the stock of such subsidiary being an “excluded asset,” may result in delays and additional expense, as well as less proceeds than would otherwise have been the case.

The notes may be subject to repurchase by the lenders under our asset-based revolving loan facility or their nominees upon an event of default under the indenture and an acceleration of the notes.

Under the intercreditor agreement, if an event of default under the indenture or any other indebtedness secured equally and ratably with the notes occurs, and the notes or such indebtedness are accelerated, persons designated by the lenders under our asset-based revolving loan facility have the option to purchase all of the notes and such indebtedness. The purchase price will be the full amount then outstanding and unpaid under the notes and such indebtedness (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses). The option to purchase does not include any premium and is exercisable at any time upon an event of default and acceleration, regardless of whether the notes are otherwise subject to redemption at such time. See “Description of Notes—Option to Purchase.” Depending on the circumstances of such a purchase, the purchase price for the notes may not reflect their actual value at the time.

Risks Related to the Exchange Offer

The issuance of the exchange notes may adversely affect the market for the initial notes.

To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to Our Business.

We face a high level of competition in our markets.

We operate in highly competitive markets. In the New York greater metropolitan area, we compete against national, regional and local drugstore chains, discount drugstores, supermarkets, combination food and drugstores, discount general merchandise stores, mass merchandisers, independent drugstores and local merchants. Major chain competitors in the New York greater metropolitan area include CVS, Rite Aid and Walgreens. In addition, other chain stores may enter the New York greater metropolitan area and become significant competitors in the future. Many of our competitors have greater financial and other resources than we do. Currently, we have the largest market share in New York City compared to our competitors in the drugstore business. If any of our current competitors, or new competitors, were to devote significant resources to enhancing or establishing an increased presence in the New York greater metropolitan area, they could make it difficult for us to maintain or grow our market share or maintain our margins, and our advertising and promotional costs could increase. This competition could materially adversely affect our results of operations and financial condition in the future. In addition to competition from the drugstore chains named above, our pharmacy business also competes with hospitals, health maintenance organizations and Canadian imports.

Another adverse trend for drugstore retailing has been the growth in mail-order and internet-based prescription processors. These prescription distribution methods have grown in market share relative to drugstores as a result of the rapid rise in drug costs experienced in recent years. Mail-order prescription distribution methods have been perceived by employers and insurers as being less costly than traditional distribution methods and are being mandated by an increasing number of third party pharmacy benefit managers, many of which also own and manage mail-order distribution operations, as well as a growing number of employers and unions. In addition to these forms of mail-order distribution, there have also been an increasing number of internet-based prescription distributors that specialize in offering certain high demand lifestyle drugs at deeply discounted prices. A number of these internet-based distributors operate illicitly and outside the reach of regulations that govern legitimate drug retailers. Competition from Canadian imports has also created volume and pricing pressure. Imports from foreign countries may increase further if recently introduced legislation seeking to legalize the importation of drugs from Canada and other countries is eventually enacted. These alternate distribution channels have acted to restrain our rate of sales growth in the last several years.

We operate in a concentrated region and, as a result, our business is significantly influenced by the economic conditions and other characteristics of the New York greater metropolitan area.

Substantially all of our stores are located in the greater New York metropolitan area. In addition, in a number of respects, the current economic downturn can affect retailers disproportionately, as consumers may prioritize reductions in discretionary spending on consumer goods in response to the deterioration of the economy. As a result, we are sensitive to, and our success will be substantially affected by, economic conditions and other factors affecting this region, such as the regulatory environment, unemployment levels, cost of energy, real estate, insurance, taxes and rent, weather, demographics, the availability of labor, financial markets and geopolitical factors such as terrorism. We cannot predict economic conditions in this region. During the 1990s, the New York City economy grew substantially, and our business benefited from this high rate of economic growth. As a result of the economic recession and the terrorist attack on the World Trade Center in September 2001, however, the New York City economy was materially and adversely affected. In the latter half of 2008 and the beginning of 2009, economic conditions worsened considerably and the level of national economic activity as measured by a number of recent key economic indicators has shown that the economy entered into a recession in 2008. The New York City economy may be particularly susceptible to a downturn because of difficulties in the financial services industry. Furthermore, to the extent that personal disposable income declines as a result of rising unemployment, higher taxes, reduced bonus income, falling housing prices, higher consumer debt levels, increased energy costs or other macroeconomic factors, we could experience lower profit margins, lower sales (particularly in front-end merchandise) and increased levels of inventory shrink. Because most of our stores are located in the highly urbanized areas throughout New York City and the surrounding metropolitan area, our stores experience a higher rate of inventory shrink than our national competitors.

Our sales and profitability have in the past been affected by events and other factors that affect New York City. Examples include smoking-ban legislation, the August 2003 Northeast power blackout, significant non-recurring increases in real estate taxes and insurance costs and the 2004 Republican National Convention. In

2005, our results were negatively affected by increased labor costs associated with the ongoing shortage of pharmacists in the New York City metropolitan area and increases in New York state and to a lesser extent New Jersey state minimum wage rates. We have continued to experience cost pressures from increased pharmacist salary and benefit costs as well as further increases in minimum wage rates. Any increases in federal taxes or in city or state taxes in New York City or the Tri-State Area resulting from state or local government budget deficits may further reduce consumers’ disposable income, which could have a further negative impact on our business. Any other unforeseen events or circumstances that affect the New York City metropolitan area could also materially adversely affect our revenues and profitability.

In addition, perceived instability in our business and in the financial health of New York City and the surrounding areas may negatively affect our relations with our suppliers and trade creditors. As a result, our suppliers or trade creditors may present us with terms that are materially more disadvantageous to us than those we currently enjoy, which may have a negative impact on our ability to operate our business and manage our liquidity.

Continued volatility and disruption to the global capital and credit markets may adversely affect our results of operations and financial condition, as well as our ability to access credit and the financial soundness of our customers, third party providers and vendors.

Recently, the global capital and credit markets have been experiencing a period of unprecedented turmoil and upheaval, characterized by the bankruptcy, failure, collapse or sale of various financial institutions and an unprecedented level of intervention from the United States federal government. These conditions could adversely affect the demand for our products and services and, therefore, reduce purchases by our customers, which would negatively affect our revenue growth and cause a decrease in our profitability. In addition, reduced consumer spending may drive us and our competitors to offer additional products at promotional prices, which would have a negative impact on our operations. A continued softening in consumer sales may adversely affect our industry, business and results of operations.

In addition, interest rate fluctuations, financial market volatility or credit market disruptions may limit our access to capital and may also negatively affect our customers’ and our vendors’ ability to obtain credit to finance their businesses on acceptable terms. As a result, our customers’ needs and ability to purchase our products may decrease, and our vendors may increase their prices, reduce their output or change their terms of sale. If our third party providers’ or vendors’ operating and financial performance deteriorates, or if they are unable to make scheduled payments or obtain credit, our third party providers may not be able to pay, or may delay payment of, accounts receivable owed to us, and our vendors may restrict credit or impose different payment terms. Any inability of customers to pay us for our products, or any demands by vendors for different payment terms, may adversely affect our operations and cash flow.

Declining economic conditions may also increase our costs. If the economic conditions do not improve or continue to deteriorate, our results of operations or financial condition could be adversely affected.

We require a significant amount of cash flow from operations and third party financing to pay our indebtedness, to execute our business plan and to fund our other liquidity needs.

We may not be able to generate sufficient cash flow from operations, our suppliers may not continue to extend us normal trade payments terms, and future borrowings may not be available to us under our asset-based revolving loan facility or otherwise in an amount we will need to pay our indebtedness, to execute our business plan or to fund our other liquidity needs. As of June 27, 2009, on an “as-adjusted” basis, we had $143.4 million available under our asset-based revolving loan facility. We spent $47.0 million in 2008 on capital expenditures, lease acquisitions, pharmacy customer file acquisitions and other capital items and expect to invest approximately $60.0 million in 2009. We also require working capital to support inventory for our existing stores. In addition, we may need to refinance some or all of our indebtedness or our preferred stock at or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms or at all. Failure to generate or raise sufficient funds may require us to modify, delay or abandon some of our future business initiatives or expenditure plans.

Our operations are subject to trends in the healthcare industry.

Pharmacy sales, which typically generate lower margins than front-end sales, represent a significant percentage of our total sales. Pharmacy sales, including resales of certain retail inventory, accounted for approximately 46.1% of total sales in the fiscal year ended December 27, 2008, approximately 46.0% of total sales in the fiscal year ended December 29, 2007, approximately 46.5% of total sales in the fiscal year ended December 30, 2006, approximately 47.0% of total sales for the twenty-six weeks ended June 27, 2009 and approximately 45.6% of total sales for the twenty-six weeks ended June 27, 2008. Pharmacy sales not only have lower margins than non-pharmacy sales but are also subject to increasing margin pressure, as managed care organizations, insurance companies, government funded programs, employers and other third party payers, which collectively we call “third-party plans,” have become prevalent in the New York greater metropolitan area and as these plans continue to seek cost containment. Also, any substantial delays in reimbursement or significant reduction in coverage or payment rates from third-party plans may have a material adverse effect on our business. In addition, an increasing number of employers are now requiring participants in their plans to obtain some of their prescription drugs, especially those for non-acute conditions, through mail-order providers. Medicare Part D benefits for senior citizens that became available in January 2006 resulted in lower reimbursement rates than the non-third party plan and state Medicaid reimbursement rates they replaced. These factors and other factors related to pharmacy sales described below may have a negative impact on our pharmacy sales in the future. See “—We face a high level of competition in our markets” for further discussion on drugstore retail trends. Sales to third-party prescription plans, which include government-paid plans, represented 93.4% of our prescription drug sales for the fiscal year ended December 27, 2008, 93.0% of our prescription drug sales for the fiscal year ended December 29, 2007, 92.8% of our prescription drug sales for the fiscal year ended December 30, 2006, 94.0% of our prescription drug sales for the twenty-six weeks ended June 27, 2009 and 93.2% of our prescription drug sales for the twenty-six weeks ended June 27, 2008.

The continued conversion of various prescription drugs to over-the-counter medications may materially reduce our pharmacy sales and customers may seek to purchase such medications at non-pharmacy stores. Also, if the rate at which new prescription drugs become available slows or if new prescription drugs that are introduced into the market fail to achieve popularity, our pharmacy sales may be adversely affected. The withdrawal of certain drugs from the market or concerns about the safety or effectiveness of certain drugs or negative publicity surrounding certain categories of drugs may also have a negative effect on our pharmacy sales or may cause shifts in our pharmacy or front-end product mix. For example, the rate of growth in our pharmacy sales declined in 2005 due to a number of factors, including a decline in demand for hormonal replacement medications, increasing third party plan co-payments, negative publicity surrounding certain arthritis medications, conversion of certain prescription drugs to over-the-counter status and increased mail-order and internet-based penetration.

Healthcare reform and enforcement initiatives sponsored by federal and state governments may also affect our revenues from prescription drug sales. These initiatives include:

•	proposals designed to significantly reduce spending on Medicare, Medicaid and other government programs;

•	changes in programs providing for reimbursement for the cost of prescription drugs by third-party plans;

•	the Medicare Modernization Act;

•	increased scrutiny of, and litigation relating to, prescription drug manufacturers’ pricing and marketing practices; and

•	regulatory changes relating to the approval process for prescription drugs.

These initiatives could lead to the enactment of, or changes to, federal regulations and state regulations in New York and New Jersey that could adversely impact our prescription drug sales and, accordingly, our results of operations. It is uncertain at this time what additional healthcare reform initiatives, if any, will be implemented, or whether there will be other changes in the administration of governmental healthcare programs or interpretations of governmental policies or other changes affecting the healthcare system. Future healthcare or budget legislation or other changes, including those referenced above, may materially adversely impact our pharmacy business.

Changes in reimbursement levels for certain prescription drugs continue to reduce our margins on pharmacy sales and could have a material adverse effect on our overall performance.

During the fiscal years ended December 27, 2008, December 29, 2007 and December 30, 2006 and the twenty-six weeks ended June 27, 2009 and June 28, 2008, we were wholly or partially reimbursed by third-party plans for approximately 93.4%, 93.0%, 92.8%, 94.0% and 93.2%, respectively, of the prescription drugs that we sold. The percentage of prescription sales reimbursed by third-party plans has been increasing, and we expect that percentage to continue to increase. Prescription sales reimbursed by third-party plans, including Medicare and Medicaid plans, have lower reimbursement rates than other pharmacy sales. Third-party plans may not increase reimbursement rates sufficiently to offset expected increases in prescription acquisition costs, thereby reducing our margins and adversely affecting our profitability. In addition, continued increases in co-payments by third-party plans may result in decreases in drug usage.

In particular, Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective reimbursement rate adjustments, administrative rulings, executive orders and freezes and funding restrictions, all of which may significantly impact our pharmacy operations. For the 2008 fiscal year, approximately 27% of our total prescription sales were paid for by Medicaid or Medicare. Over the last several years, a number of states experiencing budget deficits have moved to reduce Medicaid prescription reimbursement rates. Over the past several years, New York State reduced Medicaid and EPIC prescription reimbursement rates, adversely impacting our pharmacy profitability. Under the New York State Medicaid Program, reimbursement for a multiple source prescription drug for which a federal upper limit has been set by the Centers for Medicare & Medicaid Services (“CMS”) will be in an amount equal to the specific federal upper limit for the multiple source prescription drug. For a multiple source prescription drug or a brand name prescription drug for which no specific federal upper limit has been set, the lower of the estimated cost of each drug to pharmacies or the dispensing pharmacy’s usual and customary price charged to the public will be applied.

In July 2007, CMS issued a final rule that may negatively affect our level of reimbursements for certain generic drugs by setting an upper limit on the amount of reimbursement for such drugs based on the “Average Manufacturer Price.” As a result of a lawsuit brought by the National Association of Chain Drug Stores and the National Community Pharmacists Association to challenge the implementation of the new rule, a federal court temporarily enjoined the implementation of the new rule pending the outcome of the lawsuit and the lawsuit remains pending. In July 2008, Congress enacted H.R. 6331, the Medicare Improvements for Patients and Providers Act of 2008 (“MIPPA”). The former President Bush subsequently vetoed MIPPA and, on July 15, 2008, Congress overrode the veto. MIPPA delayed the implementation of the use of Average Manufacturer Price with respect to payments made by State Medicaid Plans for multiple source generic drugs until September 30, 2009. MIPPA also prohibited the Secretary of Health and Human Services from making public any Average Manufacturer Price information that was previously disclosed to the Secretary of Health and Human Services. The outcomes of the lawsuit and the impact of MIPPA are uncertain at this time, so we currently are unable to determine what effect the new rule will ultimately have on our business.

The Medicare Modernization Act created a Medicare Part D benefit that expanded Medicare coverage of prescription drugs for senior citizens as well as for certain “dual eligible” individuals that were previously covered under state administered Medicaid plans. This Medicare coverage has resulted in decreased pharmacy margins resulting from lower reimbursement rates than our current margins on state Medicaid prescriptions. The Medicare Part D program has grown rapidly since taking effect in 2006. The program’s growth may continue as more seniors have become eligible and enroll for the coverage.

In recent years, Congress has passed a number of federal laws that have created major changes in the healthcare system. In December 2000, the Medicare, Medicaid and SCHIP Benefits Improvement and Protection Act of 2000, or BIPA, was signed into law. Generally, BIPA addressed attempts to modify the calculation of average wholesale prices of drugs, or AWPs, upon which Medicare and Medicaid pharmacy reimbursement has been based. The federal government has been actively investigating whether pharmaceutical manufacturers have been improperly manipulating average wholesale prices, and several pharmaceutical manufacturers have paid significant civil and criminal penalties to resolve litigation relating to allegedly improper practices affecting AWP. In October 2006, in connection with a class action filed in the United States District for the District of Massachusetts, First Data Bank, which is one of two primary sources of AWP price reporting, announced that it had entered into a settlement agreement related to its reporting of average wholesale prices, subject to final court approval. Under the terms of the proposed settlement agreement, First Data Bank agreed to reduce the reported AWP of certain drugs by four percent and to discontinue the publishing of AWP at a future time. In May 2007, in connection with a separate class action filed in the same court, Medi-Span, the other primary source of average wholesale price reporting, entered into a similar settlement agreement, also subject to final court approval.

In January 2008, the court denied approval of the First Data Bank and Medi-Span settlements as proposed. Subsequently, new settlement agreements were submitted to the court. On March 17, 2009, the court issued an order approving the revised settlements. Some parties appealed the court’s ruling. On September 3, 2009, the Court of Appeals affirmed the decision of the District Court approving the settlements. Pursuant to the settlements, as approved, First Data Bank and Medi-Span have agreed to reduce the reported AWP for certain drugs by four percent. Separately, and not pursuant to the settlement agreements, First Data Bank and Medi-Span have indicated that they will also reduce the reported AWP for a large number of additional drugs not covered by the settlement agreements and that they intend to discontinue the reporting of AWP in the future. The settlement agreements became effective on September 26, 2009.

A number of contracts with third-party plans contain provisions that allow us to adjust our pricing to maintain the relative economics of the contract in light of a change in AWP methodology. Most of our contracts with both private and governmental plans also include provisions that allow us to terminate the contracts unilaterally, either because parties cannot renegotiate our pricing to account for the change in AWP methodology or for any reason upon 30 to 90 days’ notice. While we are currently negotiating with many of the various governmental and non-governmental third-party plans for adjustments relating to the expected changes to AWP, we cannot be certain that these negotiations will be successful. In addition, the New York State Legislature is currently considering legislation that would modify the formula upon which New York Medicaid bases its reimbursement rates, which, if passed, will move pharmacy reimbursement rates with respect to Medicaid at or near the pre-settlement levels. However, at this time there is no assurance that this legislation would be ultimately passed by the New York State Legislature or if passed, will be in its current form. In late September 2009, New York Medicaid began to implement the AWP reductions. Although there is some uncertainty due to the pending legislation at the New York State Legislature, we expect a moderate impact on the profitability of our pharmacy operations in the remainder of fiscal 2009 and a more significant impact in fiscal 2010.

If we fail to comply with all of the government regulations that apply to our business, we could incur substantial reimbursement obligations, damages, penalties, injunctive relief and/or exclusion from participation in federal or state healthcare programs.

Our pharmacy operations are subject to a variety of complex federal, state and local government laws and regulations, including federal and state civil fraud, anti-kickback, false claims and other laws. We endeavor to structure all of our relationships to comply with these laws. However, if any of our operations are found to violate these or other government regulations, we could suffer severe penalties, including suspension of payments from government programs; loss of required government certifications; loss of authorizations to participate in or exclusion from government reimbursement programs, such as the Medicare and Medicaid programs; loss of licenses; and significant fines or monetary penalties for anti-kickback law violations, submission of false claims or other failures to meet reimbursement program requirements. There is an initiative announced by the Office of the New York State Medicaid Inspector General to recover and recoup significant amounts of Medicaid payments that were allegedly improperly paid to New York State retail pharmacies. As is the case with most of our competitors, we are undergoing pharmacy audits pursuant to this initiative.

In addition to the regulations relating to the conduct of our pharmacy business, our pharmacists are subject to licensing requirements and are required to comply with various federal and state laws regarding compliance with dispensing procedures, anti-fraud statutes, false claims and other rules and regulations. Although we have a compliance program in place, in the event that a pharmacist is determined to not have a valid license for purposes of processing certain state and federal claims or is listed on a federal or state excluded provider list, we could be subject to significant fines and penalties. On a regular basis, including currently, we are subject to various internal and external reviews regarding pharmacist licensing, excluded provider lists and other such matters. The outcome of such reviews could result in significant refunds, fines and penalties.

Federal and state laws that require our pharmacists to offer free counseling to their customers about medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant can impact our business. Our pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects. Violations of federal, state, and common law privacy protections and the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), and other similar state statutes and regulations could give rise to significant damages, penalties, and/or injunctive relief. Additionally, we are subject to federal and state regulations relating to our pharmacy operations, including purchasing, storing and dispensing of controlled substances. Laws governing our employee relations, including minimum wage requirements, overtime and working conditions also impact our business. Increases in the federal minimum wage rate, employee benefit costs or other costs associated with employees could significantly increase our cost of operations, which could materially adversely affect our level of profitability.

The various governmental agencies with which we do business may seek to reduce health care expenditures or change the terms of their payments to us. Any such reductions could negatively impact our business.

Both state and federal government sponsored payers may seek to reduce their health care expenditures by renegotiating the terms of their payments with us.

Over the past several years, New York State reduced Medicaid and EPIC prescription reimbursement rates, and increased the number of generic drugs subject to maximum allowable cost reimbursement limitations. These actions have adversely impacted our pharmacy profitability. The current economic downturn may result in additional similar reductions in prescription reimbursement rates or a further increase in the number of generic drugs subject to limitations on maximum allowable cost reimbursement. Any such reductions or changes could have a further adverse effect on our business and our revenues, profitability and results of operations.

We could be materially and adversely affected if either of our distribution centers is shut down.

We operate two centralized distribution centers, one in Queens, New York and the other in North Bergen, New Jersey. We ship most of our non-pharmacy products to our stores through our distribution centers. If either of our distribution centers is destroyed, or shut down for any other reason, including because of weather or labor issues, we could incur significantly higher costs and longer lead times associated with distributing our products to our stores during the time it takes for us to reopen or replace the centers. We maintain business interruption insurance to protect us from the costs relating to matters such as a shutdown, but our insurance may not be sufficient, or the insurance proceeds may not be timely paid to us, in the event of a shutdown.

We rely on a primary supplier of pharmaceutical products to sell products to us on satisfactory terms. A disruption in our relationship with this supplier could have a material adverse effect on our business.

We are party to multi-year, merchandise supply agreements in the normal course of business. The largest of these is with AmerisourceBergen, our primary pharmaceutical supplier, which supplied most of our pharmaceutical products during the first half of 2009 and in fiscal 2008 and 2007. Management believes that if any of these agreements were terminated or if any contracting party were to experience events precluding fulfillment of its obligations, we would be able to find a suitable alternative supplier. However, we may not be able to do so without significant disruption to our business. Finding suitable alternative suppliers could take a significant amount of time and result in a loss of customers.

We may be unable to attract, hire and retain qualified pharmacists, which could harm our business.

As our business expands, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified pharmacists. The competition for qualified pharmacists and other pharmacy professionals may make it difficult for us to attract, hire and retain qualified pharmacists. Although we generally have been able to meet our pharmacist staffing requirements in the past, our inability to do so in the future at costs that are favorable to us, or at all, could negatively impact our revenue, and our customers could experience lower levels of customer care.

Most of our employees are covered by collective bargaining agreements. A failure to negotiate new agreements when the existing agreements terminate could disrupt our business.

As of June 27, 2009, we had approximately 7,000 employees. Unions represent approximately 5,200 of our employees. Non-union employees include employees at corporate headquarters, store and warehouse management and all of our store pharmacists. The distribution facility employees are represented by the International Brotherhood of Teamsters, Chauffeurs and Warehousemen and Helpers of America, Local 210 under a collective bargaining agreement that expires on August 31, 2011. Local 210 represents approximately 400 employees in our Maspeth, New York and North Bergen, New Jersey warehouse facilities. At June 27, 2009, employees in 140 stores were represented by the RWDSU/Local 338 and employees in 113 stores were represented by Local 340A New York Joint Board, UNITE AFL-CIO. The collective bargaining agreements with RWDSU/Local 338 and Local 340A will expire on December 31, 2012.

Although we believe that our relations with our employees are satisfactory, no assurance can be given that we will be able to successfully extend or renegotiate our collective bargaining agreements as they expire from time to time, and we may be unable to reach new collective bargaining agreements on terms favorable to us. Our business operations may be interrupted as a result of labor disputes, strikes, work stoppages or difficulties and delays in the process of renegotiating our collective bargaining agreements.

Costs related to multiemployer pension plans could increase, which could negatively affect our results of operations.

We contribute to three union-sponsored multiemployer defined benefit pension plans pursuant to obligations arising under our collective bargaining agreements, which are regulated by ERISA. These multiemployer pension plans are not administered by or controlled by us and have actuarial liabilities for accumulated benefits that are in excess of plan assets. Our required contributions to these plans could increase or decrease, depending upon the outcome of collective bargaining, actions taken by trustees who manage the plans, governmental regulations, market conditions, the actual return on assets held in the plans and the continued viability and contributions of other employers which contribute to the plans. Under certain circumstances, we could be required to contribute more than the negotiated contributions in order to help one or more of the plans satisfy ERISA’s minimum funding requirements, and we would face penalty taxes if we failed to do so. Because of financial market conditions and the condition of the economy, we may be required to make such extra contributions in the future.

In addition, under ERISA, an employer that withdraws or partially withdraws from a multiemployer pension plan may incur a “withdrawal liability” to the plan, which represents the portion of the plan’s underfunding that is allocable to the withdrawing employer. A withdrawal liability may be incurred under a variety of circumstances, including selling, closing or substantially reducing employment at a facility (such as a warehouse or the stores) or if the plan is terminated. If incurred, a withdrawal liability is generally payable in installments over a period of years, the amount and duration of the installments being determined under relevant statutory rules. Potential exposure to withdrawal liabilities may influence business decisions and could cause us to forgo business opportunities. Increased contributions to plans and/or the occurrence of withdrawal liabilities could have an adverse effect on our results of operations.

We may be subject to significant liability should the consumption of any of our products cause injury, illness or death.

Products that we sell could become subject to contamination, product tampering, mislabeling or other damage requiring us to recall our private label products. In addition, errors in the dispensing and packaging of pharmaceuticals could lead to serious injury or death. Product liability claims may be asserted against us with respect to any of the products or pharmaceuticals we sell and we may be obligated to recall our private label products. A product liability judgment against us or a product recall could have a material adverse effect on our business, financial condition or results of operations.

We depend on our management team, and the loss of their services could have a material adverse effect on our business.

Our success depends to a large extent on the continued service of our executive management team. Departures by our executive officers could have a negative impact on our business, as we may not be able to find suitable management personnel to replace departing executives on a timely basis. We do not maintain key-man life insurance on any of our executive officers.

Continued volatility in insurance related expenses and the markets for insurance coverage could have a material adverse effect on us.

The costs of employee health, workers’ compensation, property and casualty, general liability, director and officer and other types of insurance could rise, while the amount and availability of coverage can decrease. These conditions are exacerbated by rising healthcare costs, legislative changes, economic conditions and the threat of terrorist attacks such as that which occurred on September 11, 2001. If our insurance-related costs increase significantly, or if we are unable to obtain adequate levels of insurance, our financial position and results of operations could be materially adversely affected.

Certain risks are inherent in providing pharmacy services, and our insurance may not be adequate to cover any claims against us.

Pharmacies are exposed to risks inherent in the packaging, dispensing and distribution of pharmaceuticals and other healthcare products. Although we maintain professional liability and errors and omissions liability insurance, the coverage limits under our insurance programs may not be adequate to protect us against future claims, and we may not have the ability to maintain this insurance on acceptable terms in the future, which could materially adversely affect our business.

We are subject to trends in the retail industry and changes in consumer preferences, and a failure to anticipate such changes or react to such changes in a timely manner may have a material adverse effect on our business.

Our success depends on our ability to respond to changing trends and shifting consumer demand. If we misjudge trends and are unable to adjust our product offerings in a timely manner, our sales may decline or fail to meet expectations and any excessive inventory may need to be sold at lower prices. For instance, over the past several years, our overall photofinishing business and sales of film have experienced significant declining sales as the industry as a whole experiences declines in the use of traditional technologies and as we have made the transition to digital photofinishing. We have placed self-serve kiosks in several of our store locations in an attempt to respond to the transition to digital photofinishing but our digital photofinishing business may not grow as expected. As a result, our business and prospects could suffer. Trends other than changes in product demand in the retail industry may also adversely affect our business. For example, changing demands for customer and ancillary services, developments in our loyalty card programs and other such trends may also affect the business.

Our operations are also impacted by consumer spending levels, which are affected by general economic conditions, consumer confidence, employment levels, availability of consumer credit and interest rates on that credit, consumer debt levels, cost of consumer staples, including food and energy, cost of other goods, adverse weather conditions and other factors over which we have little or no control.

The outcome of current and future litigations and other proceedings in which we are involved may have a material adverse effect on our results of operations and cash flow.

We are subject to various litigations and other proceedings in our business, which if determined unfavorably to us, could have a material adverse effect on our results of operations and cash flow. In addition, any of the current or possible future civil or criminal actions in which we may be involved could require significant management and financial resources, which could otherwise be devoted to the operation of our business. For a more detailed discussion of these litigations and other proceedings, see “Business—Legal Proceedings.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. These forward-looking statements relate to future events or our future financial performance with respect to our financial condition, results of operations, business plans and strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products such as private label merchandise, plans and objectives of management, capital expenditures, growth and maturation of our stores and other matters. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “as-adjusted,” “seek,” or “continue” or the negative of those terms or other comparable terminology. These statements are only predictions and such expectations may prove to be incorrect. Some of the things that could cause our actual results to differ substantially from our expectations are:

•	the ability to open and operate new stores on a profitable basis, the maturation of those stores and the ability to increase sales in existing stores;

•	the competitive environment in the drugstore industry in general and in the New York greater metropolitan area;

•	our significant indebtedness;

•

the continued efforts of health maintenance organizations, managed care organizations, pharmacy benefit management companies and other third party payers to reduce prescription reimbursement rates and pricing pressure from internet-based and mail-order-based providers;

•	the continued efforts of federal, state and municipal government agencies to reduce Medicaid reimbursement rates, modify Medicare benefits and/or reduce prescription drug costs and/or coverages;

•	the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-179), or the Medicare Modernization Act, and the Medicare Part D benefit created thereunder;

•

the impact of the initiative announced by the Office of the New York State Medicaid Inspector General to recover and recoup significant amounts of Medicaid payments that were allegedly improperly paid to New York State retail pharmacies;

•

changes in pharmacy prescription reimbursement rates attributable to modifications in the definition of indexed pricing terms such as “Average Wholesale Price” or “Average Manufacturer Price”, including the impact of the court-approved settlement in the First Data Bank litigation relating to the reporting of Average Wholesale Prices;

•

the impact of the changing regulatory environment in which our pharmacy department operates, especially the proposed implementation of the federally approved change in the pricing formula for generic pharmaceuticals supplied to Medicaid beneficiaries based on the use of Average Manufacturer Price, which could negatively affect the profitability of filling Medicaid prescriptions;

•

the impact of aggressive enforcement by federal, state and local law enforcement agencies of federal and state laws dealing with past and future matters related to submission of false claims, fraud and abuse, pharmacist licensing and excluded provider lists;

•

the strength of the economy in general and the economic conditions in the New York greater metropolitan area including, in particular, employment and income-related factors, seasonal and weather-related factors, special events, changes in consumer purchasing power and/or spending patterns;

•	changes in the cost of goods and services;

•

trends in the healthcare industry, including the continued conversion of various prescription drugs to over-the-counter medications, negative publicity and the related sales declines for certain categories of drugs including, without limitation, certain pain medications and the increasing market share of internet-based and mail-order-based providers;

•	employment disputes and labor relations;

•	our ability to prevent fraud and limit inventory shrink;

•

changes in federal and state laws and regulations, including the potential impact of changes in regulations surrounding the importation of pharmaceuticals from foreign countries and changes in laws governing minimum wage requirements;

•	our ability to successfully execute our business plan;

•	the outcome of the arbitration proceeding that has been instituted against us by Anthony J. Cuti, a former Chairman, President and Chief Executive Officer;

•

the progress and outcome of the criminal indictments against former executives of ours by the United States District Attorney’s Office for the Southern District of New York and the civil securities fraud charges filed by the SEC;

•	liability and other claims asserted against us, including the items discussed in “Business—Legal Proceedings”;

•	changes in our operating strategy or development plans;

•	our ability to attract, hire and retain qualified personnel, including our ability to attract qualified pharmacists at acceptable wage rates;

•

interest rate fluctuations and changes in capital market conditions or other events affecting our ability to obtain necessary financing on favorable terms to operate and fund the anticipated growth of our business or to refinance our existing debt;

•	the continuation or further deterioration of current credit market conditions under which business credit is severely restricted;

•

exposure to multiemployer pension plans as a result of current market conditions, including without limitation, possible increases in contributions and recorded expense related to our multiemployer pension funds if financial markets decline or asset values in the funds deteriorate, if other employers withdraw from these funds without providing for their share of the liability or should estimates prove to be incorrect;

•

the effects of the current economic recession on our customers and the markets we serve, particularly the difficulties in the financial services industry and the general economic downturn that began in the latter half of 2007 and which has significantly deteriorated during the fourth quarter of 2008 and the beginning of 2009;

•

the effects of increased energy, transportation or other costs, increased unemployment, decreases in housing prices, decreases in wages or other similar factors that may have a negative effect on the disposable income or spending patterns of our customers;

•

natural and man-made disasters and the continued impact of, or new occurrences of, terrorist attacks in the New York greater metropolitan area and any actions that may be taken by federal, state or municipal authorities in response to or in anticipation of such events and occurrences;

•	changes in levels of vendor rebates, allowances and related payment terms;

•	changes in timing of our acquisition of stores and prescription files and capital expenditure plans;

•	changes in real estate market conditions and our ability to continue to renew expiring leases or to secure suitable new store locations under acceptable lease terms;

•	our ability to successfully implement and manage new computer systems and technologies;

•	demographic changes; and

•	other risks and uncertainties detailed elsewhere in this prospectus and from time to time in our filings with the SEC.

All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the caption “Risk Factors.”

We caution you that the areas of risk described above may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. Management cannot predict such new risks, nor can it assess the impact, if any, of such risks on our businesses or the extent to which any risk or combination of risks may cause actual results to differ materially from those projected in any forward-looking statements. In light of these risks, uncertainties and assumptions, you should keep in mind that any forward-looking statement made in this prospectus might not occur.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreements entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

The gross proceeds from the offering of the initial notes were approximately $292.3 million. The sources and uses of funds in connection with the offering of the initial notes are set forth below:

(dollars in millions)

Sources of Funds		Uses of Funds
Initial notes(1)	$292.3	Purchase of the senior secured floating rate notes(2)	$210.0
Proceeds of the equity investment	125.0	Purchase of the senior subordinated notes	125.4
		Temporary repayment of the asset-based revolving loan facility	70.9
		Transaction costs and interest payments(3)	11.0

Total Sources	$417.3	Total Uses	$417.3

(1)	The initial notes were offered at a price of 97.417% of their face value, resulting in approximately $292.3 million of gross proceeds.

(2)	Includes the payment of approximately $205.0 million for the senior secured floating rate notes purchased in the offers to purchase and the optional redemption of the remaining approximately $5.0 million of senior secured floating rate notes on September 8, 2009 at a price equal to 100% of the principal amount thereof.

(3)	Includes the payment of accrued and unpaid interest on the notes purchased in the offers to purchase through (but not including) August 7, 2009 and the payment of accrued and unpaid interest on the remaining senior secured floating rate notes that were called for redemption, through (but not including) September 8, 2009.

CAPITALIZATION

The following table sets forth, as of June 27, 2009:

(1)	our cash and cash equivalents and capitalization on an actual basis; and

(2)	our cash and cash equivalents and capitalization on an “as-adjusted” basis to give effect to the offering of the initial notes, the offers to purchase and the equity investment taking into account:

•	the issuance of $300.0 million of the initial notes at a discount of approximately $7.7 million;

•

the payment of approximately $206.6 million for the senior secured floating rate notes purchased in the offers to purchase, together with accrued and unpaid interest through (but not including) August 7, 2009 and the optional redemption of the remaining $5.0 million of senior secured floating rate notes on September 8, 2009 at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest through (but not including) September 8, 2009;

•

the payment of approximately $125.6 million for the senior subordinated notes purchased in the offers to purchase, which includes a consent payment, and the payment of accrued and unpaid interest through (but not including) August 7, 2009;

•	a $125.0 million equity investment by entities associated with Oak Hill Capital Partners, L.P.;

•	the temporary repayment of approximately $70.9 million in outstanding principal under our asset-based revolving loan facility using a portion of the proceeds of the equity investment; and

•	the payment of $9.2 million in estimated fees and expenses.

	As of June 27, 2009
	Actual	As-Adjusted
	(in thousands)
Cash and cash equivalents	$1,365	$1,365

Debt (including current portion):
Asset-based revolving loan facility(1)	$143,380	$72,497
11.75% senior secured notes due 2015(2)	—	292,251
Senior secured floating rate notes due 2010(3)	210,000	—
9.75% senior subordinated notes due 2011	195,000	51,709
2.1478% senior convertible notes due 2022	34	34
Capitalized lease obligations	6,097	6,097

Total debt (including current portion)	554,511	422,588
Total stockholders’ deficit(4)	$(175,336)	$(138,211)

Total capitalization, excluding redeemable preferred stock	$379,175	$284,377
Redeemable preferred stock(5)	$39,400	$164,400

Total Capitalization	$418,575	$448,777

(1)	Our asset-based revolving loan facility uses a pre-determined percentage of the current value of our inventory, selected accounts receivable and pharmacy prescription files to calculate the availability of funds eligible to be borrowed up to an aggregate principal amount of $225.0 million, which includes a $50.0 million sublimit for the issuance of letters of credit and a $25.0 million sublimit for swingline loans. Subject to the satisfaction of certain requirements, including those under the instruments governing our outstanding indebtedness, and to obtaining the agreement of the lender to provide such incremental commitments, we have an option to request that total commitments be increased to $250.0 million. The facility matures on July 21, 2011. As of June 27, 2009, on a historical basis, there was $67.5 million available and, on an “as-adjusted” basis, $143.4 million available under our asset-based revolving loan facility, net of outstanding letters of credit.

(2)	The initial notes have a face value of $300.0 million, but were offered at a discount of approximately $7.7 million. This discount will accrete and be included in interest expense while the notes are outstanding.

(3)	Represents $160.0 million aggregate principal amount of the senior secured floating rate notes issued in December 2004 and $50.0 million aggregate principal amount of the senior secured floating rate notes issued in August 2005 (which were issued at an issue price of 95.5%).

(4)	The “as-adjusted” stockholders’ deficit balance reflects (i) interest expense through (but not including) August 7, 2009, which includes regularly-scheduled interest payments on the existing notes, (ii) interest expense through (but not including) September 8, 2009 for the remaining $5.0 million of senior secured floating rate notes called for redemption on September 8, 2009, (iii) amortization of deferred financing costs through August 6, 2009, (iv) an estimated gain on the repurchase of $143.3 million aggregate principal amount of senior subordinated notes at a 12.5% discount to the par value and (v) a portion of the proceeds from the fair value of warrants associated with the equity investment.

(5)	Represents the liquidation preference value of the redeemable preferred stock, exclusive of any accrued but unpaid dividends as of the redemption date. Each series of the preferred stock will be immediately redeemable from time to time without penalty at our option, and we will also be required to redeem all outstanding shares of the preferred stock upon a change of control. The Series A redeemable preferred stock has a mandatory redemption date of 12 years after the date of issuance and the Series B redeemable preferred stock has a mandatory redemption date of December 27, 2018. Each of the 525,334 shares of Series A redeemable preferred stock is immediately redeemable without penalty, at our option prior to the mandatory redemption date, at a liquidation preference of $75.00, per share plus any accrued but unpaid dividends as of the redemption date. Each of the 1,250,000 shares of Series B redeemable preferred stock is immediately redeemable without penalty, at our option prior to the mandatory redemption date, at a liquidation preference of $100 per share plus any accrued and unpaid dividends through the date of redemption subject to a minimum aggregate return on capital (including the value of the warrants) of two times the investment amount. We will not be required to redeem either series of preferred stock, upon a change of control or on the mandatory redemption date, or pay cash dividends at any time when such redemption or payment is expressly prohibited under the asset-based revolving loan facility.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected historical financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes related to those statements contained elsewhere in this prospectus.

Duane Reade Inc. and its subsidiaries were acquired by affiliates of Oak Hill Capital Partners L.P. on July 30, 2004 (“Acquisition”). As a result of the Acquisition and the resulting change in control and change in historical cost basis of accounting, our operating results are presented separately for the predecessor period December 28, 2003 through July 30, 2004 and the successor periods following the closing date of the Acquisition (July 31, 2004 through December 25, 2004 and the fiscal years ending December 31, 2005, December 30, 2006, December 29, 2007 and December 27, 2008 and the twenty-six weeks ended June 28, 2008 and June 27, 2009). The financial statements and operating results identified as belonging to the “predecessor,” which are stated below, are those of Duane Reade Inc., the parent entity existing for all periods shown prior to the completion of the Acquisition. For the period following the Acquisition, the financial statements and operating results of the “successor,” which are stated below, are those of Duane Reade Holdings, Inc., the parent of Duane Reade Inc. Duane Reade Holdings, Inc. was formed in December 2003 to acquire Duane Reade Inc. and its subsidiaries. Duane Reade Holdings, Inc. had nominal activity and no operations prior to the completion of the Acquisition. Except where the context otherwise requires, all references to “we,” “us,” and “our” (and similar terms) in the data below and the related footnotes mean the successor for periods ending after July 30, 2004 and the predecessor for periods ending on or prior to July 30, 2004.

The selected historical consolidated financial and other data set forth below as of and for the periods from December 28, 2003 to July 30, 2004 and from July 31, 2004 to December 25, 2004 and for the fiscal years ended December 31, 2005, December 30, 2006, December 29, 2007 and December 27, 2008 have been derived from our audited consolidated financial statements. The selected consolidated financial and other data set forth below as of and for the twenty-six weeks ended June 28, 2008 and June 27, 2009 have been derived from our unaudited consolidated financial statements. To conform to our current presentation, we have removed the gross profit caption from the statement of operations data. The financial data set forth below as of and for the twenty-six-week periods are not necessarily indicative of the results of operations that would be achieved over the course of a full fiscal year.

	Predecessor	Successor
	Period from December 28, 2003 through July 30, 2004(2)	Period from July 31, 2004 through December 25, 2004(2)	Fiscal Year(1)				(Unaudited) Twenty-Six Weeks Ended
			2005	2006	2007	2008	June 28, 2008	June 27, 2009
		(dollars in thousands, except percentages and store data)
Statement of Operations Data
Net sales	$927,801	$670,568	$1,589,451	$1,584,778	$1,686,752	$1,774,029	$878,532	$923,573
Costs and expenses:
Cost of sales(3)	668,271	485,961	1,135,596	1,108,727	1,176,376	1,227,129	606,405	640,496
Selling, general & administrative expenses	219,970	162,067	425,931	426,532	446,696	476,574	236,450	244,415
Transaction expenses(4)	3,005	37,575	681	—	—	—	—	—
Labor contingency expense (income)(5)	2,611	1,789	4,400	(18,004)	—	—	—	—
Depreciation and amortization	21,396	27,009	70,594	71,932	73,080	68,539	35,593	35,342
Store pre-opening expenses	470	365	364	305	600	797	247	235
Gain on sale of pharmacy files	—	—	—	—	(1,337)	—	—	—
Other expenses(6)	—	26,433	31,761	14,747	15,948	16,808	4,149	6,283

Operating income (loss)	12,078	(70,631)	(79,876)	(19,461)	(24,611)	(15,818)	(4,312)	(3,198)
Interest expense, net	7,977	15,880	50,004	56,947	60,977	54,915	27,281	24,191
Debt extinguishment(7)	—	7,525	—	—	—	—	—	—

Income (loss) before income taxes	4,101	(94,036)	(129,880)	(76,408)	(85,588)	(70,733)	(31,593)	(27,389)
Income taxes	(1,046)	36,499	29,492	(2,956)	(2,192)	(2,045)	1,478	1,407

Net income (loss)	$3,055	$(57,537)	$(100,388)	$(79,364)	$(87,780)	$(72,778)	$(33,071)	$(28,796)

Operating and Other Data
Net cash provided by (used in) operating activities	$20,694	$(11,561)	$3,004	$11,616	$19,271	$44,317	$26,767	$30,996
Net cash used in investing activities	$(31,619)	$(437,249)	$(26,629)	$(29,070)	$(41,921)	$(47,001)	$(25,965)	$(27,513)
Net cash provided by (used in) financing activities	$11,011	$448,801	$23,658	$17,487	$22,635	$2,734	$(810)	$(3,548)
Number of stores at end of period	N/A	255	251	248	242	251	241	253
Same store sales growth(8)	N/A	0.6%	1.9%	4.6%	7.4%	4.2%	4.6%	1.4%
Pharmacy same store sales growth(8)	N/A	5.0%	0.8%	2.6%	5.9%	3.1%	2.5%	3.6%
Front-end same store sales growth(8)	N/A	-2.8%	2.8%	6.2%	8.6%	5.0%	6.3%	(0.3)%
Average store size (selling square feet) at end of period	N/A	7,035	6,955	6,987	6,813	6,764	6,799	6,768
Sales per square foot	N/A	$813	$862	$881	$975	$1,010	N/A	N/A
Pharmacy sales as a % of net sales(9)	N/A	51.0%	48.1%	46.5%	46.0%	46.1%	45.6%	47.0%
Third party plan sales as a % of prescription sales	N/A	92.3%	92.7%	92.8%	93.0%	93.4%	93.2%	94.0%
Ratio of earnings to fixed charges(10)	1.1	(1.6)	(0.3)	0.3	0.2	0.3	0.4	0.4

Balance Sheet Data (at end of period)
Working capital (deficit)(11)	N/A	$67,073	$50,384	$6,204	$8,611	$(13,316)	$(4,000)	$(21,559)
Total assets	N/A	$953,918	$869,602	$798,581	$742,489	$712,600	$719,911	$701,655
Total debt and capital lease obligations	N/A	$511,690	$554,222	$572,464	$555,853	$555,652	$554,766	$554,511
Stockholders’ equity (deficit)	N/A	$181,961	$81,834	$2,737	$(73,323)	$(146,701)	$(105,497)	$(175,336)

(1)	The 2005 fiscal year contains 53 weeks. All other fiscal years shown contain 52 weeks.

(2)	Statistics shown in the successor period reflect data for the 12 months ended December 25, 2004, as we do not provide these statistics on a partial year basis. Items identified as N/A are not reported by us for the 2004 predecessor period.

(3)	Shown exclusive of depreciation expense for our distribution centers which is included in the separate line item captioned depreciation and amortization.

(4)	We incurred pre-tax expenses of approximately $0.7 million in fiscal 2005, $37.6 million in the period from July 31, 2004 through December 25, 2004 and $3.0 million in the period from December 28, 2003 through July 30, 2004 related to the Acquisition.

(5)	We recognized pre-tax income of $18.0 million in fiscal 2006 and incurred pre-tax charges of $4.4 million in fiscal 2005, $1.8 million in the period from July 31, 2004 through December 25, 2004 and $2.6 million in the period from December 28, 2003 through July 30, 2004 in connection with the recognition and subsequent resolution of a National Labor Relations Board decision in a litigation matter relating to our collective bargaining agreement with one of our former unions.

(6)	Note 16 to the consolidated financial statements and Note 10 to the consolidated unaudited interim financial statements provide a detailed explanation of these charges.

(7)	We incurred pre-tax expenses of approximately $7.5 million in the period from July 31, 2004 to December 25, 2004 related to the retirement of a portion of our debt.

(8)	Same-store sales figures include stores that have been in operation for at least 13 months.

(9)	Includes resales of certain retail inventory.

(10)	In order to achieve a ratio of 1:1, we would have to have generated additional pre-tax income from continuing operations of $94.1 million, $130.0 million, $76.6 million, $88.1 million and $75.2 million in the period July 31, 2004 through December 25, 2004, fiscal years ended December 31, 2005, December 30, 2006, December 29, 2007 and December 27, 2008, respectively, and $33.8 million and $29.8 million for the twenty-six weeks ended June 28, 2008 and June 27, 2009, respectively.

(11)	For the twenty-six-week period ended June 27, 2009 and June 28, 2008 and for the successor periods ended December 27, 2008, December 29, 2007, December 30, 2006, December 31, 2005 and December 25, 2004, working capital (deficit) reflects the classification of our asset-based revolving loan facility as a current liability, rather than as long-term debt, because cash receipts controlled by the lenders are used to reduce outstanding debt, and we do not meet the criteria of SFAS No. 6, “Classification of Short-Term Obligations Expected to be Refinanced—An Amendment of ARB No. 43, Chapter 3A,” to classify the debt as long-term. At such dates, the revolving loan balance was $143.4 million, $142.2 million, $144.6 million, $141.4 million, $157.1 million, $135.7 million and $153.9 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion regarding our financial condition and results of operations for the fiscal years ended December 27, 2008, December 29, 2007 and December 30, 2006 and twenty-six weeks ended June 27, 2009 and June 28, 2008 should be read in connection with the more detailed financial information contained in our consolidated financial statements and notes related thereto included elsewhere in this prospectus. Certain of the statements in this section are forward-looking statements and involve numerous risks and uncertainties including, but not limited to, those described under the caption “Risk Factors.” See also “Cautionary Statement Regarding Forward-Looking Information.”

Executive Summary

General Description

Our business consists of the sale of a wide variety of health and beauty care products, convenience oriented food and general merchandise items and a pharmacy operation managed to supply customers with their prescription needs. We refer to the non-prescription portion of our business as front-end sales because most of these sales are processed through the front check-out sections of our stores. This portion of our business consists of brand name and private label health and beauty care items, food and beverages, tobacco products, cosmetics, housewares, greeting cards, photofinishing services, photo supplies, seasonal and general merchandise and other products for our customers’ daily needs. Health and beauty care products, including over-the-counter items, represent our highest volume categories within front-end sales. The front-end portion of our business represented 53.9% and 54.0% of our sales in fiscal 2008 and fiscal 2007, respectively, and 53.0% and 54.4% of our net sales in the twenty-six weeks ended June 27, 2009 and June 28, 2008, respectively. Our front-end business is generally more profitable as compared to our pharmacy or back-end business.

Because of our numerous convenient locations in high-traffic commercial and residential areas and the lack of other convenience-oriented retailers in our core market areas, our front-end business is generally a larger proportion of our total sales than for other major conventional drugstore chains, whose front-end sales average between 30% and 40% of total sales. Over the last few years, pharmacy sales growth has been adversely impacted by increases in third-party plan co-payments, reduced third-party reimbursement rates resulting from changes in regulations or cost-saving measures, limitations on maximum reimbursements for certain generic medications by third-party plans, increases in the percentage of sales represented by lower-priced generic medications and increased penetration by mail-order and internet-based pharmacies. In addition, growth in pharmacy sales has been adversely impacted by the slowing pace of approvals from the Food and Drug Administration. Our pharmacy sales include all items we sell by prescriptions filled at our retail locations or deliver direct to customers. In addition, we include in our pharmacy sales certain resales of retail pharmaceutical inventory. Sales processed through third-party, private and government-sponsored plans that contract with us as an authorized provider of prescriptions represented 93.4% of our pharmacy retail sales in 2008, 93.0% of our pharmacy retail sales in 2007, 94.0% of our pharmacy retail sales in the twenty-six weeks ended June 27, 2009 and 93.2% of our pharmacy retail sales in the twenty-six weeks ended June 28, 2008.

The Medicare Modernization Act created a Medicare Part D benefit that expanded Medicare coverage of prescription drugs for senior citizens as well as for certain “dual eligible” individuals that were previously covered under state administered Medicaid plans. This Medicare coverage has resulted in decreased pharmacy margins resulting from lower reimbursement rates than our current margins on state Medicaid prescriptions. The Medicare Part D program has grown rapidly since taking effect in 2006. The program’s growth may continue as more seniors have become eligible and enroll for the coverage. While the program has had an adverse impact on our pharmacy margins, we expect that increased utilization of prescription drugs by senior citizens participating in the new programs who previously were cash paying customers will partially offset the effect of the lower margins, although we are not certain this will be the case. The Medicare Part D program represented approximately 13.0% of our retail pharmacy sales for the year ended December 27, 2008, 12.0% of our retail pharmacy sales for the year ended December 29, 2007, 13.0% of our retail pharmacy sales for the twenty-six weeks ended June 27, 2009 and 12.6% of our retail pharmacy sales for the twenty-six weeks ended June 28, 2008.

State administered Medicaid programs which provide prescription benefits to low income households and individuals represented approximately 14.0% of our retail pharmacy sales in 2008 and 2007, approximately 16.4% of our retail pharmacy sales in the twenty-six weeks ended June 27, 2009 and approximately 14.0% of our retail pharmacy sales in the twenty-six weeks ended June 28, 2008. Over the past several years, New York State reduced Medicaid and Elderly Pharmaceutical Insurance Coverage (EPIC) prescription reimbursement rates, and increased the number of generic drugs subject to maximum allowable cost reimbursement limits, adversely impacting our pharmacy profitability. Under the Medicaid guidelines, providers cannot refuse to dispense prescriptions to Medicaid recipients who claim they do not have the means to pay the required co-payments. Most Medicaid recipients do in fact decline to make the co-payments, resulting in the requirement for the provider to absorb this cost. The current economic downturn may result in additional reductions in New York Medicaid prescription reimbursements. The economic stimulus package passed by Congress and signed into law by President Obama could provide states with additional Medicaid funding and may reduce the extent of each state’s proposed reductions in Medicaid reimbursements. Under the economic stimulus package, over $80 billion would be allocated to help states with Medicaid. In addition, the economic stimulus package includes provisions to subsidize health care insurance premiums for the unemployed under the COBRA program and provisions that will aid states in defraying budget cuts.

In July 2007, the Centers for Medicare & Medicaid Services, or CMS, issued a final rule that may negatively affect our level of reimbursements for certain generic drugs by setting an upper limit on the amount of reimbursement for such drugs based on the “Average Manufacturer Price.” As a result of a lawsuit brought by the National Association of Chain Drug Stores and the National Community Pharmacists Association to challenge the implementation of the new rule, a federal court temporarily enjoined the implementation of the new rule pending the outcome of the lawsuit and the lawsuit remains pending. In July 2008, Congress enacted H.R. 6331, the Medicare Improvements for Patients and Providers Act of 2008 (“MIPPA”). The former President Bush subsequently vetoed MIPPA and, on July 15, 2008, Congress overrode the veto. MIPPA delayed the implementation of the use of Average Manufacturer Price with respect to payments made by State Medicaid Plans for multiple source generic drugs until September 30, 2009. MIPPA also prohibited the Secretary of Health and Human Services from making public any Average Manufacturer Price information that was previously disclosed to the Secretary of Health and Human Services. The outcome of the lawsuit and the impact of MIPPA are uncertain at this time, so we currently are unable to determine what effect the new rule will ultimately have on our business. See “Business—Company Operations—Pharmacy.”

In October 2006, in connection with a class action filed in the United States District for the District of Massachusetts, First Data Bank, which is one of two primary sources of AWP price reporting, announced that it had entered into a settlement agreement related to its reporting of average wholesale prices, subject to final court approval. Under the terms of the proposed settlement agreement, First Data Bank agreed to reduce the reported AWP of certain drugs by four percent and to discontinue the publishing of AWP at a future time. In May 2007, in connection with a separate class action filed in the same court, Medi-Span, the other primary source of average wholesale price reporting, entered into a similar settlement agreement, also subject to final court approval.

In January 2008, the court denied approval of the First Data Bank and Medi-Span settlements as proposed. Subsequently, new settlement agreements were submitted to the court. On March 17, 2009, the court issued an order approving the revised settlements. Some parties appealed the court’s ruling. On September 3, 2009, the Court of Appeals affirmed the decision of the District Court approving the settlements. Pursuant to the settlements, as approved, First Data Bank and Medi-Span have agreed to reduce the reported AWP for certain drugs by four percent. Separately, and not pursuant to the settlement agreements, First Data Bank and Medi-Span have indicated that they will also reduce the reported AWP for a large number of additional drugs not covered by the settlement agreements and that they intend to discontinue the reporting of AWP in the future. The settlement agreements became effective on September 26, 2009.

A number of contracts with third-party plans contain provisions that allow us to adjust our pricing to maintain the relative economics of the contract in light of a change in AWP methodology. Most of our contracts with both private and governmental plans also include provisions that allow us to terminate the contracts unilaterally, either because parties cannot renegotiate our pricing to account for the change in AWP methodology or for any reason upon 30 to 90 days’ notice. While we are currently negotiating with many of the various governmental and non-governmental third-party plans for adjustments relating to the expected changes to AWP, we cannot be certain that these negotiations will be successful. In addition, the New York State Legislature is currently considering legislation that would modify the formula upon which New York Medicaid bases its reimbursement rates, which, if passed, will move pharmacy reimbursement rates with respect to Medicaid at or near the pre-settlement levels. However, at this time there is no assurance that this legislation would be ultimately passed by the New York State Legislature or if passed, will be in its current form. In late September 2009, New York Medicaid began to implement the AWP reductions. Although there is some uncertainty due to the pending legislation at the New York State Legislature, we expect a moderate impact on the profitability of our pharmacy operations in the remainder of fiscal 2009 and a more significant impact in fiscal 2010.

In an effort to offset some of the adverse impact on our pharmacy profitability from the trends discussed above, there has been an intensified effort on the part of retailers to support increased utilization of lower priced but higher margin generic prescriptions in place of branded medications. New generic drug introductions have also enabled retailers to increase the proportion of generic prescriptions to total prescriptions dispensed. Improved generic utilization rates as well as a combination of direct purchases and contractual wholesaler purchases enabled us to partially offset the adverse impact of Medicare Part D and reduced state Medicaid reimbursement rates during 2008 and 2007. In addition, we believe that the higher volume of pharmacy sales to third party plan customers helps to offset the related lower profitability and allows us to leverage other fixed store operating expenses. We believe that increased third-party plan sales also generate additional front-end sales by increasing customer traffic in our stores.

We are also impacted by legislation to increase the minimum hourly wages. New York State increased its minimum hourly wage from $5.15 to $6.00 on January 1, 2005, to $6.75 on January 1, 2006, and again to $7.15 on January 1, 2007. New Jersey increased its minimum hourly wage from $5.15 to $6.15 on October 1, 2005 and again to $7.15 on October 1, 2006. In addition, the federal minimum hourly wage was increased to $7.25 in July 2009. As a result, both New York State and New Jersey have increased their minimum hourly wage to $7.25 effective July 24, 2009. While these increases have impacted our cost of labor, we have, and believe we can continue to, offset a significant portion of these cost increases through initiatives designed to further improve our labor efficiency.

As of June 27, 2009, we operated approximately 90% of our 253 stores in New York City and the remainder in the surrounding areas, and our financial performance is therefore heavily influenced by the local economy. We analyze a number of economic indicators specific to New York City to gauge the health of this economy, including unemployment rates, job creation, gross city product, hotel occupancy rates and bridge and tunnel commuter traffic volumes. We also analyze market share data, same-store sales trends, average store sales and sales per square foot data among other key performance indicators to monitor our overall performance.

Our primary assets are our ownership of 100% of the outstanding capital stock of Duane Reade Inc., which in turn owns 99% of the outstanding partnership interest of Duane Reade GP and all of the outstanding common stock of DRI I Inc. DRI I Inc. owns the remaining 1% partnership interest in Duane Reade GP. Substantially all of our operations are conducted through Duane Reade GP. In August 1999, we established two new subsidiaries, Duane Reade International, Inc. and Duane Reade Realty, Inc. Duane Reade GP distributed to Duane Reade Inc. and DRI I Inc. all rights, title, and interest in all its trademarks, trade names and all other intellectual property rights. In turn, Duane Reade Inc. and DRI I Inc. made a capital contribution of these intellectual property rights to Duane Reade International. This change created a controlled system to manage and exploit these intellectual property rights separate and apart from the retail operations. In addition, Duane Reade GP distributed some of its store leases to Duane Reade Inc. and DRI I Inc., which in turn made a capital contribution of these leases to

Duane Reade Realty. Duane Reade Realty is the lessee under certain store leases entered into after its creation. Duane Reade Realty subleases to Duane Reade GP the properties subject to those leases.

Considerations Related to Operating in the New York City Marketplace

All of our operations are conducted within the New York greater metropolitan area. As a result, our performance will be substantially affected by economic conditions and other factors affecting the region such as the regulatory environment, unemployment levels, cost of energy, real estate, insurance, taxes and rent, weather, demographics, availability of labor, financial markets, levels of tourism and geopolitical factors such as terrorism.

Since the second half of 2004, the New York City economy began a gradual improvement from the economic downturn experienced in the aftermath of the 2001 World Trade Center attack to the point where it had essentially achieved a full recovery by the latter part of 2006. Strength in employment rates, tourism and overall commerce continued throughout 2007. In 2008, economic conditions worsened considerably, particularly so during the fourth quarter, and the level of national economic activity as measured by a number of key economic indicators shows that the economy entered into a recession in 2008. The recession has continued through the first half of 2009. The July 2009 unemployment data for New York City indicated an unemployment rate of 9.8%, compared to 7.2% in December 2008. The national rate of unemployment increased from 7.2% in December 2008 to 9.4% in July 2009.

Furthermore, because most of our stores are located in the highly urbanized areas throughout New York City and the surrounding metropolitan area, our stores experience a higher rate of inventory shrink than our national competitors.

Our sales and profitability have in the past been affected by events and other factors that affect New York City. Examples include smoking-ban legislation, the August 2003 Northeast power blackout, significant non-recurring increases in real estate taxes and insurance costs and the 2004 Republican National Convention. In 2005, our results were negatively affected by increased labor costs associated with the ongoing shortage of pharmacists in the New York City metropolitan area and increases in New York state and to a lesser extent New Jersey state minimum wage rates. We may also experience cost pressures from increased pharmacist salary and benefit costs as well as further increases in minimum wage rates. Any increases in federal taxes or in city or state taxes in New York City or the Tri-State Area resulting from state or local government budget deficits may further reduce consumers’ disposable income, which could have a further negative impact on our business. Any other unforeseen events or circumstances that affect the New York City metropolitan area could also materially adversely affect our revenues and profitability.

In addition, perceived instability in our business and in the financial health of New York City and the surrounding areas may negatively affect our relations with our suppliers and trade creditors. As a result, our suppliers or trade creditors may present us with terms that are materially more disadvantageous to us than those we currently enjoy, which may have a negative impact on our ability to operate our business and manage our liquidity.

Recent Developments

Offers to Purchase Prior Debt Securities

On August 7, 2009, pursuant to offers to purchase, we completed the repurchase of approximately $205.0 million of our senior secured floating rate notes due 2010 for total consideration of approximately $206.6 million and approximately $143.3 million of our 9.75% senior subordinated notes due 2011, for a total consideration of approximately $125.6 million, in each case, including accrued and unpaid interest. On the same day, we called for redemption the remaining approximately $5.0 million of senior secured floating rate notes, which we purchased on September 8, 2009 for approximately $5.0 million. In connection with the offers to purchase, we eliminated substantially all of the restrictive covenants in the indenture governing the senior subordinated notes, of which approximately $51.7 million remain outstanding. The proceeds from the sale of the initial notes were used to fund, in part, the consideration for the above transactions.

Credit Agreement Amendment

On August 7, 2009, we entered into an amendment to our asset-based revolving loan facility. The credit agreement amendment permitted, among other things, the completion of the offers to purchase, the offering of the initial notes and other related transactions. In addition, as a result of the credit agreement amendment, the applicable margins on LIBOR-based loans increased from a range of 1.00% to 2.00% to a range of 2.25% to 3.25%, and the applicable margins on prime rate loans increased from a range of 0.00% to 0.50% to a range of 1.25% to 1.75%. Also, line fees and commitment fees increased from 0.30% to 0.50% per year.

Equity Investment

Concurrently with the completion of the offers to purchase, entities associated with Oak Hill Capital Partners, L.P. invested $125.0 million of redeemable preferred equity in Holdings. A portion of the proceeds of the equity investment was used to pay the total consideration in the offers to purchase. The remaining proceeds from the equity investment were used to reduce temporarily the amount of outstanding borrowings under our asset-based revolving loan facility.

Expected Effects of the Recent Transactions

As a result of the recent transactions described above, we expect that our annual interest expense payable in respect of our debt securities will increase during the remainder of 2009 and the first half of 2010 from approximately $29.8 million per year to approximately $40.3 million per year. Our overall level of indebtedness has decreased substantially as a result of the use of the proceeds of the equity investment to retire the senior subordinated notes at a discount and to reduce the amount outstanding under our asset-based revolving loan facility. As a result of the completion of the transactions described above, we expect to increase our 2009 capital spending to approximately $60 million, primarily to support growth-oriented projects.

Certain Line Items Presented

Net sales: Net sales include all front-end and pharmacy sales as well as certain resales of retail pharmaceutical inventory that are required to be reported on a gross basis in accordance with Emerging Issues Task Force Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent”. We refer to net sales excluding such resale activity as “net retail sales” and pharmacy sales excluding such resale activity as “pharmacy net retail sales.” “Same-store sales” represent sales for stores that have been open for at least 13 months and exclude any resale activity.

Cost of goods sold: Cost of goods sold includes all costs of products sold, net of any promotional income or rebates received from manufacturers or wholesalers. Cost of goods sold is shown exclusive of depreciation and amortization expense for our distribution centers, which is included in the separate line item captioned depreciation and amortization. Inventory shrink losses are also recorded in cost of goods sold.

Selling general & administrative expenses: SG&A includes employee wages and related costs, professional fees, store occupancy costs, advertising expenses, credit card fees and all other store and office-related operating expenses. In addition, real estate-related income is included in store occupancy costs.

Depreciation and amortization: Depreciation and amortization consists primarily of depreciation of store fixtures and equipment and amortization of leasehold improvements as well as intangible assets, including pharmacy files and lease acquisition costs.

Store pre-opening expenses: These expenses primarily represent the labor costs we incur related to our employees performing various tasks associated with the opening of a new location.

Results Of Operations

Overview of the Twenty-Six Weeks Ended June 27, 2009

For the first six months of 2009, we achieved net sales of $923.6 million and incurred a net loss of $28.8 million, as compared to net sales of $878.5 million and a net loss of $33.1 million in the first six months of 2008. Pharmacy resale activity included in net sales was $46.6 million in the first six months of 2009, compared to $31.5 million in the first half of 2008. The improvement in our net loss is primarily attributable to the following factors:

•	the benefits of the $45.0 million increase in net sales of which $30 million was in our net retail store sales; and

•	a $3.1 million decrease in interest expense resulting from lower interest rates applicable to our variable rate borrowings as compared to the prior year.

The positive impact of these items was partially offset by an increase in selling, general and administrative expenses of $8.0 million, primarily due to an increase in store occupancy costs for our new stores as well as additional payroll and related selling costs associated with the new stores and increased sales. In addition, other expenses increased $2.1 million in the first half of 2009, as compared to the first half of 2008, primarily due to additional expenses relating to litigation activities associated with a former CEO and additional closed store costs.

2008 Overview

For the 2008 fiscal year, we achieved net sales of $1.774 billion and incurred a net loss of $72.8 million, as compared to net sales of $1.687 billion and a net loss of $87.8 million in the 2007 fiscal year. The reduction in our net loss for the 2008 fiscal year, as compared to fiscal 2007, was primarily attributable to the following factors:

•	the benefits of the $87.3 million increase in net sales, of which $66.5 million was in our net retail store sales;

•

a decrease in cost of sales as a percentage of net sales, primarily attributable to improved front-end assortments, higher rates of generic drug utilization and reductions in the level of inventory shrink losses;

•	a decrease in interest expense of $6.1 million that was primarily due to lower interest rates applicable to our variable rate debt and reduced levels of borrowing on our revolving credit facility; and

•

a decrease in non-cash depreciation and amortization expenses of $4.5 million in 2008. The decrease is primarily due to reduced amortization expense for certain intangible assets which became fully amortized.

The positive impact of the above items was partially offset by an increase in selling, general and administrative expenses of $29.9 million, primarily due to the following factors:

•	an increase of $14.4 million for additional store payroll and related costs associated with an increased number of stores as well as wage and salary rate increases;

•	an increase of $10.2 million in store occupancy costs related to new stores, relocations and reduced real estate related income; and

•

higher general and administrative costs associated with a $3.5 million litigation settlement charge for two class action lawsuits and additional recruitment fees and relocation costs paid in connection with the hiring of senior management executives.

The 2007 fiscal year also included a $1.3 million gain from the sale of several pharmacy prescription files, which did not recur in the 2008 fiscal year.

2007 Overview

For the 2007 fiscal year, we achieved net sales of $1.687 billion and incurred a net loss of $87.8 million, as compared to net sales of $1.585 billion and a net loss of $79.4 million in the 2006 fiscal year. The increased net loss sustained in the 2007 fiscal year was primarily attributable to a pre-tax labor contingency credit of $18.0 million recorded in 2006 that resulted from the favorable settlement of the National Labor Relations Board (NLRB) litigation. Excluding the impact of this credit, our net loss would have declined by $9.6 million as compared to the 2006 fiscal year. Following are the other major factors impacting our results in fiscal 2007, compared to fiscal 2006:

•	an increase in net sales of $102.0 million, of which $92.8 million was in our net retail store sales;

•

a decrease in cost of sales as a percentage of net sales, reflecting a continuation of the improved trend of front-end sales and product mix assortments, partially offset by lower pharmacy reimbursement rates;

•

an increase in selling, general and administrative expenses of $20.2 million, primarily reflecting increased pharmacist’s labor costs, increases in minimum wage rates, union contract wage increases and payroll costs associated with additional corporate staffing to support the continued implementation of the Duane Reade Full Potential program;

•	the sale of several pharmacy prescription files in 2007 that resulted in a separately reported gain of $1.3 million;

•

an increase in other expenses of $1.2 million in 2007, which consists of increases in our closed store costs of $4.3 million, expenses related to a former CEO, Mr. Cuti, of $4.7 million and accounting investigation costs of $1.4 million. This was partially offset by a decrease in asset impairment charges of $9.3 million in 2007;

•

an increase in non-cash depreciation and amortization expenses of $1.1 million in 2007. The increase is primarily due to the recent new store openings, renovations, and other capital spending in recent periods as well as the $1.0 million cumulative depreciation adjustment recorded in the third quarter of 2006 resulting from the Audit Committee’s accounting investigations. For further discussion, see Note 2 to our consolidated financial statements included elsewhere in this prospectus;

•

an increase in interest expense of $4.0 million that was primarily attributable to higher non-cash interest expense associated with the preferred stock offering completed during the second quarter of 2007; and

•	a decrease in the income tax provision of $0.8 million that was primarily attributable to a lower estimated effective tax rate.

The following sets forth our results of operations in dollars (in thousands) and as a percentage of sales for the periods indicated.

							(Unaudited)		(Unaudited)
	Fiscal Year Ended December 27, 2008		Fiscal Year Ended December 29, 2007		Fiscal Year Ended December 30, 2006		For the 26 Weeks Ended June 27, 2009		For the 26 Weeks Ended June 28, 2008
	Dollars	% of Sales	Dollars	% of Sales	Dollars	% of Sales	Dollars	% of Sales	Dollars	% of Sales
Net sales	$1,774,029	100.0%	$1,686,752	100.0%	$1,584,778	100.0%	$923,573	100.0%	$878,532	100.0%
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,227,129	69.2%	1,176,376	69.7%	1,108,727	70.0%	640,496	69.3%	606,405	69.0%
Selling, general and administrative expenses	476,574	26.9%	446,696	26.5%	426,532	26.9%	244,415	26.5%	236,450	26.9%
Labor contingency expense	—	0.0%	—	0.0%	(18,004)	-1.1%	—	0.0%	—	0.0%
Depreciation and amortization	68,539	3.9%	73,080	4.3%	71,932	4.5%	35,342	3.8%	35,593	4.1%
Store pre-opening expenses	797	0.0%	600	0.0%	305	0.0%	235	0.0%	247	0.0%
Gain on sale of pharmacy files	—	0.0%	(1,337)	-0.1%	—	0.0%	—	0.0%	—	0.0%
Other expenses	16,808	0.9%	15,948	0.9%	14,747	0.9%	6,283	0.7%	4,149	0.5%

Operating loss	(15,818)	-0.9%	(24,611)	-1.5%	(19,461)	-1.2%	(3,198)	-0.3%	(4,312)	-0.5%
Interest expense, net	54,915	3.1%	60,977	3.6%	56,947	3.6%	24,191	2.6%	27,281	3.1%

Loss before income taxes	(70,733)	-4.0%	(85,588)	-5.1%	(76,408)	-4.8%	(27,389)	-3.0%	(31,593)	-3.6%
Income tax expense	2,045	0.1%	2,192	0.1%	2,956	0.2%	1,407	0.2%	1,478	0.2%

Net loss	$(72,778)	-4.1%	$(87,780)	-5.2%	$(79,364)	-5.0%	$(28,796)	-3.1%	$(33,071)	-3.8%

The Twenty-Six Weeks Ended June 27, 2009 as Compared to the Twenty-Six Weeks Ended June 28, 2008

Net sales were $923.6 million in the twenty-six weeks ended June 27, 2009, representing an increase of 5.1% as compared to net sales of $878.5 million in the twenty-six weeks ended June 28, 2008. Resale activity accounted for 1.7% of the increase, while an increase in net retail store sales represented the remaining 3.4%. Total 2009 same-store sales increased by 1.4% over the first half of 2008.

Pharmacy sales increased from $400.7 million in the first half of 2008 to $433.6 million in the first half of 2009, an increase of 8.2%, and represented 47.0% of total sales, as compared with 45.6% of total sales in the first half of 2008. Resale activity accounted for 3.8% of the pharmacy sales increase, while retail pharmacy sales accounted for the remaining 4.4% of the increase. Pharmacy same-store sales increased by 3.6% and the average same-store weekly prescriptions filled per store increased 1.3% during the first half of 2009. The percentage of generic drugs dispensed increased by 2.8% over the prior year, negatively impacting the pharmacy same-store sales increase by approximately 3.5%. Generic drugs generally have lower retail sales prices but are more profitable than branded drugs.

Front-end sales increased from $477.8 million in the first half of 2008 to $489.9 million in the first half of 2009, an increase of 2.5%, and represented 53.0% of total sales, as compared to 54.4% of total sales in the first half of 2008. Front-end same-store sales decreased by 0.3% for the first half of 2009, primarily due to the difficult economy, which has resulted in higher unemployment rates and lower levels of tourism, and poor weather patterns. The previously discussed increase in the sales price on our cigarettes positively impacted front-end same-store sales by 0.8% during the first half of 2009.

Cost of sales as a percentage of net sales increased to 69.3% in the first half of 2009 from 69.0% in the first half of 2008 primarily due to an increase in pharmacy resale activity. Excluding pharmacy resale activity, cost of sales as a percentage of net retail sales decreased to 67.7% in the first half of 2009, compared to 67.9% in the first half of 2008. This decrease was attributable to improved front-end product mix and reduced front-end inventory shrink losses partially offset by lower third party pharmacy reimbursement rates.

Selling, general and administrative expenses were $244.4 million, or 26.5% of net sales, and $236.5 million, or 26.9% of net sales, in the first six months of 2009 and 2008, respectively. As a percentage of net retail sales, selling, general and administrative expenses was 27.9% for both periods. The $8.0 million increase in selling, general and administrative is primarily due to an increase in store occupancy costs for our new stores and the additional payroll and related selling costs associated with the new stores and increased sales.

Depreciation and amortization of property and equipment and intangible assets decreased slightly in the first six months of 2009 to $35.3 million, as compared to $35.6 million in the first six months of 2008.

We incurred $0.2 million of store pre-opening expenses during the twenty-six weeks ended June 27, 2009 and June 28, 2008. During the first half of 2009 and 2008 we opened four stores and five stores, respectively.

For the six months ended June 27, 2009, other expenses totaled $6.3 million and included costs associated with closed stores ($2.8 million), costs associated with matters related to a former CEO, Mr. Cuti ($2.9 million) and Oak Hill management fees ($0.6 million). For the six months ended June 28, 2008, other expenses totaled $4.1 million and included costs associated with closed stores ($2.1 million), costs associated with matters related to Mr. Cuti ($1.3 million), Oak Hill management fees ($0.6 million), and other expenses ($0.1 million).

Net interest expense for the first six months of 2009 was $24.2 million, as compared to $27.3 million in the first six months of 2008. The $3.1 million decrease was primarily attributable to lower interest rates on our variable-rate debt.

In the first half of 2009, we recorded an income tax provision of $1.4 million, reflecting an estimated effective tax rate of 5.1%. This expense is inclusive of an incremental valuation allowance of $10.5 million that largely offset the tax benefit generated by our operating loss in the six month period. In the first half of 2008, we recorded an income tax provision of $1.5 million, reflecting an estimated effective tax rate of 4.7%. This expense is inclusive of an incremental valuation allowance of $13.4 million that largely offset the tax benefit generated by our operating loss in the six month period. The valuation allowances reflect the significant losses incurred in each period, as well as the anticipated financial performance over the next several years and the unlikelihood of recognizing the future tax benefits of our accumulated losses.

The Twelve Months Ended December 27, 2008 Compared to the Twelve Months Ended December 29, 2007

Net sales were $1.77 billion in 2008 and $1.69 billion in 2007. The 2008 net sales increased by 5.2% as compared to the prior year net sales. Resale activity increased by $20.8 million as compared to 2007, which represented a 1.2% increase in overall net sales, while net retail sales to customers increased by 4.1% over this same period. Total same-store sales in 2008 increased by 4.2% over the prior year.

Pharmacy sales increased to $817.5 million in 2008 from $776.4 million in 2007, an increase of 5.3%, and represented 46.1% of total sales, as compared with 46.0% of total sales in 2007. Resale activity accounted for 2.7% of the pharmacy sales increase, while pharmacy net retail sales accounted for the remaining 2.6% of the increase. Pharmacy same-store sales increased by 3.1% from last year, and third-party reimbursed pharmacy sales represented 93.4% and 93.0% of total prescription sales in 2008 and 2007, respectively. The percentage of generic drugs dispensed increased by 3.9% over the prior year, negatively impacting the pharmacy same-store sales increase by approximately 3.7% but contributing to increased profitability per prescription dispensed. Generic drugs generally have lower retail sales prices but are more profitable for us than branded drugs. The switch of Zyrtec, a prescription allergy medication, to over-the-counter status negatively impacted pharmacy same-store sales by 0.4% during 2008.

Front-end sales increased to $956.5 million in 2008 from $910.3 million in 2007, an increase of 5.1%, and represented 53.9% of total sales, as compared to 54.0% of total sales in 2007. Front-end same-store sales increased by 5.0%, due to improved merchandise offerings and the strong performance in the food and beverage categories, over-the-counter products and health and beauty items. The aforementioned switch of Zyrtec to over-the-counter status positively impacted front-end same-store sales by approximately 0.3% in 2008. Additionally, in June 2008 we raised the sales price on our cigarettes commensurate with an increase in cigarette excise taxes in New York State. Although such additional sales do not result in any additional profit to us, the June 2008 increase in the sales price on our cigarettes positively impacted front-end sales by 0.5%.

As of December 27, 2008, we operated 251 stores, 15 of which were opened during fiscal 2008. We closed six stores in 2008. In fiscal 2007, we opened ten stores and we closed 16 stores.

Cost of sales as a percentage of net sales was 69.2% and 69.7% in 2008 and 2007, respectively. Excluding pharmacy resale activity, cost of sales as a percentage of net retail sales decreased to 67.6% in 2008, compared to 68.6% in 2007. This decrease was primarily attributable to improved front-end assortments, higher rates of generic drug utilization and reductions in the level of inventory shrink losses. Cost of sales includes a LIFO provision of $4.0 million in 2008 as compared to a LIFO provision of $1.6 million in 2007.

Selling, general and administrative expenses were $476.6 million, or 26.9% of net sales, and $446.7 million, or 26.5% of net sales, in 2008 and 2007, respectively. The increase in the 2008 expense percentage as compared to 2007 is primarily due to an increase of 0.2% in store occupancy costs related to new stores, relocations and reduced real estate related income, a 0.9% increase in store payroll and related costs associated with an increased number of stores, as well as wage and salary rate increases, and higher general and administrative costs associated with a $3.5 million litigation settlement for two class action lawsuits and additional recruitment and relocation fees paid in connection with the hiring of senior management executives. These items were partially offset by improved leveraging of costs against strong same-store sales growth in both pharmacy and front-end. Excluding the litigation settlement charge, selling, general and administrative expenses as a percentage of net sales were 26.7% in 2008.

Depreciation and amortization of property and equipment and intangible assets decreased $4.5 million to $68.5 million in 2008, as compared to $73.1 million in 2007. The decrease in 2008 is due primarily to reduced amortization expense for certain intangible assets becoming fully amortized. The decrease was partially offset by the additional depreciation and amortization for the 15 stores opened during 2008.

We incurred store pre-opening expenses of $0.8 million in 2008, attributable to the opening of 15 stores, as compared to $0.6 million in 2007, reflecting ten new stores opened during that period.

The prior year period included a $1.3 million gain from the sale of several pharmacy prescription files, which did not recur in the current year.

In 2008, we incurred other expenses of $16.8 million, including asset impairment charges ($7.7 million), costs associated with the closing of various stores ($3.6 million), Oak Hill management fees ($1.25 million), and costs associated with various matters related to a former CEO, Mr. Cuti ($6.0 million). The asset impairment charges are non-cash expenses and are necessary to reduce the carrying value of certain store assets to their estimated fair value. The 2008 other expenses also includes a $1.8 million net benefit related to fair value adjustments to reverse excess liabilities for the phantom stock liability and the profits interest liability as well as additional pension benefit costs related to a March 2006 union contract settlement. In the corresponding 2007 period, we incurred other expenses of $15.9 million, including costs associated with the completed audit committee investigations ($2.3 million) and various other matters related to Mr. Cuti ($6.0 million), costs associated with the closing of various stores ($4.4 million), Oak Hill management fees ($1.25 million), asset impairment charges ($0.9 million) and other costs ($1.2 million).

Net interest expense for 2008 was $54.9 million, as compared to $61.0 million in 2007. The decrease of $6.1 million was primarily attributable to lower outstanding borrowings on our asset-based revolving loan facility and lower interest rates on our variable rate debt. At December 27, 2008, the weighted average interest rate on our variable rate debt was 5.2%, as compared to 8.4% at December 29, 2007.

In 2008, we recorded an income tax provision of $2.0 million, inclusive of a valuation allowance of $30.9 million, while in 2007, we recorded an income tax provision of $2.2 million, inclusive of a valuation allowance of $43.5 million. The valuation allowances reflect the significant losses incurred in these years, as well as the anticipated financial performance over the next several years and the unlikelihood of recognizing the future tax benefits of the accumulated losses.

The Twelve Months Ended December 29, 2007 Compared to the Twelve Months Ended December 30, 2006

Net sales were $1.69 billion in 2007 and $1.58 billion in 2006. The 2007 net sales increased by 6.4% as compared to the prior year net sales. Resale activity increased by $9.1 million as compared to 2006, which represented a 0.6% increase in overall net sales, while net retail sales to customers increased by 5.9% over this same period. Total same store sales in 2007 increased by 7.4% over the prior year.

Pharmacy sales increased to $776.4 million in 2007 from $736.1 million in 2006, an increase of 5.5%, and represented 46.0% of total sales, as compared with 46.5% of total sales in 2006. Resale activity accounted for 1.2% of the pharmacy sales increase, while pharmacy net retail sales accounted for the remaining 4.3% of the increase. Pharmacy same-store sales increased by 5.9% from 2006, and third-party reimbursed pharmacy sales represented 93.0% and 92.8% of total prescription sales in 2007 and 2006, respectively. In addition, our pharmacy sales were negatively impacted by lower New York Medicaid reimbursement rates that went into effect in July 2007. The percentage of generic drugs dispensed increased by 3.6% over the prior year, negatively impacting the pharmacy same-store sales increase by approximately 3.1% but contributing to increased profitability per prescription dispensed. Generic drugs generally have lower retail sales prices but are more profitable for us than branded drugs. The average weekly prescriptions filled per store during 2007 increased 1.6% as compared to the prior year.

Front-end sales increased to $910.3 million in 2007 from $848.6 million in 2006, an increase of 7.3%, and represented 54.0% of total sales, as compared to 53.5% of total sales in 2006. Front-end same-store sales increased by 8.6%, due to improved merchandise offerings, enhanced customer service reflecting the continuing implementation of our “Full Potential” initiative and our store renovation program. Additionally, the stronger New York City economy, a generally improved level of consumer demand resulting from increased tourism and favorable weather patterns positively influenced our front-end same-store sales. Front-end sales were driven by strong performance in our food and beverage categories, over-the-counter products and health and beauty categories.

As of December 29, 2007, we operated 242 stores, ten of which were opened during fiscal 2007. We closed 16 stores in 2007. In fiscal 2006, we opened five stores and we closed eight stores.

Cost of sales as a percentage of net sales was 69.7% and 70.0% in 2007 and 2006, respectively. The decrease in cost of sales as a percentage of net sales in 2007 is primarily due to a more favorable mix of front-end promotional and regularly-priced products and a lower LIFO charge. The positive impact of those items was offset in part by higher inventory shrink losses, modestly reduced levels of vendor allowances and an increase in Medicare Part D sales, which generally have lower reimbursement rates than other third-party plans. Cost of sales includes a LIFO provision of $1.6 million in 2007 as compared to a LIFO provision of $3.0 million in 2006.

Selling, general and administrative expenses were $446.7 million, or 26.5% of net sales, and $426.5 million, or 26.9% of net sales, in 2007 and 2006, respectively. Approximately 0.2% of the decrease in the 2007 expense percentage as compared to 2006 was attributable to improved leveraging of our store occupancy expenses and higher real estate related income. The remaining 0.2% was due to improved leveraging of costs against strong same-store sales growth in both pharmacy and front-end, process related improvements, reduced advertising costs and lower legal and professional fees, partially offset by increased minimum wage rates and higher costs associated with pharmacist salaries.

Depreciation and amortization of property and equipment and intangible assets was $73.1 million in 2007, as compared to $71.9 million in 2006. The increase reflects depreciation and amortization due to new store openings, renovations and other capital spending as well as the cumulative depreciation adjustment recorded in the third quarter of 2006 resulting from the Audit Committee’s accounting investigations. For further discussion of the accounting investigations, see Note 2 of the notes to our annual consolidated financial statements.

We incurred store pre-opening expenses of $0.6 million in 2007, attributable to the opening of ten stores, as compared to $0.3 million in 2006, reflecting five new stores opened during that period.

During 2007, we sold several pharmacy prescription files that resulted in a separately reported gain of $1.3 million.

In 2007, we incurred other expenses of $15.9 million, including costs associated with the completed audit committee investigations ($2.3 million) and various other matters related to a former CEO, Mr. Cuti ($6.0 million), costs associated with the closing of various stores ($4.4 million), Oak Hill management fees ($1.25 million), asset impairment charges ($0.9 million) and other costs ($1.2 million). In the corresponding prior year period, we incurred other expenses of $14.8 million, including asset impairment charges ($10.2 million), Oak Hill management fees ($1.25 million), costs associated with audit committee investigations ($0.8 million) and costs associated with various matters related to Mr. Cuti ($1.3 million), as well as other miscellaneous costs associated with our management reorganization and the reversal of the excess liability for our phantom shares ($1.2 million).

Net interest expense for 2007 was $61.0 million, as compared to $56.9 million in 2006. This $4.1 million increase was primarily attributable to higher non-cash interest expense associated with the accretion of the discount on the liability recorded for the preferred stock offering completed during the second quarter of 2007.

In 2007, we recorded an income tax provision of $2.2 million, inclusive of a valuation allowance of $43.5 million, while in 2006, we recorded an income tax provision of $3.0 million, inclusive of a valuation allowance of $38.1 million. The valuation allowances reflect the significant losses incurred in these years, as well as the anticipated financial performance over the next several years and the unlikelihood of recognizing the future tax benefits of the accumulated losses.

Liquidity and Capital Resources

Working Capital

We had a working capital deficit of $21.6 million as of June 27, 2009, as compared to a working capital deficit of $13.3 million as of December 27, 2008 and a working capital balance of $8.6 million as of December 29, 2007 and $6.2 million as of December 30, 2006. Working capital reflects the classification of outstanding borrowings under our asset-based revolving loan facility of $143.3 million at June 27, 2009, $144.6 million at December 27, 2008, $141.4 million at December 29, 2007 and $157.1 million at December 30, 2006 as current liabilities. This current classification is required because cash receipts controlled by the lenders are used to reduce outstanding debt, and we do not meet the criteria of SFAS No. 6, “Classification of Short-Term Obligations Expected to be Refinanced—An Amendment of ARB No. 43, Chapter 3A” to classify the debt as long-term, but is not an indication that this credit facility is expected to be retired within the next year. The asset-based revolving loan facility expires in July of 2011, and we intend to continue to access it for our working capital needs throughout its remaining term.

The increase in our working capital deficit as of June 27, 2009, as compared to December 27, 2008, is primarily due to an increase in accounts payable at June 27, 2009, which reflects the timing of merchandise receipts at quarter-end. The decrease in our working capital balance as of December 27, 2008, as compared to December 27, 2008, is primarily due to the timing of merchandise receipts versus the previous year, the increased revolving loan borrowings at December 27, 2008 compared to December 29, 2007 and increases in our December 27, 2008 accrued expenses for a $3.5 million litigation settlement for two class action lawsuits, which was paid in August 2009, and a $4.7 million liability related to our interest rate collar.

Cash Flow for the Twenty-Six Weeks Ended June 27, 2009 as Compared to the Twenty-Six Weeks Ended June 28, 2008

Net cash provided by operating activities was $31.0 million in the twenty-six weeks ended June 27, 2009 compared to net cash provided by operating activities of $26.8 million in the twenty-six weeks ended June 28, 2008. The change is primarily attributable to our improved operating results during the first half of 2009 compared to the first half of 2008 and reduced cash interest payments due to lower interest rates on our variable-rate debt.

Net cash used in investing activities was $27.5 million in the twenty-six weeks ended June 27, 2009, compared to $26.0 million in the twenty-six weeks ended June 28, 2008. In the first six months of 2009, we spent $22.5 million on capital expenditures, primarily related to new stores and the remodeling of existing locations, and $5.0 million on lease acquisition and other costs, including capitalized software costs. In the first six months of 2008, we spent $16.3 million on capital expenditures, primarily related to new stores and the remodeling of existing locations, and $10.2 million on lease acquisition and other costs, including capitalized software costs. These costs were partially offset by $0.5 million of proceeds received from the disposition of certain assets.

Net cash used in financing activities was $3.5 million in the twenty-six weeks ended June 27, 2009, compared to net cash used in financing activities of $0.8 million in the twenty-six weeks ended June 28, 2008. The financing activity in the twenty-six weeks ended June 27, 2009 reflects a net decrease of $1.3 million in outstanding borrowings under our asset-based revolving loan facility and capital lease payments of $2.3 million. The financing activity in the twenty-six weeks ended June 28, 2008 reflects a net increase of $0.8 million in outstanding borrowings under our asset-based revolving loan facility and capital lease payments of $1.9 million. During the twenty-six weeks ended June 28, 2008, Oak Hill reimbursed us for a portion of our legal costs incurred in connection with the proceedings relating to a former CEO, Mr. Cuti, which is discussed in Note 12 to our unaudited consolidated interim financial statements contained elsewhere in this prospectus. The reimbursements totaled $0.3 million for the twenty-six weeks ended June 28, 2008 and are reflected as an additional capital contribution within financing activities.

Cash Flow for the Twelve Months Ended December 27, 2008 as Compared to the Twelve Months Ended December 29, 2007

Net cash provided by operating activities was $44.3 million in fiscal 2008 as compared to $19.3 million in the 2007 fiscal year. The increase against the prior year reflects the improved operating results in 2008, during which our operating loss was reduced by $8.8 million to $15.8 million from $24.6 million. Our operating losses include non-cash asset impairment charges of $7.7 million in fiscal 2008 and $0.9 million in the 2007 fiscal year. While the asset impairment charges increase our operating loss, they are non-cash in nature. During fiscal 2008, we also benefited from reduced interest expense due to lower interest rates and lower average outstanding borrowings on our asset-based revolving loan facility.

Net cash used in investing activities in 2008 was $47.0 million, as compared to $41.9 million in 2007. The increase is primarily due to capital expenditures for new store openings during 2008. We opened 15 new stores in 2008, compared to ten new stores in 2007. Our capital expenditures in 2008 were $33.1 million compared to $26.1 million in 2007. We had lease acquisition and other investing activities of $14.4 million in 2008, compared to $19.2 million in 2007. Fiscal 2008 cash flow used in investing activities included $0.5 million of proceeds related to the disposition of certain properties, while fiscal 2007 cash flow used in investing activities included $3.3 million of proceeds resulting from similar property dispositions.

Net cash provided by financing activities in 2008 was $2.7 million, as compared to $22.6 million in 2007. The prior year net cash provided by financing activities reflects the issuance of $39.1 million in preferred stock and warrants (net of expenses of $0.3 million), a portion of which was used to fund the acquisition of six Gristedes supermarket leases. As of December 27, 2008, we have opened new stores at each location. Our agreement with Gristedes has expired and we are not obligated to acquire any additional leases. See Note 14 to our consolidated financial statements contained elsewhere in this prospectus for additional information regarding this transaction.

Cash Flow for the Twelve Months Ended December 29, 2007 as Compared to the Twelve Months Ended December 30, 2006

Net cash provided by operating activities was $19.3 million in fiscal 2007 as compared to $11.6 million in the 2006 fiscal year. The increase over the prior year primarily reflects improved operating results (which exclude the non-cash labor contingency credit recorded in 2006) and the benefits of our working capital management initiatives.

Net cash used in investing activities in 2007 was $41.9 million, as compared to $29.1 million in 2006. Capital expenditures in 2007 of $26.1 million were $0.9 million higher than 2006, while lease acquisition, pharmacy customer file and other costs in 2007 of $19.2 million were higher than 2006 by $12.7 million, principally due to five Gristedes supermarket lease acquisitions completed during the year. Fiscal 2007 cash flow used in investing activities included $3.3 million of proceeds related to the disposition of certain properties, while fiscal 2006 cash flow used in investing activities included $2.5 million of proceeds resulting from similar property dispositions.

Net cash provided by financing activities in 2007 was $22.6 million, as compared to $17.5 million in 2006. The increase in cash provided by financing activities in 2007 reflects the issuance of $39.1 million in preferred stock and warrants (net of expenses of $0.3 million), a portion of which was used to fund the acquisition of five Gristedes supermarket leases and other capital expenditures. This was partially offset by repayments of borrowings under our asset-based revolving loan facility with unspent proceeds from the issuance of the preferred stock and warrants as well as the improvement in cash flow from operations. See Note 14 to our consolidated financial statements contained elsewhere in this prospectus for additional information regarding this transaction.

Operating Capital Requirements

Our operating capital requirements primarily result from opening new stores, remodeling and renovating existing retail locations, purchasing pharmacy files and the continuing development of management information systems. We opened four new stores in the first six months of 2009, five new stores during the first six months of 2008, 15 new stores in fiscal 2008 and ten new stores in fiscal 2007. In light of improved liquidity due to the completion of our August 2009 financing transaction (described below), our current capital spending plans include approximately $60 million of capital spending in both 2009 and 2010, with approximately $40 to $43 million related to strategic growth during each period. In addition, this growth strategy will support 10 to 15 major store renovations in each of 2009 and 2010. The capital plan includes between 10 to 12 new store openings in 2009 and between 10 to 15 new stores in 2010. We also require working capital to support inventory for our existing and new stores. Historically, we have been able to lease almost all of our store locations, so acquisitions of real estate are not expected to have a significant impact on our capital requirements.

As a result of the current economic recession, we experienced declines in consumer demand that accelerated during the fourth quarter of 2008 and are expected to continue throughout fiscal 2009. Higher rates of unemployment, reduced levels of tourism and decreased commercial activity are factors impacting our outlook for the current year. We are implementing certain measures to mitigate the impact of these recessionary economic conditions. These actions include the implementation of a number of strategic cost savings initiatives to improve efficiency and eliminate non-value added activities. The total cost savings associated with the program is expected to be in the range of $7.0 to $10.0 million in fiscal 2009.

Liquidity Assessment

Duane Reade Holdings is a holding company formed in connection with the Acquisition by Oak Hill in July 2004 to hold the common stock of Duane Reade Inc. Duane Reade Holdings operates all of its business through Duane Reade Inc. and its subsidiaries and has no other independent assets, liabilities or operations. To the extent it has liquidity requirements, it will depend on distributions of cash from Duane Reade Inc., to the extent permitted by the various agreements to which Duane Reade Inc. is a party. Currently, we do not expect Duane Reade Holdings to have any material liquidity requirements.

We have incurred losses since the Acquisition date due primarily to the additional depreciation and amortization expense relating to the stepped-up fair value of our assets on the Acquisition date, and increased interest expense resulting from Acquisition indebtedness. We have an accumulated deficit of $426.6 million at June 27, 2009. We have generated positive net cash flows from operations of $31.0 million during the twenty-six weeks ended June 27, 2009, $44.3 million in fiscal 2008, $19.3 million in fiscal 2007 and $11.6 million in fiscal 2006. Our asset-based revolving loan facility contains a single fixed charge coverage requirement which only becomes applicable when borrowings exceed 90 percent of the borrowing base, as defined in the agreement governing our asset-based revolving loan facility. We have never been subject to the financial coverage requirement. Historically, our borrowings have never exceeded 90 percent of the borrowing base, and we do not expect to exceed this threshold during the remainder of 2009. If the fixed charge coverage ratio had been in effect during the first half of 2009, we would have been in full compliance with the covenant.

On August 7, 2009, we completed a number of related financing transactions, including:

•

through a cash tender offer and an optional redemption of the remaining non-tendered securities, we retired all of the existing $210.0 million aggregate principal amount of our senior secured floating rate notes due 2010;

•	through a cash tender offer, we retired $143.3 million aggregate principal amount of our 9.75% senior subordinated notes due 2011, leaving $51.7 million outstanding;

•	we issued $300.0 million of the initial notes to provide portion of the total consideration for the purchase of the senior secured floating rate notes and senior subordinated notes;

•	Oak Hill invested $125.0 million in the form of redeemable preferred equity to provide a portion of the consideration for the purchase of the senior subordinated notes;

•	we amended our asset-based revolving loan facility to permit the transactions;

•	we paid $9.2 million in fees and expenses; and

•	we temporarily repaid $70.9 million of outstanding borrowings under our asset-based revolving loan facility with the remaining proceeds of the Oak Hill equity investment.

As a result of these transactions, we reduced our overall leverage, improved our financial flexibility and increased our available liquidity, which will allow us to continue to implement our business plan. As of June 27, 2009, we had $67.5 million available for borrowing under our asset-based revolving loan facility. On an as-adjusted basis as of June 27, 2009, we had $143.4 million available for borrowing under our asset-based revolving loan facility.

Also as a result of these transactions, our annual cash interest expense payable in respect of our outstanding debt securities will increase during the remainder of 2009 and the first half of 2010, since we expect to pay approximately $40.3 million of annual cash interest on the initial notes and the remaining senior subordinated notes, compared to approximately $29.8 million of annual cash interest on the previously outstanding senior secured floating rate notes and senior subordinated notes (based on the interest rates in effect as of June 27, 2009 and without giving effect to our current hedging arrangements).

As a result of the amendment of our asset-based revolving loan facility, the rate of interest payable under our asset-based revolving loan facility is expected to increase, since the applicable margins on LIBOR-based loans increased from a range of 1.00% to 2.00% to a range of 2.25% to 3.25%, and the applicable margins on prime rate loans increased from a range of 0.00% to 0.50% to a range of 1.25% to 1.75%. Also, line fees increased from 0.30% to 0.50% per year.

We believe that, based on current levels of operations and anticipated growth, cash flow from operations, together with other available sources of funds, including revolving loan borrowings under the asset-based revolving loan facility, will be adequate to make required payments on our indebtedness, to fund anticipated capital expenditures and to satisfy our working capital requirements for fiscal 2009. We base this belief on our recent levels of cash flow from operations, projected improvements in working capital management, anticipated levels of capital expenditures and the available borrowing capacity under the $225.0 million asset-based revolving loan facility, which was approximately $67.5 million at June 27, 2009. Our stockholders’ deficit is expected to increase in 2009 due to continued losses; however, this deficit does not impact our liquidity as noted above and has no impact on our debt covenants.

Our ability to meet our debt service obligations and reduce or refinance our total debt will depend upon our future performance and financial condition, credit market conditions and the availability of financing which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. In addition, our operating results, cash flow and capital resources may not be sufficient for repayment of our indebtedness in the future. Some risks that could adversely affect our ability to meet our debt service obligations include, but are not limited to, reductions in third party prescription reimbursement rates, declines in the New York City economy, increases in competitive activity, adverse changes in vendor credit terms, changes in drug consumption patterns, additional adverse legislative changes or a major disruption of business in our markets from a terrorist event, natural disaster or other unexpected events. Other factors that may adversely affect our ability to service our debt are described above under “Cautionary Statement Regarding Forward-Looking Information.”

We or our affiliates may, from time to time, seek to retire or purchase our outstanding debt in open market purchases, in privately negotiated transactions, or otherwise. Such retirement or purchase of debt may be funded from the operating cash flows of the business or other sources and will depend upon prevailing market conditions, liquidity requirements, contractual restrictions and other factors, and the amounts involved may be material.

During 2006, we extended the maturity of the asset-based revolving loan facility from July 21, 2008 to July 21, 2011. As a condition of this extension, we are required to refinance any outstanding amounts under the $210.0 million of the senior secured floating rate notes not later than 120 days prior to their maturity date of December 15, 2010. As a result of the completion of the offering of the initial notes and the offers to purchase related repurchases, this condition precedent is deemed to have been satisfied.

Borrowings under our asset-based revolving loan facility bear interest at floating rates. Therefore, our financial condition will be affected by changes in prevailing interest rates. On April 30, 2008, we entered into a hedging transaction through the acquisition of a “no cost collar.” Under this arrangement, we capped our exposure on $210.0 million of LIBOR-based borrowings at a maximum LIBOR rate of 5.2%. In addition, we established a minimum “floor” LIBOR rate of 2.6%, in line with then current LIBOR rates. At June 27, 2009, the LIBOR rate in effect was approximately 0.6%, which was below the minimum rate specified under the “no cost collar.” As a result, the “no cost collar” increased the effective annual interest rate on our LIBOR-based borrowings by approximately 1.2%. This hedging arrangement expires on December 15, 2010. As a result of our successful repurchase of our $210.0 million senior secured floating rate notes described above under the caption “—Recent Developments–Offers to Purchase Prior Debt Securities,” the “no cost” interest rate collar no longer qualifies for hedge accounting and we will be required to reclassify the amounts recorded in accumulated other comprehensive income into earnings. In addition, all future changes in the fair value of the “no cost” interest rate collar will be recognized in our future earnings.

There are no credit ratings related triggers in our asset-based revolving loan facility that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity.

Debt

Asset-Based Revolving Loan Facility. Our asset-based revolving loan facility has a maximum borrowing capacity of $225.0 million, subject to a borrowing base calculation based on specified advance rates against the value of our inventory, pharmacy prescription files and accounts receivable. Our asset-based revolving loan facility matures on July 21, 2011.

Our asset-based revolving loan facility includes a $50.0 million sub-limit for the issuance of letters of credit. Obligations under the revolving loan facility are collateralized by a first-priority interest in inventory, receivables, pharmacy prescription files, deposit accounts and certain other current assets. Under our asset-based revolving loan facility, Duane Reade GP is the sole obligor. However, our asset-based revolving loan facility is guaranteed on a full and unconditional basis by Holdings, Duane Reade Inc. and each of Holdings’ other domestic subsidiaries other than the obligor.

Our asset-based revolving loan facility contains a single fixed charge coverage requirement which only becomes applicable when borrowings exceed 90 percent of the borrowing base, as defined in the agreement governing our asset-based revolving loan facility. Borrowings under our asset-based revolving loan facility have not exceeded 90 percent of the borrowing base and, as a result, the fixed charge covenant has not become applicable. There are no credit ratings related triggers in our asset-based revolving loan facility that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity.

On September 28, 2007, our asset-based revolving loan facility was amended to exclude from the definition of “Capital Expenditures” any expenditure made with the proceeds of any equity securities issued or capital contributions received by us.

On August 7, 2009, the asset-based revolving loan facility was amended to, among other things, increase the applicable margins. Giving effect to those amendments, revolving loans under our asset-based revolving loan facility, at our option, bear interest at either:

•	a rate equal to LIBOR plus a margin of from 2.25% to 3.25% (increased from 1.00% to 2.00%), determined based on levels of borrowing availability reset each fiscal quarter; or

•

a rate equal to the prime rate of Banc of America Retail Group Inc. plus a margin of from 1.25% to 1.75% (increased from 0.00% to 0.50%), determined based on levels of borrowing availability reset each fiscal quarter.

The August 7, 2009 amendment also increased line fees and commitment fees from 0.30% per year to 0.50% per year. Borrowings under the asset-based revolving loan facility continue to be primarily LIBOR-based. At June 27, 2009, December 27, 2008 and December 29, 2007, our asset-based revolving loan facility bore interest at a weighted average annual rate of 2.00%, 3.51% and 6.72%, respectively. As of August 22, 2009, giving effect to the August 7, 2009 amendment, LIBOR-based borrowings under our asset-based revolving loan facility bore interest at an annual rate of 3.6%.

At June 27, 2009, there was $143.4 million outstanding under our asset-based revolving loan facility, and approximately $67.5 million of remaining availability, net of $9.1 million reserved for outstanding standby letters of credit. The $9.1 million reserved for outstanding letters of credit includes a $3.5 million letter of credit required for the litigation settlement agreement relating to two class action lawsuits, which we paid in August 2009. Obligations under this facility have been classified as current liabilities because cash receipts controlled by the lenders are used to reduce outstanding debt and we do not meet the criteria of SFAS No. 6, “Classification of Short-Term Obligations Expected to be Refinanced—An Amendment of ARB No. 43, Chapter 3A”, to classify the debt as long-term. We intend to continue to utilize this facility for our working capital needs though the date of its maturity in July 2011.

11.75% Senior Secured Notes due 2015. On August 7, 2009, Duane Reade Inc. and Duane Reade GP co-issued $300.0 million aggregate principal amount of 11.75% senior secured notes due 2015. The proceeds from the offering of the initial notes, together with the proceeds from the equity investment as described under the caption, “Use of Proceeds,” were used to retire the outstanding senior secured floating rate notes and a portion of the outstanding senior subordinated notes.

The notes bear a fixed interest at 11.75%. Interest on the notes is payable semi-annually on each February 1 and August 1. The notes mature on August 1, 2015.

The notes rank equally in right of payment with any of our unsubordinated indebtedness and senior in right of payment to any of our subordinated or senior subordinated indebtedness. All obligations under the notes are guaranteed on a senior basis by Holdings and by each of Duane Reade Inc.’s existing subsidiaries, other than Duane Reade GP, which is a co-obligor under the notes, and will be guaranteed by future subsidiaries of Duane Reade Inc. and Duane Reade GP, except certain foreign and certain domestic subsidiaries.

The notes and the guarantees are secured by a second priority lien on the collateral securing the asset-based revolving loan facility subject only to a first priority security interest securing the revolving loan obligations up to the maximum revolving debt amount (as defined in the agreement governing our asset-based revolving loan facility) and a first priority lien on the collateral securing the asset-based revolving loan facility with respect to that portion of the revolving loan obligations exceeding the maximum revolving debt amount. The notes are not secured by certain “excluded assets,” such as assets constituting real property, assets securing purchase money obligations or capital lease obligations incurred in compliance with the indenture, which obligations effectively rank senior to the notes to the extent of the value of such excluded assets.

Upon the occurrence of specified change of control events, we will be required to make an offer to repurchase all of the initial notes at 101% of the outstanding principal amount of the initial notes plus accrued and unpaid interest to the date of repurchase. The indenture governing the initial notes contains certain affirmative and negative covenants that limit the ability of Duane Reade Inc., Duane Reade GP and their restricted subsidiaries, as defined, to incur additional indebtedness, pay dividends, make repayments on indebtedness that is subordinated to the initial notes and to make certain other restricted payments, incur certain liens, use proceeds from sales of assets, enter into business combination transactions (including mergers, consolidations and asset sales), enter into sale-leaseback transactions, enter into transactions with affiliates and permit restrictions on the payment of dividends by restricted subsidiaries. Such indenture also contains customary events of default, which, if triggered, may result in the acceleration of the indebtedness outstanding under the indenture. There are no credit ratings related triggers in the indenture governing the initial notes that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity. The indenture governing the initial notes does not contain financial maintenance covenants.

Senior Subordinated Notes due 2011. On July 30, 2004, Duane Reade Inc. and Duane Reade GP co-issued $195.0 million of the 9.75% senior subordinated notes due 2011. The senior subordinated notes mature on August 1, 2011 and bear interest at 9.75% per annum payable in semi-annual installments on February 1 and August 1. The senior subordinated notes are uncollateralized obligations and subordinated in right of payment to all Duane Reade Inc.’s and Duane Reade GP’s existing and future unsubordinated indebtedness, including borrowings under our asset-based revolving loan facility and the notes. The senior subordinated notes rank equally with any future senior subordinated indebtedness and senior to any future subordinated indebtedness. The senior subordinated notes are guaranteed on an uncollateralized, senior subordinated basis by Holdings and all of Duane Reade Inc.’s existing direct and indirect domestic subsidiaries other than Duane Reade GP, which is a co-obligor under the senior subordinated notes.

As a result of the completion of the offers to purchase and the related solicitation of consents, on August 7, 2009 we retired $143.3 million of the outstanding principal amount of the senior subordinated notes and amended the indenture governing the senior subordinated notes to eliminate substantially all of the restrictive covenants and certain events of default in such indenture. Subsequent to the completion of the offers to purchase and the related solicitation of consents, $51.7 million of the senior subordinated notes remains outstanding.

There are no credit ratings related triggers in the indenture governing the senior subordinated notes that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity.

Other Factors Influencing our Liquidity

At June 27, 2009, five of our stores, which generated approximately 2.0% of our net sales for fiscal 2008, have leases scheduled to expire before the end of fiscal 2010. While none of these leases have options to extend the term of the lease, we believe that we will be able to renew the expiring leases on economically favorable terms or, alternatively, find other economically attractive locations to lease.

As of June 27, 2009, approximately 5,200 of our approximately 7,000 employees were represented by various labor unions and were covered by collective bargaining agreements. Pursuant to the terms of the collective bargaining agreements covering these employees, we are required, in some instances, to pay specified annual increases in salary and benefits contributions relating to the member employees. We do not believe that these increases will have a material impact on our liquidity or results of operations. Our collective bargaining agreements with the RWDSU/Local 338 and Local 340A unions, who, on a combined basis represent approximately 4,800 of our employees in all of our stores, will expire on December 31, 2012.

Approximately 400 of our employees in our two distribution centers in Maspeth, Queens, NY and North Bergen, NJ are represented by Local 210, International Brotherhood of Teamsters, Chauffeurs and Warehousemen, under a collective bargaining agreement that expires on August 31, 2011.

In June 2005, the appraisal panel in the World Trade Center insurance claim litigation determined the amount of our business interruption loss as a result of the events of September 11, 2001. This determination by the panel is subject to existing appeals and potentially additional appeals, and on June 22, 2005, the Second Circuit Court of Appeals affirmed the decision of the trial court, with modifications, including modifications to certain of the legal tests on which the appraisal panel’s decision was based. Based on this decision and related modifications, the appraisal panel revised its previously issued determination to require an additional $5.6 million payment from the insurance carrier in addition to the $9.9 million previously paid by the insurance carrier in 2002. As a result of the insurer’s refusal to pay this amount and also as a result of the Second Circuit Court of Appeals’ interpretation of our insurance policy, in January 2007, we commenced another action in the U.S. District Court for the Southern District of New York to recover both the appraisal panel’s award and additional amounts under the policy. In August 2007, the District Court entered judgment in the amount of $0.8 million plus interest, and both parties appealed. The appeals have been briefed and oral argument in the Second Circuit Court of Appeals has been held. However, due to the inherent uncertainty of litigation, there can be no assurance that this appeal will be successful. See Note 12 to the unaudited consolidated interim financial statements contained elsewhere in this prospectus for a more detailed explanation of this matter.

The following table presents details of our significant commitments and obligations as at June 27, 2009 on an actual and “as-adjusted” basis, except that the data provided with respect to operating leases is as of December 27, 2008:

	Payments due by Period
Contractual Cash Obligations	Total		Within 1 year		Within 2-3 years		Within 4-5 years		After 5 years
	Actual	As-Adjusted	Actual	As-Adjusted	Actual	As-Adjusted	Actual	As-Adjusted	Actual	As-Adjusted
	(dollars in thousands)
Long-Term Debt(1)	$405,034	$351,743	$—	$—	$405,000	$51,709	$—	$—	$34	$300,034
Asset-Based Revolving Loan Facility(2)	143,380	72,497	—	—	143,380	72,497	—	—	—	—
Capital Lease Obligations(3)	6,097	6,097	5,022	5,022	1,075	1,075	—	—	—	—
Operating Leases(4)	1,602,254	1,602,254	145,772	145,772	290,147	290,147	275,236	275,236	891,099	891,099
Closed Store Costs(5)	7,085	7,085	2,702	2,702	2,128	2,128	811	811	1,444	1,444
Fixed Interest Payments(6)	47,532	224,942	19,013	40,292	28,519	75,962	—	70,500	—	38,188
Variable Interest Payments(7)	22,557	1,571	13,705	1,450	8,852	121	—	—	—	—
Severance Payments(8)	685	685	570	570	16	16	15	15	84	84
Redeemable Preferred Stock(9)	39,400	164,400	—	—	—	—	—	—	39,400	164,400
Redeemable Preferred Stock Dividends(9)	89,496	474,959	—	—	—	—	—	—	89,496	474,959

Total Contractual Cash Obligations(10)	$2,363,520	$2,906,233	$186,784	$195,808	$879,117	$493,655	$276,062	$346,562	$1,021,557	$1,870,208

(1)	These amounts include (x) on an actual basis $210.0 million of outstanding senior secured floating rate notes due 2010, $195.0 million of outstanding senior subordinated notes due 2011, and $34,000 outstanding under the senior convertible notes due 2022 and (y) on “as-adjusted” basis $300.0 million of outstanding notes due 2015, $51.7 million of outstanding senior subordinated notes due 2011, and $34,000 outstanding under the senior convertible notes due 2022.

(2)	At June 27, 2009 (x) on an actual basis approximately $143.4 million was outstanding and a further $67.5 million was available for borrowing under our asset-based revolving loan facility and (y) on “as-adjusted” basis approximately $72.5 million was outstanding and a further $143.4 million was available for borrowing under our asset-based revolving loan facility. Obligations under this facility have been classified as current liabilities because cash receipts controlled by the lenders are used to reduce outstanding debt and we do not meet the criteria of SFAS No. 6, “Classification of Short-Term Obligations Expected to be Refinanced—An Amendment of ARB No. 43, Chapter 3A” to classify the debt as long-term. However, this is not an indication that this credit facility is expected to be retired within the next year. We intend to continue to use this facility for our working capital needs through the date of its maturity in July 2011.

(3)	Please refer to Note 12 to the annual consolidated financial statements included in this prospectus for further detail on capital lease obligations.

(4)	Please refer to Note 18 to the annual consolidated financial statements inserted in this prospectus for further detail on operating lease obligations.

(5)	In the normal course of its business, we will close store locations and establish reserves for costs to be incurred in connection with such store closings. The balance of the reserve is expected to be utilized primarily for occupancy-related costs in the closed stores.

(6)	Reflects (x) on an actual basis interest payable on $195.0 million outstanding senior subordinated notes and (y) on “as-adjusted” basis interest payable on $300.0 million of outstanding notes and $51.7 million of outstanding senior subordinated notes.

(7)	The estimated interest payments for our variable rate debt are calculated using the outstanding balances and interest rates applicable as of June 27, 2009. Borrowings under our variable rate debt are primarily LIBOR-based. At June 27, 2009, our hedging activity consists of a “no cost” interest rate collar designed to hedge interest rate variability on portions of our LIBOR-based borrowings. At June 27, 2009, the LIBOR rate in effect was approximately 0.6%, which was below the minimum rate specified under the “no cost collar.” The fair value of the interest rate collar resulted in a hedge liability of $5.0 million at June 27, 2009. We expect approximately $3.4 million associated with the interest rate collar to be recognized as additional interest expense during the next twelve months. The potential payments due under the interest rate collar are not included in the above table since the actual payments will vary with LIBOR rates. This hedging arrangement expires on December 15, 2010.

(8)

Includes amounts owed to former employees and also reflects future health insurance premium payments specified under the employment contract with a former CEO, Mr. Cuti, which are required to be made by us in connection with his replacement on November 21, 2005. In an ongoing arbitration between Mr. Cuti and us (explained in more detail in Note 12 to the unaudited consolidated interim financial statements contained elsewhere in this prospectus), we are seeking, among other forms of relief, rescission of employment agreements entered into between us and Mr. Cuti, the return of all compensation paid under the employment agreements, including the benefits described in this footnote, and other monetary damages.

(9)	The Series A redeemable preferred stock has a 12-year mandatory redemption date from the issuance date and provides for an annual cash dividend of 10% payable quarterly, subject to being declared by our Board of Directors. Series B redeemable preferred stock has a mandatory redemption date of December 27, 2018 and provides for an annual cash dividend of 15% payable quarterly, subject to being declared by our Board of Directors. To the extent the dividends are not paid in cash, the dividends will cumulate on a quarterly basis to the extent not paid quarterly. The payments of these dividends are currently restricted under the agreements governing our outstanding indebtedness, so we have reflected the dividends in the table above as not being payable until the mandatory redemption date. Both series of preferred stock will be immediately redeemable from time to time without penalty at our option, and we will also be required to redeem all outstanding shares of the preferred stock upon a change of control. Each of the 525,334 shares of Series A redeemable preferred stock is immediately redeemable without penalty, at our option prior to the mandatory redemption date, at a liquidation preference of $75.00, per share plus any accrued but unpaid dividends as of the redemption date. Each of the 1,250,000 shares of Series B redeemable preferred stock is immediately redeemable without penalty, at our option prior to the mandatory redemption date, at a liquidation preference of $100 per share plus any accrued and unpaid dividends through the date of redemption subject to a minimum aggregate return on capital (including the value of the warrants) of two times the investment amount. We will not be required to redeem either series of preferred stock, upon a change of control or on the mandatory redemption date, or pay cash dividends at any time when such redemption or payment is expressly prohibited under the asset-based revolving loan facility.

(10)	This table excludes contributions under our various multi-employer pension plans, which totaled $3.2 million in 2008.

The following table presents details of our other significant commercial commitments as at June 27, 2009:

		Amount of Commitment Expiration per Period
Other Commercial Commitments	Total Amounts Committed	Within 1 year	2-3 years	4-5 years	After 5 years
	(dollars in thousands)
Standby Letters of Credit(1)	$9,142	$9,142	$—	$—	$—

Total Commercial Commitments	$9,142	$9,142	$—	$—	$—

(1)	Standby letters of credit at June 27, 2009 include a $3.5 million letter of credit required for the fiscal 2008 litigation settlement agreement relating to two class action lawsuits, which we paid in August 2009. See Note 12 to our unaudited consolidated interim financial statements contained elsewhere in this prospectus for additional information regarding this litigation settlement. The standby letters of credit are renewed on an annual basis, unless otherwise requested by the beneficiary.

We are party to multi-year, merchandise supply agreements in the normal course of business. The largest of these agreements is with AmerisourceBergen, our primary pharmaceutical supplier. Generally, these agreements provide for certain volume commitments and may be terminated by us, subject in some cases to specified termination payments, none of which we believe would constitute a material adverse effect on our financial position, results of operations or cash flows. It is the opinion of management that if any of these agreements were terminated or if any contracting party was to experience events precluding fulfillment of its obligations, we would be able to find a suitable alternative supplier.

In connection with the November 21, 2005 replacement of Mr. Cuti as our CEO, Mr. Cuti’s employment contract specified payments to Mr. Cuti in cash totaling up to $6.6 million. We have paid the full amount through December 27, 2008. In addition, the employment contract provides for continued health insurance coverage for Mr. Cuti during the 25-month period following termination and, upon expiration of that period, if Mr. Cuti is not otherwise eligible under another employer’s comparable medical plan, lifetime retiree medical benefits at a cost not to exceed $50,000 annually. In an ongoing arbitration between Mr. Cuti and us (explained in more detail in Note 12 to our unaudited consolidated interim financial statements contained elsewhere in this prospectus), we are seeking, among other forms of relief, rescission of employment agreements entered into between us and Mr. Cuti, the return of all compensation paid under the employment agreements, including the benefits described in this paragraph, and other monetary damages.

In connection with the Acquisition, Mr. Cuti was granted equity interests in Duane Reade Shareholders, LLC and Duane Reade Holdings, Inc., consisting of options to purchase shares of our common stock and a profits interest in Duane Reade Shareholders, LLC. Mr. Cuti’s employment contract provides that, as a result of his replacement on November 21, 2005, he had the right to require us to purchase for cash, to be paid over a two year period, all or a portion of these equity interests as he may designate, at a value determined in accordance with a formula. In connection with his replacement, we have treated all of his equity interests as having vested. The options have expired unexercised, and the profits interest will have no value unless the value of Duane Reade Shareholders, LLC and Duane Reade Holdings, Inc., respectively, appreciate following the Acquisition. Mr. Cuti’s purchase right will be suspended at any time when the exercise of such purchase rights would result in a default under the financing arrangements of Duane Reade Shareholders, LLC, Duane Reade Holdings, Inc. or Duane Reade Inc. On December 21, 2005, Mr. Cuti provided notice to Duane Reade Inc. that he was exercising his repurchase right to cause us to repurchase 5% of his profits interest. Pursuant to the procedures outlined in the new employment agreement, Duane Reade Inc. has advised him that his profits interest as of December 21, 2005 was determined to have no value. The benefits described in this paragraph were all granted under an employment agreement between Mr. Cuti and us. In an ongoing arbitration between Mr. Cuti and us (explained in more detail in Note 12 to our unaudited consolidated interim financial statements contained elsewhere in this prospectus), we are seeking, among other forms of relief, rescission of employment agreements entered into between us and Mr. Cuti and the return of all compensation paid under the employment agreements, including the benefits described in this paragraph. The determination that Mr. Cuti’s profits interest as of December 21, 2005 had no value is also one of several subjects specifically at issue in the arbitration.

In connection with the assignment of certain store leases to third parties during 2008 and 2007, we continue to provide secondary guarantees on the lease obligations for the assigned stores. The respective purchasers have assumed our obligations under these leases and are primarily liable for these obligations. Although we believe it to be unlikely, assuming that each respective purchaser became insolvent, management estimates that we could settle these obligations for amounts substantially less than the aggregate obligation of $26.2 million as of June 27, 2009. The obligations are for varying terms dependent upon the respective lease, the longest of which lasts through May 31, 2022.

Off-Balance Sheet Arrangements

We are not a party to any agreements with, or commitments to, any special purpose entities that would constitute material off-balance sheet financing other than the items listed above.

Critical Accounting Policies

Our discussion of results of operations and financial condition relies on our consolidated financial statements that are prepared based on certain critical accounting policies that require management to make judgments and estimates that are subject to varying degrees of uncertainty. We believe that investors need to be aware of these policies and how they impact our financial reporting to gain a more complete understanding of our consolidated financial statements as a whole, as well as our related discussion and analysis presented herein. While we believe that these accounting policies are grounded on sound measurement criteria, actual future events can and often do result in outcomes that can be materially different from these estimates or forecasts. The accounting policies and related risks described in the paragraphs below are those that depend most heavily on these judgments and estimates.

Receivables—Reserves for Uncollectible Accounts

At June 27, 2009, December 27, 2008 and December 29, 2007, accounts receivable included $34.5 million, $40.7 million and $37.7 million, respectively, representing amounts due from various insurance companies, pharmacy benefit management companies and governmental agencies under third party payment plans for prescription sales made prior to those dates. Our accounting policy, which is based on our past collection experience, is to fully reserve for all pharmacy receivables over 120 days old that are unpaid at the evaluation date and deemed uncollectible, as well as any other pharmacy receivables deemed potentially uncollectible.

Pharmacy receivables other than New York Medicaid are adjudicated at the point of sale and do not generally have issues of collectability. There was approximately $0.9 million reserved for uncollectible pharmacy receivables at June 27, 2009, and approximately $0.1 million reserved for uncollectible pharmacy receivables at each of December 27, 2008 and December 29, 2007. Other receivables, which primarily consist of amounts due from vendors, are reserved for based upon a specific application of our historical collection experience to the total aged receivable balance. We have an aggregate allowance for doubtful accounts of approximately $2.4 million at June 27, 2009, and approximately $1.7 million at December 27, 2008 and December 29, 2007.

Inventory Shrink Estimates

We perform front-end and pharmacy physical inventories in all of our stores at least once per year on a staggered cycle basis and we cycle count inventories at our distribution centers throughout the year. Inventories are valued using the average specific item cost, last-in, first-out (LIFO) method reduced by estimated inventory shrink losses for the period between the last physical inventory in each store and the balance sheet date. These inventory shrink estimates are based on the latest store trends. At June 27, 2009, December 27, 2008 and December 29, 2007, a change in this inventory shrink estimate of 1.0% of front-end sales would impact year-to-date pre-tax earnings and related reserves by approximately $3.2 million, $3.6 million and $3.3 million, respectively. To the extent that personal disposable income declines as a result of rising unemployment, higher taxes, reduced bonus income, falling housing prices, higher consumer debt levels, increased energy costs or other macroeconomic factors, we may encounter increased levels of inventory shrink. Because most of our stores are located in the highly urbanized areas throughout New York City and the surrounding metropolitan area, our stores experience a higher rate of inventory shrink than our national competitors.

Insurance Liabilities and Reserves

At June 27, 2009, December 27, 2008 and December 29, 2007, there were $4.9 million, $4.7 million and $4.8 million of accrued general liability claim costs, respectively, that primarily related to the gross amount payable for customer accident claims. Our policy is to recognize a liability for the estimated projected ultimate settlement value of these claims as well as a provision for incurred but unreported claims as of each balance sheet date. These estimates are made based on a review of the facts and circumstances of each individual claim using experienced third party claims adjustors. These estimates are also reviewed and monitored on an ongoing basis by management. For a majority of the claims, the maximum self-insured portion of any individual claim amounts to $250,000, although our historical claim settlement experience is significantly lower. We carry primary general liability insurance coverage (above the self-insured limit) of $15 million and also have a general liability umbrella policy that provides an additional $100 million of insurance coverage beyond the primary limit. At June 27, 2009, there were 257 outstanding claims with an average projected settlement value of approximately $19,066, as compared to 234 outstanding claims with an average projected settlement value of approximately $20,274 at December 27, 2008, and 231 outstanding claims with an average projected settlement value of approximately $20,850 at December 29, 2007.

Impairment of Long-Lived Assets

At June 27, 2009, we had net fixed assets of $190.0 million and other net intangible assets consisting of favorable leases and other lease acquisition costs of $62.6 million, customer lists of $22.9 million, capitalized software of $19.3 million and non-competition agreements of $0.2 million. Our policy is to evaluate our intangible and long-lived assets, exclusive of goodwill and indefinite-lived intangible assets, for impairment when circumstances indicate that impairment may have occurred. These circumstances include, but are not limited to, a significant adverse change in legal factors or in the business climate, adverse action or assessment by a regulator, unanticipated competition or the loss of key personnel. When evaluating long-lived assets for potential impairment, we first compare the carrying value of the asset to the asset’s estimated future cash flows (undiscounted and without interest charges). If the estimated future cash flows are less than the carrying value of the asset, we calculate the amount of the impairment loss. The impairment loss calculation compares the carrying value of the asset to the asset’s estimated fair value, which may be based on estimated future cash flows. We recognize an impairment loss if the amount of the asset’s carrying value exceeds the asset’s estimated fair value. Any such write downs would result in a non-cash operating loss. Our impairment loss calculations can be affected by uncertainties because they require management to make assumptions and to apply judgment to estimate future cash flows and asset fair values, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows. Using the impairment evaluation methodology described, we recorded long-lived asset impairment charges totaling $7.7 million and $0.9 million, in the aggregate, during fiscal 2008 and fiscal 2007, respectively. With respect to the testing of our long-lived assets for impairment, we may be required to record additional asset impairment charges in the future if the general economic downturn persists and if there is a prolonged period of economic weakness in the markets we serve.

Impairment of Goodwill and Intangible Assets

At December 27, 2008, the carrying value of our goodwill and our trade name was approximately $69.5 million and $46.0 million, respectively. Goodwill and indefinite lived intangibles are not amortized but are evaluated annually as of the year end balance sheet date and between annual tests in certain circumstances as required under SFAS No. 142, “Goodwill and Other Intangible Assets.” The process of evaluating our goodwill and our trade name for impairment involves the determination of fair value. Inherent in such fair value determinations are certain judgments and estimates, including a projection of future cash flows, the interpretation of economic indicators and market valuations, assumptions in our business plans and other quantitative and qualitative analyses.

We assess our goodwill and our trade name for impairment annually at the end of our fiscal year and in interim periods if certain events occur indicating the carrying value may be impaired. We perform our analysis for potential impairment in accordance with SFAS No. 142, which requires that a two-step impairment test be performed on goodwill. In the first step, the fair value of the reporting unit is compared to its carrying value. If the fair value exceeds its carrying value, goodwill is not impaired, and no further testing is required. If the carrying value of the reporting unit exceeds its fair value, then a second step must be performed in order to determine the implied fair value of the goodwill and compare it to the carrying value of the goodwill. If the carrying value of goodwill exceeds its implied fair value then an impairment loss is recorded equal to the difference. To calculate the fair value of our reporting unit for goodwill impairment testing, we utilize a discounted cash flow approach. A comparable company market value approach is utilized to corroborate the concluded fair value of the reporting unit by comparing the trading multiples of selected publicly traded benchmark companies to our implied multiples based on the results of the discounted cash flow analysis. To calculate the fair value of the trade name, we utilize a royalty savings methodology. Execution of the royalty savings methodology requires a projection of expected future annual revenue of the business as well as the selection of an appropriate discount rate to present value the royalty savings.

Our most recent evaluation of goodwill and our trade name as of December 27, 2008 resulted in no impairment charge to these assets. A one percentage point increase in the discount rate utilized in the first step of our most recent analysis of goodwill would not have resulted in an indication of impairment and the performance of the second step of the analysis. A one percentage point increase in the discount rate utilized in our most recent analysis of our trade name would have resulted in a partial trade name impairment of approximately $0.3 million. We may be required to perform an additional interim impairment review if circumstances similar to those listed above, under the caption “Impairment of Long-Lived Assets,” indicate that impairment may have occurred. We may be required to recognize an impairment charge at the time an interim or future annual impairment review is performed, depending in part on our estimated fair value. These types of analyses can be affected by uncertainties because they require management to make assumptions and to apply judgment to estimate future cash flows and to estimate industry economic factors, as well as the profitability of future business strategies and the selection of an appropriate discount rate that reflects the risk inherent in future cash flows. If actual results are not consistent with our estimates or assumptions, we may be exposed to an impairment charge that could be material.

Closed Store Reserve

We occasionally vacate store locations prior to the expiration of the related lease. For vacated locations that are under long-term leases, we record an expense for the difference between our future lease payments and related costs (e.g., real estate taxes and common area maintenance) from the date of closure through the end of the remaining lease term, net of expected future sublease rental income. Our closed store reserve contains uncertainties because management is required to make assumptions and to apply judgment to estimate the duration of future vacancy periods, the amount and timing of future settlement payments, and the amount and timing of potential sublease rental income. When making these assumptions, management considers a number of factors, including historical settlement experience, the owner of the property, the location and condition of the property, the terms of the underlying lease, the specific marketplace demand and general economic conditions. At June 27, 2009, December 27, 2008 and December 29, 2007, we had a total closed store reserve of $7.1 million, $8.2 million and $7.7 million, respectively. We may be required to recognize additional charges in our closed store reserve in a future period if we decide to vacate a store location prior to the expiration of the related lease.

Other Loss Contingencies

Liabilities for loss contingencies are recorded when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. Loss contingencies often take years to resolve and can involve complicated litigation matters and potential regulatory actions, the outcomes of which are difficult to predict. Our estimates are developed in consultation with in-house and outside counsel, and are based upon our current litigation and settlement strategies. To the extent additional information arises or our strategies change, it is possible that our best estimate of the probable liability may also change. At December 27, 2008, we recorded loss contingencies for legal settlement costs of $3.8 million, of which $3.5 million relates to a litigation settlement for two class action lawsuits that was recorded in the fourth quarter of 2008 and subsequently paid in August 2009.

Fair Value Measures

We have certain financial instruments that are accounted for at fair value. Since the financial instruments are not traded, they are valued using valuation models that require judgment and inputs that are generally unobservable. Since judgment and unobservable inputs are involved in determining the fair value of these financial instruments, there is a risk that the carrying value of financial instruments may be overstated or understated. In 2007, we issued preferred stock and common stock warrants in connection with the acquisition of Gristedes store leases. In accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” we have recorded the portion of the proceeds that are attributable to the preferred stock ($30.7 million) as a liability because of the mandatory redemption feature. The remaining amount of $8.4 million (net of $0.3 million of expenses) was ascribed to the warrants, based on a relative fair value basis, and is recorded within additional paid-in capital. At June 27, 2009, December 27, 2008 and December 29, 2007, we recorded a liability of $5.8 million, $5.6 million and $3.2 million, respectively for the mandatory redemption feature of the preferred stock. The valuation of the mandatory redemption feature requires us to estimate the probability of events which may require the mandatory redemption of our preferred stock. Other significant financial instruments whose fair value is recorded within our consolidated financial statements include a liability for an interest rate collar, a liability for phantom stock, compensation expense for stock options granted by the Company and a liability for the profits interest of a former CEO, Mr. Cuti.

The valuations of these items contain uncertainties because they require management to make assumptions and to apply judgment to estimate industry economic factors and the profitability of future business strategies as well as selecting the appropriate discount rate. If actual results are not consistent with our estimates or assumptions, we may be required to record additional charges or reverse previously recorded charges that could be material. Additionally, there are inherent uncertainties in any fair value measurement technique, and changes in the underlying assumptions could materially affect the fair value measurement amounts. Due to the significant judgment applied in the valuation approaches, the valuations cannot be determined with precision, cannot be substantiated by comparison to quoted prices in active markets, and may not represent the amounts that would be realized in a current sale or immediate settlement of the asset or liability.

Seasonality

In general, sales of drugstore items such as prescription drugs, over-the-counter drugs and health and beauty care products exhibit limited seasonality in the aggregate, but do vary by product category. Quarterly results are primarily affected by the timing of certain holidays, the timing of new store openings and the sale of seasonal products, with the Christmas holiday season normally generating a higher proportion of sales and earnings than other periods.

Inflation

We believe that inflation has not had a material impact on our results of operations during the three years ended December 27, 2008 or twenty-six weeks ended June 27, 2009.

Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 168 identifies the FASB Accounting Standards Codification as the authoritative source of generally accepted accounting principles in the United States. Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for SEC registrants. SFAS No. 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We do not expect adoption of SFAS No. 168 to have a material impact on our consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events.” SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. SFAS No. 165 is effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively. The adoption of SFAS No. 165 did not have a material impact on our consolidated interim financial statements.

In April 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R).” SFAS No. 167 requires a qualitative approach to identifying a controlling financial interest in a variable interest entity, and requires ongoing assessment of whether an entity is a variable interest entity and whether an interest in a variable interest entity makes the holder the primary beneficiary of the variable interest entity. SFAS No. 167 is effective for annual reporting periods beginning after November 15, 2009. The adoption of SFAS No. 167 is not currently anticipated to have a material impact on our consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles in the United States for non-governmental entities. SFAS No. 162 became effective on November 15, 2008. The adoption of SFAS No. 162 did not have a material impact on the preparation of the consolidated interim financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Our financial results are subject to risk from interest rate fluctuations on the portion of our debt that carries variable interest rates. Variable rate debt outstanding at June 27, 2009 included $143.4 million of borrowings under our asset-based revolving loan facility and $210.0 million of senior secured floating rate notes. At June 27,

2009, the weighted average combined interest rate in effect on all variable rate debt outstanding, including the effect of our “no cost” collar as detailed below, was approximately 5.0%. A 0.50% change in interest rates applied to the $353.4 million balance of floating rate debt would affect pre-tax annual results of operations by approximately $1.8 million, excluding the impact, if any, of the “no cost collar.” In addition, we also have $195.0 million of the senior subordinated notes and $34.0 thousand of senior convertible notes outstanding at June 27, 2009. The senior subordinated notes bear interest payable semi-annually at a fixed rate of 9.75% and are therefore not subject to risk from interest rate fluctuations. The senior convertible notes accrete interest at an annual fixed rate of 3.75% and are also not subject to interest rate fluctuations.

On April 30, 2008, we entered into a hedging transaction through the acquisition of a “no cost collar.” Under this arrangement, we capped our exposure on $210.0 million of LIBOR-based borrowings at a maximum LIBOR rate of 5.2%. In addition, we established a minimum “floor” LIBOR rate of 2.6%, in line with then current LIBOR rates. The changes in the fair value of the hedge agreement are reflected within other comprehensive loss on the Consolidated Statements of Comprehensive Loss (Unaudited) contained elsewhere in this prospectus. At June 27, 2009, the LIBOR rate in effect was approximately 0.6%, which was below the minimum rate specified under the “no cost collar.” As a result, the “no cost collar” increased the effective annual interest rate on our LIBOR-based borrowings by approximately 1.2%. The calculation of the fair value of the “no cost collar” resulted in a hedge liability of $5.0 million at June 27, 2009. This hedging arrangement expires on December 15, 2010. As a result of our successful repurchase of our $210.0 million senior secured floating rate notes described above under the caption “—Recent Developments—Offers to Purchase Prior Debt Securities,” the “no cost” interest rate collar no longer qualifies for hedge accounting and we will be required to reclassify the amounts recorded in accumulated other comprehensive income into earnings. In addition, all future changes in the fair value of the “no cost” interest rate collar will be recognized in our future earnings.

The principal objective of our investment management activities is to maintain acceptable levels of interest rate and liquidity risk to facilitate our funding needs. As part of our risk management, we may continue to use derivative financial products such as interest rate hedges and interest rate swaps in the future.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

We have not had any changes in or disagreements with our accountants on accounting and financial disclosure.

BUSINESS

The Acquisition

On July 30, 2004, the acquisition of Duane Reade Inc., or the Acquisition, was completed by a group of investors, including Oak Hill Capital Partners, L.P., and both former and certain current members of our management team. As part of the Acquisition, Duane Reade Acquisition Corp., our wholly-owned subsidiary, merged with and into Duane Reade Inc., with Duane Reade Inc. remaining as the surviving corporation.

As a result of the Acquisition, Duane Reade Inc.’s shares ceased to be listed on the New York Stock Exchange, and we operate as a privately held company. Each share of Duane Reade Inc.’s common stock outstanding immediately prior to the Acquisition was converted into the right to receive $16.50 per share, without interest, in cash.

General

We are the largest drugstore chain in New York City, which is the largest sales volume drugstore market in the United States. In 2008, we believe that we led the drugstore market in New York City in sales of both back-end (pharmacy) and front-end (non-pharmacy) categories. As of June 27, 2009, we operated 150 of our 253 stores in Manhattan’s high-traffic business and residential districts, representing over twice as many stores as our next largest competitor in Manhattan. In addition, as of June 27, 2009, we operated 78 stores in New York’s densely populated outer boroughs and 25 stores in the surrounding New York and New Jersey suburbs, including the Hudson River communities of northeastern New Jersey, as well as Westchester, Nassau and Suffolk counties in New York. Since opening our first store in 1960, we have executed a marketing and operating strategy tailored to the unique characteristics of New York City, the most densely populated major market in the United States. Sales of higher margin front-end items accounted for approximately 54% of our total sales in fiscal 2008, one of the highest ratios in the chain drug industry.

Our name is derived from our first successful full-service drugstore, which opened in 1960 on Broadway, between Duane and Reade Streets in Manhattan. We enjoy strong brand name recognition in the New York greater metropolitan area, which we believe results from our many locations in high-traffic areas of New York City, promotional advertising, and our Dollar Rewards Loyalty Card program.

We have developed an operating strategy designed to capitalize on the unique characteristics of the New York greater metropolitan area, which include high-traffic volume, complex distribution logistics, and high costs of occupancy, advertising and personnel. The key elements of our operating strategy are:

•	a convenient and value-oriented shopping experience;

•	a low-cost operating structure supported by high sales per square foot store locations and relatively low warehouse, distribution and advertising costs; and

•	a differentiated real estate strategy using flexible store formats.

We believe that our customer service orientation, competitive price format, broad product offerings and Dollar Rewards Loyalty Card program provide a convenient and value-oriented shopping experience for our customers and help to build customer loyalty.

Despite the high costs of operating in the New York greater metropolitan area, our high sales per square foot stores generally allow us to effectively leverage occupancy costs, payroll and other store expenses. Our approximately 506,000 square foot primary distribution facility is centrally located in Maspeth, Queens, New York City. The facility is located within ten miles of approximately 90% of our stores, and none of our retail locations are farther than 50 miles from this facility. We also operate a second, smaller warehouse facility in North Bergen, New Jersey for the distribution of certain seasonal and other promotional merchandise. This approximately 114,000 square foot support facility enjoys similar proximity to most of our New York City locations while providing additional capacity and closer proximity to our stores located in New Jersey. We believe that these two central locations allow us to maintain relatively low warehouse and distribution costs as a percentage of sales.

As of December 27, 2008, we operated 251 stores, 15 of which were opened during fiscal 2008, and as of June 27, 2009, we operated 253 stores. During fiscal 2007 and 2006, we opened ten stores and five stores, respectively. We closed six stores in 2008, 16 stores in 2007 and eight stores in 2006. During the twenty-six weeks ended June 27, 2009 and June 28, 2008, we closed two and six stores, respectively. Among the 15 new stores we opened during 2008, 11 were in Manhattan, three were in the densely populated outer boroughs of New York City and one was in New Jersey. As of June 27, 2009, approximately 59% of our stores were in Manhattan, 31% were in the outer boroughs of New York City and 10% were located outside New York City. As of June 27, 2009, we occupied approximately 1.7 million square feet of retail space, approximately 0.9% more than at the end of fiscal 2008. Approximately 47% of the stores we operated at June 27, 2009 had been opened since the beginning of fiscal 2001.

In March 2006, as part of an expansion and realignment of the senior management team that started in November 2005, we implemented a six-point strategic plan to transform our business and improve performance, known as “Duane Reade Full Potential.” The successful implementation of “Duane Reade Full Potential” allowed us to stabilize our business performance and resulted in improved sales and margin performance during 2008, 2007 and 2006, compared to 2005, as well as improved leveraging of costs and improved working capital management. In April 2008, John A. Lederer was appointed as our Chairman and Chief Executive Officer.

We believe that our current market position provides us with an opportunity to become one of the New York metropolitan area’s most recognized and trusted brands. During 2008, we sought to further strengthen our management team and build upon the success we have achieved by adding new senior management executives in operations, supply chain and merchandising to execute several strategic plans that we believe will return us to profitability and further strengthen our brand in the New York metropolitan area. Our strategic plan for 2009 includes:

•

Improving the pharmacy through maintenance of improved in-stock conditions, more convenient operating hours, faster customer prescription fulfillment and enhanced accessibility and interaction between our customers and pharmacists;

•	Enhancing the customer’s experience by providing our store personnel with additional training on planning, directing and organizing the store for success;

•

Improving our merchandise and private label offerings and differentiating ourselves from competitors through the use of exclusive brand products, improved presentations and a strengthened loyalty program; and

•

Modernizing our store locations through store renovations, new interior and exterior design graphics and décor. Several of our 2008 and all of our 2009 store openings reflect these new store design concepts.

Our strategic plan will focus on serving the needs of our customers by providing them with the products they need to look and feel better and will offer them a wide assortment of products designed to meet their everyday needs. The implementation of this strategic plan began in the second half of 2008 and will continue throughout 2009.

Company Operations

Front-End Merchandising

Our overall front-end merchandising strategy is to provide a broad selection of competitively priced, branded and private label drugstore products in convenient, customer-friendly presentations. To further enhance customer service and loyalty, we attempt to maintain a consistent in-stock position in all merchandise categories.

We offer brand name and private label health and beauty care products (including over-the-counter items), food and beverage items (including beer in all stores which have obtained the appropriate licenses), tobacco products, cosmetics, housewares, greeting cards, photofinishing services, photo supplies, seasonal and general merchandise and other products. Health and beauty care products represent our highest volume product categories within front-end sales, and we allocate ample shelf space to popular brands of these items. We place convenience items, such as candy, snacks and seasonal goods, near the check-out registers to provide all customers with optimum convenience and to stimulate impulse purchases. To further enhance our health and beauty offerings, we operate Skin Wellness Centers in many of our stores. Our Skin Wellness Centers are staffed by trained beauty advisors and offer our customers high-end skin care brands.

In addition to a wide array of branded products, we also offer our own private label products under various names including “5th Avenue,” “Apt. 5,” “Christmas in New York” and “Duane Reade.” Private label products provide customers with high-quality, lower priced alternatives to brand name products, while generating generally higher profits than brand name products. These offerings also enhance our reputation as a value-oriented retailer, build customer loyalty and differentiate ourselves from competitors. We believe that our strong brand image, reputation for quality and reliability in the New York City market, and our economies of scale in purchasing allow us to effectively manage an improved assortment of private label goods that offer an alternative for increased value to the consumer with higher profitability than comparable branded products. In fiscal 2008, our private label products accounted for approximately 8.9% of non-pharmacy sales.

We further complement our product offerings with additional customer services such as ATMs, sales of lottery tickets and postage stamps, money transfer services and acceptance of food stamps and other government-sponsored benefits. We also offer convenient on-site photofinishing services in many of our stores.

Pharmacy

Our pharmacy business is central to our customer identity and provides a critical link to our health and wellness business and sales in over-the-counter front-end products. Sales of prescription medications are expected to experience strong long-term growth trends attributable to the aging population, new drug discoveries, and increased use of quality of life prescription products. Increased prescription coverage through various private and government sponsored plans such as the Medicare Part D program as well as other favorable demographic trends are expected to result in strong growth for all aspects of this business. Our same-store prescription retail drug sales grew by 3.6% in the twenty-six weeks ended June 27, 2009 as compared to the twenty-six weeks ended June 28, 2008, 3.1% in 2008 as compared to 2007 and by 5.9% in 2007 as compared to 2006. Sales of prescription drugs represented 47.0% in the twenty-six weeks ended June 27, 2009, 46.1% of total sales in 2008, compared to 46.0% of total sales in 2007 and 46.5% of total sales in 2006. The number of generic prescriptions filled represented 61.9% in the twenty-six weeks ended June 27, 2009, 59.6% of total prescriptions filled in 2008 as compared to 55.7% of total prescriptions filled in 2007 and 52.1% of total prescriptions filled in 2006. While the increase in the percentage of generic prescriptions filled reduces the rate of pharmacy same-store sales growth overall, it increases our overall profitability per prescription filled since lower cost generic prescriptions are generally more profitable than their branded equivalents. The trend of increases in generic prescriptions filled is the result of several high volume branded drug patent expirations that have enabled the introduction of lower cost generic alternatives and the conversion of certain popular prescription drugs to over-the-counter drugs. We have also continued to emphasize the value of using lower cost generic products to our customers.

We believe that our extensive network of conveniently located stores, strong local market position and reputation for high quality healthcare products help in attracting pharmacy business from individual customers as well as managed care organizations, insurance companies, employers and other third party payers. The percentage of our total prescription drug sales covered by third-party plans, which include government-paid plans, increased to approximately 93.4% in 2008, as compared to approximately 93.0% in 2007 and approximately 92.8% in 2006. We generally earn less on sales covered by third-party plans when compared to prescription drug sales because of the highly competitive nature of pricing for this business.

The Medicare Modernization Act created a Medicare Part D benefit that expanded Medicare coverage of prescription drugs for senior citizens as well as for certain “dual eligible” individuals that were previously covered under state administered Medicaid plans. This Medicare coverage has resulted in decreased pharmacy margins resulting from lower reimbursement rates than our current margins on state Medicaid prescriptions. The Medicare Part D program has grown rapidly since taking effect in 2006. The program’s growth may continue as more seniors have become eligible and enroll for the coverage.

In July 2007, the Centers for Medicare & Medicaid Services, or CMS, issued a final rule that may negatively affect our level of reimbursements for certain generic drugs by setting an upper limit on the amount of reimbursement for such drugs based on the “Average Manufacturer Price” (“AMP”). As a result of a lawsuit brought by the National Association of Chain Drug Stores and the National Community Pharmacists Association to challenge the implementation of the new rule, a federal court temporarily enjoined the implementation of the new rule pending the outcome of the lawsuit and the lawsuit remains pending. In July 2008, Congress enacted H.R. 6331, the Medicare Improvements for Patients and Providers Act of 2008 (“MIPPA”). The former President Bush subsequently vetoed MIPPA and, on July 15, 2008, Congress overrode the veto. MIPPA delayed the implementation of the use of Average Manufacturer Price with respect to payments made by State Medicaid Plans for multiple source generic drugs until September 30, 2009. MIPPA also prohibited the Secretary of Health and Human Services from making public any Average Manufacturer Price information that was previously disclosed to the Secretary of Health and Human Services. The outcomes of the lawsuit and the impact of MIPPA are uncertain at this time, so we currently are unable to determine what effect the new rule will ultimately have on our business.

In an effort to offset some of the adverse impact to pharmacies from the trends discussed above, there has been an intensified effort on the part of retailers to support increased utilization of lower priced but higher margin generic prescriptions in place of branded medications. New generic drug introductions have also enabled retailers to increase the proportion of generic prescriptions to total prescriptions dispensed. Improved generic utilization rates as well as a combination of direct purchases and contractual wholesaler purchases enabled us to offset the adverse margin impact of Medicare Part D and reduced state Medicaid reimbursement rates during 2008 and 2007. In addition, we believe that the higher volume of pharmacy sales to third party plan customers helps to offset the related lower reimbursement rates and allows us to leverage other fixed store operating expenses. We believe that increased third party plan sales also generate additional general merchandise sales by increasing customer traffic in our stores. As of December 27, 2008, we had contracts with over 370 third-party plans, including virtually all major third-party plans in our market areas. During fiscal 2008, New York Medicaid represented approximately 14% and 6% of our retail pharmacy and net retail store sales, respectively.

Over the past several years, New York State reduced Medicaid and Elderly Pharmaceutical Insurance Coverage (EPIC) prescription reimbursement rates, adversely impacting our pharmacy profitability. Under the New York State Medicaid program, reimbursement for multiple source prescription drugs for which an upper limit has been set by CMS will be an amount equal to the specific upper limit set by CMS. For a multiple source prescription drug or a brand-name prescription drug for which CMS has not set a specific upper limit, the lower of the estimated acquisition cost of such drug to pharmacies or the dispensing pharmacy’s usual and customary price charged to the general public will be applied. Under the Medicaid guidelines, providers cannot refuse to dispense prescriptions to Medicaid recipients who claim they do not have the means to pay the required co-payments. Most Medicaid recipients do in fact decline to make the co-payments resulting in the requirement for the provider to absorb this cost.

The current economic downturn may result in additional reductions in New York Medicaid prescription reimbursements. The economic stimulus package recently passed by Congress and signed into law by President Obama could provide states with additional Medicaid funding and may reduce the extent of each state’s proposed reductions in Medicaid reimbursements. Under the economic stimulus package, over $80 billion would be allocated to help states with Medicaid. In addition, the economic stimulus package includes provisions to subsidize health care insurance premiums for the unemployed under the COBRA program and provisions that will aid states in defraying budget cuts.

In 2008, we experienced pharmacy sales growth due to increased utilization of Medicare Part D, pharmacy same-store sales growth of 3.1% and increases in average price per prescription. Previous factors that have influenced our pharmacy sales are the level of third party plan co-payments, publicity surrounding certain medications, conversion of certain prescription drugs to over-the-counter status and increased mail order and internet based penetration.

Our pharmacies are linked by a central computer system that makes central patient records available in real time, so that our customers can fill prescriptions at any Duane Reade pharmacy. The system provides customers with a broad range of services, including concurrent, prospective and retrospective drug reviews. Our pharmacy computer network profiles customer medical and other relevant information, supplies customers with information concerning their drug purchases for income tax and insurance purposes and prepares prescription labels and receipts. The computer network also expedites transactions with third-party plans by electronically transmitting prescription information directly to the third party plan and providing on-line adjudication. At the time of sale, on-line adjudication confirms customer eligibility, prescription coverage, pricing and co-payment requirements and automatically bills the respective plan. On-line adjudication also reduces losses from rejected claims and eliminates a portion of our administrative burden related to the billing and collection of receivables and related costs.

In 2007, in partnership with Consumer Health Services, Inc., we launched DR Walk-in Medical Care. These sites are designed to provide customers with convenient access to high-quality, urgent and non-emergency medical services at affordable prices, with the option to see on-site physicians on a walk-in basis for immediate examination and treatment. We currently have three of these DR Walk-in Medical Care centers in our stores and believe these services enhance our convenience image, promote stronger customer loyalty and assist us in addressing the wellness needs of our customers.

Internet

Our interactive website, www.duanereade.com, is a convenient and efficient means that customers may use to access our Duane Reade ePharmacy. Customers can register to have access to view their prescription records, print insurance and tax reports, order refills, order new prescription and transfers, access drug information and ask our pharmacists a question.

Our website also allows our customers to:

•	View our latest circular and company information.

•	Obtain information about our customer loyalty program and our Dollar Rewards card.

•	Place orders for contact lenses.

•	View our durable medical equipment catalog.

Our strategy has been to develop the website as an additional vehicle to deliver superior customer service, enhance our brand recognition and to supplement our convenient store locations. We believe www.duanereade.com provides one more important touch point to provide pharmacy services as well as allowing customers to contact us though the internet.

Store Operations

Our stores range in size from under 500 to approximately 12,700 square feet, with an average of approximately 6,768 square feet per store as of June 27, 2009. Our stores are designed to facilitate customer convenience. We attempt to group merchandise logically in order to enable customers to locate items quickly and conveniently. During 2008 and the first half of 2009, we undertook an initiative to modernize our store locations through several store renovations, new interior and exterior design graphics and décor. Several of our 2008 store openings and all of our 2009 store openings reflect these new store design concepts.

We establish each store’s hours of operation in an attempt to best serve customer traffic patterns and purchasing habits. Most stores in Manhattan’s business districts are generally open six days per week. In residential and certain business/shopping districts, most stores are open seven days per week, with a heavy emphasis on convenient, early morning openings and late evening closings. We intend to continue to identify stores where we believe extended operating hours would improve customer service and convenience and contribute to our profitability. Most of our stores offer delivery services as an added customer convenience. Customers can arrange for delivery via phone, fax or internet. Each store is supervised by a store manager and one or more assistant store managers. Our stores are supplied up to five times per week from our two warehouses which enables us to maintain a high in-stock position, maximizes store selling space and minimizes our inventory investment per store.

Purchasing and Distribution

In total, we purchase from over 1,000 vendors. We believe that there are ample sources of supply for the merchandise we currently sell, and that the loss of any one non-pharmacy supplier would not have a material effect on our business. We distribute approximately 84% of our non-pharmacy merchandise through our warehouses and receive direct-to-store deliveries for approximately 16% of our non-pharmacy purchases. Direct-to-store deliveries are made primarily for greeting cards, photofinishing, convenience foods, beverages and various categories of general merchandise.

We generally purchase prescription medications under long-term supply agreements. Approximately $30 million of our pharmacy inventory at December 27, 2008 was shipped directly to our stores on a consignment basis.

Advertising and Promotion

We advertise for our stores in a number of traditional and non-traditional ways. We use circulars, radio, direct mail, subway and bus advertising, the internet and electronic indoor and outdoor advertising which highlight promotional items, special service offerings and programs. To promote our brand within our trade area, we provide customers with distinctive shopping bags bearing our Duane Reade logo.

To maximize the benefits of membership, many of our promotions are linked to our Dollar Rewards Loyalty Card and are targeted towards our most frequent shoppers. Dollar Rewards was the first loyalty card program in the U.S. chain drug store industry. Approximately one-half of our front-end sales are attributable to the approximately 2.6 million card members who used the loyalty card in fiscal 2008.

Management Information Systems

We have computerized pharmacy and inventory management information systems. We use scanning point-of-sale (POS) systems in each of our stores. These systems allow better control of pricing, inventory and inventory shrink. POS also provides sales analysis that allows for improved labor scheduling and helps optimize product shelf space allocation and design by allowing detailed analysis of stock-keeping unit sales.

We utilize a fully automated computer-assisted merchandise replenishment system for store front-end and pharmacy orders sourced through our distribution centers and our primary pharmacy supply distributor. These systems use item-specific and store-specific sales history to produce “suggested” orders for each store, which can be accepted or modified by the stores before being released.

We also use radio frequency hand held scanning devices to communicate directly with our central processing facilities that permit real-time updates of our perpetual inventory information. These devices are also used to support inventory ordering, transfers, price changes and direct store deliveries. We utilize a chain-wide specific item cost-based inventory tracking and valuation system which provides improved controls over inventory management and inventory shrink-related losses. Our in-store shelf labeling system is designed to improve pricing accuracy, upgrade our ability to communicate item prices to our customers and reduce the costs associated with processing weekly price changes.

Competition

Our stores compete on the basis of convenience of location and store layout, product mix, selection, customer service and price. The New York City drugstore market is highly fragmented due to the complexities and costs of doing business in the most densely populated area of the country. We believe the diverse labor pool, local customer needs and the complex real estate market in New York City all favor regional chains that are familiar with the market. We tailor our store format to meet all of these requirements, which has proven successful in the business and residential neighborhoods of Manhattan, the outer boroughs and surrounding areas. Currently, we have the largest market share in New York City compared to our chain drug competitors in the drugstore business. Our primary competition comes from over 1,400 independent pharmacies located in New York City, as well as stores operated by major drugstore chains including CVS, Rite Aid and Walgreens. We believe that we have significant competitive advantages over independent drugstores in New York City. These include purchasing economies of scale, two strategically located warehouses that minimize store inventory and maximize selling space, a broad line of in-stock, brand name merchandise, the ability to offer a broad range of value-oriented private label products and a convenient store format. Against major drug chain competition, we enjoy the advantages of strategically located warehouses, a larger number of convenient locations and greater experience operating stores in the New York greater metropolitan area. In addition to competition from the drugstore chains named above, our pharmacy business also competes with hospitals, health maintenance organizations and Canadian imports.

We also compete to a lesser extent with other classes of retail trade, including supermarkets and mass merchants. We believe that our concentration in the densely populated New York City market limits the ability of big box retailers and supermarkets to expand meaningfully in many of our prime trading areas.

An adverse trend for drugstore retailing has been the growth in mail-order and internet-based prescription processors. These prescription distribution methods have grown in market share relative to drugstores as a result of the rapid rise in drug costs experienced in recent years. Mail-order prescription distribution methods have been perceived by many employers and insurers as being less costly than traditional distribution methods and have been mandated by an increasing number of third party pharmacy benefit managers, many of which also own and manage mail-order distribution operations. In addition to these forms of mail-order distribution, there have also been an increasing number of internet-based prescription distributors that specialize in offering certain high demand lifestyle drugs at deeply discounted prices. A number of these internet-based distributors operate illicitly and outside the reach of regulations that govern legitimate drug retailers. Competition from Canadian imports has also created volume and pricing pressure. Imports from foreign countries may increase further if recently introduced legislation seeking to legalize the importation of drugs from Canada and other countries is eventually enacted. We believe these alternate distribution channels have acted to restrain the rate of sales growth for traditional chain drug retailers in the last several years.

Since 1996, the national market share of prescription drug sales attributable to drugstore chains have remained flat at approximately 40%, while industry data shows the mail-order market share increasing from approximately 12% in 1996 to a current market share of approximately 21%. We expect the increase in market share for mail-order to continue, which will continue to restrain growth for market participants and cause negative pricing pressure. While mail-order market share is expected to continue to increase, we believe that the use of mail-order is limited due to the time delay associated with mail-order sales, which limits the ability of customers to use this channel to obtain drugs to treat acute conditions. Approximately 56% of our new prescriptions are for acute cases. Further, we believe the cost savings associated with mail-order prescriptions are generally achieved through large volume orders, and typically orders of less than a 90-day supply will cost the same or more than a retail purchase due to shipping costs.

Government Regulation

Our business is subject to extensive federal, state and local regulations. These regulations cover required qualifications, day to day operations, reimbursement and documentation of activities. We continuously monitor the effects of regulatory activity on our pharmacy and non-pharmacy related operations.

Licensure and Registration Laws

New York and New Jersey require that companies operating a pharmacy within the state be licensed by the state board of pharmacy. We currently have pharmacy licenses for each pharmacy we operate in New York and New Jersey. Pharmacists who provide services on our behalf are required to obtain and maintain professional licenses and are subject to state regulations regarding professional standards of conduct. Each of our pharmacists located in New York is required to be licensed by the State of New York. The State of New Jersey requires the pharmacists employed at our stores in New Jersey to be licensed in New Jersey.

Medicare and Medicaid

The pharmacy business operates under regulatory and cost containment pressures from federal and state legislation primarily affecting Medicaid and, to a lesser extent, Medicare.

We receive reimbursement from government sponsored third-party plans, including Medicaid and Medicare, non-government third-party plans such as managed care organizations and also directly from individuals (i.e. private-pay). For the 2008 fiscal year, our pharmacy payer mix, as a percentage of total prescription sales, was approximately 66% managed care organizations, 27% Medicaid/Medicare and 7% private-pay. Pricing for private-pay patients is based on prevailing regional market rates. However, federal laws and regulations contain a variety of requirements relating to the reimbursement and furnishing of prescription drugs under Medicaid. First, states are given authority, subject to applicable standards, to limit or specify conditions for the coverage of some drugs. Second, as discussed below, federal Medicaid law establishes standards for pharmacy practice, including patient counseling and drug utilization review. Third, federal regulations impose reimbursement requirements for prescription drugs furnished to Medicaid beneficiaries. Prescription drug benefits under Medicare are paid pursuant to the Medicare Prescription Drug Improvement and Modernization Act of 2003 (P.L. 108-173), or the Medicare Modernization Act. In addition to requirements mandated by federal law, individual states have substantial discretion in determining administrative, coverage, eligibility and reimbursement policies under their respective state administered Medicaid programs that may affect our pharmacy operations.

The Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings, executive orders and freezes and funding restrictions, all of which may significantly impact our pharmacy operations. We cannot assure you that payments for pharmaceuticals under the Medicare and Medicaid programs will continue to be based on current methodologies or even remain similar to present levels. We may be subject to rate reductions as a result of federal or state budgetary constraints or legislative or other changes related to the Medicare and Medicaid programs including, but not limited to, the Medicare Part D drug benefit. Over the past several years, New York State has reduced Medicaid and EPIC prescription reimbursement rates, adversely impacting our pharmacy sales and profitability.

Fraud, Waste and Abuse Laws

We are subject to federal and state laws and regulations governing financial and other arrangements between healthcare providers. Commonly referred to as the fraud, waste and abuse laws, these laws prohibit certain financial relationships between pharmacies and physicians, vendors and other referral sources. Violations of fraud, waste and abuse laws and regulations could subject us to, among other things, significant fines, penalties, injunctive relief, pharmacy shutdowns and possible exclusion from participation in federal and state healthcare programs, including Medicare and Medicaid. Changes in healthcare laws or new interpretations of existing laws may significantly affect our pharmacy business. Some of the fraud, waste and abuse laws that have been applied in the pharmaceutical industry include:

Federal Anti-Kickback Statute: The federal anti-kickback statute, Section 1128B(b) of the Social Security Act (42 U.S.C. 1320a-7b(b)), prohibits, among other things, the knowing and willful offer, payment, solicitation or acceptance of remuneration, directly or indirectly, in return for referring an individual to a provider of services for which payment may be made in whole or in part under a federal healthcare program, including the Medicare or Medicaid programs. In addition, the federal anti-kickback statute prohibits the knowing and willful solicitation or receipt of any remuneration, directly or indirectly, in return for purchasing, leasing, ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part under a federal health care program, including Medicare or Medicaid. Remuneration has been interpreted to include any type of cash or in-kind benefit, including long-term credit arrangements, gifts, supplies, equipment, prescription switching fees, or the furnishing of business machines. Several courts have found that the anti-kickback statute is violated if any purpose of the remuneration, not just the primary purpose, is to induce referrals.

Potential sanctions for violations of the anti-kickback statute include felony convictions, imprisonment, substantial criminal fines and exclusion from participation in any federal healthcare program, including the Medicare and Medicaid programs. Violations may also give rise to civil monetary penalties in the amount of $50,000 per violation, plus treble damages. In addition to the federal anti-kickback statute, many states, including New Jersey, have enacted State Medicaid anti-kickback statutes that are similar to the prohibitions of the federal anti-kickback statute. Potential sanctions and violations of state anti-kickback statutes are similar to those of federal anti-kickback statutes. Although we believe that our relationships with vendors, physicians, and other potential referral sources have been structured in compliance with fraud, waste and abuse laws, including the federal and state anti-kickback statutes, the Department of Health and Human Services has acknowledged in its pharmaceutical industry compliance guidance that many common business activities potentially implicate the anti-kickback statute. We cannot offer any assurance that a government enforcement agency, private litigant, or court will not interpret our business relations to violate the fraud, waste and abuse laws.

The False Claims Act: Under the False Claims Act, civil penalties may be imposed upon any person who, among other things, knowingly or recklessly submits, or causes the submission of false or fraudulent claims for payment to the federal government, for example, in connection with Medicare and Medicaid. Any person who knowingly or recklessly makes or uses a false record or statement in support of a false claim, or to avoid paying amounts owed to the federal government, may also be subject to damages and penalties under the False Claims Act.

Moreover, private individuals may bring qui tam, or “whistle blower,” suits under the False Claims Act, and may receive a portion of amounts recovered on behalf of the federal government. Such actions must be filed under seal pending their review by the Department of Justice. Penalties of between $5,500 and $11,000 and treble damages may be imposed for each violation of the False Claims Act. Several federal district courts have held that the False Claims Act may apply to claims for reimbursement when an underlying service was delivered in violation of other laws or regulations, including the anti-kickback statute.

In addition to the False Claims Act, the federal government has other civil and criminal statutes, which may be utilized if the government suspects that we have submitted false claims. Criminal provisions that are similar to the False Claims Act provide that if a corporation is convicted of presenting a claim or making a statement that it knows to be false, fictitious or fraudulent to any federal agency, it may be fined not more than twice any pecuniary gain to the corporation, or, in the alternative, no more than $500,000 per offense. Many states also have similar false claims statutes that impose liability for the types of acts prohibited by the False Claims Act.

In April 2007, former New York State Governor Elliot Spitzer signed legislation implementing the Health and Mental Hygiene Budget for the 2007-2008 fiscal year. New York State’s False Claims Act was included within that legislation. The New York State False Claims Act is modeled after the federal False Claims Act. The

New York State False Claims Act provides that a false claim can result in civil penalties between $6,000 to $12,000 per claim and possible treble damages. In addition, the New York State Medicaid Inspector General James G. Sheehan has announced the commencement of an aggressive audit program targeting Medicaid payments to New York State retail pharmacies. The New Jersey Health Care Claims Fraud Act (N.J.S.A. 2C:21-4.2, et seq.) prohibits the filing of false or misleading claims for payment for health care services and imposes penalties including imprisonment and fines of five times the amount of the claim or more. Section 6031 of the Deficit Reduction Act of 2005 and Section 1901 of the Social Security Act provide a financial incentive for states to enact false claims acts that establish liability to the state for the submission of false or fraudulent claims to the state’s Medicaid program.

If a state false claims act is determined to meet certain enumerated requirements, the state is entitled to an increase of 10 percentage points in its share of any amounts recovered under a state action brought under such law. Under Section 1909(b) of the Social Security Act, the United States Department of Health and Human Services, Office of Inspector General is required to determine, in consultation with the Attorney General of the United States, whether a state has in effect a law relating to false or fraudulent claims submitted to a state Medicaid Program that meets the enumerated requirements. The effective date of Section 1909 of the Social Security Act is January 1, 2007. On August 7, 2007, the Office of Inspector General notified the New York State Attorney General that the New York State False Claims Act met the requirements of Section 1909(b). The Office of the Inspector General has reviewed the New Jersey State False Claims Act and has notified the New Jersey Attorney General that the New Jersey State False Claims Act does not meet the enumerated requirements of Section 1909(b). On May 19, 2005, New York City Mayor Michael Bloomberg signed into law the New York City False Claims Act (Local Law 53 of 2005) which authorizes citizens to bring lawsuits to recover treble damages for fraudulent claims submitted to the city. Finally, the submission of false claims may result in termination of our participation in federal or state healthcare programs. Members of management and persons who actively participate in the submission of false claims can also be excluded from participation in federal healthcare programs.

We believe that we have sufficient procedures in place to provide for the accurate completion of claim forms and requests for payment. Nonetheless, given the complexities of the Medicare, Medicaid and other third party payer programs, some of our billing and record-keeping practices may be alleged to be false claims by the enforcing agency or a private litigant.

Physician Self-Referral Laws

The federal physician self-referral law, Section 1877 of the Social Security Act (42 U.S.C. § 1395nn, commonly known as the “Stark Law”) prohibits physicians from referring Medicare patients for certain designated health services to entities with which the physician or an immediate family member of the physician has a financial relationship, unless an exception applies. The Stark Law is implicated if the physician has an ownership or financial relationship with the entity that is providing the designated health service. The Stark Law also prohibits the entity from billing for services provided pursuant to a prohibited referral. Among the designated services covered by the Stark Law include outpatient prescription drugs. Sanctions for violating the Stark Law include denial of payment and civil monetary penalties of not more than $15,000 for each bill or claim for a service. Any physician or other entity that enters into an arrangement or scheme (such as a cross-referral arrangement) which the physician or entity knows, or should know, has a principal purpose of issuing referrals by the physician to a particular entity which, if the physician directly made referrals to such entity, would be in violation of the Stark Law, and subject to a civil monetary penalty of not more than $100,000 for each such arrangement or scheme. The Stark Law is implicated if the physician, or an immediate family member of such physician, has an ownership or compensation arrangement with the entity. Both New York and New Jersey have enacted state physician self-referral statutes and regulations that are similar to the Stark Law in scope and purpose. The federal and state physician self-referral laws are also commonly referred to as fraud, waste and abuse laws. Although we believe that our relationships with physicians and other individuals are in compliance with the Stark Law and its state equivalents, a government enforcement agent, private litigant or court may determine that our business relationships violate the fraud, waste and abuse laws.

Drug Utilization Review

The Omnibus Budget Reconciliation Act of 1990, or OBRA 90, establishes a number of regulations regarding state Medicaid prescription drug benefits. Although OBRA 90 primarily focuses on drug manufacturers’ obligations to provide drug rebates under state administered Medicaid programs, it also requires states to create drug utilization review, or DUR, requirements in order to combat fraud, abuse, gross overuse and inappropriate or medically unnecessary care as well as to educate patients about potential adverse reactions. DUR requires pharmacists to discuss with patients relevant information in connection with dispensing drugs to patients. This information may include the name and description of the medication, route and dosage form of the drug therapy, special directions and precautions for patients, side effects, storage, refill and actions to be taken upon a missed dosage. Under DUR requirements, pharmacists are also required to make a reasonable effort to obtain the patient’s identification information, medical history and drug reaction history and to keep notes relevant to an individual’s drug therapy. We believe our pharmacists provide the required drug use consultation with our customers.

Healthcare Information Practices

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, sets forth standards for electronic transactions; unique provider, employer, health plan and patient identifiers; security and electronic signatures as well as privacy protections relating to the exchange of individually identifiable health information. The Department of Health and Human Services, or DHHS, has released several rules mandating compliance with the standards set forth under HIPAA. We believe our pharmacies initially achieved compliance with DHHS’s standards governing the privacy of individually identifiable health information that became effective on April 14, 2003 and with DHHS’s standards governing the security of electronically stored health information that became effective on April 20, 2005. In addition, we have implemented the uniform standards governing common healthcare transactions by the required compliance date of October 16, 2003. Finally, management has taken or will continue to take all necessary steps to achieve and maintain compliance with the HIPAA standards mentioned above and with other HIPAA rules as applicable, including the standard unique employer identifier rule, the standard health care provider identifier rule and the enforcement rule.

We continue to evaluate the effect of the HIPAA standards on our business. At this time, management believes that our pharmacies have taken all appropriate steps to achieve compliance with the HIPAA requirements. Moreover, HIPAA compliance is an ongoing process that will require continued attention and adaptation even after the official compliance dates. Management does not currently believe that the cost of compliance with the existing HIPAA requirements will be material to us; however, management cannot predict the cost of future compliance with HIPAA requirements. Noncompliance with HIPAA may result in criminal penalties and civil sanctions. The HIPAA standards have increased our regulatory and compliance burden and have significantly affected the manner in which our pharmacies use and disclose health information, both internally and with other entities.

In addition to the HIPAA restrictions relating to the exchange of healthcare information, individual states have adopted laws protecting the confidentiality of patient information which impact the manner in which pharmacy records are maintained. Violation of patient confidentiality rights under common law, state law or federal law could give rise to damages, penalties, civil or criminal fines and/or injunctive relief. We believe that our pharmacy operations, data sales arrangements and prescription file-buying program are in compliance with applicable federal and state privacy protections. However, an enforcement agency or court may find a violation of state or federal privacy protections arising from our pharmacy operations, our data sales arrangements or our prescription file-buying program and such finding of a violation may have a material adverse effect upon our business and our financial results.

Healthcare Reform and Federal Budget Legislation

In recent years, Congress has passed a number of federal laws that have created major changes in the healthcare system. In December 2000, the Medicare, Medicaid and SCHIP (State Children’s Health Insurance

Program) Benefits Improvement and Protection Act of 2000, or BIPA, was signed into law. Generally, BIPA addressed attempts to modify the calculation of average wholesale prices of drugs, or AWPs, upon which Medicare and Medicaid pharmacy reimbursement has been based. The federal government has been actively investigating whether pharmaceutical manufacturers have been improperly manipulating average wholesale prices, and several pharmaceutical manufacturers have paid significant civil and criminal penalties to resolve litigation relating to allegedly improper practices affecting AWP. In October 2006, in connection with a class action filed in the United States District for the District of Massachusetts, First Data Bank, which is one of two primary sources of AWP price reporting, announced that it had entered into a settlement agreement related to its reporting of average wholesale prices, subject to final court approval. Under the terms of the proposed settlement agreement, First Data Bank agreed to reduce the reported AWP of certain drugs by four percent and to discontinue the publishing of AWP at a future time. In May 2007, in connection with a separate class action filed in the same court, Medi-Span, the other primary source of average wholesale price reporting, entered into a similar settlement agreement, also subject to final court approval.

In January 2008, the court denied approval of the First Data Bank and Medi-Span settlements as proposed. Subsequently, new settlement agreements were submitted to the court. On March 17, 2009, the court issued an order approving the revised settlements. Some parties appealed the court’s ruling. On September 3, 2009, the Court of Appeals affirmed the decision of the District Court approving the settlements. Pursuant to the settlements, as approved, First Data Bank and Medi-Span have agreed to reduce the reported AWP for certain drugs by four percent. Separately, and not pursuant to the settlement agreements, First Data Bank and Medi-Span have indicated that they will also reduce the reported AWP for a large number of additional drugs not covered by the settlement agreements and that they intend to discontinue the reporting of AWP in the future. The settlement agreements became effective on September 26, 2009.

A number of contracts with third-party plans contain provisions that allow us to adjust our pricing to maintain the relative economics of the contract in light of a change in AWP methodology. Most of our contracts with both private and governmental plans also include provisions that allow us to terminate the contracts unilaterally, either because parties cannot renegotiate our pricing to account for the change in AWP methodology or for any reason upon 30 to 90 days’ notice. While we are currently negotiating with many of the various governmental and non-governmental third-party plans for adjustments relating to the expected changes to AWP, we cannot be certain that these negotiations will be successful. In addition, the New York State Legislature is currently considering legislation that would modify the formula upon which New York Medicaid bases its reimbursement rates, which, if passed, will move pharmacy reimbursement rates with respect to Medicaid at or near the pre-settlement levels. However, at this time there is no assurance that this legislation would be ultimately passed by the New York State Legislature or if passed, will be in its current form. In late September 2009, New York Medicaid began to implement the AWP reductions. Although there is some uncertainty due to the pending legislation at the New York State Legislature, we expect a moderate impact on the profitability of our pharmacy operations in the remainder of fiscal 2009 and a more significant impact in fiscal 2010.

In response to BIPA and other criticisms of AWP pricing methodologies, the Medicare Modernization Act described above contains a number of drug pricing reforms, some of which were effective January 1, 2004. Section 1927 of the Social Security Act established the Medicaid drug rebate program. For a manufacturer’s covered outpatient drugs to be eligible for federal Medicaid funding under the Medicaid drug rebate program, the manufacturer must enter into a rebate agreement with the CMS, and pay quarterly rebates to the states. Section 1927(b)(3) of the Act requires a participating manufacturer to report quarterly to CMS the average manufacturer price for each covered outpatient drug. Section 1927(k)(1) of the Social Security Act defines the “average manufacturer price” as the average price paid to the manufacturer by wholesalers for drugs distributed to the retail pharmacy class of trade, after deducting customary prompt pay discounts.

Under Section 1902(a)(54) of the Social Security Act, each state is required to submit a Medicaid state plan to CMS describing its payment methodology for covered outpatient drugs. Federal regulations require, with certain exceptions, that each state’s Medicaid reimbursement for a drug not exceed (in the aggregate) the lower of (a) its estimated acquisition costs plus a reasonable dispensing fee or (b) the provider’s usual and customary charge to the public.

The Deficit Reduction Act of 2005 requires the Secretary of the United States Department of Health and Human Services to provide average manufacturer price data to the states on a monthly basis beginning July 1, 2006. On July 17, 2007, CMS issued a final rule that implemented the provisions of the Deficit Reduction Act with respect to prescription drug reimbursement under the Medicaid program. This rule defined the terms “average manufacturer price” and “best price”. It specifies the items that must be included and excluded in the calculation of each term. This rule became effective on October 1, 2007. The rule also implemented the Deficit Reduction Act provision establishing a new reimbursement formula for generic drugs under Medicaid and establishes federal upper limits for generics based on 250% of the lowest AMP in a given drug class. In November 2007, the National Association of Chain Drug Stores and the National Community Pharmacists Association filed a lawsuit in federal court seeking to enjoin the implementation of the proposed AMP reimbursement rules. On December 19, 2007, the United States District Court for the District of Columbia granted a preliminary injunction enjoining CMS from implementing the proposed AMP reimbursement rules. The preliminary injunction remains in place. However, it is uncertain at this time whether HHS and CMS will revise and reissue the AMP reimbursement rules and what impact, if any, the revised and reissued rules, if any, will have on us.

The Medicare Part D drug benefit went into effect on January 1, 2006. Prior to January 1, 2006, Medicare beneficiaries were able to receive some assistance with their prescription drug costs through a prescription drug discount card program which began in June 2004. This discount card program gave enrollees access to negotiated discount prices for prescription drugs.

On January 28, 2005, CMS published a final rule to implement the Medicare Part D drug benefit. Under the Medicare Part D drug benefit, Medicare beneficiaries are able to enroll in prescription drug plans offered by private entities or, to the extent private entities fail to offer a plan in a given area, through a government contractor. Medicare Part D prescription drug plans include both plans providing the drug benefit on a stand alone basis and Medicare Advantage plans that provide drug coverage as a supplement to an existing medical benefit under the applicable Medicare Advantage plan. Pursuant to the CMS final rule, we will be reimbursed for drugs that we provide to enrollees of a given Medicare Part D prescription drug plan in accordance with the terms of the agreements negotiated between the Medicare Part D plan and us. We accept most Medicare Part D plans in our market areas. The amount of reimbursement to us under Medicare Part D plans is less than the amount under New York and New Jersey State Medicaid, and generally less than traditional nongovernmental third-party plans.

CMS is continuing to issue sub-regulatory guidance on many additional aspects of the CMS final rule. We are monitoring these government pronouncements and statements of guidance, and we cannot predict at this time the ultimate effect of the CMS final rule or other potential developments relating to its implementation on our business or results of operations.

It is uncertain at this time what additional healthcare reform initiatives, if any, will be implemented, or whether there will be other changes in the administration of governmental healthcare programs or interpretations of governmental policies or other changes affecting the healthcare system. We cannot assure you that future healthcare or budget legislation or other changes, including those referenced above, will not materially adversely impact our pharmacy business.

Non-Healthcare Licenses

We have been granted cigarette tax stamping licenses from the State of New York and the City of New York, which permit us to buy cigarettes directly from the manufacturers and stamp the cigarettes ourselves. Our stores possess cigarette tax retail dealer licenses issued by the State of New York, the City of New York and the

State of New Jersey. The State of New York is currently considering a proposal that would significantly increase the cost to renew our existing cigarette tax retail dealer licenses as well as increase the cost to obtain new licenses. Most of our stores have been granted licenses by the United States Department of Agriculture, enabling them to serve as certified Food Stamp retailers. In addition, most of our stores possess beer licenses and food licenses issued by the State of New York. We seek to comply with all of these licensing and registration requirements and continue to actively monitor our compliance. By virtue of these license and registration requirements, we are obligated to observe certain rules and regulations, and a violation of these rules and regulations could result in suspension or revocation of one or more licenses or registrations and/or the imposition of monetary penalties or fines.

Minimum Wage Requirements

We are impacted by legislation to increase the minimum hourly wages. New York State increased the minimum hourly wage from $5.15 to $6.00 on January 1, 2005, to $6.75 on January 1, 2006, and again to $7.15 on January 1, 2007. New Jersey increased the minimum hourly wage from $5.15 to $6.15 on October 1, 2005 and again to $7.15 on October 1, 2006. In addition, the federal minimum hourly wage increased to $7.25 in July 2009. As a result, both New York State and New Jersey have increased their minimum hourly wage to $7.25 effective July 24, 2009. While these increases have impacted our cost of labor, we have, and believe we can continue to, offset a significant portion of these cost increases through initiatives designed to further improve our labor efficiency.

Employees

As of June 27, 2009, we had approximately 7,000 employees. Unions represent approximately 5,200 of our employees. Non-union employees include employees at corporate headquarters, store and warehouse management and all of our store pharmacists. The distribution facility employees are represented by the International Brotherhood of Teamsters, Chauffeurs and Warehousemen and Helpers of America, Local 210 under a collective bargaining agreement that expires on August 31, 2011. Local 210 represents approximately 400 employees in our Maspeth, New York and North Bergen, New Jersey warehouse facilities. At June 27, 2009, employees in 140 stores were represented by the RWDSU/Local 338 and employees in 113 stores were represented by Local 340A New York Joint Board, UNITE AFL-CIO. The collective bargaining agreements with RWDSU/Local 338 and Local 340A will expire on December 31, 2012.

Intellectual Property

We hold a number of registered and unregistered trademarks. Trademarks we have registered with the United States Trademark Office include the name “Duane Reade;” the distinctive “DR” logo; “DR Express,” and its associated logo; “Christmas in New York;” “Mayfair Chemists;” “Fifth Avenue Preferred;” “Color for the City;” “Apt. 5”; and the logo “Performance Script Network”. We have applications currently pending before the United States Trademark Office to register our trademarks “City Chic”; “Duane Reade DRC Diabetes Resource Center,” with its associated logo; and “We Pledge” with the Duane Reade logo. We regard the Duane Reade name and logo, as well as our other trademarks, as valuable assets. In September of 1998, we acquired twenty-nine Rock Bottom stores, which we converted to the Duane Reade format in the 1999 fiscal year. In addition, in connection with the Rock Bottom acquisition, we acquired the “Rock Bottom” name and the “Rock Bottom” logo, each of which are registered trademarks.

Properties

As of June 27, 2009, we were operating stores in the following locations:

No. of Stores
Manhattan, NY	150
Brooklyn, NY	30
Queens, NY	29
Bronx, NY	11
New Jersey	10
Staten Island, NY	8
Nassau County, NY	8
Westchester County, NY	6
Suffolk County, NY	1

Total	253

All of our stores operated at June 27, 2009 are leased. The average remaining lease term for stores operating as of June 27, 2009 is 8.8 years, which does not include the exercise of lease renewal options available to us. The exercise of the lease renewal options available to us would increase the average remaining lease term to 12.9 years. The following table sets forth the lease expiration dates of our leased stores at June 27, 2009 on an annual basis through 2013 and thereafter. Of the 54 stores with leases expiring by December 31, 2013, 26 have renewal options. For all of our store locations, we believe that we will be able to either renew the expiring leases on economically favorable terms or find other economically attractive locations to lease.

Year	No. of Leases Expiring	Number With Renewal Options
2009	1	—
2010	4	—
2011	10	3
2012	13	6
2013	26	17
Thereafter	199	91
We occupy approximately 70,000 square feet for our corporate headquarters, located in Manhattan, New York City, under a lease that expires in 2012. We have a renewal option to extend the lease for an additional five years beyond the initial expiration date.

We occupy approximately 506,000 square feet of warehouse space in Maspeth, Queens, New York City under a lease that expires in 2017.

We occupy approximately 114,000 square feet of warehouse space in North Bergen, New Jersey under a lease that expires in 2018.

Legal Proceedings

We are party to legal actions arising in the ordinary course of business. Based on information presently available to us, we believe that the ultimate outcome of these actions will not have a material adverse effect on the financial position, results of operations or cash flows of our company. In addition, we are a party to the following legal actions and matters:

During 2002, we initiated a legal action against our former property insurance carrier, in an attempt to recover what we believed to be a fair and reasonable settlement for the business interruption portion of our claim originating from the September 11, 2001 World Trade Center terrorist attack, during which our single highest volume and most profitable store was completely destroyed. After a lengthy litigation and appraisal process, an appraisal panel awarded us approximately $5.6 million in 2005 (in addition to the $9.9 million that was paid by the insurer to us in 2002). As a result of the insurer’s refusal to pay this amount and also as a result of the Second Circuit Court of Appeals’ interpretation of our insurance policy, in January 2007, we commenced another action in the U.S. District Court for the Southern District of New York to recover both the appraisal panel’s award and additional amounts under the policy. In August 2007, the District Court entered judgment in the amount of $0.8 million plus interest, and both parties appealed. The appeals have been briefed and oral argument in the Second Circuit Court of Appeals has been held. However, due to the inherent uncertainty of litigation, there can be no assurance that this appeal will be successful.

Accordingly, given the risks and uncertainties inherent in litigation, there can be no definitive assurance that we will actually receive any or all of the panel’s appraised value of this claim, and we have not recognized any income related to this matter, other than $9.4 million (net of $0.5 million of expenses incurred) of the original $9.9 million paid by the insurer in 2002. It should be noted that any payment to us that might be forthcoming as a result of this claim may also result in the incurrence of additional expenses that are contingent upon the amount of such insurance claim settlement. These expenses, if incurred, are not expected to exceed $4.0 million.

In November 2004, we were served with a purported class action complaint, Damassia v. Duane Reade Inc. The lawsuit was filed in the U.S. District Court for the Southern District of New York. The complaint alleges that, from the period beginning November 1998, we incorrectly gave some employees the title “Assistant Manager,” in an attempt to avoid paying these employees overtime, in contravention of the Fair Labor Standards Act and New York law. In May 2008, the court certified this case as a class action. In April 2006, we were served with a purported class action complaint, Chowdhury v. Duane Reade Inc. and Duane Reade Holdings, Inc. The complaint alleges that, from a period beginning March 2000, we incorrectly classified certain employees in an attempt to avoid paying overtime to such employees, thereby violating the Fair Labor Standards Act and New York law. In May 2008, the court certified this case as a class action. The complaint seeks an unspecified amount of damages. In January 2009, we announced that, without admitting liability, we have entered into a Memorandum of Understanding to settle these two class action cases for $3.5 million. The settlement was subject to the approval of the U.S. District Court for the Southern District of New York. While we believed that we could strongly defend ourselves against the matters involved in this litigation, we have agreed to this settlement in order to avoid future defense costs and uncertainty surrounding this litigation. As a result of this settlement agreement, we recorded a $3.5 million one-time, pre-tax charge during the fourth quarter ended December 27, 2008. The litigation settlement required us to obtain a letter of credit for the payment of the $3.5 million obligation. Following the final approval of the settlement by the court, the $3.5 million settlement amount was paid by us in August 2009.

In November 2007, we were served with a subpoena from the Office of the Attorney General of the State of New York. The subpoena requested information regarding our services to customers with limited English proficiency. We have cooperated with the Office of the Attorney General and on April 22, 2009, we settled this matter with the Office of the Attorney General. Under the terms of the settlement, we agreed to provide customers with information about prescription drugs in the customers’ primary languages. In addition, we agreed to equip our stores with telephones that will connect customers with off-site interpreters working for language-service contractors.

In January 2008, we were served with a subpoena from the Department of Health and Human Services, Office of the Inspector General. The subpoena seeks information relating to the operation of our pharmacy kiosks and information relating to a business relationship that we had with Mobility Plus, a provider of durable medical equipment. In February 2008, we received an identical subpoena from the Office of the Attorney General of the State of New York, Medicaid Fraud Control Unit. We are in the process of responding to the information requests from both entities. While we believe that we have been in compliance with all applicable rules and regulations, at this stage, there can be no assurance as to the ultimate outcome of this matter. Based on information presently available to us, it is not possible to determine the likelihood of liability or reasonably ascertain the amount of liability, if any.

Proceedings Relating to Anthony J. Cuti

On September 1, 2006, Anthony J. Cuti, a former Chairman, President and Chief Executive Officer of the Company, initiated an arbitration before the American Arbitration Association against Duane Reade Inc., Duane Reade Holdings, Inc. and Duane Reade Shareholders, LLC, which we refer to as the “respondents.” The arbitration relates to his termination in November 2005. Mr. Cuti asserts various claims including, with respect to his employment agreement, breach of contract relating to the notice of termination provision, failure to make certain payments toward his 1998 corporate-owned life insurance policy, relief from the non-competition and non-solicitation covenants, failure to provide adequate information relating to the valuation of his profits interest and breach of the covenant of good faith and fair dealing. Other claims relate to the patent rights for our virtual pharmacy kiosk system and payment of an alleged deferred 2001 bonus based on any insurance recovery we may obtain on our business interruption claim in connection with the 2001 World Trade Center tragedy. On March 16, 2007, Mr. Cuti sought leave to file an amended demand asserting additional allegations in support of his claim for breach of contract for failure to comply with the notice of termination provision in his employment agreement, and a claim for defamation. On May 17, 2007, the arbitrator issued an order granting leave to file Mr. Cuti’s amended demand. Mr. Cuti seeks monetary damages, declaratory relief, rescission of his employment agreement and the payment of his legal costs and fees associated with his termination and the arbitration.

On November 22, 2006, the respondents filed counterclaims and affirmative defenses against Mr. Cuti in the arbitration, alleging that between 2000 and 2005, Mr. Cuti was responsible for improper practices involving invoice credits and rebillings for the construction of our stores, that led to overstating our publicly reported earnings, and that caused us to create and maintain inaccurate records and publish financial statements containing misstatements. These counterclaims were based on information uncovered as of that date by an investigation conducted by independent legal counsel and forensic accountants at the direction of the Audit Committee.

In a press release dated April 2, 2007, we disclosed that, based on new information provided to us, the Audit Committee, with the assistance of independent counsel and forensic accountants, was conducting a review and investigation concerning the propriety of certain real estate transactions and related matters and whether the accounting for such transactions was proper. On April 9, 2007, the respondents sought leave to file proposed amended counterclaims based on that new information. On May 17, 2007, the arbitrator issued an order granting leave to file the amended counterclaims. The amended counterclaims seek rescission of employment agreements entered into between us and Mr. Cuti, return of all compensation paid under the employment agreements, other compensatory and punitive damages, and legal costs and fees associated with the Audit Committee’s investigation and the arbitration.

On May 18, 2007, the independent counsel and the forensic accountants completed their review and investigation. The independent counsel concluded that Mr. Cuti orchestrated certain real estate and other transactions that led to overstating our publicly reported earnings, and that caused us to create and maintain inaccurate records and publish financial statements containing misstatements. On May 22, 2007, the Audit Committee determined, after considering the results of the review and investigation, that certain of our previously-issued financial statements would have to be restated. We have filed the necessary restated financial statements for the periods affected.

On May 22, 2007, we received a grand jury subpoena from the United States Attorney’s Office for the Southern District of New York seeking documents relating to the allegations in the amended counterclaims discussed above. We are cooperating fully with the investigation. The SEC has also requested that we provide it with information related to this matter.

On May 25, 2007, the United States Attorney’s Office for the Southern District of New York filed an application requesting that the arbitrator stay further proceedings in the arbitration, including discovery, pending further developments in its criminal investigation of Mr. Cuti. Following briefing by the parties on the application, the arbitrator entered an order staying the arbitration proceedings. The stay has been extended from time to time.

On October 9, 2008, the United States Attorney’s Office for the Southern District of New York and the SEC announced the filing of criminal and civil securities fraud charges against Mr. Cuti and another former executive of the Company, William Tennant. In the criminal indictment, the government charges that Mr. Cuti and Mr. Tennant engaged in a scheme, involving the credits and rebillings and real estate-related transactions discussed above, to falsely inflate the income and reduce the expenses that we reported to the investing public and others. The SEC’s complaint similarly alleges that Mr. Cuti and Mr. Tennant entered into a series of fraudulent transactions designed to boost reported income and enable us to meet quarterly and annual earnings guidance. Both proceedings are continuing.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of September 1, 2009:

Name	Age	Position
John A. Lederer	54	Chairman and Chief Executive Officer
Phillip A. Bradley	54	Senior Vice President, General Counsel and Secretary
John K. Henry	59	Senior Vice President and Chief Financial Officer
Joseph C. Magnacca	47	Senior Vice President and Chief Merchandising Officer
Charles R. Newsom	58	Senior Vice President—Store Operations
Vincent A. Scarfone	52	Senior Vice President—Human Resources and Administration
Mark W. Scharbo	46	Senior Vice President—Supply Chain
Frank V. Scorpiniti	39	Senior Vice President—Pharmacy Operations
Michael S. Green	36	Director
John P. Malfettone	54	Director
Denis J. Nayden	55	Director
Tyler J. Wolfram	43	Director

John A. Lederer was appointed our Chairman and Chief Executive Officer effective April 2, 2008. Prior to that, Mr. Lederer served as President of Loblaw Companies Limited, Canada’s largest food distributor, from 2001 through September 2006. Mr. Lederer also served as a director of Loblaw for much of this period, capping a 30-year career with Loblaw and its subsidiary companies during which he held a number of senior leadership positions. In these roles, he was responsible for the operation and growth of national and regional banners, businesses and divisions. Mr. Lederer is a former director of the Food Marketing Institute and is the founder and former Chair of the President’s Choice Children’s Charity. Mr. Lederer is also a director of Tim Hortons Inc., a Canadian-based quick-service restaurant chain.

Phillip A. Bradley was appointed our Senior Vice President, General Counsel and Secretary on January 9, 2009. Prior to his appointment, Mr. Bradley served as our interim Chief Compliance Officer. From 1985 until he joined us, Mr. Bradley was a partner at McKenna Long & Aldridge LLP, a 450-attorney international law firm, where he was Co-Chair of the Litigation Department.

John K. Henry has been our Chief Financial Officer since July 30, 2004. In addition, he is the Senior Vice President and Chief Financial Officer of Duane Reade Inc., having served in that capacity since August 1999. Prior to joining us, Mr. Henry was Senior Vice President and Chief Financial Officer of Global Household Brands, a consumer products manufacturer and distributor, from 1998 to 1999, Executive Vice President and Chief Financial Officer of Rickel Home Centers, a regional home improvement retailer, from 1994 to 1998 and Vice President of Finance of Supermarkets General Holdings Corporation, a regional supermarket retailer operating in the New York metropolitan market, from 1992 to 1994.

Joseph C. Magnacca was appointed our Senior Vice President and Chief Merchandising Officer effective September 29, 2008. Mr. Magnacca has approximately 20 years of experience in the retail industry and worked at Shoppers Drug Mart Corporation, a Canadian drugstore chain, prior to joining us. Since 2002, Mr. Magnacca was responsible for the marketing and merchandising initiatives at Shoppers Drug Mart and most recently served as Executive Vice President, Merchandising and Category Management of Shoppers Drug Mart Corporation. Previously, he held senior merchandising and marketing positions with increasing responsibilities at a leading Canadian supermarket chain.

Charles R. Newsom has been our Senior Vice President in charge of Store Operations since January 2006. Prior to joining us, he served as Regional Vice President for Winn-Dixie, a regional supermarket retailer operating primarily in the southern United States, from November 2004 to December 2005. From July 2002 until

July 2004, he was the Senior Group Vice President for the New York division of the Eckerd Corporation, a national retail drugstore chain, responsible for 459 stores in the New York metropolitan area. Before joining the Eckerd Corporation, he was the President of Pueblo Supermarkets, a regional supermarket chain in San Juan, Puerto Rico, and also served as Senior Vice President of Pueblo International LLC.

Vincent A. Scarfone has been Senior Vice President of Human Resources and Administration since September 2006. Prior to joining us, Mr. Scarfone served as Vice President—Global Human Resources for Bureau Veritas Consumer Products Services from February 2005 to June 2006. From 1984 to 2004, Mr. Scarfone worked for Toys “R” Us Inc., holding several senior human resource positions including, from 2002 to 2004, Vice President of Human Resources, International Division.

Mark W. Scharbo was appointed our Senior Vice President, Supply Chain effective October 6, 2008. From January 2006 until he joined us, Mr. Scharbo was an executive with Case-Mate, a provider of leather accessories for cell phones and other digital devices. Mr. Scharbo was a co-founder of Case-Mate and served as its Chief Operating Officer. From 2002 until the founding of Case-Mate, Mr. Scharbo operated as an independent consultant and led significant strategic initiative projects for a PBM/mail service pharmacy and a national casual restaurant chain. Previously, Mr. Scharbo was an Associate Partner with Accenture, Ltd. and held additional prior consulting and engineering positions.

Frank V. Scorpiniti was appointed our Senior Vice President in charge of Pharmacy Operations effective December 1, 2008. Prior to joining us, Mr. Scorpiniti was employed for over 20 years at Longs Drug Store Corporation and held many roles in store pharmacy operations. Most recently, Mr. Scorpiniti was Vice President Pharmacy Operations for Longs. In that role he was responsible for the operation of over 500 chain wide pharmacies.

Michael S. Green has been one of our directors since July 2004. Mr. Green is currently a Partner of Oak Hill Capital Management, LLC where he has been since 2000. He serves on the Board of Directors of NSA International, LLC.

John P. Malfettone has been one of our directors and a director of Duane Reade Inc. since January 2005. He is the Chief Operating Officer of Oak Hill Capital Management, LLC and is responsible for finance, operations, human resources, administration, information technology and business planning. In addition, Mr. Malfettone provides assistance to the Oak Hill investment team in managing portfolio company financial and business matters. Prior to joining Oak Hill in 2004, Mr. Malfettone was the Executive Vice President and Chief Financial Officer of MacDermid Inc., a New York Stock Exchange listed specialty chemical company. Prior to that, from 1990 to 2001, he worked at General Electric Co. serving in numerous roles including GE Capital Assistant Corporate Controller, GE Capital Corporate Controller, GE Capital EVP CFO and Managing Director in GE’s private equity business. He joined GE from the accounting and audit firm, KPMG Peat Marwick, where he was promoted to partner in 1988. Mr. Malfettone is on the Board of Directors of NY Credit Advisors.

Denis J. Nayden has been one of our directors since January 2005. Mr. Nayden is a Managing Partner of Oak Hill Capital Management, LLC and has been with the firm in that position since 2003. Mr. Nayden co-heads the Oak Hill industry groups focused on investments in basic industries and business and financial services. Prior to joining Oak Hill Capital Management, LLC in 2003, Mr. Nayden was Chairman and Chief Executive Officer of GE Capital from 2000 to 2002 and had a 25-year tenure at General Electric Co., during which time he also served as President and Chief Operating Officer, Executive Vice President, Senior Vice President and General Manager in the Structured Finance Group, Vice President and General Manager in the Corporate Finance Group and Marketing Administrator for Air/Rail Financing as well as in various other positions of increasing responsibility. Mr. Nayden serves on the Boards of Directors of Genpact, GMH Communities Trust, Healthcare Services, Inc. Primus International, Inc., and RSC Holdings, Inc., as well as the University of Connecticut.

Tyler J. Wolfram has been one of our directors since July 2004. He is currently a Partner of Oak Hill Capital Management, LLC, where he has been since 2001. During 2000, Mr. Wolfram served as Managing Director of

Whitney & Co., a private equity investment firm. From 1998 to 2000, he served as Managing Director of Cornerstone Equity Investors, LLC, a private equity investment firm. Mr. Wolfram serves on the Board of Directors of NSA International, LLC.

Board Committees

On February 14, 2005, an Audit Committee of the board of directors of Duane Reade Holdings, Inc. was established following the Acquisition in accordance with Section 3(a)(58)(A) of the Exchange Act. Messrs. Michael S. Green, John P. Malfettone and Tyler J. Wolfram were designated and appointed to serve as the members of the Audit Committee. Mr. Malfettone was designated and appointed to serve as its Chairman. The board of directors has determined that Mr. Malfettone is qualified and designated as an Audit Committee Financial Expert. On July 1, 2009, Messrs. Green, Malfettone and Wolfram were re-appointed to the Audit Committee by the board of directors.

On February 14, 2005, a Compensation Committee of the board of directors of Duane Reade Inc. was established. Messrs. Andrew J. Nathanson, Denis J. Nayden and Tyler J. Wolfram were designated and appointed to serve as the members of the Compensation Committee. Mr. Nathanson was designated and appointed to serve as its Chairman. On July 1, 2009, Messrs. Nathanson, Nayden and Wolfram were re-appointed to the Compensation Committee by the board of directors. Mr. Nathanson passed away on August 21, 2009. The board of directors is currently seeking a replacement for Mr. Nathanson as a director and will determine the composition of the Compensation Committee once that replacement is named. In the interim, Mr. Nayden is serving as the Acting Chairman of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

During fiscal 2005, Messrs. Nathanson and Wolfram were Vice Presidents of Duane Reade Holdings, Inc. Effective January 2006, Messrs. Nathanson and Wolfram were no longer Vice Presidents of Duane Reade Holdings, Inc. Mr. Nayden is not an employee of the Company or any of its subsidiaries.

Code of Ethics

The Company has implemented a Code of Ethics for its corporate officers, management and other professional personnel. The Code is required to be signed by each such individual, and is kept on file at the Company’s corporate office. The full text of the Code of Ethics is available on the Corporate Governance page of the Company’s website at www.duanereade.com. Changes to or waivers, if any, of the Company’s Code of Ethics would be promptly disclosed on the Company’s website.

Compensation Discussion and Analysis

Executive Summary

Our Compensation Discussion and Analysis (“CD&A”) aims to explain the philosophy and objectives of our compensation program and our process for setting compensation for our named executive officers.

Our executive compensation program is overseen by the Compensation Committee of the Board of Directors. As discussed in more detail below, we offer our executives a basic compensation structure, comprised of four components:

Component	Objective and Basis	Form
Annual base salary	Provide base compensation that is competitive for each role	Cash
Incentive plans	Annual and special incentives to drive company and individual performance and to align executive interests with stakeholder interests	Cash
Long-term incentive awards	Designed to encourage behavior that will increase shareholder value, focus the management team on our long-term performance and encourage executive retention	Primarily stock options
Benefits and other perquisites	Provide for the safety and wellness of our executives, and other purposes as discussed below	Various (see analysis below)

In making its decisions on an executive’s compensation, the Compensation Committee considers the nature and scope of all elements of an executive’s total compensation package, the executive’s responsibilities and his or her effectiveness in supporting our key strategic, operational and financial goals.

During fiscal year 2008, our Compensation Committee met twice to address various executive compensation issues. The results of the first meeting, held in March 2008, included:

•	Approval of the annual base salary increases for our various officers, including the named executive officers.

•	Approval of the Management Incentive Plan (MIP) awards for fiscal year 2007 that were paid during 2008.

•	Approval of an adjustment to the threshold, target and maximum bonus levels of the annual MIP opportunity for certain of our Senior Vice President level executives.

•	Approval of special incentive bonus payments to Mr. D’Arezzo, our Interim Chief Executive Officer from January 18 through April 1, 2008.

The Compensation Committee also met in June 2008 to approve additional annual base salary adjustments and incentive awards for certain executive officers. In addition, the Compensation Committee met in March 2009 to discuss the salary compensation for fiscal year 2009 and the incentive awards for fiscal year 2008, which will be paid in fiscal year 2009.

The impact of the Compensation Committee’s actions on each of our named executive officers is discussed in greater detail below.

Introduction

We are the largest drugstore chain in New York City, operating 253 stores and employing approximately 7,000 employees at June 27, 2009. Due to the highly competitive nature of the business environment in which we operate, we seek to attract, motivate and retain talented and energetic management and executive-level employees. In order to achieve this objective, we provide competitive compensation packages that offer base salaries as well as short and long-term incentive opportunities based on both company and individual performance.

In July 2004, we were acquired by a group of investors, including Oak Hill Capital Partners, L.P., and both former and certain current members of our management team. As a result of the acquisition, we no longer have publicly-traded equity securities. The compensation decisions and policies affecting our named executive officers are reviewed and approved by the Compensation Committee. With respect to determinations for the 2008 fiscal year, the Compensation Committee was composed of the following individuals, all of whom were not members of management:

Andrew J. Nathanson—Chairman

Denis J. Nayden

Tyler J. Wolfram

No member of the Compensation Committee participates in any of our employee compensation programs. The Compensation Committee’s responsibilities are specified in its charter. Mr. Nathanson passed away on August 21, 2009. The board of directors is currently seeking a replacement for Mr. Nathanson and will determine the composition of the Compensation Committee once that replacement is named. In the interim, Mr. Nayden is serving as the Acting Chairman of the Compensation Committee.

The Compensation Committee approves and oversees the total compensation package for our executives, including, without limitation, their base salaries, deferred compensation (including any mandatory deferral or any opportunity for voluntary deferral), stock options and other equity-based compensation, incentive compensation, supplemental and incidental benefits and perquisites. The Committee also administers our Management Stock Option Plan, which we refer to as the “2004 Option Plan,” and monitors the performance of the named executive officers.

Philosophy and Objectives

The Compensation Committee oversees an executive compensation program designed to reflect our focus on achieving sales, Adjusted FIFO EBITDA and growth targets. For the purposes of determining compensation, Adjusted FIFO EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, charges or credits relating to LIFO inventory valuation and certain other non-cash and non-recurring charges. We believe that Adjusted FIFO EBITDA represents a useful measure of assessing the performance of our named executive officers and our ongoing operating activities, as it reflects our earnings trends without the impact of certain non-cash charges and other non-recurring items. The objectives of the compensation program are:

•	to attract, motivate and retain top quality executives with the qualifications necessary to drive our short and long-term financial success;

•	to encourage the achievement of key strategic, operational and financial goals and align executives’ interests with those of our stakeholders;

•	to appropriately reward the positive performance of key executives and other critical employees; and

•	to provide competitive pay packages that balance both short-term and long-term objectives.

In designing our compensation programs, we place a heavy emphasis on achieving Adjusted FIFO EBITDA, sales and growth targets and operating efficiencies. We believe achievement of the annual target for Adjusted FIFO EBITDA will require sales growth, improved profitability and operating expense reductions. Accordingly, our primary metric used to measure performance is the achievement of targeted Adjusted FIFO EBITDA.

Components of Executive Compensation

The key components of compensation for executive officers are annual base salary, annual cash awards under our incentive plans, which reflect the achievement of both corporate and personal objectives, and long-term incentive stock options awards under the 2004 Option Plan.

Annual Base Salary The named executive officers receive base salaries that reflect their responsibilities, industry experience and job performance. The salary levels established by the Compensation Committee are designed to attract and retain qualified individuals who possess the qualities needed to ensure our long-term financial success. The named executive officers’ salaries are reviewed annually after the completion of our fiscal year.

Incentive Plans One of the primary objectives of the compensation program is to encourage our executives to achieve the targeted Adjusted FIFO EBITDA goals. To that end, we utilize incentive awards, which include our MIP awards as well as other incentive awards that are based principally upon the attainment of a corporate Adjusted FIFO EBITDA goal, supplemented by achievement of individual objectives.

Under the MIP, awards are set at a target level specific to each named executive officer, generally 100% of annual base salary. The MIP awards typically range between 50% of annual base salary and 150% of annual base salary, but the amounts may be zero if performance factors fall below our threshold annual Adjusted FIFO EBITDA goal. Under the MIP, 100% of the available MIP pool is based upon the attainment of our annual Adjusted FIFO EBITDA goal. A portion of the annual amount awarded from the MIP pool is based upon achievement of Adjusted FIFO EBITDA, while the remainder of an individual’s MIP award is based upon the individual’s successful completion of one or more personal objectives. Determination of the named executive’s level of achievement of his or her personal objectives is made by the CEO and the Compensation Committee. Payments in respect of the personal objective portion of the MIP award are based upon the CEO’s recommendations relative to each executive’s contributions and reflect consideration of a range of operational initiatives to improve customer service, upgrade store standards, improve merchandising assortments, improve store presentations and promotional programs, reduce out of stocks and improve underperforming stores. Achievements in reducing general and administrative costs, management of inventory and process-based productivity improvements are also considered.

In March 2009, the Compensation Committee approved certain modifications to the MIP award calculations. The modifications will affect all eligible participants below the level of Senior Vice President and are effective for the 2009 fiscal year. Under the modified MIP, the available MIP pool will continue to be based upon the attainment of our annual Adjusted FIFO EBITDA goal. The amounts awarded from the MIP pool will be based upon attainment of our annual Adjusted FIFO EBITDA goal as well as the eligible participant’s achievement of one or more personal objectives and the achievement of financial targets within the participant’s functional area.

The Compensation Committee also has the ability to award discretionary bonuses for superior performance or to recognize outstanding achievements.

Under the special incentive plans, Mr. Henry is entitled to an additional incentive payout depending on the amount of insurance proceeds, if any, that are collected by us as a result of our ongoing litigation with the insurance provider over the scope of our insurance coverage for our former location at the World Trade Center site (if he is still employed by us on the date of receipt of future insurance proceeds). For more information regarding this litigation, please see “Business—Legal Proceedings.” Mr. Henry is entitled to a maximum bonus payout equal to what he would have received if the insurance proceeds, taken together with our Adjusted FIFO EBITDA performance in 2001, would have entitled him to such a bonus for that year. The Compensation Committee determined to award such amounts to Mr. Henry and any other members of management that were participating in the annual incentive compensation program in 2001 (if they are still employed by us on the date of receipt of future insurance proceeds) as a result of their service to us during 2001. It should be noted that unless we are successful in our litigation efforts, there will be no additional incentive payments under this program.

Prior to his resignation, Mr. Ray was eligible for the same additional incentive payment as Mr. Henry. While Ms. Bergman was not employed by us in 2001, the Compensation Committee awarded her a target bonus opportunity if the insurance proceeds were equal to a preset level which has been determined by the Compensation Committee and a maximum bonus opportunity if the insurance proceeds were to reach a predetermined and higher amount. Ms. Bergman was awarded the special target bonus opportunity as a result of her position as General Counsel in charge of managing the litigation throughout the case. Since Ms. Bergman is no longer employed by us, she is no longer eligible for the target bonus.

Long-term Incentive Awards Our primary long-term incentive awards are stock options. The stock options are issued under our 2004 Option Plan. We design our long-term incentive awards to increase shareholder value, focus the management team on our long-term performance and encourage executive retention.

Under the 2004 Option Plan, the Compensation Committee may grant awards of non-qualified stock options, incentive stock options, or any combination of the foregoing. A stock option granted under the 2004 Option Plan will provide a participant with the right to purchase, within a specified period of time, a stated number of shares of our common stock at the price specified in the award agreement. Stock options granted under the 2004 Option Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, not inconsistent with the 2004 Option Plan, as may be determined by the Compensation Committee and specified in the applicable stock option agreement.

Our named executive officers are typically granted stock options when they enter into letter agreements which set forth the terms of their continuing employment with us. Additional option awards may be granted based upon our financial performance. The number of additional stock options granted would be based upon the level of responsibility of the named executive officer, his or her potential contribution to the long-term objectives of the organization, his or her existing level of compensation and the achievement of performance level benchmarks described below.

The vesting criteria for our option grants utilize service-based and performance-based criteria that are designed to link the management team’s long-term incentive awards with the economic value of the original equity investors and create a requirement for significant value creation before the benefits of this aspect of their incentives are achieved. The vesting criteria also encourage executive retention and increases in shareholder value by aligning the interests of executives with those of shareholders and focusing the management team on our long-term performance.

The options we have granted since 2006 have had no intrinsic value, requiring us to achieve sustained financial performance improvements before the option value can be realized. We have never made a practice of timing the grant of stock options to coincide with the release of material non-public information.

On February 1, 2007, we entered into Transaction Bonus Award agreements with certain named executive officers (as detailed on the table which describes the potential payments upon termination of employment or a change in control) and other members of senior management under which these executives may receive a transaction bonus if they are employed by us on the date on which we are sold. Such Transaction Bonus Awards are payable in cash, at specified amounts, and are to be reduced by the value at the time of such sale (determined based on the price per share of our common stock to be received by our stockholders in connection with the sale) of any unexercised stock options granted under the 2004 Option Plan. These Transaction Bonus Awards are only payable in the event that we are sold on or prior to December 31, 2010. The purpose of the Transaction Bonus Awards is to ensure that some degree of the long-term incentive is achieved if we are sold before a sufficient period of time has passed during which value in the options themselves has been created. Since the management team does not control the timing of any potential sale, failure to provide this type of long-term incentive would diminish the competitiveness of the overall compensation plan.

Perquisites and Other Benefits

Our executive officers are eligible to participate in the same medical insurance program, 401(k) defined contribution retirement plan and other elective benefit programs that are available to the majority of our non-union employees. In addition, we provide company-paid life insurance to each of our executive officers with a death benefit of twice his or her annual salary, up to a maximum value of $500,000, and we provide company-paid dental coverage to each of our executive officers and their dependants. The CEO, senior vice presidents and all vice presidents also have a company-paid individual disability insurance plan that covers them in the event they are unable to work. Any benefits paid to the executives under the various insurance programs would be paid by the insurance providers. In addition, certain executives are entitled to miscellaneous perquisites including travel allowances and reimbursement of certain professional and relocation-related expenses.

To provide for the wellness of our executives, the CEO, senior vice presidents and vice presidents are also eligible for company-paid annual physical exams.

Severance Benefits

We have entered into agreements with our senior executives that will require us to pay severance benefits, under certain circumstances, upon the executive’s termination. We provide these severance benefits because they are needed for our overall compensation package to be competitive in the retail drugstore environment. Our top executive officers are experienced individuals who had significant careers with their previous companies. As with any career change, there is a risk individuals take when starting a new position at a different employer. Therefore, with respect to certain hires, it may be in our best interest to minimize this risk by offering to pay severance benefits, under certain circumstances, upon the executive’s termination. Additionally, severance benefits allow our executives to focus on our objectives without concern for their employment security in the event of a termination.

Generally, if the executive is terminated “without cause” (as such term is defined in their agreements), he or she will be entitled to one or two year’s salary continuation and payment for unused vacation and will be eligible to continue to participate in our medical benefits program during that time. In addition, the executive will have a 90 day period to exercise the portion of his or her stock options that are vested as of the termination date. Upon a termination “without cause,” all unvested stock options will be immediately forfeited. If the executive is terminated for “cause,” he or she will only be entitled to any unpaid salary and unused vacation earned through the termination date. All stock options, whether or not vested, shall be immediately forfeited upon the termination date. Terminations resulting from a change in control are deemed to occur “without cause,” and will result in the immediate vesting of all service-based stock options, whether or not previously vested.

The Compensation Committee views the severance benefits as appropriate for the named executive officers, since they may not be in a position to readily obtain comparable employment within a reasonable period after a termination “without cause.”

The Process of Setting Executive Compensation

The Compensation Committee is responsible for the review and approval of corporate goals and objectives relevant to the compensation of our Chief Executive Officer. The Committee also evaluates the performance of the Chief Executive Officer in light of those goals and objectives and determines the compensation level of the Chief Executive Officer based on this evaluation. The Chief Executive Officer’s role in determining his own compensation level is limited to providing the Compensation Committee with his recommendations.

Each of our named executive officers entered into letter agreements at the commencement of their employment with us. The letter agreements create an at-will employment relationship with the named executive officers and provide for annual base salaries as well as any other compensation and benefit terms. On an annual basis, our CEO provides executive compensation recommendations for our executive officers, including the named executive officers, to the Compensation Committee. The Compensation Committee reviews the executive compensation recommendations with the CEO. After discussion and analysis, the Compensation Committee approves any changes to the compensation of our executive officers.

Summary Results of Our Fiscal Year 2008 Executive Compensation Review

The following fiscal year 2008 executive compensation review discussion would not apply for Mr. Dreiling, since he resigned on January 18, 2008, or Mr. Lederer, since he joined us after the process had already been completed. In April 2008, Mr. Lederer was appointed as our Chairman and Chief Executive Officer. The fiscal year 2008 compensation for Mr. Lederer was fixed by his employment agreement, which has a four year term and is discussed separately in this CD&A.

In determining the overall fiscal year 2008 compensation level for our executive officers, our management and the Compensation Committee reviewed publicly available data for a peer group consisting of companies in the chain drug retailing sector. This review of chain drug retailers included Walgreens, CVS, Rite Aid and Long’s Drug Stores, all of which were publicly-held companies at the time of the review. The peer group companies included both large-cap and a smaller regional chain with some consideration being made for the differences in size. Management and the Compensation Committee used the peer group companies to establish points of reference to determine whether and to what extent we are establishing competitive levels of compensation for our executives. The review of peer group data looked at individual executives with similar responsibilities and covered all elements of financial compensation but focused primarily on base salaries and annual incentive bonuses since the peer group’s long-term financial incentives include elements of compensation not available to our named executive officers, such as, restricted stock grants, stock appreciation rights and defined benefit retirement programs. Based on the review of the peer group data, we determined that additional points of reference would be needed to assist in our assessment of the competitive level of executive compensation for fiscal year 2008.

In February 2008, we initiated a process with Watson Wyatt to undertake a compensation benchmarking assessment for our named executive officers as well as certain other of our officers. The Watson Wyatt assessment compared the annual cash compensation (consisting of base salary and MIP target bonus) and the equity compensation of our named executive officers to the compensation arrangements for executives in comparable positions at comparably sized U.S. companies (based on total annual revenue). The assessment also included companies in the retail and trade industry within the United States and included components of several different surveys and responses from several hundred companies. The Watson Wyatt assessment also adjusted the national averages for the differentials inherent to operating in the New York City area, such as higher costs of living. The Watson Wyatt assessment provides us and the Compensation Committee with an additional point of reference to assist in the evaluation of the competitiveness of the compensation levels for our executives. Watson Wyatt did not provide any services to us other than the compensation benchmarking assessment herein described.

Based on the Watson Wyatt assessment, we determined that, except for Mr. Storch, the annual cash compensation for which our named executive officers are eligible in 2008 is within the 75th percentile when compared to similar executive positions at other companies (as adjusted for New York City factors and company sales volume). The annual cash compensation represents the annual base salary and the targeted MIP for which the named executive officers are eligible in 2008.

Watson Wyatt was unable to provide an assessment for Mr. Storch’s position as Vice President—Pharmacy Marketing and Benefit Management because there was an insufficient population of similar executive positions at other companies. To assess Mr. Storch’s compensation package, we considered his role in the organization and the experience he bought to the position, including his prior position as CEO of the world’s largest independent retail pharmacy franchiser. As an additional point of reference, we also compared Mr. Storch’s annual cash compensation to the executives for which we were able to obtain Watson Wyatt assessments.

For our long-term incentive compensation, based on the Watson Wyatt assessment data, which includes option and equity awards valued through Black- Scholes or other valuation techniques, we determined that the 2007 equity awards granted to our named executives were within the lower 50th percentile. An important factor we considered when comparing our long-term incentive compensation against this benchmark data was that the Watson Wyatt assessment included public companies that have equity award programs that can differ significantly from our own long-term incentive program as a company with no publicly-traded equity. These differences relate to the form, frequency, timing and valuation of awards, all of which can materially impact the comparisons. An additional consideration was that our option awards have no intrinsic value and would require sustained financial performance improvements before the option value can be realized. Our compensation plans also take into consideration that privately-held companies may have annual results that are not indicative of the long-term value that is being created, especially when considering that our long-term objectives are typically achieved over several years. While the Watson Wyatt long-term incentive compensation data did provide a point of reference, it was important to also establish more specific valuation criteria based upon our projected future exit year option valuations, vesting over time and company projected performance. We believe that this valuation approach is more closely aligned with our private equity shareholders. When compared to the Watson Wyatt assessment data, this alternative valuation approach indicated that the value of our long-term incentive awards for our named executive officers would place them between the 50th and 75th percentile ranking levels, when compared to those for similar executive positions at other companies (as adjusted for New York City factors and company sales volume). We believe, based on our company specific analysis and the relevant benchmark reference data discussed above, that our long-term incentive plan provides close alignment with our shareholders, focuses management on long-term performance and encourages executive retention.

Fiscal Year 2008 Annual Base Salary Adjustments

The Compensation Committee determined the fiscal year 2008 annual base salary increases for our named executive officers based on a number of factors, including the review of their performances, amounts budgeted for fiscal year 2008, individual assessments and recommendations for the named executive officers made by Mr. D’Arezzo and the results of the Watson Wyatt assessment.

At the March 2008 meeting, the Compensation Committee approved fiscal year 2008 annual base salary increases of approximately 3.0% to cover basic increases in cost of living expenses. Except for Mr. Newsom and Mr. Scarfone, no additional increases were granted as the existing annual base salary for each named executive was deemed to be competitive.

In addition to the approximately 3% base salary increase received by the other named executive officers, the Compensation Committee approved an additional 6.9% base salary increase for Mr. Newsom. The total 9.9% increase raised Mr. Newsom’s annual base salary to $400,000 and placed him within the 75 th percentile when compared to similar executive positions at other companies (as adjusted for New York City factors and company sales volume). At the Compensation Committee’s June 2008 meeting, Mr. Newsom’s 2008 annual base salary was increased from $400,000 to $460,000. This increase was applied retroactively to April 6, 2008. The June 2008 salary increase allowed us to align the annual base salary of Mr. Newsom, our Senior Vice President—Store Operations, with the annual base salary of Mr. Ray, our Senior Vice President—Pharmacy Operations at June 2008. As our Senior Vice President—Store Operations, Mr. Newsom has played a significant role in improving our business performance.

In addition to the approximately 3% base salary increase received by the other named executive officers, the Compensation Committee approved an additional 2.3% base salary increase for Mr. Scarfone. The total 5.3% increase would increase Mr. Scarfone’s annual base salary to $300,000 for fiscal year 2008. Combined with his MIP target award, the cash compensation for which Mr. Scarfone is eligible would place him within the 75th percentile ranking when compared to similar executive positions at other companies (as adjusted for New York City factors and company sales volume).

The following table summarizes the fiscal year 2008 annual base salaries for each named executive officer and the corresponding percentage increase from their fiscal year 2007 annual base salary. The increases were effective on April 6, 2008.

Named Executive Officer	Approved Fiscal 2008 Annual Base Salary	Total Percentage Increase from Fiscal 2007 Annual Base Salary
John A. Lederer(1)	$900,000	N/A
David W. D’Arezzo(2)	$493,000	3.0%
Richard W. Dreiling(3)	N/A	N/A
John K. Henry	$460,000	2.9%
Charles R. Newsom	$460,000	26.4%
Michelle D. Bergman(2)	$375,000	3.0%
Jerry M. Ray(2)	$460,000	2.9%
Vincent A. Scarfone	$300,000	5.3%
Robert M. Storch(4)	$321,500	3.0%

(1)	Mr. Lederer joined us in April 2008 as Chief Executive Officer. The fiscal year 2008 compensation for Mr. Lederer was fixed by his employment agreement, which has a four year term and is discussed separately in this CD&A.

(2)	Mr. D’Arezzo resigned on April 17, 2008, Mr. Ray resigned on September 18, 2008 and Ms. Bergman resigned on November 14, 2008.

(3)	Mr. Dreiling was not included in the fiscal year 2008 executive compensation review because he resigned on January 18, 2008.

(4)	Mr. Storch passed away on February 11, 2009.

Fiscal Year 2009 Executive Compensation Review

For fiscal year 2009, we did not utilize outside consultants in the executive compensation review process because we believe the February 2008 Watson Wyatt competitive benchmarking results would not have changed materially. The Compensation Committee met in March 2009 to review each named executive’s performance and to approve the fiscal year 2009 annual base salary increases.

As part of the fiscal year 2009 review, we considered the accelerated decline in consumer demand that occurred during the fourth quarter of 2008. The decline is expected to continue throughout fiscal year 2009. We believe this is associated with the recession and resultant increases in unemployment, reduced levels of tourism and decreased commercial activity. In response to the economic conditions, we undertook a number of actions to reduce our cost of operations and have implemented certain measures to mitigate the impact of these recessionary economic conditions. These actions include hiring and wage freezes in administrative and certain other areas of the business, as well as the implementation of a number of strategic cost savings initiatives to improve efficiency and eliminate non-value added activities. While our overall financial performance improved in fiscal year 2008, we believe these actions are prudent in light of the current environment.

The Compensation Committee met on March 3, 2009 and determined that due to the current economic environment, there should be no increase to the annual base salaries of our named executive officers. This decision is consistent with cost-control initiatives we began in the fourth quarter of 2008, and which continue in fiscal year 2009.

Incentive Awards (paid in fiscal year 2008)

In March 2008, the Compensation Committee authorized us to award MIP payments to each named executive, except for Mr. Dreiling, who resigned on January 18, 2008 and Mr. Lederer, who did not join us until April 2, 2008. The specific awards are highlighted below. We refer to the MIP awards paid in 2008 as the fiscal year 2007 MIP awards since the awards are earned in fiscal year 2007 and determined by our fiscal year 2007 performance. The Committee concluded that MIP payments were appropriate due to our improved financial performance during 2007. The improvements include increased sales of 6.4% in 2007, reduced selling, general and administrative expense ratios and achievement of the upper range of the targeted Adjusted FIFO EBITDA goal. In addition, during 2007, working capital was generally well controlled, with further reductions in inventory investment throughout the year. The approved MIP award represents 90% of the target award and was based on our having achieved the upper range of the targeted Adjusted FIFO EBITDA goal for fiscal year 2007 and the determination that each of the named executive officers had achieved his or her MIP personal objectives for 2007, except as noted. The MIP awards were paid in April 2008, except as noted.

Named Executive Officer	Total MIP Award
David W. D’Arezzo	$215,325
John K. Henry	$402,300
Charles R. Newsom(1)	$327,600
Michelle D. Bergman	$327,600
Jerry M. Ray(2)	$402,300
Vincent A. Scarfone	$228,250
Robert M. Storch(3)	$137,590

(1)	Based on the terms of Mr. Newsom’s letter agreement with us, his target MIP award was 50% of his fiscal year 2007 base salary. Based on the Compensation Committee approving MIP payments of 90% of the target award, Mr. Newsom received a MIP Award payment of $163,800 in April 2008. At their March 2008 meeting, the Compensation Committee approved a resolution to increase Mr. Newsom’s MIP opportunity to between 0% and 150% of his base salary, with a target of 100% of his base salary. By approving the resolution, we are able to align Mr. Newsom’s MIP opportunities and target MIP award with our other named executive officers who are also Senior Vice Presidents. At their June 2008 meeting, the Compensation Committee approved a resolution to adjust Mr. Newsom’s 2007 MIP award so that his target MIP opportunity would have been 100% of his fiscal year 2007 annual base salary of $364,000. This resulted in an additional MIP award to Mr. Newsom of $163,800, which we paid in two equal installments of $81,900 each on June 17, 2008 and November 18, 2008. As our Senior Vice President—Store Operations, Mr. Newsom has played a significant role in improving our business performance. The June 2008 increase allows us to align Mr. Newsom’s MIP opportunities and target MIP award with our other named executive officers who are also Senior Vice Presidents.

(2)	Based on the terms of Mr. Scarfone’s letter agreement with us, his target MIP award was 50% of his fiscal year 2007 base salary. Based on the Compensation Committee approving MIP payments of 90% of the target award and the determination that Mr. Scarfone had achieved his MIP personal objectives for 2007, Mr. Scarfone received a MIP Award payment of $128,250 in April 2008.

At their March 2008 meeting, the Compensation Committee approved a resolution to increase Mr. Scarfone’s MIP opportunity to between 0% and 150% of his base salary, with a target of 100% of base salary. By approving the resolution, we are able to align Mr. Scarfone’s MIP opportunities and target MIP award with our other named executive officers who are also Senior Vice Presidents.

At their June 2008 meeting, the Compensation Committee approved a resolution to award Mr. Scarfone with an additional MIP award of $100,000, which we paid in two equal installments of $50,000 each on June 17, 2008 and November 18, 2008.

(3)	Based on the terms of Mr. Storch’s letter agreement with us, his target MIP award was 50% of his fiscal year 2007 base salary. The MIP award listed for Mr. Storch represents 90% of his target award and was based on our achieving the upper range of the targeted Adjusted FIFO EBITDA goal for fiscal year 2007 and the determination that Mr. Storch had achieved 90% of his MIP personal objectives for 2007.

Incentive Awards (paid in fiscal year 2009)

In March 2009, the Compensation Committee declined to award MIP payments, except for the MIP awards required by employment contracts with certain executives. Instead of MIP awards, the Compensation Committee authorized us to make discretionary incentive awards. The specific awards to our named executive officers are highlighted below. We refer to the incentive awards paid in 2009 as the 2008 awards since the awards are earned in fiscal year 2008 and determined by our fiscal year 2008 performance and individual performance. As a result of certain unplanned costs primarily associated with senior management changes and a litigation settlement, we did not meet our fiscal year 2008 Adjusted FIFO EBITDA threshold target. However, even with these unplanned charges, we did achieve a substantial increase in our Adjusted FIFO EBITDA for fiscal 2008 of 10.5%. In addition, we achieved sales growth of 5.2%, reduced our operating loss and achieved a $25.0 million or 130%

growth in cash flow from operations to $44.3 million. Given the nature of the unplanned charges that resulted in the shortfall against the threshold target and considering our overall strong performance in light of the significant economic downturn that occurred in the fourth quarter of 2008, the Committee concluded that these discretionary incentive awards at reduced amounts were appropriate.

The approved award represents 30% of the named executive officer’s original MIP target award. The 2008 awards were paid in April 2009.

Named Executive Officer	Total Award
John A. Lederer(1)	$616,154
John K. Henry	$138,000
Charles R. Newsom	$138,000
Vincent A. Scarfone	$90,000
Robert M. Storch	$48,150
Michelle D. Bergman(2)	$98,053
Richard W. Dreiling(3)	$—
David W. D’Arezzo(3)	$—
Jerry M. Ray(3)	$—

(1)	Mr. Lederer’s employment agreement provides for a fiscal year 2008 award of no less than 100% of the portion of his base salary actually earned during the 2008 fiscal year.

(2)	Ms. Bergman resigned on November 14, 2008 and, under the terms of her letter of resignation she received a pro-rata award for fiscal year 2008 based the portion of the year during which she was employed by us.

(3)	Messrs. Dreiling, D’Arezzo and Ray were not eligible for fiscal year 2008 awards due to their respective resignations.

Fiscal Year 2008 Special Incentive Payments

Mr. D’Arezzo was our interim chief executive officer from January 18, 2008 through April 1, 2008. In February 2008, in recognition of the additional duties assumed by Mr. D’Arezzo in connection with his appointment to be our Interim CEO, Mr. D’Arezzo received an additional payment of $50,000 from us. In March 2008, the Compensation Committee approved two additional future quarterly payments of $50,000 each to Mr. D’Arezzo, payable upon our attainment of the first and second quarter 2008 Adjusted FIFO EBITDA targets, provided that in the case of the second fiscal quarter, Mr. D’Arezzo must have served as our Interim CEO for at least one day of that fiscal quarter. The additional duties assumed by Mr. D’Arezzo as Interim CEO included oversight of all company operations, including front-end, pharmacy and logistics, as well as certain administrative areas including human resources, finance, real estate, legal and information technology. In addition, the number of Mr. D’Arezzo’s executive-level direct reports increased from three to eight, significantly expanding the functional areas for which he was directly responsible. On May 6, 2008, Mr. D’Arezzo received his second $50,000 payment because we had achieved our first quarter 2008 Adjusted FIFO EBITDA target. We did not achieve the second quarter 2008 Adjusted FIFO EBITDA target and accordingly, did not disburse the remaining payment to Mr. D’Arezzo.

Fiscal Year 2008 Long-term Incentive Awards

We typically grant options to our executive officers when they enter into letter agreements which set forth the terms of their continuing employment with us. On April 2, 2008, we granted options to purchase 165,000 shares of our common stock to Mr. Lederer, our newly appointed CEO. The exercise price of these options is $100 per share, which is consistent with all other options previously granted under the 2004 Option Plan. Sixty percent of the options will vest ratably in annual installments over four years, subject to Mr. Lederer’s continued employment, and 40% of the options will vest based on our achievement of performance targets. Fifty percent of the performance portion of Mr. Lederer’s options will vest if and when our principal shareholder, Oak Hill, receives at least a 1.5x cash-on-cash return on its July 2004 investment in the Company, and the remaining fifty percent will vest if and when Oak Hill receives at least a 2x cash-on-cash return on its July 2004 investment in the Company, subject to Mr. Lederer’s continued employment through the date of any such return. The vesting terms of Mr. Lederer’s option grant are consistent with the vesting terms of the options granted to our former CEO, Mr. Dreiling, on November 21, 2005, which was the date on which Mr. Dreiling was appointed to be our CEO. The weighted-average grant-date fair value of the options granted to Mr. Lederer was $17.89 for accounting purposes.

Mr. Dreiling resigned on January 18, 2008 and forfeited all unvested stock options on the date of his resignation. His remaining vested stock options expired unexercised on April 17, 2008.

Mr. D’Arezzo resigned on April 17, 2008 and forfeited all unvested stock options on the date of his resignation. His remaining vested stock options expired unexercised on July 16, 2008.

Mr. Ray resigned on September 18, 2008 and forfeited all unvested stock options on the date of his resignation. His remaining vested stock options expired unexercised on December 17, 2008.

Ms. Bergman resigned on November 14, 2008. Under the terms of Ms. Bergman’s letter of resignation, already-vested options to purchase 3,225 shares of the our common stock that were granted to Ms. Bergman in 2006 will remain exercisable until December 31, 2009, and unvested options to purchase a further 3,225 shares of our common stock that were granted in 2006 will continue to vest and be exercisable until December 31, 2009; all other options granted to Ms. Bergman will be treated in the manner specified in her employment letter.

Mr. Storch passed away on February 11, 2009. On that date, a pro-rata portion of the next following tranche of his service-based options vested and his remaining unvested service-based options were cancelled. His unvested performance-based options were also cancelled. Mr. Storch’s vested service and performance-based options shall remain exercisable by Mr. Storch’s surviving spouse or estate until February 11, 2010.

Fiscal Year 2008 Perquisites and Other Benefits

The details of the fiscal year 2008 perquisites that were provided to our named executive officers can be found below on the Summary Compensation Table for Fiscal Year 2008.

Fiscal Year 2008 Severance Benefits

Mr. Dreiling resigned his position as CEO on January 18, 2008 to become the CEO of a major national retail chain. As a result of his resignation, Mr. Dreiling was not entitled to any severance pay. In accordance with the terms of his employment letter, Mr. Dreiling received his unpaid salary through the date of his resignation.

Mr. D’Arezzo resigned his position as Senior Vice President and Chief Marketing Officer on April 17, 2008 to assume a senior management position at a large southwest regional company. As a result of his resignation, Mr. D’Arezzo was not entitled to any severance pay. In accordance with the terms of his employment letter, Mr. D’Arezzo received his unpaid salary through the date of his resignation, plus his earned and accrued unused vacation pay. Since Mr. D’Arezzo had served as our Interim CEO for at least one day of our second fiscal quarter, he was entitled to special incentive payments of $50,000, payable upon the attainment of our first and second quarter 2008 Adjusted FIFO EBITDA target. On May 6, 2008, Mr. D’Arezzo received his initial $50,000 payment because we had achieved our first quarter 2008 Adjusted FIFO EBITDA target. We did not achieve the second quarter 2008 Adjusted FIFO EBITDA target and accordingly, did not disburse the payment to Mr. D’Arezzo.

Mr. Ray resigned his position as Senior Vice President—Pharmacy Operations on September 18, 2008. As a result of his resignation, Mr. Ray was not entitled to any severance pay. In accordance with the terms of his employment letter, Mr. Ray received his unpaid salary through the date of his resignation, plus his earned and accrued unused vacation pay.

Ms. Bergman resigned her position as Senior Vice President—General Counsel on November 14, 2008. Under the terms of Ms. Bergman’s letter of resignation, we will be providing Ms. Bergman with severance equal to $375,000 (Ms. Bergman’s base salary during the 2008 fiscal year), payable in bi-weekly installments during the one-year period following the termination of her employment. In addition to her severance pay, Ms. Bergman will receive a pro rata bonus for the 2008 fiscal year equal to the product of (i) (A) Ms. Bergman’s current base salary multiplied by (B) the bonus percentage used to calculate the 2008 bonuses of our other Senior Vice Presidents, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed in 2008 through November 3, 2008, and the denominator of which is 366, payable on the date bonuses are paid to our other Senior Vice Presidents. Under the terms of Ms. Bergman’s letter of resignation, already- vested options to purchase 3,225 shares of our common stock that were granted to Ms. Bergman in 2006 will remain exercisable until December 31, 2009, and unvested options to purchase a further 3,225 shares of our common stock that were granted in 2006 will continue to vest and be exercisable until December 31, 2009; all other options granted to Ms. Bergman will be treated in the manner specified in her employment letter. As part of her severance agreement, Ms. Bergman agreed to a general release of claims against us. Ms. Bergman will continue to be bound by certain obligations in her existing agreements, including, without limitation, non-competition, non-solicitation, non-hiring and non-disclosure provisions.

The severance terms for Mr. Lederer are similar to the severance terms for Richard Dreiling, our previous CEO. The Compensation Committee believes the severance terms are reflective of Mr. Lederer’s position as our CEO and the additional difficulties he may encounter when seeking comparable employment within a reasonable period after a termination “without cause.” Mr. Lederer is an experienced executive who relocated to New York City from Canada for his position. As with any career change, there is a risk individuals take when starting a new position at a different company. We believe it is in our best interest to minimize this risk by offering to pay severance benefits, under certain circumstances, upon Mr. Lederer’s termination. We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior employees.

Our named executive officers are generally entitled to either one or two year’s salary continuation if terminated “without cause” (as such term is defined in their agreements). In June 2008, the Compensation Committee passed a resolution to amend the severance provisions in Mr. Newsom’s employment agreement such that if Mr. Newsom is terminated other than for “cause” between April 1, 2008 and April 1, 2011, he would be entitled to receive severance payments for a period of 24 months following the effective date of such termination. The total amount of Mr. Newson’s severance payments in such event will be equal to two times his annual base salary at the rate in effect at the time of termination, payable in bi-weekly installments over a period of 24 months. In the event Mr. Newsom is terminated after April 1, 2011, he will be entitled to receive severance payments for a period of 12 months following the date of such termination. The total amount of Mr. Newson’s severance payments in such event will be equal to his annual base salary in effect at the time of termination, payable in bi-weekly installments over a period of 12 months. Extending the severance benefits to Mr. Newsom mitigates the harm that he would suffer if he was terminated for reasons beyond his control and allows him to focus on our business without undue distraction regarding his individual job security.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this prospectus.

Denis J. Nayden (Acting Chairman)

Tyler J. Wolfram

Summary Compensation Table For Fiscal Year 2008

The following table sets forth information regarding compensation for our current and prior chief executive officers, chief financial officer and the other most highly compensated executive officers for which we are required to provide disclosure.

Name	Principal Position	Year	Salary	Bonus	Option Awards ($)(9)	Non-Equity Incentive Plan Compensation(10)	All Other Compensation(12)	Total
John A. Lederer(1)	Chief Executive Officer	2008	$616,154	$—	$581,893	$616,154	$284,368	$2,098,569
David W. D’Arezzo(2)(6)	Former Interim CEO and Former SVP—Chief Marketing Officer	2008	185,712	100,000	—	—	2,735	288,447
		2007	472,808	—	165,348	215,325	26,711	880,192
		2006	336,154	—	92,278	177,100	550,626	1,156,158

Richard W. Dreiling(3)(7)	Former CEO	2008	73,618	—	—	—	345	73,963
		2007	859,615	—	31,416	—	19,973	911,003
		2006	825,000	330,000	—	825,000	129,660	2,109,660
Michelle D. Bergman(4)(11)	Former SVP—General Counsel	2008	328,769	98,053	—	—	381,656	808,478
		2007	359,692	—	61,403	327,600	6,235	754,930
		2006	350,000	—	—	350,000	9,025	709,025
John K. Henry(8)(11)	SVP—Chief Financial Officer	2008	456,500	138,000	—	—	24,652	619,152
		2007	441,769	—	32,558	402,300	24,311	900,938
		2006	430,000	75,000	—	430,000	28,433	963,433
Charles R. Newsom(11)	SVP—Store Operations	2008	434,154	138,000	—	—	13,524	585,678
Jerry M. Ray(5)(8)	Former SVP—Pharmacy Operations	2008	345,039	—	—	—	18,315	363,354
		2007	441,769	—	46,838	402,300	21,503	912,410
		2006	430,000	75,000	—	344,000	22,106	871,106
Vincent A. Scarfone(11)	SVP—Human Resources and Administration	2008	295,962	90,000	—	—	6,172	392,134
Robert Storch(11)	VP—Pharmacy Marketing and Benefits Management	2008	318,942	48,150	—	—	12,719	379,811

(1)	Mr. Lederer joined us on April 2, 2008.

(2)	Mr. D’Arezzo joined us on March 20, 2006 and resigned on April 17, 2008. Mr. D’Arezzo served as our interim CEO from January 18, 2008 through April 1, 2008.

(3)	Mr. Dreiling joined us on November 21, 2005 and resigned on January 18, 2008.

(4)	Ms. Bergman resigned on November 14, 2008.

(5)	Mr. Ray resigned on September 18, 2008.

(6)	In recognition of the additional duties assumed by Mr. D’Arezzo in connection with his appointment to be our Interim CEO, Mr. D’Arezzo received a bonus payment of $50,000 in February 2008. In addition, in May 2008, Mr. D’Arezzo received an additional $50,000 bonus payment because we achieved our first quarter 2008 Adjusted FIFO EBITDA target.

(7)	In accordance with the provisions of his employment contract, Mr. Dreiling was paid a one-time bonus of $330,000 in 2006 upon completion of 90 days of employment with Duane Reade.

(8)	Messrs. Henry and Ray each received retention bonuses of $75,000 in 2006.

(9)	The amounts in this column reflect the compensation cost recorded under SFAS No. 123(R) for options to purchase shares of common stock of Duane Reade Holdings, Inc. granted under our 2004 Option Plan in connection with the hiring and continued employment of the named executive officers. During 2008, Messrs. Dreiling, D’Arezzo, Ray and Ms. Bergman forfeited 244,113 stock options due to their respective resignations. During 2007 and 2006, there were no stock options forfeited by any of the named executive officers. For a full discussion of the assumptions and methodology employed in determining the grant date fair value and resultant compensation expense under SFAS No. 123(R) attributable to stock options granted during 2008, 2007 and 2006, please refer to Note 19 of the consolidated financial statements included elsewhere in this prospectus.

(10)	The amounts in this column reflect incentives earned under the Incentive Plan component of our compensation structure and include awards under our Management Incentive Plan. In March 2009, the Compensation Committee declined to award MIP awards for fiscal 2008, except for the MIP awards required for employment contracts with certain executives. The fiscal 2008 awards are expected to be paid in April 2009. The awards for fiscal year 2007 were paid during fiscal year 2008 and the awards for fiscal year 2006 were paid to the named executive officers during fiscal year 2007.

(11)	In March 2009, the Compensation Committee authorized us to make discretionary incentive awards. As a result of certain unplanned costs primarily associated with senior management changes and a litigation settlement, we did not meet our fiscal year 2008 Adjusted FIFO EBITDA threshold target. However, even with these unplanned charges, we did achieve a substantial increase in our Adjusted FIFO EBITDA for fiscal 2008 of 10.5%. In addition, we achieved sales growth of 5.2%, reduced our operating loss and achieved a $25.0 million or 130% growth in cash flow from operations to $44.3 million. Given the nature of the unplanned charges that resulted in the shortfall against the threshold target and considering our overall strong performance in light of the significant economic downturn that occurred in the fourth quarter of 2008, the Committee concluded that discretionary incentive awards at reduced amounts were appropriate.

(12)	The table below shows the components of “All Other Compensation” for the named executive officers.

Name	Year	401(k) Matching Contribution ($)	Severance Payments ($)		Relocation, Travel & Expense Related ($)		Disability Insurance Reimbursement ($)	Life and Dental Insurance Premium ($)(D)	Income Tax Gross-Up ($)		Total ($)
John A. Lederer	2008	—	—		200,326	(A)	—	1,593	82,449	(A)	284,368
David W. D’Arezzo	2008	—	—		—		—	2,735	—		2,735
	2007	2,250	—		10,330		10,969	3,162	—		26,711
	2006	1,274	—		309,841	(B)	11,020	4,677	223,814	(B)	550,626
Richard W. Dreiling	2008	—	—		—		—	345	—		345
	2007	2,250	—		1,513		12,615	3,594	—		19,972
	2006	3,000	—		63,418	(C)	12,735	5,694	44,813	(C)	129,660
Michelle D. Bergman	2008	—	375,000	(E)	—		3,523	3,133	—		381,656
	2007	—	—		—		3,523	2,712	—		6,235
	2006	808	—		—		3,540	4,677	—		9,025
John K. Henry	2008	—	—		6,000	(F)	13,637	5,015	—		24,652
	2007	—	—		6,000	(F)	13,637	4,674	—		24,311
	2006	3,000	—		6,000	(F)	13,739	5,694	—		28,433
Charles R. Newsom	2008	2,300	—		1,680		5,404	4,140	—		13,524
Jerry M. Ray	2008	—	—		—		14,175	4,140	—		18,315
	2007	2,250	—		—		14,175	5,078	—		21,503
	2006	3,000	—		—		14,240	4,866	—		22,106
Vincent A. Scarfone	2008	—	—		—		3,173	2,999	—		6,172
Robert Storch	2008	2,300	—		—		4,024	6,395	—		12,719

(A)	During 2008, Mr. Lederer relocated to New York City from Canada. The terms of Mr. Lederer’s employment agreement entitle him to reimbursement of certain costs and expenses to assist him with his relocation from Canada to the greater New York tri-state area. The amounts shown for Mr. Lederer include the value of temporary living accommodations ($109,900), relocation expenses ($65,426), the costs of personal travel for Mr. Lederer and Mr. Lederer’s immediate family between Canada and New York Tri-State Area ($25,000), as well as the income tax reimbursements paid in connection with certain of the aforementioned items ($82,449).

(B)	The amounts shown for Mr. D’Arezzo include a reimbursement for the loss incurred by Mr. D’Arezzo on the sale of his former home in California ($173,000), a real estate commission and other closing costs incurred upon the sale of his former home ($91,841), and the value of temporary living accommodations and other relocation expenses ($45,000). In addition, we provided Mr. D’Arezzo with an income tax reimbursement paid in connection with the relocation payment ($223,814).

(C)	The amounts shown for Mr. Dreiling include the value of temporary living accommodations and other relocation expenses ($63,418) as well as the income tax reimbursement paid in connection with the relocation payment ($44,813).

(D)	The amounts shown in this column include the company-paid dental insurance premium for each of the dependents of the named executive officers and the group-term life insurance premiums paid for each of the named executive officers.

(E)	Under the terms of Ms. Bergman’s letter of resignation, we will be providing Ms. Bergman with severance equal to $375,000 (Ms. Bergman’s base salary during the 2008 fiscal year), payable in bi-weekly installments during the one-year period following the termination of her employment. During 2008, we made severance payments to Ms. Bergman totaling $43,270. The remaining severance payments owed to Ms. Bergman will be paid during 2009.

(F)	Represents car and transportation allowances.

Grants of Plan-based Awards in Fiscal Year 2008

The following table sets forth information regarding fiscal year 2008 annual incentive awards and stock options granted to our named executive officers in fiscal year 2008.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
John A. Lederer	—	—	616,154	924,231	—	—	—
	4/2/08	—	—	—	165,000	100	$2,952,510
David W. D’Arezzo	—	—	—	—	—	—	—
	—	—	—	—	—	—	—
Richard W. Dreiling	—	—	—	—	—	—	—
	—	—	—	—	—	—	—
Michelle D. Bergman	—	163,422	324,844	490,266	—	—	—
	—	—	—	—	—	—	—
John K. Henry	—	230,000	460,000	690,000	—	—	—
	—	—	—	—	—	—	—
Charles R. Newsom	—	230,000	460,000	690,000	—	—	—
	—	—	—	—	—	—	—
Jerry M. Ray	—	—	—	—	—	—	—
	—	—	—	—	—	—	—
Vincent A. Scarfone	—	150,000	300,000	450,000	—	—	—
	—	—	—	—	—	—	—
Robert M. Storch	—	80,375	160,750	241,125	—	—	—
	—	—	—	—	—	—	—

(1)	Represents awards under the Management Incentive Plan. The payouts for our Senior Vice Presidents typically range from 50% to 150% of the targeted award amount. Mr. Storch is a Vice President and his employment agreement provides for a MIP opportunity of 50% to 100% of his base salary with a target award of 50% of his base salary. The Target award amount is stipulated in each named executive officer’s employment letter.

In March 2009, the Compensation Committee declined to award MIP payments for fiscal year 2008; however, Mr. Lederer’s employment agreement provides for a fiscal year 2008 MIP award of no less than 100% of the portion of his base salary actually earned during the 2008 fiscal year.

(2)	Mr. Lederer’s options were granted under the Duane Reade Holdings, Inc. Management Stock Option Plan.

The options granted to Mr. Lederer on April 2, 2008 include two components: 1) 60% of the options are service-based with vesting that occurs in 25% increments on each of the first through fourth anniversary of the date of grant and 2) 40% of the options are service-based and vest based on our achievement of certain predetermined performance targets. Fifty percent of the performance portion of Mr. Lederer’s options will vest if and when our principal shareholder, Oak Hill, receives at least a 1.5x cash-on-cash return on its July 2004 investment in the Company, and the remaining fifty percent will vest if and when Oak Hill receives at least a 2x cash-on-cash return on its July 2004 investment in the Company, subject to Mr. Lederer’s continued employment through the date of any such return. The options have a life of ten years and have been granted with an exercise price of $100.00 per share.

If Mr. Lederer’s employment is terminated without cause or if he resigns for good reason before April 2, 2012, then the next open tranche of service-based options will vest, and a pro-rata portion of the next following tranche of service-based options will vest. Vested options remain exercisable through the earlier of the first anniversary of Mr. Lederer’s termination of employment and the expiration date of the option. To the extent performance-based options are not vested at the time of Mr. Lederer’s termination of employment, those options will remain outstanding until the six month anniversary of Mr. Lederer’s termination; if performance-vesting criteria are met during that time, the performance-based options will vest in accordance with their terms, and if performance-vesting criteria have not been satisfied by that six month anniversary, those performance-based options will terminate and expire at that time. However, if certain principals of Oak Hill are not actively employed by Oak Hill on the date of Mr. Lederer’s termination of employment, Mr. Lederer’s unvested performance options will remain outstanding for possible vesting for twelve months rather than six.

If Mr. Lederer’s employment is terminated for cause, all of his options whether or not vested will immediately terminate and expire on the date of his termination of employment.

If Mr. Lederer terminates his employment without good reason, any portion of his options which is not vested at the time of his termination will immediately terminate and expire. Any vested portion of his options will remain exercisable through the earlier of 90 days following his termination of employment or the expiration date of his options.

If Mr. Lederer’s employment is terminated by reason of death or disability, a pro-rata portion of the next open tranche of service-based options will vest, and any vested options will remain outstanding until the earlier of one year following termination of employment or the expiration date of the option. To the extent performance-based options are not vested at the time of Mr. Lederer’s termination of employment, those options will remain outstanding until the six month anniversary of Mr. Lederer’s termination; if the performance vesting criteria are met during that time, the performance-based options will vest in accordance with their terms, and if the performance vesting criteria have not been satisfied by that six month anniversary, those performance-based options will terminate and expire at that time. However, if certain principals of Oak Hill are not actively employed by Oak Hill on the date of Mr. Lederer’s termination of employment, Mr. Lederer’s unvested performance options will remain outstanding for possible vesting for twelve months rather than six.

If either we or Mr. Lederer delivers a notice of nonrenewal of the employment agreement to the other party, any unvested performance-based options will remain outstanding until the six month anniversary of Mr. Lederer’s termination of employment; if the performance vesting criteria are met during that time, the performance-based options will vest in accordance with their terms, and if the performance vesting criteria have not been satisfied by that six month anniversary, those performance-based options will terminate and expire at that time. However, if certain principals of Oak Hill are not actively employed by Oak Hill on the date of Mr. Lederer’s termination of employment, Mr. Lederer’s unvested performance options will remain outstanding for possible vesting for twelve months rather than six.

(3)	The amounts in this column reflect the grant date fair value of the options issued and represent the total amount of compensation expense to be recorded in our financial statements under SFAS 123(R) in connection with the vesting of this grant during the three to four year vesting period commencing on the grant date.

Chief Executive Officer Employment Arrangements

Mr. Lederer was appointed to be our CEO effective on April 2, 2008 with an initial term of four years. Mr. Lederer’s employment agreement provides for a base salary of $900,000 per year, subject to annual review. Mr. Lederer will be eligible for a bonus each year based on our targeted Adjusted FIFO EBITDA which is defined in the employment agreement as certain specified target earnings (calculated consistently with calculations made for prior periods) before interest, income taxes, depreciation and amortization, and in addition, to the extent our Board acting reasonably and in good faith so determines, excluding acquisitions, divestitures, refinancings, any change required by GAAP or other extraordinary, noncash or nonrecurring events. If we achieve our Adjusted FIFO EBITDA target, this bonus will be 100% of his base salary. His maximum bonus, if we were to achieve 105% of our Adjusted FIFO EBITDA target, would be 150% of base salary, and his minimum bonus if we achieve 95% of our Adjusted FIFO EBITDA target would be 50% of his base salary. Mr. Lederer’s bonus would be pro rated for achievement between 95% and 105% of the Adjusted FIFO EBITDA target. With respect to the fiscal year ended December 27, 2008, the agreement provides that Mr. Lederer’s bonus will be no less than 100% of the portion of his base salary actually earned during the 2008 fiscal year.

In addition, Mr. Lederer agreed to make an investment in the Company equal to $2,000,000 by purchasing 20,000 shares of our common stock at a price of $100 per share. On July 23, 2008, Mr. Lederer made his $2,000,000 investment and purchased 20,000 shares of our common stock.

In both Mr. Lederer’s employment agreement and stock option agreement, “cause” means:

•	an act of fraud or embezzlement against us or our subsidiaries;

•	conviction of or pleading guilty to a felony that may have an adverse impact on our reputation or standing in the community;

•

intentional and serious misconduct by Mr. Lederer which is materially injurious (or if public can be materially injurious) to the reputation or financial interests of the Company. This includes sexual or racial harassment of our employees or of people engaged in business with us;

•	Mr. Lederer’s intentional material breach of his employment agreement;

•

Mr. Lederer’s willful misconduct or gross negligence in the performance of his duties other than by reason of physical or mental incapacity which is materially injurious (or if public can be materially injurious) to the reputation or financial interests of the Company, including sexual or racial harassment of our employees or of people engaged in business with us;

•

Mr. Lederer’s intentional material breach of any covenant in his employment agreement or otherwise or any company policy regarding protection of our business interests including covenants and policies addressing confidentiality and noncompetiton, that is materially injurious (or if public can be materially injurious) to our reputation or financial interests; or

•	Mr. Lederer’s willful refusal to follow lawful instructions of our Board.

Mr. Lederer would have up to 30 days to cure (to the extent curable) any conduct referenced in the last four bullets above.

In both Mr. Lederer’s employment agreement and stock option agreement “good reason” means:

•

assignment to Mr. Lederer of any duties materially and adversely inconsistent with his positions as Chairman and Chief Executive Officer or the removal of any one or more of his duties, title or office which together results in a material and adverse change in Mr. Lederer’s status, offices or titles;

•	removal of Mr. Lederer from our Board other than for cause;

•

reduction in Mr. Lederer’s base salary or target annual bonus, or a reduction or reductions in material benefits or perquisites that together result in a cumulative reduction in the total cash value of the pension and benefits available to Mr. Lederer by 10% or more; and

•	an individual material breach of Mr. Lederer’s employment agreement by us.

We would have up to 30 days to cure (to the extent curable) any event listed above that gives rise to good reason for Mr. Lederer.

Mr. Lederer is subject to customary restrictive covenants, including confidentiality restrictions of unlimited duration, and noncompetition and nonsolicitation restrictions during his employment and for two years following termination of employment for any reason (one year following the end of the employment term by reason of non-renewal).

Mr. Lederer is entitled to the retirement and welfare benefits that are generally available to our other senior executives. Mr. Lederer is also entitled to reimbursement of certain costs and expenses to assist him with his relocation from Canada to the greater New York tri-state area, including up to two years of housing costs at up to $10,000 per month, travel expenses for house-hunting trips, moving and closing costs, and $30,000 for any other expenses related to the relocation. To the extent any of such reimbursements (but not the monthly allowance) are taxable to Mr. Lederer, we will also pay him an additional payment such that after the payment of all such taxes and any taxes on the additional payments, he will be in the same after-tax position as if no such tax had been imposed on the reimbursements.

We have agreed to provide Mr. Lederer with up to $25,000 per year for personal travel for Mr. Lederer and Mr. Lederer’s immediate family between Canada and the New York Tri-State Area. During 2008, Mr. Lederer utilized the $25,000 for personal travel. The amount is included within “All Other Compensation” on the Summary Compensation Table for Fiscal Year 2008.

We have also agreed to pay for the legal fees and tax advice fees incurred by Mr. Lederer in connection with the negotiation and documentation of his employment agreement. In 2008, we paid a total of $56,994 for these legal fees and tax advice fees.

Former Interim Chief Executive Officer Employment Arrangements

Mr. D’Arezzo was our interim chief executive officer from January 18, 2008 through April 1, 2008. The additional duties assumed by Mr. D’Arezzo as Interim CEO included oversight of all company operations, including front-end, pharmacy and logistics as well as certain administrative areas including human resources, finance, real estate, legal and information technology. As our Interim CEO, the number of Mr. D’Arezzo’s executive-level direct reports increased from three to eight, significantly expanding the functional areas for which he was directly responsible. In recognition of the additional duties assumed by Mr. D’Arezzo in connection with his appointment to be our Interim CEO, Mr. D’Arezzo received an additional payment of $50,000 from us in February 2008. In March 2008, the Compensation Committee approved two additional future quarterly payments of $50,000 each to Mr. D’Arezzo, payable upon the attainment by us of the first and second quarter 2008 Adjusted FIFO EBITDA targets, provided that in the case of the second fiscal quarter, Mr. D’Arezzo served as our Interim CEO for at least one day of that fiscal period. On May 6, 2008, Mr. D’Arezzo received his second $50,000 payment because we had achieved our first quarter 2008 Adjusted FIFO EBITDA target. We did not achieve the second quarter 2008 Adjusted FIFO EBITDA target and, accordingly, did not disburse the remaining payment to Mr. D’Arezzo.

Prior to his appointment as our interim CEO, Mr. D’Arezzo was a Senior Vice President and our Chief Marketing Officer. Mr. D’Arezzo continued in those roles during the period in which he served as our Interim CEO. On April 2, 2008, Mr. Lederer was appointed our CEO and Mr. D’Arezzo returned to his responsibilities as Senior Vice President and Chief Marketing Officer.

As previously disclosed, Mr. D’Arezzo resigned on April 17, 2008. Mr. D’Arezzo was not entitled to receive any further salary, bonuses, benefits or severance after his date of resignation, except for two special incentive payments that were contingent upon us achieving our first and second quarter of 2008 Adjusted FIFO EBITDA targets. On May 6, 2008, Mr. D’Arezzo received his initial $50,000 payment because we had achieved our first quarter 2008 Adjusted FIFO EBITDA target. We were not required to make Mr. D’Arezzo’s final special incentive payment because we did not achieve our second quarter of 2008 Adjusted FIFO EBITDA target.

Mr. D’Arezzo joined us on March 1, 2006 in the role of Senior Vice President and Chief Marketing Officer. The terms of Mr. D’Arezzo’s employment letter established his annual base salary as well as any other compensation or benefits terms.

The following table provides Mr. D’Arezzo’s historical annual base salary, MIP awards earned, stock option grants and other special incentive awards for fiscal years 2008, 2007 and 2006:

Fiscal Year	Annual Base Salary(1)	MIP Awards(2)	Stock Option Grants(3)	Special Incentive Awards(4)
2008	$493,000	$—	—	$100,000
2007	$478,500	$215,325	23,000	$—
2006	$460,000	$177,100	13,000	$—

(1)	Such amounts represent the annual base salary provided for in Mr. D’Arezzo’s employment letter or as approved by the Compensation Committee. For the salary earned by Mr. D’Arezzo during each fiscal year, see the Summary Compensation Table for Fiscal Year 2008.

(2)	Mr. D’Arezzo’s MIP awards were based on an annual MIP opportunity of between 0% and 75% of base salary, with a target of 50% of base salary. The fiscal year 2007 MIP award represents 90% of Mr. D’Arezzo’s target award and was based on our achieving the upper range of the targeted Adjusted FIFO EBITDA goal for fiscal year 2007 and the determination that Mr. D’Arezzo had achieved his MIP personal objectives for 2007. The fiscal year 2006 MIP award represents 100% of Mr. D’Arezzo’s target award and was based on our achieving the targeted Adjusted FIFO EBITDA goal for fiscal year 2006 and the determination that Mr. D’Arezzo had achieved his MIP personal objectives for 2006. Mr. D’Arezzo’s fiscal year 2006 MIP award was pro-rated to reflect the amount of time he was employed by us during the year.

(3)	Mr. D’Arezzo’s option grants were based on his level of responsibility as Senior Vice President and Chief Marketing Officer, his potential contribution to the long-term objectives of the organization, his existing level of compensation and the achievement of certain performance level benchmarks as described within the Long-term Incentive Awards section within the Compensation Discussion & Analysis above.

Mr. D’Arezzo resigned effective as of April 17, 2008 and his unvested stock options were cancelled on the date of his resignation. Mr. D’Arezzo’s vested stock options expired unexercised on July 16, 2008.

(4)	In February 2008, in recognition of the additional duties assumed by Mr. D’Arezzo in connection with his appointment to be our Interim CEO, Mr. D’Arezzo received an additional payment of $50,000 from us. In March 2008, the Compensation Committee approved two additional future quarterly payments of $50,000 each to Mr. D’Arezzo, payable upon the attainment by us of the first and second quarter 2008 Adjusted FIFO EBITDA targets, provided that in the case of the second fiscal quarter, Mr. D’Arezzo must have served as our Interim CEO for at least one day of that fiscal period. On May 6, 2008, Mr. D’Arezzo received his second $50,000 payment because we had achieved our first quarter 2008 Adjusted FIFO EBITDA target. We did not achieve the second quarter 2008 Adjusted FIFO EBITDA target and, accordingly, did not disburse the remaining payment to Mr. D’Arezzo.

Former CEO Employment Arrangements

Mr. Dreiling was our President and CEO from November 21, 2005 through January 18, 2008. Mr. Dreiling joined us as President and Chief Executive Officer on November 21, 2005 and was appointed as Chairman of the Board of Directors on March 26, 2007. As previously disclosed, Mr. Dreiling resigned as our chief executive officer and chairman effective as of January 18, 2008. Mr. Dreiling was not entitled to receive any additional salary, bonuses, benefits or severance after his date of resignation. In addition, Mr. Dreiling forfeited unvested stock options. This discussion reflects Mr. Dreiling’s employment arrangement with us during fiscal years 2008, 2007 and 2006, prior to his resignation.

The following table provides Mr. Dreiling’s historical annual base salary, MIP awards earned, stock option grants and other special incentive awards for fiscal years 2008, 2007 and 2006:

Fiscal Year	Annual Base Salary(1)	MIP Awards(2)	Stock Option Grants(3)	Special Incentive Awards(4)
2008	N/A	$—	—	$—
2007	$875,000	$—	11,000	$—
2006	$825,000	$825,000	150,363	$330,000

(1)	Such amounts represent the annual base salary provided for in Mr. Dreiling’s employment letter or as approved by the Compensation Committee. An annual base salary for fiscal year 2008 was not approved for Mr. Dreiling since he resigned on January 18, 2008. For the salary earned by Mr. Dreiling during each fiscal year, see the Summary Compensation Table for Fiscal Year 2008.

(2)	Mr. Dreiling was eligible for an annual MIP opportunity ranging from 50% to 150% of his base salary; provided, however, that Mr. Dreiling’s annual MIP award for fiscal year 2006 was guaranteed at no less than 100% of his base salary, subject to his remaining employed by us on the date that 2006 annual bonuses were paid to other senior executives. Mr. Dreiling received this MIP award of $825,000 on April 5, 2007. The actual annual bonus paid to Mr. Dreiling could have been as high as 150% of his annual base salary, had we achieved 105% of our pre-determined internal Adjusted FIFO EBITDA target (as set forth in the employment agreement). Since Mr. Dreiling resigned on January 18, 2008, he was not eligible for a MIP award for fiscal years 2008 or 2007.

(3)	Mr. Dreiling’s employment agreement provided that, under a separate stock option agreement, Mr. Dreiling was granted a nonqualified stock option under our 2004 Option Plan to purchase 150,363 shares of our common stock, representing approximately 5% of our outstanding common stock on a fully diluted basis as of November 21, 2005, which is the effective date of the employment agreement. These options were issued on November 21, 2005 with 60% representing service-based options vesting over four years and 40% representing performance based options vesting upon achievement of certain specified financial targets.

On December 31, 2006, Mr. Dreiling was granted an additional 11,000 stock options. The stock options are discussed within the Long-term Incentive Awards section within the Compensation Discussion & Analysis above.

Mr. Dreiling resigned effective as of January 18, 2008 and his unvested stock options were cancelled on the date of his resignation. Mr. Dreiling’s vested stock options expired unexercised on April 17, 2008.

(4)	On February 17, 2006, in accordance with the conditions set forth in his employment agreement, upon completion of 90 days of employment, we paid Mr. Dreiling a one-time bonus of $330,000.

On January 18, 2008, in connection with Mr. Dreiling’s resignation, 116,254 unvested stock options (representing a combination of service-based and performance-based options) expired unexercised. The remaining 45,109 service- based stock options, which had vested during his period of employment with us, expired unexercised on April 17, 2008.

Mr. Dreiling was entitled to the pension and welfare benefits that are generally available to our other senior executives. Mr. Dreiling was also entitled to reimbursement of certain costs and expenses to assist him with his relocation from Pleasanton, California to the greater New York tri-state area, including six months of temporary housing costs at up to $5,000 per month, travel expenses for house-hunting trips, moving and closing costs, and $30,000 for any other expenses related to the relocation. To the extent any of such reimbursements were taxable to Mr. Dreiling, we also paid him an additional payment such that after the payment of all such taxes and any taxes on the additional payments, he would be in the same after-tax position as if no such tax had been imposed. In 2006, in connection with his relocation, we reimbursed Mr. Dreiling for a total of $108,231, including $63,418 of relocation-related costs and $44,813 of income tax gross-up payments.

Senior Vice President and Vice President Arrangements

We believe that our success depends to a significant extent upon the efforts and abilities of our named executive officers and others within our Senior Vice President and Vice President Management group. At December 27, 2008, we had six Senior Vice Presidents and ten Vice Presidents. We named a seventh Senior Vice President in January 2009. This section provides historical compensation data for our Senior Vice Presidents and the Vice President who are also named executive officers.

On March 16, 2004, Messrs. Henry and Ray entered into letter agreements with Duane Reade Acquisition, which set forth the terms of their continuing employment with Duane Reade Inc. The letter agreements are referred to as “SVP employment letters” in this prospectus. The SVP employment letters provide for annual base salaries that are equal to those received by these senior vice presidents as of March 16, 2004, with provision to be granted base salary increases after completion of the acquisition. These senior vice presidents and other members of management were granted salary increases effective on August 1, 2004. The SVP employment letters also provide for additional compensation in the form of bonuses that range from 0% to 150% of their respective base salaries subject to the satisfaction of performance targets.

Mr. Henry has been our Chief Financial Officer since July 30, 2004. The following table provides Mr. Henry’s historical annual base salary, MIP awards earned, stock option grants and other special incentive awards for fiscal years 2008, 2007 and 2006:

Fiscal Year	Annual Base Salary(1)	MIP Awards(2)	Stock Option Grants(3)	Special Incentive Awards(4)
2008	$460,000	$—	—	$138,000
2007	$447,000	$402,300	11,400	$—
2006	$430,000	$430,000	—	$75,000

(1)	Such amounts represent Mr. Henry’s annual base salary as approved by the Compensation Committee. For the salary earned by Mr. Henry during each fiscal year, see the Summary Compensation Table for Fiscal Year 2008.

(2)	Mr. Henry’s MIP awards were based on an annual MIP opportunity of between 0% and 150% of base salary, with a target of 100% of base salary. The fiscal year 2007 MIP award represents 90% of Mr. Henry’s target award and was based on our achieving the upper range of the targeted Adjusted FIFO EBITDA goal for fiscal year 2007 and the determination that Mr. Henry had achieved his MIP personal objectives for 2007. The fiscal year 2006 MIP award represents 100% of Mr. Henry’s target award and was based on our achieving the targeted Adjusted FIFO EBITDA goal for fiscal year 2006 and the determination that Mr. Henry had achieved his MIP personal objectives for 2006.

(3)	On December 31, 2006, Mr. Henry was granted 11,400 stock options. The stock options are discussed within the Long-term Incentive Awards section within the Compensation Discussion & Analysis above.

(4)	In March 2009, the Compensation Committee authorized us to make discretionary incentive awards. Mr. Henry’s approved award represents 30% of his original MIP target award. The 2008 awards were paid in April 2009.

Mr. Henry received a retention bonus of $75,000 in fiscal year 2006.

Mr. Ray was our Senior Vice President in charge of Pharmacy Operations from March 2004 to September 2008. The following table provides Mr. Ray’s historical annual base salary, MIP awards earned, stock option grants and other special incentive awards for fiscal years 2008, 2007 and 2006:

Fiscal Year	Annual Base Salary(1)	MIP Awards(2)	Stock Option Grants(3)	Special Incentive Awards(4)
2008	$460,000	$—	—	$—
2007	$447,000	$402,300	16,400	$—
2006	$430,000	$344,000	—	$75,000

(1)	Such amounts represent Mr. Ray’s annual base salary as approved by the Compensation Committee. For the salary earned by Mr. Ray during each fiscal year, see the Summary Compensation Table for Fiscal Year 2008.

(2)	Mr. Ray’s MIP awards were based on an annual MIP opportunity of between 0% and 150% of base salary, with a target of 100% of base salary. The fiscal year 2007 MIP award represents 90% of Mr. Ray’s target award and was based on our achieving the upper range of the targeted Adjusted FIFO EBITDA goal for fiscal year 2007 and the determination that Mr. Ray had achieved his MIP personal objectives for 2007. The fiscal year 2006 MIP award represents 80% of Mr. Ray’s target award and was based on our achieving the targeted Adjusted FIFO EBITDA goal for fiscal year 2006.

(3)	On December 31, 2006, Mr. Ray was granted 16,400 stock options. The stock options are discussed within the Long-term Incentive Awards section within the Compensation Discussion & Analysis above.

Mr. Ray resigned effective as of September 18, 2008 and his unvested stock options were cancelled on the date of his resignation. Mr. Ray’s vested stock options expired unexercised on December 17, 2008.

(4)	Mr. Ray received a retention bonus of $75,000 in fiscal year 2006.

Ms. Bergman was our Vice President and General Counsel from July 2002 to December 2005, at which point she was promoted to Senior Vice President. The following table provides Ms. Bergman’s historical annual base salary, MIP awards earned, stock option grants and other special incentive awards for fiscal years 2008, 2007 and 2006:

Fiscal Year	Annual Base Salary(1)	MIP Awards(2)	Stock Option Grants(3)	Special Incentive Awards(4)
2008	$375,000	$—	—	$98,053
2007	$364,000	$327,600	21,500	$—
2006	$350,000	$350,000	—	$—

(1)	Such amounts represent Ms. Bergman’s annual base salary as approved by the Compensation Committee. For the salary earned by Ms. Bergman during each fiscal year, see the Summary Compensation Table for Fiscal Year 2008.

(2)	Ms. Bergman’s MIP awards for 2007 and 2006 were based on an annual MIP opportunity of between 0% and 150% of base salary, with a target of 100% of base salary. The fiscal year 2007 MIP award represents 90% of Ms. Bergman’s target award and was based on our achieving the upper range of the targeted Adjusted FIFO EBITDA goal for fiscal year 2007 and the determination that Ms. Bergman had achieved her MIP personal objectives for 2007. The fiscal year 2006 MIP award represents 100% of Ms. Bergman’s target award and was based on our achieving the targeted Adjusted FIFO EBITDA goal for fiscal year 2006 and the determination that Ms. Bergman had achieved her MIP personal objectives for 2006.

(3)	On December 31, 2006, Ms. Bergman was granted 21,500 stock options. The stock options are discussed within the Long-term Incentive Awards section within the Compensation Discussion & Analysis above.

Ms. Bergman resigned on November 14, 2008. Under the terms of Ms. Bergman’s letter of resignation, already-vested options to purchase 3,225 shares of our common stock that were granted to Ms. Bergman in 2006 will remain exercisable until December 31, 2009, and unvested options to purchase a further 3,225 shares of the registrant’s common stock that were granted in 2006 will continue to vest and be exercisable until December 31, 2009; all other options granted to Ms. Bergman will be treated in the manner specified in her employment letter.

(4)	In March 2009, the Compensation Committee authorized us to make discretionary incentive awards. Under the terms of Ms. Bergman’s letter of resignation; she will receive a pro-rata award for fiscal year 2008 based the portion of the year during which she was employed by us. The 2008 awards were paid in April 2009.

Mr. Newsom joined us as Senior Vice President—Store Operations on January 31, 2006. Prior to fiscal year 2008, Mr. Newsom was not a named executive officer. The following table provides Mr. Newsom’s annual base salary, MIP awards earned, stock option grants and other special incentive awards for fiscal year 2008:

Fiscal Year	Annual Base Salary(1)	MIP Awards	Stock Option Grants	Special Incentive Awards(2)
2008	$460,000	$—	—	$138,000

(1)	Such amount represents Mr. Newsom’s annual base salary as approved by the Compensation Committee. For the salary earned by Mr. Newsom during the fiscal year, see the Summary Compensation Table for Fiscal Year 2008.

(2)	In March 2009, the Compensation Committee authorized us to make discretionary incentive awards. Mr. Newsom’s approved award represents 30% of his original MIP target award. The 2008 awards were paid in April 2009.

Mr. Scarfone joined us as Senior Vice President—Human Resources and Administration on September 11, 2006. Prior to fiscal year 2008, Mr. Scarfone was not a named executive officer. The following table provides Mr. Scarfone’s annual base salary, MIP awards earned, stock option grants and other special incentive awards for fiscal year 2008:

Fiscal Year	Annual Base Salary(1)	MIP Awards	Stock Option Grants	Special Incentive Awards(2)
2008	$300,000	$—	—	$90,000

(1)	Such amount represents Mr. Scarfone’s annual base salary as approved by the Compensation Committee. For the salary earned by Mr. Scarfone during the fiscal year, see the Summary Compensation Table for Fiscal Year 2008.

(2)	In March 2009, the Compensation Committee authorized us to make discretionary incentive awards. Mr. Scarfone’s approved award represents 30% of his original MIP target award. The 2008 awards were paid in April 2009.

Mr. Storch joined us as on March 1, 2005 and served as our Vice President—Pharmacy Marketing and Benefits Management until his death on February 11, 2009. Prior to fiscal year 2008, Mr. Storch was not a named executive officer. The following table provides Mr. Storch’s annual base salary, MIP awards earned, stock option grants and other special incentive awards for fiscal year 2008:

Fiscal Year	Annual Base Salary(1)	MIP Awards	Stock Option Grants	Special Incentive Awards(2)
2008	$321,500	$—	—	$48,150

(1)	Such amount represents Mr. Storch’s annual base salary as approved by the Compensation Committee. For the salary earned by Mr. Storch during the fiscal year, see the Summary Compensation Table for Fiscal Year 2008.

(2)	In March 2009, the Compensation Committee authorized us to make discretionary incentive awards. Mr. Storch’s approved award represents 30% of his original MIP target award. The 2008 awards were paid in April 2009.

Management Stock Option Plan

Our board of directors adopted the Duane Reade Holdings, Inc. Management Stock Option Plan, referred to in this prospectus as the “2004 Option Plan,” which became effective on the date the Acquisition was completed. The 2004 Option Plan is administered by the Compensation Committee. Any officer, employee, director or consultant of Duane Reade Holdings or any of its subsidiaries or affiliates is eligible to be designated a participant under the 2004 Option Plan. On November 21, 2005, we amended the 2004 Option Plan so that options in respect of a maximum of 370,293 shares of our common stock (on a fully diluted basis) may be granted under the 2004 Option Plan. On March 27, 2007, we again amended the 2004 Option Plan so that options in respect of a maximum of 575,893 shares of our common stock (on a fully diluted basis) may be granted under the 2004 Option Plan.

Under the 2004 Option Plan, the compensation committee of Duane Reade Holdings may grant awards of nonqualified stock options, incentive stock options, or any combination of the foregoing. A stock option granted under the 2004 Option Plan will provide a participant with the right to purchase, within a specified period of time, a stated number of shares of our common stock at the price specified in the award agreement. Stock options granted under the 2004 Option Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, not inconsistent with the 2004 Option Plan, as may be determined by the compensation committee and specified in the applicable stock option agreement or thereafter.

The following table provides information about all equity compensation awards held by the named executive officers at December 27, 2008:

Outstanding Equity Awards at End of Fiscal Year 2008

	Option Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John A. Lederer(1)	04/02/08	—	165,000	$100	04/02/18

David W. D’Arezzo(2)	12/30/06	—	—	$100	12/30/16
	03/20/06	—	—	$100	03/20/16
Richard W. Dreiling(3)	12/30/06	—	—	$100	12/30/16
	11/21/05	—	—	$100	11/21/15
Michelle D. Bergman(4)(10)	12/30/06	6,450	—	$100	12/30/16
	07/30/04	6,800	—	$100	07/30/14
John K. Henry(5)(10)	12/30/06	3,534	7,866	$100	12/30/16
	07/30/04	24,480	6,120	$100	07/30/14
Charles R. Newsom(6)(10)	12/31/06	7,130	15,870	$100	12/30/16
	02/13/06	5,200	7,800	$100	02/13/16
Jerry M. Ray(7)	12/30/06	—	—	$100	12/30/16
	07/30/04	—	—	$100	07/30/14
Vincent A. Scarfone(8)(10)	12/30/06	4,650	10,350	$100	12/30/16
	09/11/06	5,200	7,800	$100	09/11/16
Robert M. Storch(9)(10)	12/30/06	1,395	3,105	$100	12/30/16

(1)	Mr. Lederer received an initial grant of 165,000 options on April 2, 2008 in connection with his joining us. Sixty percent of the options will vest ratably in annual installments on each of April 2, 2009, April 2, 2010, April 2, 2011 and April 2, 2012, subject to Mr. Lederer’s continued employment, and 40% of the options will vest based on achievement of performance targets by the Company. Fifty percent of the performance portion of Mr. Lederer’s options will vest if and when our principal shareholder, Oak Hill, receives at least a 1.5x cash-on-cash return on its July 2004 investment in the Company, and the remaining 50% will vest if and when Oak Hill receives at least a 2x cash-on-cash return on its July 2004 investment in the Company, subject to Mr. Lederer’s continued employment through the date of any such return.

(2)	Mr. D’Arezzo resigned on April 17, 2008 and forfeited all unvested stock options on the date of his resignation. His remaining vested stock options expired unexercised on July 16, 2008.

(3)	Mr. Dreiling resigned on January 18, 2008 and forfeited all unvested stock options on the date of his resignation. His remaining vested stock options expired unexercised on April 17, 2008.

(4)	Ms. Bergman resigned on November 14, 2008. Under the terms of Ms. Bergman’s letter of resignation, already-vested options to purchase 3,225 shares of our common stock that were granted to Ms. Bergman in 2006 will remain exercisable until December 31, 2009, and unvested options to purchase a further 3,225 shares of the registrant’s common stock that were granted in 2006 will continue to vest and be exercisable until December 31, 2009; all other options granted to Ms. Bergman will be treated in the manner specified in her employment letter.

(5)	Mr. Henry received an initial grant of 30,600 options on July 30, 2004 in connection with the completion of the Acquisition by Oak Hill. These options are service-based and vest in equal 20% increments on each of the first through fifth anniversaries of the grant date. Mr. Henry received an additional grant of 11,400 stock options on December 31, 2006. The terms of this stock option grant are described within the Long-term Incentive Awards section above. The vesting terms are described in Note 10 below.

(6)

Mr. Newsom received an initial grant of 13,000 options on February 13, 2006 in connection with the commencement of his employment with us. These options are service-based and vest in equal 20% increments on each of the first through fifth anniversaries of the grant date. Mr. Newsom received an additional grant of 23,000 stock options on December 31, 2006. The terms of this stock option grant are described within the Long-term Incentive Awards section above. The vesting terms are described in Note 10 below.

(7)	Mr. Ray resigned on September 18, 2008 and forfeited all unvested stock options on the date of his resignation. His remaining vested stock options expired unexercised on December 17, 2008.

(8)	Mr. Scarfone received an initial grant of 13,000 options on September 11, 2006 in connection with the commencement of his employment with us. These options are service-based and vest in equal 20% increments on each of the first through fifth anniversaries of the grant date. Mr. Scarfone received an additional grant of 15,000 stock options on December 31, 2006. The terms of this stock option grant are described within the Long-term Incentive Awards section above. The vesting terms are described in Note 10 below.

(9)	Mr. Storch received a grant of 4,500 stock options on December 31, 2006. The terms of this stock option grant are described within the Long-term Incentive Awards section above. Mr. Storch passed away on February 11, 2009. On that date, a pro-rata portion of the next following tranche of his service-based options vested and his remaining unvested service-based options were cancelled. His unvested performance-based options were also cancelled. Mr. Storch’s vested service and performance-based options shall remain exercisable by Mr. Storch’s surviving spouse or estate until February 11, 2010.

(10)	The options granted on December 31, 2006 include two components: 1) 60% of the options are service-based with vesting that occurs in 25% increments on each of the first through fourth anniversary dates and 2) 40% of the options are performance-based with vesting subject to our achieving certain minimum annual financial performance levels for fiscal years 2006 through 2010. The performance component also includes a provision to “catch up” missed annual performance vesting based upon achievement of minimum cumulative financial performance levels. Such performance levels are based on internal Adjusted FIFO EBITDA performance with annual vesting potential of 20% for each of the fiscal years 2006 through 2010. The performance options’ threshold performance was achieved for 2006 through 2008. Future annual improvements required to achieve performance vesting are an average of approximately 16% annually. The options have a life of ten years and have been granted with an exercise price of $100.00 per share.

Senior Vice President Phantom Stock

The following discussion of senior vice president phantom stock, which we refer to as “SVP phantom stock,” relates to shares of phantom stock which became fully vested on July 30, 2006.

Certain senior vice presidents of Duane Reade Inc. were awarded SVP phantom stock under a phantom stock plan that was adopted effective as of the date of the Acquisition, representing, in the aggregate, approximately 0.8% of the shares of our common stock (on a fully diluted basis). The SVP phantom stock was granted to the senior vice presidents for future services and in exchange for relinquishing certain payments to which they were entitled in connection with the Acquisition and for entering into new employment letters.

Each of Messrs. Henry and Ray entered into an award agreement under the Phantom Stock Plan under which he was awarded a specific number of shares of SVP phantom stock. References to awards are references to the total number of shares of SVP phantom stock granted to a particular senior vice president. This was a one time award of phantom stock to the senior vice presidents, and no other awards of phantom stock have been or are expected to be made. Each share of SVP phantom stock corresponds to a share of our common stock. The SVP phantom stock awards vested ratably over a two year period, subject to partial acceleration upon a change of control. As amended to comply with Section 409A of the Internal Revenue Code (the “Code”), Mr. Ray’s award will be settled (or paid) in shares of our common stock on the earlier of either a change in control that meets the requirements of Section 409A of the Code or July 1, 2009. As amended to comply with Section 409A of the Code, Mr. Henry’s award will be settled in cash or cash equivalents (or paid in common stock) on the earlier of either (a) a change in control that meets the requirements of Section 409A of the Code or (b) the later of July 1, 2009 or separation from service.

Shares of our common stock received by the senior vice presidents through the settlement of a SVP phantom stock award are subject to the stockholders and registration rights agreement which is more fully described in “Certain Relationships and Related Transactions—Agreements Relating to Duane Reade Holdings—Stockholders and Registration Rights Agreement.” In addition, SVP phantom stock awards participate in dividends to the same extent as the holders of our common stock.

Option Exercise and Stock Awards Vested in 2008

There were no options exercised by any of the named executive officers in fiscal year 2008. In fiscal year 2008, there were no stock awards which vested.

Potential Payment Upon Termination or Change in Control for 2008

The following table describes the potential payments upon termination of employment or a change in control of Duane Reade for each of the named executive officers employed by us on December 27, 2008.

Benefits and Payments Upon Termination	Voluntary Termination	Termination for Cause or without Good Reason	Termination without Cause or for Good Reason prior to Change in Control	Termination without Cause or for Good Reason after Change in Control	Death
John A. Lederer
Severance Payment(1)	$—	$—	$3,541,694	$3,541,694	$—
Value of Stock Options(2)	—	—	—	—	—
Incentive Plan	—	—	616,154	616,154	616,154
Benefits(3)(11)	69,231	69,231	76,263	76,263	76,263

Total	$69,231	$69,231	$4,234,111	$4,234,111	$692,417

John K. Henry
Severance Payment(5)	$—	$—	$460,000	$460,000	$—
Value of Stock Options(2)	—	—	—	—	—
Value of Phantom Shares(7)	—	—	—	—	—
Transaction Bonus Award(10)	—	—	—	750,000	—
Incentive Plan	—	—	138,000	138,000	—
Benefits(5)(11)	35,385	35,385	35,385	35,385	35,385

Total	$35,385	$35,385	$633,385	$1,383,385	$35,385

Charles R. Newsom
Severance Payment(6)	$—	$—	$920,000	$920,000	$—
Value of Stock Options(2)	—	—	—	—	—
Transaction Bonus Award(10)	—	—	—	600,000	—
Incentive Plan	—	—	138,000	138,000	—
Benefits(4)(11)	35,385	35,385	35,385	35,385	35,385

Total	$35,385	$35,385	$1,093,385	$1,693,385	$35,385

Vincent A. Scarfone
Severance Payment(8)	$—	$—	$300,000	$300,000	$—
Value of Stock Options(2)	—	—	—	—	—
Transaction Bonus Award(10)	—	—	—	600,000	—
Incentive Plan	—	—	90,000	90,000	—
Benefits(9)(11)	25,086	25,086	25,086	25,086	25,086

Total	$25,086	$25,086	$415,086	$1,015,086	$25,086

Robert M. Storch
Severance Payment(8)	$—	$—	$321,500	$321,500	$—
Value of Stock Options(2)	—	—	—	—	—
Transaction Bonus Award(10)	—	—	—	150,000	—
Incentive Plan	—	—	48,150	48,150	—
Benefits(4)(11)(12)	24,731	24,731	24,731	24,731	24,731

Total	$24,731	$24,731	$394,381	$544,381	$24,731

(1)

Mr. Lederer joined us as CEO on April 2, 2008. As defined in Mr. Lederer’s employment contract, if Mr. Lederer is terminated for cause or resigns without good reason (as those terms are defined in the employment agreement, summarized under “Chief Executive Officer Employment Arrangements”, above); he will receive any accrued but unpaid base salary, vacation and business expenses. If Mr. Lederer’s employment terminates due to death or disability (as defined in the employment agreement), he will receive any accrued and unpaid base salary plus continuation of salary for up to six months (until he becomes eligible for long-term disability coverage, in the case of disability), plus any earned but unpaid prior year’s bonus, together with a pro rata bonus for the year of termination, and any unpaid guaranteed bonus for 2008.

If Mr. Lederer is terminated without cause or resigns for good reason, he will receive any earned but unpaid base salary, any earned but unpaid annual bonus, the guaranteed minimum fiscal 2008 annual bonus if not already paid plus cash severance equal to 24 months of base salary whose present value would be paid in a single lump sum, plus two times a severance bonus paid ratably for 24 months in accordance with our regular payroll practices. If Mr. Lederer’s employment terminates before the fiscal year 2008 annual bonus is determined, the severance bonus would be $900,000. If his employment terminates on or after the fiscal year 2008 annual bonus is determined but before the fiscal year 2009 annual bonus is determined, his severance bonus would be equal to the fiscal year 2008 annual bonus (without regard to the guaranteed minimum fiscal year 2008 annual bonus). If Mr. Lederer’s termination occurs on or after the determination of the fiscal year 2009 annual bonus, the severance bonus would be the average of the two annual bonuses paid before the termination of his employment (without regard to the guaranteed minimum fiscal year 2008 annual bonus).

The amounts reflected in the table represent twice the sum of (i) twice the current fiscal year 2008 annual base salary and (ii) the present value of twice the current fiscal year 2008 annual base salary. The present value calculation utilized a 3.25% discount rate.

(2)	Based upon the exercise price of $100.00 per share and a December 27, 2008 valuation of our equity fair value, the stock options are considered to have no intrinsic value. Upon a termination “without cause,” all unvested stock options will be immediately forfeited. If the executive is terminated for “cause,” he or she will only be entitled to any unpaid salary and unused vacation earned through the termination date. All stock options, whether or not vested, shall be immediately forfeited upon the termination date. Terminations resulting from a change in control are deemed to occur “without cause,” and will result in the immediate vesting of all service-based stock options, whether or not previously vested.

(3)	As defined in Mr. Lederer’s employment letter, upon termination at December 27, 2008, he would be entitled to receive payment for: (i) accrued but unpaid salary through the date of termination ($34,615) and (ii) reimbursement for all properly documented business expenses incurred through the date of termination ($0). In addition, the table assumes we would pay Mr. Lederer for two weeks of unused vacation time. If Mr. Lederer’s employment is terminated by us without cause or by him for good reason, he will be entitled to medical coverage for 24 months ($7,032). While not reflected in the above table, if Mr. Lederer were to become disabled, he would be entitled to a maximum benefit of half his annual base salary, or $450,000 at December 27, 2008.

(4)	Includes the accrued but unpaid salary through the date of termination ($12,365), as well as two weeks of unused vacation time ($12,365).

(5)	As defined in Mr. Henry’s employment letter, upon termination, he would be entitled to receive payment for: (i) accrued but unpaid salary through the date of termination ($17,692) and (ii) reimbursement for all properly documented business expenses incurred through the date of termination ($0). In addition, the table assumes we would pay Mr. Henry for two weeks of unused vacation time. If Mr. Henry’s employment is terminated by us without cause or by him for good reason, he will be entitled to a severance payment to be paid over 12 months equal to his prior 12 months’ base salary.

(6)	Represents two years of the named executive’s fiscal year 2008 annual base salary.

(7)	Represents the value of the 100% vested portion of the named individual’s Phantom Share ownership. Based upon the December 27, 2008 valuation of our equity fair value, the Phantom Shares are considered to have no value at December 27, 2008.

(8)	Represents one year of the named executive’s fiscal year 2008 annual base salary.

(9)	Includes the accrued but unpaid salary through the date of termination ($11,538), two weeks of unused vacation time ($11,538) and reimbursement for all properly documented business expenses incurred through the date of termination ($2,009).

(10)	On February 1, 2007 we entered into Transaction Bonus Award agreements with the named executive officers and other members of senior management under which these executives may receive a transaction bonus if they are employed by us on the date on which we are sold. Such Transaction Bonus Awards are payable in cash, at specified amounts, and are to be reduced by the value at the time of such sale (determined based on the price per share of our common stock to be received by our stockholders in connection with the sale) of any unexercised stock options granted under the 2004 Option Plan. These Transaction Bonus Awards are only payable in the event that we are sold on or prior to December 31, 2010. The table assumes that on December 27, 2008, the conditions for the Transaction Bonus Award are present.

(11)	We provide company-paid life insurance to each of our executive officers with a death benefit of twice his or her annual salary, up to a maximum value of $500,000. This amount is reflected in the table; however, upon the incidence of accidental death, as defined in the insurance policy, the maximum value would increase to $1,000,000. Any amounts paid to the named executive’s estate would be paid by the insurance provider.

(12)	Mr. Storch passed away on February 11, 2009. As indicated in Note 11 above, we provide Company-paid life insurance to each of our executive officers. Any life insurance proceeds paid to Mr. Storch’s surviving spouse or estate would be paid by the insurance provider.

The following table describes the potential payments upon termination of employment or a change in control of Duane Reade for each of the named executive officers no longer employed by us on December 27, 2008.

Benefits and Payments Upon Termination	Voluntary Termination	Termination for Cause or without Good Reason	Termination without Cause or for Good Reason prior to Change in Control	Termination without Cause or for Good Reason after Change in Control	Death
Michelle D. Bergman
Severance Payment(1)	$331,731	$331,731	$331,731	$331,731	$331,731
Value of Stock Options(2)	—	—	—	—	—
Incentive Plan(1)	98,053	98,053	98,053	98,053	98,053
Benefits	—	—	—	—	—

Total	$429,784	$429,784	$429,784	$429,784	$429,784

Richard W. Dreiling(3)
Severance Payment	$—	$—	$—	$—	$—
Value of Stock Options	—	—	—	—	—
Incentive Plan	—	—	—	—	—
Benefits	—	—	—	—	—

Total	$—	$—	$—	$—	$—

David W. D’Arezzo(4)
Severance Payment	$—	$—	$—	$—	$—
Value of Stock Options	—	—	—	—	—
Incentive Plan	—	—	—	—	—
Benefits	—	—	—	—	—

Total	$—	$—	$—	$—	$—

Jerry M. Ray(5)
Severance Payment	$—	$—	$—	$—	$—
Value of Stock Options(6)	—	—	—	—	—
Value of Phantom Shares	—	—	—	—	—
Transaction Bonus Award	—	—	—	—	—
Incentive Plan	—	—	—	—	—
Benefits	—	—	—	—	—

Total	$—	$—	$—	$—	$—

(1)	Ms. Bergman resigned on November 14, 2008. Under the terms of Ms. Bergman’s letter of resignation, she is entitled to receive severance equal to $375,000 (Ms. Bergman’s base salary for the 2008 fiscal year), payable in bi-weekly installments during the one-year period following the termination of her employment. At December 27, 2008, installments totaling $331,731 remain to be paid to Ms. Bergman.

In addition to her severance pay, Ms. Bergman is entitled to receive a pro rata incentive award for the 2008 fiscal year equal to the product of (i) (A) Ms. Bergman’s current base salary multiplied by (B) the incentive award percentage used to calculate the 2008 incentive awards of our other Senior Vice Presidents, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed in 2008 through November 3, 2008, and the denominator of which is 366, payable on the date incentive awards are paid to our other Senior Vice Presidents.

(2)	Based upon the exercise price of $100.00 per share and a December 27, 2008 valuation of our equity fair value, the stock options are considered to have no intrinsic value. Upon a termination “without cause,” all unvested stock options will be immediately forfeited. If the executive is terminated for “cause,” he or she will only be entitled to any unpaid salary and unused vacation earned through the termination date. All stock options, whether or not vested, shall be immediately forfeited upon the termination date. Terminations resulting from a change in control are deemed to occur “without cause,” and will result in the immediate vesting of all service-based stock options, whether or not previously vested.

(3)	Mr. Dreiling resigned as our CEO and Chairman effective as of January 18, 2008. Mr. Dreiling was not entitled to receive any further salary, bonus, benefits or severance after the date of his resignation. In addition, Mr. Dreiling’s unvested stock options were cancelled on the date of his resignation and his vested stock options expired unexercised on April 17, 2008.

(4)	Mr. D’Arezzo resigned as our SVP and Chief Marketing Officers effective on April 17, 2008. Mr. D’Arezzo was not entitled to receive any further salary, bonuses, benefits or severance after his date of resignation, except for special incentive payments that were contingent upon us achieving our first and second quarter of 2008 Adjusted FIFO EBITDA targets. On May 6, 2008, Mr. D’Arezzo received his initial $50,000 payment because we had achieved our first quarter 2008 Adjusted FIFO EBITDA target. We were not required to make Mr. D’Arezzo’s remaining special incentive payment because we did not achieve our second quarter of 2008 Adjusted FIFO EBITDA target.

Mr. D’Arezzo’s unvested stock options were cancelled on the date of his resignation and his vested stock options expired unexercised on July 16, 2008.

(5)	Mr. Ray resigned as our SVP of Pharmacy Operations on September 18, 2008. Except for the 100% vested portion of his Phantom Share ownership, Mr. Ray was not entitled to receive any further salary, bonus, benefits or severance after the date of his resignation.

Based on the December 27, 2008 valuation of our equity fair value, the Phantom Shares are considered to have no value at December 27, 2008. Future valuations of our equity fair value may require us to make a payment to Mr. Ray for the Phantom Shares.

(6)	Mr. Ray’s unvested stock options were cancelled on the date of his resignation and his vested stock options expired unexercised on December 17, 2008.

John Lederer Severance Arrangements

Mr. Lederer’s employment agreement provides for an initial term of four years. Thereafter, the agreement will continue for consecutive one-year periods unless either we or Mr. Lederer give the other party written notice that the agreement will terminate at the end of such term at least 90 days prior to the end of the initial term or any extension term. If either we or Mr. Lederer choose not to renew the term of the employment agreement, Mr. Lederer will receive any accrued base salary plus accrued but unpaid annual bonus and a pro-rata bonus for the year of termination.

If Mr. Lederer is terminated by us for cause or he resigns without good reason (as those terms are in his employment agreement and summarized under “Chief Executive Officer Employment Arrangements” above), he will receive any accrued but unpaid base salary, vacation and business expenses. If Mr. Lederer’s employment terminates due to death or disability (as defined in the employment agreement), he will receive any accrued and unpaid base salary plus continuation of salary for up to six months (until he becomes eligible for long-term disability coverage, in the case of disability), plus any earned but unpaid prior year’s bonus, together with a pro rata bonus for the year of termination, and any unpaid guaranteed bonus for 2008.

If Mr. Lederer is terminated by us without cause or he resigns for good reason, he will receive any earned but unpaid base salary, any earned but unpaid annual bonus, the guaranteed minimum 2008 annual bonus if not already paid plus cash severance equal to 24 months of base salary whose present value would be paid in a single lump sum, plus two times a severance bonus paid ratably for 24 months in accordance with the our regular payroll practices. If Mr. Lederer’s employment terminates before the 2008 annual bonus is determined, the severance bonus would be $900,000. If his employment terminates on or after the date on which the 2008 annual bonus is determined but before the 2009 annual bonus is determined, his severance bonus would be equal to the 2008 annual bonus (without regard to the guaranteed minimum 2008 annual bonus). If Mr. Lederer’s termination occurs on or after the date of determination of the 2009 annual bonus, the severance bonus would be the average of the two annual bonuses paid before the termination of his employment (without regard to the guaranteed minimum 2008 annual bonus).

If Mr. Lederer’s employment is terminated by us without cause or by him for good reason within twenty-four months following a change in control (as defined in Mr. Lederer’s stock option agreement) that meets the requirements of Section 409A of the Internal Revenue Code, his severance would be paid to him in a single lump sum within 10 days following his termination.

Mr. Lederer will be subject to customary restrictive covenants, including confidentiality restrictions of unlimited duration, and noncompetition and nonsolicitation restrictions during his employment and for two years following termination of employment for any reason (one year following the end of the employment term by reason of non-renewal).

If Mr. Lederer’s employment is terminated by us without “cause” (as defined in the employment agreement) or if he voluntarily resigns for “good reason” (as defined in the employment agreement and summarized below), then the next installment of his unvested service-based options will immediately vested in full, and all of his options that had already vested would have remained exercisable for one year following his termination; any options that are unvested as of such termination would have been forfeited. Upon termination by us without cause or for good reason, the portion of Mr. Lederer’s performance-based option grant that has not vested shall remain outstanding until the six-month anniversary of such termination. To the extent the applicable performance condition has not been attained as of such six-month anniversary, such portion of the performance-based option grant would be forfeited.

If Mr. Lederer had been discharged by us for “cause,” then all of his options, whether vested or unvested, would immediately be forfeited. If Mr. Lederer voluntarily resigned without “good reason,” then all of his unvested options would have been forfeited, but his vested options would remain exercisable for 90 days following his termination. If Mr. Lederer’s employment with us had terminated due to his death or disability, then a pro-rated portion (based on months of service before his termination) of the next installment of his unvested service-based options would have immediately vested in full, and together with all of his other then vested options, would have remained exercisable for a period of one year from the date of such termination. Any options that had been unvested as of such termination date would be forfeited.

If a “change in control” (as defined in the stock option agreement and summarized below) had occurred, then Mr. Lederer’s service-based options would have vested to the extent necessary for him to exercise his rights pursuant to a “tag along” sale, and to satisfy our rights with respect to a “drag along” sale, and if such “change in control” resulted in the attainment of the applicable performance vesting conditions, all or a portion of his performance-based options would have vested as of the date of the “change in control.” The terms and conditions of such “drag along” and “tag along” rights are set forth in the Stockholders and Registration Rights Agreement, dated as of July 30, 2004, among us, our subsidiaries as defined therein, Duane Reade, and any other parties which become parties thereto, to which Mr. Lederer became a party as a condition to the stock option grant, and a copy of which was filed as Exhibit 10.3 to our Form 10-K for the fiscal year ending December 25, 2004. See “Certain Relationships and Related Transactions—Agreements Relating to Duane Reade Holdings—Stockholders and Registration Rights Agreement.”

A “change in control” is defined in Mr. Lederer’s stock option agreement as:

•

Any independent third party or group other than the Oak Hill investors or an affiliate becoming an owner of at least 50% of the our voting stock and having the right to appoint a majority of the board.

•

Any stockholder of the ours (other than the Oak Hill affiliates, Duane Reade Shareholders, LLC or any Subsidiary of Duane Reade Shareholders, LLC) acquiring a greater voting interest than the Oak Hill investor group, and having the right to appoint a majority of the board.

•	If we adopt a plan of complete liquidation or sell substantially all our assets to a third party.

•	The board adopting a resolution declaring a change in control.

•	Any independent third party or group other than the Oak Hill investors or an affiliate having the right to appoint a majority of the board.

•	Prior to an initial public offering, the Oak Hill investors failing to designate one or more Oak Hill-related persons to serve on the board.

•	Prior to an initial public offering, the Oak Hill investors failing to retain its power to appoint more than 51% of the Board appointable by OH Investor Group.

Senior Vice Presidents and Vice President Severance Arrangements

The employment of Messrs. Henry and Scarfone is “at will,” meaning that either of them or we will be entitled to terminate their employment at any time and for any reason, with or without cause. If the employment of Messrs. Henry or Scarfone is terminated by us without cause or if Mr. Henry terminates his employment for good reason, they will be entitled to a severance payment to be paid over 12 months equal to their prior 12 months’ base salary. Messrs. Henry and Scarfone will be subject to restrictive covenants prohibiting them from competing with us in the New York greater metropolitan area and from soliciting our employees, generally during the period in which they are entitled to severance payments. For purposes of their SVP employment letters, “cause” means: (1) the commission of any act of fraud or embezzlement against us or any of our subsidiaries; (2) being convicted of, or pleading guilty to, a felony; (3) intentional misconduct which is materially injurious (or if made public, could be materially injurious) to our reputation or financial interests, including, without limitation, sexual or racial harassment of our employees, employees of our subsidiaries or other persons engaged in business with us or our subsidiaries; (4) material breach of any of our covenants or policies regarding the protection of our business interests including, without limitation, policies addressing confidentiality and non-competition; or (5) failure to follow the lawful instructions of the Board of Directors or CEO after having received prior written notice of such failure and such failure remaining uncorrected after ten days of having received such written notice. For purposes of Mr. Henry’s employment letter, “good reason” means: (1) the assignment of any duties materially and adversely inconsistent with their position as Senior Vice President which results in a material and adverse change in their status, office or title with us; (2) a reduction in their salary (as defined in the SVP’s employment letter); or (3) a requirement that they relocate more than 20 miles outside the greater New York metropolitan area.

The employment of Mr. Newsom is “at will,” meaning that either he or we will be entitled to terminate his employment at any time and for any reason, with or without cause. In June 2008, the Compensation Committee passed a resolution to amend the severance provisions in Mr. Newsom’s employment agreement such that if Mr. Newsom is terminated other than for “cause” between April 1, 2008 and April 1, 2011, he would be entitled to receive severance payments for a period of 24 months following the effective date of such termination. The total amount of Mr. Newson’s severance payments in such event will be equal to two times his annual base salary at the rate in effect at the time of termination, payable in bi-weekly installments over a period of 24 months. In the event Mr. Newsom is terminated after April 1, 2011, he will be entitled to receive severance payments for a period of 12 months following the date of such termination. The total amount of Mr. Newson’s severance payments in such event will be equal to his annual base salary in effect at the time of termination, payable in bi-weekly installments over a period of 12 months. For purposes of his employment letter, “cause” means (1) a repeated refusal to comply with a lawful directive of the CEO, (2) serious misconduct, dishonesty or disloyalty directly related to the performance of duties for us, which results from a willful act or omission and which is materially injurious to our operations, financial condition or business reputation or any of our significant subsidiaries; (3) being convicted (or entering into a plea bargain admitting criminal guilt) in any criminal proceeding that may have an adverse impact on our reputation and standing in the community; (4) willful and continued failure to substantially perform his duties under his employment letter; or (5) any other material breach of his employment letter. In the event of termination for cause, Mr. Newsom will be entitled to any unpaid salary through the date of termination, plus any earned and accrued unused vacation pay or deferred compensation payments. Mr. Newsom will not be entitled to any other termination-related compensation from us.

The employment of Mr. Storch was “at will,” meaning that either he or we were entitled to terminate his employment at any time and for any reason, with or without cause. Mr. Storch passed away on February 11, 2009. If we had terminated Mr. Storch’s employment other than for “cause” (which is defined in Mr. Storch’s employment agreement the same way as it was in Mr. Newsom’s agreement summarized above), he would have been entitled to severance equal to one-year of salary at his then current salary payable in bi-weekly installments. We provide Company-paid life insurance to each of our executive officers. Any life insurance proceeds paid to Mr. Storch’s surviving spouse or estate would be paid by the insurance provider. On February 11, 2009, a pro-rata portion of the next following tranche of Mr. Storch’s service-based options vested and his remaining unvested service-based options were cancelled. His unvested performance-based options were also cancelled. Mr. Storch’s vested service and performance-based options shall remain exercisable by Mr. Storch’s surviving spouse or estate until February 11, 2010.

Compensation of Directors

Our employees who serve as directors do not receive additional compensation for service on the Board of Directors. We also do not compensate directors who are employees or affiliates of Oak Hill for their service as directors. We expect that any independent directors that might be named in the future will receive customary fees for their service as directors. No directors received any such compensation for 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Oak Hill

Oak Hill Capital Partners, L.P. and certain related entities beneficially own approximately 99% of our common equity. One Managing Director of Oak Hill (Mr. Nayden) and three Partners of Oak Hill (Mr. Wolfram, Mr. Green and Mr. Malfettone) serve as our directors. Those individuals all serve as directors of Duane Reade Inc. as well. We entered into the following agreements with affiliates of Oak Hill:

Issuance of Series A Preferred Stock and Common Stock Warrants—On March 27, 2007, certain affiliates of Oak Hill Capital Partners L.P. made an equity commitment of $39.4 million in the form of preferred stock and warrants to acquire (on a fully diluted basis as of March 27, 2009) approximately 11% of our common stock at an exercise price of $75.00 per share. The proceeds from this capital infusion were used, in part, to acquire up to six store leases from the Gristedes supermarket chain and to fund certain other capital expenditures. The funds received in respect of this commitment in excess of funds needed for the acquisition were used to fund our normal capital spending, fund new store openings or reduce our outstanding debt. The first portion of this equity commitment of $13.0 million was funded on March 27, 2007. The balance of the $39.4 million commitment, in which certain members of senior management have also elected to participate, was funded on June 28, 2007. The Series A preferred stock has a 12 year mandatory redemption date from the issuance date and provides for an annual cash dividend of 10% payable quarterly subject to being declared by the Board of Directors. To the extent the dividends are not paid in cash, the dividends will cumulate on a quarterly basis to the extent not paid quarterly. Currently we would not be permitted under the agreements governing its indebtedness to pay such dividends in cash. As of December 27, 2008, we have completed the lease acquisitions for six of the former Gristedes locations and have opened new stores at each location. Our agreement with Gristedes has expired and we are not obligated to acquire the remaining two leases.

Each of the 525,334 shares of Series A preferred stock is immediately redeemable without penalty, at our option prior to the maturity dates, at a liquidation preference of $75.00 per share plus any accrued but unpaid dividends as of the redemption date. We have the right, at our option, as of immediately prior to an initial public offering, to require holders of the preferred stock to convert all (but not less than all) of such shares into a number of shares of our common stock equal to the liquidation preference for such shares of preferred stock, divided by the price per share of our common stock set forth in the final prospectus to be used in connection with the IPO. The Company will not be required to redeem any shares of Series A Preferred Stock, upon a change of control or on the mandatory redemption date, or pay cash dividends at any time when such redemption or payment is expressly prohibited under the asset-based revolving loan facility.

Issuance of Series B Preferred Stock and Common Stock Warrants—On August 7, 2009, certain affiliates of Oak Hill Capital Partners, L.P. made an equity investment of $125.0 million in the form of preferred stock and a warrant to acquire (on a fully diluted basis as of August 7, 2009) 25% of our common stock at an exercise price of $0.01 per share.

The Series B preferred stock has a mandatory redemption date of December 27, 2018. The holders of the Series B preferred stock are entitled to receive cumulative dividends at a rate equal to 15% per annum to be paid quarterly in cash, or cumulate and compound on a quarterly basis if such dividends are not declared by our Board of Directors. Our ability to declare and pay such dividends is subject to the asset-based revolving loan facility, which contains restrictions on declaring cash dividends. We may redeem each of the 1,250,000 shares of Series B preferred stock at any time at $100 per share plus any accrued and unpaid dividends through the date of redemption subject to a minimum aggregate return on capital (including the value of the warrant) of two times the investment amount. The Series B preferred stock will be immediately redeemable from time to time without penalty at our option, and we will also be required to redeem all outstanding shares of the preferred stock upon a change of control. We shall have the option, as of immediately prior to an initial public offering, to require the holders of the preferred stock to convert all of such holders’ preferred stock into such number of shares of common stock as is equal to the product of the number of shares of preferred stock being so converted multiplied by the quotient of the aggregate liquidation preference for all such shares of preferred stock divided by the price listing per share of common stock. The Company will not be required to redeem any shares of Series B Preferred Stock, upon a change of control or on the mandatory redemption date, or pay cash dividends at any time when such redemption or payment is expressly prohibited under the asset-based revolving loan facility.

The funds raised through the equity investment were used to purchase a portion of the senior subordinated notes pursuant to the offers to purchase and to temporarily repay a portion of the outstanding balance under our asset-based revolving loan facility.

Management Services Agreement

Under a management services agreement between Oak Hill Capital Management, Inc. (an affiliate of Oak Hill Capital Partners, L.P.) and Duane Reade Acquisition, Oak Hill Capital Management, Inc. received a fee of $8.0 million at the closing of the Acquisition, and Oak Hill Capital Management, Inc. agreed to provide financial advisory and management services to us as Duane Reade Inc.’s Board of Directors may reasonably request following the Acquisition. In consideration of these services, Oak Hill Capital Management, Inc. will receive an annual fee of $1.25 million, payable quarterly.

Amended and Restated Tax Sharing Agreement

Duane Reade Holdings, Inc. is the common parent of an affiliated group of corporations that includes Duane Reade Inc. and its corporate subsidiaries. Duane Reade Holdings, Inc. elected to file consolidated federal income tax returns on behalf of the group. On July 30, 2004, Duane Reade Holdings, Inc. and its subsidiaries entered into a tax sharing agreement, which was amended and restated on August 7, 2009 and October 6, 2009. Under the tax sharing agreement, Duane Reade Inc. and its corporate subsidiaries will make payments to Duane Reade Holdings, Inc. These payments will not be in excess of Duane Reade Inc.’s and its corporate subsidiaries’ tax liabilities, as if computed on a separate-entity basis. In addition, Duane Reade GP and Duane Reade International, LLC are each jointly and severally liable for, and will make all payments with respect to, certain obligations of their partners or members to the extent attributable to each such partner’s or member’s interest in Duane Reade GP and Duane Reade International, LLC. The amended and restated agreement permits the substitution of a new parent of the affiliated group of corporations that includes Duane Reade Holdings, Inc. and its corporate subsidiaries, without causing the agreement to terminate.

Service Agreement

We are party to a service agreement with EXLService Holdings, Inc. (“EXL”), an entity that is partially owned by Oak Hill Capital Management, Inc. (an affiliate of Oak Hill Capital Partners, L.P.). EXL is engaged by us to perform internal audit and internal control testing. Our agreement with EXL is terminable by either party. Our payments to EXL totaled approximately $0.6 million, $0.6 million and $0.4 million in 2008, 2007 and 2006, respectively.

Senior Vice President Retention Agreements

We currently have retention agreements with the senior vice presidents, as more fully described under “Senior Vice President Arrangements.”

Indemnification and Insurance

The merger agreement provided that Duane Reade Inc., as the surviving corporation in the Acquisition, must maintain all rights to indemnification and exculpation provided in its certificate of incorporation and bylaws as of the date of the merger agreement. Duane Reade Shareholders has agreed to indemnify and hold harmless, and provide advancement of expenses to Duane Reade Inc.’s current and former directors, officers and employees to the same extent such persons were indemnified on the date of the merger agreement.

The merger agreement also provides that, until July 30, 2010, Duane Reade Inc., as the surviving corporation in the Acquisition, must either maintain its policies of director and officer liability insurance or obtain comparable policies, as long as the annual premium payments do not exceed approximately $2.6 million. These insurance policies were purchased effective with the completion of the Acquisition.

Management Members’ Equity Participation

Members of our management own options to acquire shares representing in the aggregate approximately 13.3% of the outstanding common stock of Duane Reade Holdings, Inc., as of December 27, 2008, on a fully diluted basis. Certain former and current senior vice presidents own phantom stock representing in the aggregate approximately 0.7% of the outstanding common equity of our Company, as of December 27, 2008, on a fully diluted basis.

Agreements Relating to Duane Reade Holdings, Inc.

The following agreements, each containing customary terms, were entered into with respect to the equity and governance arrangements for Duane Reade Holdings, Inc.:

Stockholders and Registration Rights Agreement

A stockholders and registration rights agreement was entered into among certain members of management and Duane Reade Shareholders. The stockholders and registration rights agreement contains, among other things, certain restrictions on the ability of the parties thereto to freely transfer the securities of Duane Reade Holdings, Inc. held by such parties. In addition, the stockholders and registration rights agreement provides that the holders of a majority of the membership interests in Duane Reade Shareholders may, under certain circumstances, compel a sale of all or a portion of the equity in Duane Reade Holdings, Inc. to a third party (commonly known as drag-along rights) and, alternatively, that stockholders of Duane Reade Holdings, Inc. may participate in certain sales of stock by holders of a majority of the common stock of Duane Reade Holdings, Inc. to third parties (commonly known as tag-along rights). The stockholders and registration rights agreement also contains certain corporate governance provisions regarding the nomination of directors and officers of Duane Reade Holdings, Inc. by the parties thereto. The stockholders and registration rights agreement also provides that Duane Reade Shareholders will have the ability to cause Duane Reade Holdings, Inc. to register common equity securities of Duane Reade Holdings, Inc. under the Securities Act, and provide for procedures by which certain of the equity holders of Duane Reade Holdings, Inc. and Duane Reade Shareholders may participate in such registrations.

Preemptive Rights Agreement

A preemptive rights agreement was entered into among certain Oak Hill entities, Duane Reade Shareholders, Duane Reade Holdings, Inc., Duane Reade Inc. and a former CEO, Mr. Cuti, certain current and former Senior Vice Presidents and certain former officers. The preemptive rights agreement contains, among other things, certain preemptive rights for management, providing that certain equity securities issued by Duane Reade Shareholders or any of its subsidiaries to the members of Duane Reade Shareholders (other than Mr. Cuti) must dilute the interests of all of the parties to the preemptive rights agreement on a proportionate basis. In connection with any such issuance of equity securities, each of Messrs. Cuti, Henry and Ray and the former officers have the right to purchase from the issuing entity a percentage of equity securities being issued equal to their percentage interest (including phantom stock interest) in Duane Reade Holdings, Inc. as of such time (and, in the case of Mr. Cuti, taking into account his interest in Duane Reade Shareholders as of such time). To the extent any such members of management no longer maintain equity interests in Duane Reade Shareholders or any of its subsidiaries, they will cease to be beneficiaries of the preemptive rights agreement.

PRINCIPAL STOCKHOLDERS

All of Duane Reade Inc.’s issued and outstanding common stock is held by Duane Reade Holdings, Inc. whose principal address is 440 Ninth Avenue, New York, New York 10001, and is approximately 99% beneficially owned by Oak Hill Capital Partners, L.P., whose principal address is 201 Main Street, Fort Worth, Texas 76102.

The table below sets forth, as of October 16, 2009, certain information regarding the beneficial ownership of the common stock of Duane Reade Holdings, Inc. by:

•	each of our current directors and executive officers individually;

•	each person who is known to be the beneficial owner of more than 5% of any class or series of capital stock; and

•	all directors and executive officers as a group.

For purposes of this table, a person is deemed to have “beneficial ownership” of any shares that the person has the right to acquire within 60 days after the date of this prospectus. For purposes of calculating the percentage of outstanding shares held by each person named below, any shares that a person has the right to acquire within 60 days after the date of this prospectus are deemed to be outstanding, but not for the purposes of calculating the percentage ownership of any other person. An asterisk in the percent of class column indicates beneficial ownership of less than 1%.

Shares of Common Stock Beneficially Owned

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Shares
Duane Reade Shareholders, LLC(1)	2,594,977	99.2%
OHCP DR Co-Investors 2009 LLC(2)	1,196,261	31.4
OHCP DR Co-Investors 2007 LLC(3)	384,174	12.8
John A. Lederer(4)	44,750	1.7
John K. Henry(5)	36,756	1.4
Charles R. Newsom(6)	20,220	*
Vincent A. Scarfone(7)	13,300	*
Other	100	*
Michael S. Green	—	*
John P. Malfettone	—	*
Denis J. Nayden	—	*
Tyler J. Wolfram	—	*
All Officers & Directors (12 persons)	137,526	5.0%

(1)	Oak Hill, together with the equity co-investors, owns on a fully diluted basis 100% of the outstanding membership interests in Duane Reade Shareholders.

(2)	Oak Hill is the managing member of OHCP DR Co-Investors 2009, LLC. OHCP DR Co-Investors 2009, LLC holds warrants to purchase 1,196,261 shares of our common stock at an exercise price of $0.01 per share. OHCP DR Co-Investors 2009, LLC also owns 1,250,000 shares of our Series B preferred stock, par value $0.01 per share. The Series B redeemable preferred stock is immediately redeemable without penalty, at our option prior to the mandatory redemption date, at a liquidation preference of $100 per share plus any accrued and unpaid dividends through the date of redemption subject to a minimum aggregate return on capital (including the value of the warrants) of two times the investment amount. Each share of Series B preferred stock is convertible, at our option, immediately prior to an initial public offering into a number of shares of our common stock equal to the liquidation preference for such share of preferred stock, divided by the price per share of our common stock set forth in the final prospectus to be used in connection with the IPO. OHCP DR Co-Investors 2009, LLC is not deemed to beneficially own any shares of our common stock underlying the shares of Series B preferred stock.

(3)

Oak Hill is the managing member of OHCP DR Co-Investors 2007 LLC. OHCP DR Co-Investors 2007 LLC holds warrants to purchase 384,174 shares of our common stock at an exercise price of $75.00 per share. OHCP DR Co-Investors 2007 LLC also owns 525,334 shares of our Series A preferred stock, par value $0.01 per share, which currently have a liquidation value of $75.00 per share. Each share of Series A preferred stock is convertible, at our option, immediately prior to an initial public offering into a number of shares of our common stock equal to the liquidation preference for such share of Series A preferred stock, divided by the price per share of our common stock set forth in the final prospectus to be used in connection with the IPO. OHCP DR Co-Investors 2007 is not deemed to beneficially own any shares of our common stock underlying the shares of Series A preferred stock.

(4)	Mr. Lederer owns 20,000 shares of the common stock of Duane Reade Holdings, Inc., representing, in the aggregate, less than 1% of Duane Reade Holdings, Inc. common stock. Mr. Lederer also owns exercisable options to acquire 24,750 shares and unexercisable options to acquire 140,250 shares of the common stock of Duane Reade Holdings, Inc., representing, in the aggregate, an additional 5.9% of Duane Reade Holdings, Inc. common stock.

(5)	Mr. Henry owns exercisable options to acquire 36,756 shares and unexercisable options to acquire 5,244 shares of common stock of Duane Reade Holdings, Inc., representing, in the aggregate, approximately 1.6% of Duane Reade Holdings, Inc. common stock.

(6)	Mr. Newsom owns exercisable options to acquire 20,220 shares and unexercisable options to acquire 15,780 shares of the common stock of Duane Reade Holdings, Inc., representing, in the aggregate, 1.4% of Duane Reade Holdings, Inc. common stock.

(7)	Mr. Scarfone owns exercisable options to acquire 13,300 shares and unexercisable options to acquire 14,700 shares of the common stock of Duane Reade Holdings, Inc., representing, in the aggregate, 1.1% of Duane Reade Holdings, Inc. common stock.

Limited Liability Company Operating Agreement of Duane Reade Shareholders

A former Chairman and CEO (Mr. Cuti) and members of the investor group entered into an amended and restated limited liability company operating agreement for Duane Reade Shareholders. The amended and restated limited liability company operating agreement sets forth, among other things, the distribution and allocation of the profits and losses of the members of Duane Reade Shareholders, certain membership interest transfer restrictions, including drag-along rights and tag-along rights, and corporate governance provisions regarding the nomination of the managers and officers of Duane Reade Shareholders. The corporate governance provisions generally reflect the percentage ownership of Duane Reade Shareholders by the investor group and the former Chairman and CEO (Mr. Cuti). The limited liability company operating agreement also provides that certain members of the investor group led by Oak Hill have the ability to cause Duane Reade Shareholders to take certain actions in order for it to register common equity securities of Duane Reade Shareholders under the Securities Act, and that the other equity holders of Duane Reade Shareholders may participate in such registration.

The following table presents information as at December 27, 2008:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column(a)
Equity compensation plans approved by security holders	—	$0.00	—
Equity compensation plans not approved by security holders	470,134	$100.00	105,759

Total	470,134	$100.00	105,759

DESCRIPTION OF OTHER INDEBTEDNESS

Asset-Based Revolving Loan Facility

Our asset-based revolving loan facility has a maximum borrowing capacity of $225.0 million, subject to a borrowing base calculation based on specified advance rates against the value of our inventory, pharmacy prescription files and accounts receivable. Our asset-based revolving loan facility matures on July 21, 2011.

Our asset-based revolving loan facility includes a $50.0 million sub-limit for the issuance of letters of credit. Obligations under the revolving loan facility are collateralized by a first-priority interest in inventory, receivables, pharmacy prescription files, deposit accounts and certain other current assets. Under our asset-based revolving loan facility, Duane Reade GP is the sole obligor. However, our asset-based revolving loan facility is guaranteed on a full and unconditional basis by Holdings, Duane Reade Inc. and each of Holdings’ other domestic subsidiaries other than the obligor.

Our asset-based revolving loan facility contains a single fixed charge coverage requirement which only becomes applicable when borrowings exceed 90 percent of the borrowing base, as defined in the agreement governing our asset-based revolving loan facility. Borrowings under our asset-based revolving loan facility have not exceeded 90 percent of the borrowing base and, as a result, the fixed charge covenant has not become applicable. There are no credit ratings related triggers in our asset-based revolving loan facility that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity.

On September 28, 2007, our asset-based revolving loan facility was amended to exclude from the definition of “Capital Expenditures” any expenditure made with the proceeds of any equity securities issued or capital contributions received by us.

On August 7, 2009, the asset-based revolving loan facility was amended to, among other things, increase the applicable margins. Giving effect to those amendments, revolving loans under our asset-based revolving loan facility, at our option, bear interest at either:

•	a rate equal to LIBOR plus a margin of from 2.25% to 3.25% (increased from 1.00% to 2.00%), determined based on levels of borrowing availability reset each fiscal quarter; or

•

a rate equal to the prime rate of Banc of America Retail Group Inc. plus a margin of from 1.25% to 1.75% (increased from 0.00% to 0.50%), determined based on levels of borrowing availability reset each fiscal quarter.

The August 7, 2009 amendment also increased line fees and commitment fees from 0.30% per year to 0.50% per year. Borrowings under the asset-based revolving loan facility continue to be primarily LIBOR-based. At June 27, 2009, December 27, 2008 and December 29, 2007, our asset-based revolving loan facility bore interest at a weighted average annual rate of 2.00%, 3.51% and 6.72%, respectively. As of August 22, 2009, giving effect to the August 7, 2009 amendment, LIBOR-based borrowings under our asset-based revolving loan facility bore interest at an annual rate of 3.64%.

At June 27, 2009, there was $143.4 million outstanding under our asset-based revolving loan facility, and approximately $67.5 million of remaining availability, net of $9.1 million reserved for outstanding standby letters of credit. The $9.1 million reserved for outstanding letters of credit includes a $3.5 million letter of credit required for the litigation settlement agreement relating to two class action lawsuits and which we paid in August 2009. Obligations under this facility have been classified as current liabilities because cash receipts controlled by the lenders are used to reduce outstanding debt and we do not meet the criteria of SFAS No. 6, “Classification of Short-Term Obligations Expected to be Refinanced—An Amendment of ARB No. 43, Chapter 3A”, to classify the debt as long-term. We intend to continue to utilize this facility for our working capital needs though the date of its maturity in July 2011.

Senior Subordinated Notes due 2011

On July 30, 2004, Duane Reade Inc. and Duane Reade GP co-issued $195.0 million of the 9.75% senior subordinated notes due 2011. The senior subordinated notes mature on August 1, 2011 and bear interest at 9.75% per annum payable in semi-annual installments on February 1 and August 1. The senior subordinated notes are uncollateralized obligations and subordinated in right of payment to all Duane Reade Inc.’s and Duane Reade GP’s existing and future unsubordinated indebtedness, including borrowings under our asset-based revolving loan facility and the notes. The senior subordinated notes rank equally with any future senior subordinated indebtedness and senior to any future subordinated indebtedness. The senior subordinated notes are guaranteed on an uncollateralized, senior subordinated basis by Holdings and all of Duane Reade Inc.’s existing direct and indirect domestic subsidiaries other than Duane Reade GP, which is a co-obligor under the senior subordinated notes.

As a result of the completion of the offers to purchase and the related solicitation of consents, on August 7, 2009 we retired $143.3 million of the outstanding principal amount of the senior subordinated notes and amended the indenture governing the senior subordinated notes to eliminate substantially all of the restrictive covenants and certain events of default in such indenture. Subsequent to the completion of the offers to purchase and the related solicitation of consents, $51.7 million of the senior subordinated notes remains outstanding.

There are no credit ratings related triggers in the indenture governing the senior subordinated notes that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity.

THE EXCHANGE OFFER

Terms of the Exchange Offer

We are offering to issue our exchange notes in exchange for a like aggregate principal amount of our initial notes.

The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled “Description of Notes.”

We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

This exchange offer will expire at 5:00 p.m., New York City time, on ,             2009, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

(1)

Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2)	Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3)	Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedure” below.

The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1)	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

(2)	a commercial bank or trust company having an office or correspondent in the United States, or

(3)	an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

(1)	by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at The Depository Trust Company, or

(2)	for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

If the letter of transmittal or any bond powers are signed by:

(1)	the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

(2)	a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

(3)	a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

(4)	trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in this exchange offer, you must make the following representations:

(1)	you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us,

(2)	any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder,

(3)	you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has an arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act,

(4)	you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

(5)	if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

(6)	if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

You must also warrant that the acceptance of any tendered initial notes by the issuers and the issuance of exchange notes in exchange therefor shall constitute performance in full by the issuers of its obligations under the registration rights agreement relating to the initial notes.

To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Book-Entry Delivery Procedure

Any financial institution that is a participant in The Depository Trust Company’s systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of initial notes through a book-entry transfer into the exchange agent’s account at The Depository Trust Company will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may still tender in this exchange offer if:

(1)	you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

(2)	on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

(3)	the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “—Exchange Agent” and before acceptance of your tendered notes for exchange by us.

Any notice of withdrawal must:

(1)	specify the name of the person having tendered the initial notes to be withdrawn,

(2)	identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

(3)	be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

(4)	specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

(5)	if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under “—Procedures for Tendering Initial Notes” above at any time on or before the expiration date.

Conditions to the Exchange Offer

We will complete this exchange offer only if:

(1)	there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer,

(2)	there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes,

(3)	there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose,

(4)	there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer, and

(5)	we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law.

Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1)	refuse to accept and return to their holders any initial notes that have been tendered,

(2)	extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

(3)	waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

We have appointed U.S. Bank National Association as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By mail:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, MN 55107

Attn: Specialized Finance

By hand/overnight delivery:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, MN 55107

Attn: Specialized Finance

Facsimile Transmission: (651) 495-8158

Confirm by Telephone: (800) 934-6802

Fees and Expenses

We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1)	certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

(2)	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

(3)	a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

(1)	The exchange offer is not permitted by applicable law or SEC policy;

(2)	You are prohibited by applicable law or SEC policy from participating in the exchange offer;

(3)	You may not resell the exchange notes acquired in the exchange offer to the public without delivering a prospectus and that this prospectus is not appropriate or available for sale resales by you; or

(4)	You are a broker-dealer and hold the initial notes acquired directly from the Issuers or one of its affiliates,

in which case the registration rights agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the caption “—Certain Definitions.” In this description, references to the “Company” refer only to Duane Reade Inc. and not to any of the subsidiaries of the Company, and references to “Holdings” refer only to the Company’s direct parent Duane Reade Holdings, Inc. and not to any of its subsidiaries.

General

The Company and Duane Reade, a New York general partnership (“Duane Reade GP”), issued the initial notes and will issue the exchange notes under the indenture dated as of August 7, 2009 (the “Indenture”), among themselves, the guarantors named therein (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes. A copy of the form of the Indenture will be made available to prospective purchasers of the notes upon request. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

Brief Description of the Notes and the Guarantees

The Notes

The notes:

•	are general senior secured obligations of the Company and Duane Reade GP;

•	rank equally in right of payment with all existing and any future Senior Indebtedness of the Company and Duane Reade GP;

•

are secured, together with Term Loans, if any, and obligations under Interest Rate Agreements and certain other swap agreements permitted under the Indenture (such obligations, the “Hedging Obligations”) (on an equal and ratable basis), by a first priority lien on the Primary Collateral (as defined herein) owned by the Company, Duane Reade GP and their Restricted Subsidiaries;

•

are secured, together with Term Loans, if any, and the Hedging Obligations (on an equal and ratable basis), by a lien on the Secondary Collateral (as defined herein) owned by the Company, Duane Reade GP and their Restricted Subsidiaries that is (x) of a second priority subject only to a first priority security interest securing an amount of the Revolving Loan Obligations that does not exceed the Maximum Revolving Debt Amount (as defined below) and (y) of a first priority with respect to that portion of the Revolving Loan Obligations which exceeds the Maximum Revolving Debt Amount;

•	rank senior in right of payment to any future Subordinated Indebtedness of the Company and Duane Reade GP; and

•	are guaranteed by the Guarantors on a senior secured basis.

The Guarantees

The notes are guaranteed by Holdings and by all of the domestic Restricted Subsidiaries of the Company other than Duane Reade GP, the co-obligor.

Each guarantee of the notes:

•	is a senior secured obligation of the Guarantor;

•	ranks equally in right of payment with all existing and any future Senior Indebtedness of the Guarantor, including with respect to such Guarantor’s guarantee of the Existing Senior Secured Notes;

•

is secured, together with the guarantees of Term Loans, if any, and the Hedging Obligations (on an equal and ratable basis), by a first priority lien on the assets of each Guarantor constituting Primary Collateral;

•

is secured, together with the guarantees of the Term Loans, if any, and the Hedging Obligations (on an equal and ratable basis), by a lien on the assets of each Guarantor constituting Secondary Collateral that is (x) of a second priority subject only to a first priority security interest securing an amount of the Revolving Loan Obligations that does not exceed the Maximum Revolving Debt Amount and (y) of a first priority with respect to that portion of the Revolving Loan Obligations which exceeds the Maximum Revolving Debt Amount;

•	ranks senior in right of payment to any future Subordinated Indebtedness of the Guarantor.

Ranking

The notes are senior secured obligations of the Company and Duane Reade GP and of the Guarantors. The Indebtedness represented by the notes and the Guarantees and the payment of principal of, premium, if any, and interest on the notes rank equally in right of payment with other existing and future Senior Indebtedness of the Company and Duane Reade GP including the Existing Senior Secured Notes and of the Guarantors, including the Existing Senior Secured Notes and Term Loans, if any, and Hedging Obligations and guarantees in respect thereof, and senior in right of payment to all existing and future Subordinated Indebtedness of the Company and Duane Reade GP and of the Guarantors. The notes are “Designated Senior Indebtedness,” as that term is defined in the indenture for the Existing Senior Subordinated Notes.

As of June 27, 2009, on an “as-adjusted” basis the Company had $378.6 million of Senior Indebtedness and $51.7 million of Subordinated Indebtedness outstanding. Because the Revolving Credit Lenders will be entitled to be paid first out of the proceeds, if any, of the Secondary Collateral up to the Maximum Revolving Debt Amount, as of June 27, 2009, on an “as-adjusted” basis, the notes and the Guarantees were effectively subordinated to approximately $72.5 million of Indebtedness outstanding under the Revolving Credit Agreement with respect to the Secondary Collateral which secures the Revolving Credit Agreement. In addition, on an “as-adjusted” basis, the Company had $143.4 million of additional availability under the Revolving Credit Agreement (net of outstanding letters of credit), which, if drawn, would have been secured by a first priority lien on the Secondary Collateral, which would rank senior to the Liens securing the notes and Hedging Obligations, in such Collateral. See “Risk Factors—Risks Applicable to the Notes—Some of the collateral securing our obligations under the notes and the guarantees thereof is shared with creditors that have first-priority liens on that “Secondary Collateral.” If there is a default, the value of that collateral may not be sufficient to repay the first-priority lien creditors and the holders of the notes and the related guarantees.”

The assets of any Subsidiary of the Company that does not guarantee the notes will be subject to the prior claims of all creditors of that Subsidiary, including trade creditors. The Company has no Subsidiaries that are not Guarantors, other than the co-obligor, Duane Reade GP. In the event of a bankruptcy, administrative receivership, composition, insolvency, liquidation or reorganization of non-guarantor Subsidiaries, such Subsidiaries will pay the holders of their liabilities, including trade payables, before they will be able to distribute any of their assets to the Company, Duane Reade GP or a Guarantor. The Indenture permits the Company and the Restricted Subsidiaries to incur additional secured Indebtedness.

Principal, Maturity and Interest

The notes mature on August 1, 2015, were limited in aggregate principal amount to $300.0 million on the Issue Date and are senior secured obligations of the Company. The Indenture provides for the issuance of an unlimited amount of additional notes (the “Additional Notes”) having identical terms and conditions to the notes

(in all respects other than the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes), subject to compliance with the covenants contained in the Indenture, including, without limitation, the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock.” Such Additional Notes may form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes. To the extent required by applicable tax regulations, Additional Notes that are issued with original issue discount may not trade fungibly with other notes, may trade under a separate CUSIP number and may be treated as a separate class for purposes of transfer and exchange. Nevertheless, any such Additional Notes will be treated for all other purposes under the Indenture as a single class with the other notes. Any Additional Notes will be guaranteed by the Guarantors and will be secured by the Collateral on an equal and ratable basis with the notes, the Term Loans and Hedging Obligations. See “—Collateral.” For purposes of this “Description of Notes,” reference to the notes includes Additional Notes unless otherwise indicated; however, no offering of any such Additional Notes is being or shall in any manner be deemed to be made by this prospectus. In addition, there can be no assurance as to when or whether the Company and Duane Reade GP will issue any such Additional Notes or as to the aggregate principal amount of such Additional Notes.

Interest on the notes will accrue at a rate of 11.75% per annum and will be payable semi-annually in cash in arrears on each February 1 and August 1, commencing on February 1, 2010. The Company will make each interest payment to the holders of record of the notes at the close of business on the immediately preceding January 15 and July 15. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months.

The principal of and premium, if any, and interest on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes or, at the option of the Company, payment of interest may be paid by check mailed to the address of the person entitled thereto as such address appears in the security register or by wire transfer of immediately available funds to the account specified by the person entitled thereto. The notes will be issued only in registered form without coupons and only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange or redemption of notes, but the Company or Duane Reade GP may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

The notes, together with any Additional Notes, will be treated as a single class of securities under the Indenture, including, without limitation, security, waivers, amendments, redemptions and offers to purchase.

The notes will not be entitled to the benefit of any sinking fund.

Guarantees

Holdings and each of the Company’s direct and indirect domestic Restricted Subsidiaries (other than Duane Reade GP and foreign Subsidiaries, if any) are Guarantors, and payment of the principal of, premium, if any, and interest on the notes, when and as the same become due and payable, will be guaranteed, jointly and severally, fully and unconditionally, on a senior secured basis (the “Guarantees”) by the Guarantors. In addition, any Restricted Subsidiary (other than a Non-Guarantor Restricted Subsidiary that is not required to issue a Guarantee as described under “—Certain Covenants—Issuances of Guarantees by New Restricted Subsidiaries and Non-Guarantor Restricted Subsidiaries”) of the Company created or acquired after the Issue Date will be required to guarantee the notes pursuant to a supplemental indenture on a senior secured basis. As of the date of this prospectus, the Company has no Non-Guarantor Restricted Subsidiaries.

Each Guarantee is secured (subject only to Permitted Liens and Excluded Assets) by (i) a first priority Lien on the assets of such Guarantor constituting Primary Collateral, and (ii) by a Lien on the assets of such Guarantor constituting Secondary Collateral that is (x) of a second priority subject only to a first priority security interest securing an amount of the Revolving Loan Obligations that does not exceed the Maximum Revolving Debt Amount and (y) of a first priority with respect to that portion of the Revolving Loan Obligations which exceeds the Maximum Revolving Debt Amount, in each case to the extent described under “—Collateral.” Each Guarantee will be secured on an equal and ratable basis with guarantees of Term Loans and the Hedging Obligations with respect to the Collateral.

The obligations of each Guarantor under its Guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. See “Risk Factors—Risks Applicable to the Notes—A court could deem the issuance of the notes or the guarantees thereof to be a fraudulent conveyance and void all or a portion of the obligations represented by the notes or the guarantees.” Each Guarantor that makes a payment or distribution under its Guarantee will be entitled to a contribution from any other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP.

The Guarantee of a Guarantor will be released automatically:

•

in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or disposition of all such Capital Stock of that Guarantor is permitted by the covenants described below under “—Certain Covenants—Asset Sales” and “—Certain Covenants—Transactions with Affiliates”;

•

if such Guarantor is properly designated as a Non-Guarantor Restricted Subsidiary and is not required to issue a Guarantee of the notes pursuant to the covenant described under “—Certain Covenants—Issuances of Guarantees by New Restricted Subsidiaries and Non-Guarantor Restricted Subsidiaries”;

•	if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

•	if the notes are discharged or defeased in accordance with the procedures described below under “—Defeasance or Covenant Defeasance of Indenture” or “—Satisfaction and Discharge.”

Collateral

Overview

Under the Collateral Documents, except as otherwise stated below, each of Holdings, the Company, Duane Reade GP and each of the Guarantors, as applicable, has granted in favor of U.S. Bank National Association, as Collateral Agent (and any successor thereto under the Collateral Agency Agreement) (the “Collateral Agent”), for the equal and ratable benefit of the Trustee (for the Holders of the notes), the lenders of any Term Loans (the “Term Loan Lenders”) and the counterparties to any Hedging Obligations that sign a Sharing Confirmation (as defined in the Collateral Agency Agreement) (such counterparties collectively, the “Hedging Providers”), a security interest in substantially all of its personal property and the proceeds thereof, other than Excluded Assets (as defined below) (collectively, the “Collateral”). Obligations under Commodity Price Agreements, if any, entered into after the Issue Date and permitted under the Indenture and any applicable Term Loan Agreement will also comprise Hedging Obligations and will be secured equally and ratably with the Note/Term Obligations. Except to the extent specifically stated otherwise, to the extent the provisions in the Indenture conflict with the provisions of the Trust Indenture Act, such provisions of the Trust Indenture Act will control.

Priority of Security Interests

The priority of the security interest in the Collateral in favor of the Collateral Agent varies, depending on the type of Collateral and the amount of the claims of other secured parties who are secured by the same

Collateral. As described below, the payment of the principal of and interest on the loans under the Revolving Credit Agreement, together with all Obligations (as defined in the Revolving Credit Agreement) (collectively, the “Revolving Loan Obligations”), are secured by security interests and other liens held by the Revolving Credit Agent in all of the Company’s, Duane Reade GP’s and the Guarantors’ right, title and interest in all present and future (i) accounts, inventory, chattel paper, instruments, documents, tax refunds and abatements and all rights to payment for credit extended, (ii) deposit accounts, (iii) all letter of credit rights and supporting obligations relating to Secondary Collateral, (iv) all prescription files, all books, records, electronically stored data and information relating to the prescription files and all rights of access relating to any of the foregoing, (v) all books and records relating to any Secondary Collateral, (vi) all payment intangibles constituting proceeds of other Secondary Collateral, and (vii) all products and proceeds of the foregoing (including, without limitation, proceeds of insurance policies to the extent such proceeds relate to any of the foregoing) ((i) through (vii) collectively, the “Secondary Collateral”). “Primary Collateral” is all Collateral other than Secondary Collateral.

The Revolving Credit Agent and U.S. Bank National Association, in its capacity as collateral agent for the Existing Senior Secured Notes, as successor to Bank of America, N.A., as initial collateral agent, are parties to an Intercreditor Agreement dated as of the Original Acquisition Closing Date (as amended, restated, supplemented or modified from time to time, the “Intercreditor Agreement”). In connection with the issuance of the notes, the Revolving Credit Agent and the Collateral Agent entered into a letter agreement relating to the Intercreditor Agreement with respect to the notes. The Intercreditor Agreement effectively provides among other things that (i) the Revolving Loan Obligations up to the “Maximum Revolving Debt Amount” are secured on a first priority basis by all Secondary Collateral, (ii) the Note/Term Obligations and Hedging Obligations are secured by all Collateral (which includes all Secondary Collateral), (iii) the Revolving Loan Obligations are not secured by any Collateral except that portion of the Collateral which constitutes Secondary Collateral, (iv) the portion of the Collateral that does not constitute Secondary Collateral constitutes “Primary Collateral,” and (v) the security interest securing the Note/Term Obligations and Hedging Obligations (A) in the Primary Collateral is of a first priority and (B) in the Secondary Collateral is (x) of a second priority subject only to a first priority security interest securing an amount of the Revolving Loan Obligations that does not exceed the Maximum Revolving Debt Amount and certain other Permitted Liens and (y) is of a first priority with respect to that portion of the Revolving Loan Obligations which exceeds the Maximum Revolving Debt Amount.

“Maximum Revolving Debt Amount” means an amount equal to the sum of (x) the greater of (a) $275.0 million and (b) the sum of the Borrowing Base (as defined in the Revolving Credit Agreement in effect as of the Original Acquisition Closing Date), without giving effect to Reserves (as defined in the Revolving Credit Agreement in effect as of the Original Acquisition Closing Date), plus Permitted Overadvances (as defined in the Revolving Credit Agreement in effect as of the Original Acquisition Closing Date), plus (y) accrued and unpaid interest, fees, expense reimbursements and other charges then due to the revolving lender agent and the lenders under the Revolving Credit Agreement.

Excluded Assets

Notwithstanding the foregoing, the Note/Term Obligations and Hedging Obligations will not be secured by a lien on Excluded Assets and will be subject to Permitted Liens.

The Collateral securing Note/Term Obligations and Hedging Obligations does not and will not include (the following, collectively, “Excluded Assets”):

(1) any property or assets owned by any Subsidiary of the Company or Duane Reade GP which is not a domestic Restricted Subsidiary,

(2) assets securing Purchase Money Obligations or Capital Lease Obligations incurred pursuant to clause (7) of paragraph (b) under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock”;

(3) Excluded Contracts;

(4) Excluded Equipment;

(5) any voting security that is issued by a foreign subsidiary (that is a corporation for United States federal income tax purposes) and owned by the Company, Duane Reade GP or any Guarantor, if and to the extent that the inclusion of such voting security in the Collateral would cause the Collateral pledged by the Company, Duane Reade GP or such Guarantor, as the case may be, to include in the aggregate more than 65% of the total combined voting power of all classes of voting securities of such foreign subsidiary;

(6) any interest in leased or owned real property;

(7) any Capital Stock and other securities of each Subsidiary of the Company to the extent that the pledge of such Capital Stock or other securities to secure the notes or the Guarantees would cause such Subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time);

(8) any Capital Stock and other securities of any Person that becomes a Guarantor after the Issue Date that, together with all other such Guarantors created, acquired or Invested in after the Issue Date, have a collective Fair Market Value of less than $30.0 million; and

(9) proceeds and products from any and all of the foregoing excluded collateral described in clauses (1) through (8), unless such proceeds or products would otherwise constitute Collateral securing Note/Term Obligations and Hedging Obligations.

In addition, the Company, Duane Reade GP and the Guarantors will use all commercially reasonable efforts to ensure that any material contract or agreement relating to Collateral will not contain provisions that would impair or prevent the creation of a security interest therein or result in such contract or agreement being an Excluded Contract. Also, if a Lien on the assets or property to be subject to such Lien cannot be granted or perfected under applicable law, none of the Company, Duane Reade GP or the Guarantors will be required to grant or perfect, as applicable, such Lien. Notwithstanding the foregoing provisions, if granting or perfecting any Lien to secure the Note/Term Obligations or Hedging Obligations on any Collateral that consists of rights that are licensed or leased from a third party requires the consent of such third party pursuant to the terms of an applicable license or lease agreement, and such terms are enforceable under applicable law, the Company, Duane Reade GP or the Guarantors, as the case may be, will use all commercially reasonable efforts to obtain such consent with respect to the granting or perfecting of such Lien, but if the third party does not consent to the granting or perfecting of such Lien after the use of commercially reasonable efforts, none of the Company, Duane Reade GP or the Guarantors will be required to do so.

After-Acquired Property

The Indenture and the relevant Collateral Documents require that the Company, Duane Reade GP and the Guarantors pledge all After-Acquired Property to secure the notes and the Guarantees, except as otherwise indicated above, as Collateral. In addition, any future Restricted Subsidiaries of the Company that guarantee the notes will have to similarly provide security on behalf of the holders of the notes, the Term Loan Lenders and the Hedging Providers.

Permitted Liens

The Company, Duane Reade GP and the Guarantors (other than Holdings) are permitted by the Indenture to create or incur Permitted Liens. The notes may be effectively subordinated to existing and future secured Indebtedness and other liabilities to the extent of the Company’s, Duane Reade GP’s or any of the Guarantors’ (other than Holdings) assets serving as collateral for such Permitted Liens. For example, to the extent that the

Revolving Credit Lenders (or the lenders with respect to any refinancing thereof) have a first priority lien on the Secondary Collateral, the Note/Term Obligations and the Hedging Obligations will be effectively subordinated to Revolving Loan Obligations to the extent that the proceeds of the Secondary Collateral, on which the Collateral Agent has a second priority lien, are used to satisfy the Revolving Loan Obligations. In such a case, any such amount of the Secondary Collateral would no longer be available to secure the Note/Term Obligations and the Hedging Obligations. The Note/Term Obligations and the Hedging Obligations will also be effectively subordinated to security interests in acquired property or assets of acquired companies which are secured prior to (and not in connection with) such acquisition; such security interests generally constitute Permitted Liens.

Instructions to the Collateral Agent

The Collateral Agent has entered into the Collateral Agency Agreement, which provides for, among other things, the sharing of the Collateral among all Note/Term Obligations on an equal and ratable basis. The Collateral Agency Agreement also provides that all instructions to the Collateral Agent are to be made pursuant to the vote of the holders of a majority of the aggregate Indebtedness outstanding under the notes and any Term Loans, voting as a single class; provided that each of the Term Loan Lenders or the holders of the notes may, by vote of their class, delegate to any subset of the class the right to further vote 100% of the principal amount of their class. Each of the Term Loan Lenders and the holders of the notes, each voting as a class, must agree to certain amendments to the Collateral Agency Agreement (primarily relating to the sharing of asset sale proceeds, voting and application of proceeds) or release of all or substantially all of the Collateral other than as contemplated by the Collateral Documents, which requires the approval by Creditors (as defined in the Collateral Agency Agreement) holding at least 75% of the Aggregate Voting Credit (as defined in the Collateral Agency Agreement). So long as a Term Loan Agreement is outstanding and no Event of Default has occurred and is continuing under the Indenture and no Swap Termination Event (as defined in the Collateral Documents) has occurred, the Collateral Agent, acting alone, may respond in certain specified circumstances to certain ministerial requests of the Company relating to Collateral.

Foreclosure

The Collateral Agency Agreement also provides that any agent for the Term Loan Lenders (the “Bank Agent”) and the Trustee, after receipt of instructions from a majority of the aggregate Indebtedness outstanding under the Term Loan Agreement and the notes, voting as a single class, may, after the respective obligations outstanding under the Term Loans or the notes, as applicable, have been accelerated, instruct the Collateral Agent generally to realize upon the Collateral. The Collateral Agent will only exercise remedies under the Collateral Documents, including, without limitation, the institution of foreclosure proceedings in accordance with the Collateral Documents and applicable law, after the Term Loan Lenders or the holders of the notes have accelerated their respective Indebtedness. However, the rights and remedies available to the Collateral Agent under the Collateral Documents and the actions permitted to be taken by it thereunder with respect to the Secondary Collateral securing the Note/Term Obligations and the Hedging Obligations will be subject to the provisions of the Intercreditor Agreement. See “—Intercreditor Agreement.”

Under the Collateral Agency Agreement, the Collateral Agent will apply the proceeds received by it from any foreclosure of the Collateral:

(1) first, to the payment of advances made and liabilities incurred by the Collateral Agent in order to protect the Liens granted by the Collateral Documents or the Collateral, with interest thereon at the rate that would then be applicable to the notes, and the payment of all reasonable costs and expenses incurred by the Collateral Agent, the Bank Agent or the Trustee in connection with the preservation, collection, foreclosure or enforcement of the Liens granted by the Collateral Documents or any interest, right, power or remedy of the Collateral Agent or in connection with the collection or enforcement of any of the Note/Term Obligations or Swap Obligations in any insolvency proceeding, including all reasonable fees and disbursements of attorneys, accountants, consultants, appraisers and other professionals engaged by the Collateral Agent, the Bank Agent or the Trustee and reasonable compensation of the Collateral Agent, the Bank Agent or the Trustee for services in connection therewith;

(2) second, to the payment of accrued and unpaid interest on the notes, the Term Loans and any applicable Swap Obligations, on a pro rata basis (to the extent the remaining Proceeds are not sufficient to make the distribution referred to in this clause in full);

(3) third, to the payment of any due and unpaid premium, if any, in respect of the prepayment or payment of the notes and the Term Loans, on a pro rata basis (to the extent the remaining Proceeds are not sufficient to make the distribution referred to in this clause in full);

(4) fourth, to the payment of any due and unpaid principal of the notes and the Term Loans and the then-unpaid amount of Swap Obligations, on a pro rata basis (to the extent the remaining Proceeds are not sufficient to make the distribution referred to in this clause in full);

(5) fifth, to any remaining unpaid amounts of the Note/Term Obligations (other than amounts described in clause (6) below) and of the Swap Obligations, on a pro rata basis (to the extent the remaining Proceeds are not sufficient to make the distribution referred to in this clause in full);

(6) sixth, to the payment of the fees of legal counsel for each Term Loan Lender, if applicable, on a pari passu basis in accordance with the terms of the Term Loan Agreement and any documents entered into in connection therewith; and

(7) seventh, to any other persons as their interests may appear or as instructed by a court of competent jurisdiction.

Until such time, however, as all of the Revolving Loan Obligations are paid in full, the proceeds from any foreclosure or other realization upon the Secondary Collateral will be applied:

(1) first, to pay the lenders under the Revolving Credit Agreement all amounts then payable under the Revolving Credit Agreement up to the Maximum Revolving Debt Amount; and

(2) thereafter, in the manner for Primary Collateral described immediately above.

Furthermore, until such time, the Collateral Agent will have no ability to control any foreclosure with respect to any of the Secondary Collateral (including, without limitation, the time or method). The Collateral Agent will also have limited, if any, rights with respect to other assets included as Collateral but which are subject to a Permitted Lien. With respect to any of the Collateral, the Collateral Agent’s rights with respect to the Collateral are likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the Company, Duane Reade GP or any of the Guarantors prior to the Collateral Agent having repossessed and disposed of the Collateral.

The Indenture permits the release of Collateral without the substitution of additional Collateral under the circumstances described under “—Certain Covenants—Asset Sales” and “—Possession, Use and Release of Collateral.”

The fact that the Revolving Credit Lenders have a first priority lien on the Secondary Collateral and that other obligors may benefit from other Permitted Liens could have a material adverse effect on the amount that would be realized upon a liquidation of the Collateral. Accordingly, there can be no assurance that proceeds of any sale of the Collateral pursuant to the Indenture, the Term Loan Agreement, the Hedging Obligations and the related Collateral Documents following an Event of Default would be sufficient to satisfy, or would not be substantially less than, amounts due under the notes. In addition, the Collateral Agent will not have any Liens on Excluded Assets. See “Risk Factors—Risks Applicable to the Notes—Some of the collateral securing our obligations under the notes and the guarantees thereof is shared with creditors that have first priority liens on that “Secondary Collateral.” If there is a default, the value of that collateral may not be sufficient to repay the first priority lien creditors and the holders of the notes and the related guarantees.” If the proceeds on any of the

Collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets, if any, of the Company. See “—Intercreditor Agreement.”

For purposes of the description of the Collateral Agency Agreement, “Swap Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, forward contract, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions, excluding any amounts which such Person is entitled to set-off against its obligations under applicable law.

Intercreditor Agreement

Prior to the termination of all commitments to make loans, issue letters of credit or extend other credit accommodations under the Revolving Credit Agreement and the repayment in full of all amounts outstanding thereunder, the Revolving Credit Lenders shall have the exclusive right to manage, perform and enforce (or not enforce) the terms of the Revolving Credit Agreement with respect to the Secondary Collateral, to exercise and enforce all privileges and rights thereunder according to their discretion and the exercise of their good faith business judgment, including, without limitation, the exclusive right to take or retake control or possession of any Secondary Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate any Secondary Collateral. Notwithstanding any rights or remedies available to holders of Revolving Loan Obligations, Note/Term Obligations or Hedging Obligations, applicable law or otherwise, the holders of Note/Term Obligations or Hedging Obligations shall not, directly or indirectly, seek to foreclose or realize upon (judicially or non-judicially) their Lien or any Secondary Collateral (including, without limitation, by setoff or notification of account debtors).

The Intercreditor Agreement provides, among other things, that until such time as all obligations under the Revolving Credit Agreement have been satisfied in full:

(1) proceeds of the Secondary Collateral received by any Lender (as defined in the Intercreditor Agreement) will be paid over to the Agents (as defined in the Intercreditor Agreement) or retained by such Lenders, to be applied (a) first, to the outstanding Revolving Credit Obligations, up to the Maximum Revolving Debt Amount, (b) second, in favor of the Collateral Agent for application in accordance with the provisions of the Collateral Agency Agreement and (c) third, in favor of the Revolving Credit Lenders to the extent of any Revolving Credit Obligations in excess of the Maximum Revolving Debt Amount;

(2) proceeds of the Primary Collateral received by any Lender will be paid over to the Collateral Agent or retained by such Lender to be applied in accordance with the provisions of the documents (including the Collateral Documents, the Collateral Agency Agreement and any other security agreements and collateral documents) governing the notes and any Term Loan Agreements;

(3) neither the Revolving Credit Lenders nor the Collateral Agent will, directly or indirectly, seek to foreclose or realize upon, judicially or non-judicially, any Collateral upon which it does not have a first priority lien or take any other enforcement action against or in respect of the Collateral upon which it does not have a first priority lien;

(4) with respect to Secondary Collateral, only the Revolving Credit Lenders shall have the right to restrict or permit, or approve or disapprove, the sale, transfer, or other disposition of such Secondary Collateral and, with respect to Primary Collateral, only the Collateral Agent shall have the right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of such Primary Collateral;

(5) the Collateral Agent shall, promptly upon written request of the Revolving Credit Lenders, release or otherwise terminate its liens on the Secondary Collateral to the extent such Collateral is sold or otherwise disposed of, provided that such release shall not extend to or otherwise affect any of the Collateral Agent’s rights to the proceeds from any such sale or other disposition of Collateral and provided, further, that the proceeds are applied as described in paragraph (1) above;

(6) each party shall give the other party copies of any written notices of a default or event of default under the Term Loan Agreement, the Indenture, any Hedging Obligations or the Revolving Credit Agreement, as the case may be, and of any written notice sent at any time an event of default exists stating a lender’s intention to exercise any of its enforcement rights or remedies, including written notice pertaining to any foreclosure on any of the Collateral or other judicial or non-judicial remedy in respect thereof, and any legal process served or filed in connection therewith; and

(7) for a period not to exceed 120 days following the date that any action has been taken by the Revolving Credit Lenders to enforce their rights with respect thereto, the Collateral Agent shall not exercise any rights it may have under the Collateral Documents to impede in any way the use by the lenders under the Revolving Credit Agreement of the Primary Collateral, for purposes of assembling and storing the Secondary Collateral, selling the Secondary Collateral, removing the Secondary Collateral or taking reasonable actions to protect, secure or otherwise enforce the rights of the lenders under the Revolving Credit Agreement in the Secondary Collateral.

Possession, Use and Release of Collateral

Possession and Use of the Collateral

Subject to and in accordance with the provisions of the Collateral Documents, the Indenture and any Term Loan Agreement, so long as the Collateral Agent or other lenders have not exercised their rights with respect to the Collateral upon the occurrence and during the continuance of an Event of Default, the Company, Duane Reade GP and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral, to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income therefrom.

Release of Collateral

The Indenture and the Collateral Documents provide that the Liens securing the notes, the Guarantees and the Hedging Obligations will, upon compliance with the condition that the Company or Duane Reade GP delivers to the Trustee all documents required by the Trust Indenture Act, automatically and without the need for any further action by any Person be released so long as such release is in compliance with the Trust Indenture Act:

(1) in whole, as to all property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(2) in whole, as to all property subject to such Liens, upon:

(a) payment in full of the principal of, accrued and unpaid interest and premium on the notes; or

(b) satisfaction and discharge of the Indenture as set forth under the caption “—Satisfaction and Discharge”; or

(c) legal defeasance or covenant defeasance of the Indenture as set forth under the caption “—Defeasance or Covenant Defeasance of Indenture”;

(3) in part, as to any property that (a) is sold, transferred or otherwise disposed of by Holdings, the Company, Duane Reade GP, one of their Subsidiaries (other than any such sale to the Company or any Guarantor) in a transaction not prohibited by the Indenture, at the time of such sale, transfer or disposition, to the extent of the interest sold, transferred or disposed of or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee, concurrently with the release of such Guarantee;

(4) as to property that constitutes all or substantially all of the Collateral securing Note/Term Obligations, with the consent of holders of at least 75% in aggregate principal amount of the then outstanding Note/Term Obligations voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, notes);

(5) as to property that constitutes less than all or substantially all of the Collateral securing Note/Term Obligations, with the consent of at least a majority in aggregate principal amount of the Note/Term Obligations then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, purchase of, the notes); or

(6) on any or all of the Secondary Collateral, upon any release of a first priority Lien thereon by the Revolving Credit Agent or as otherwise authorized or directed by the Revolving Credit Agent; provided, however, that if there is reinstated a Lien securing obligations under the Revolving Credit Agreement on any or all of the Secondary Collateral upon which the Lien securing Note/Term Obligations has been released pursuant to this clause (6) then, the Lien securing Note/Term Obligations on such Secondary Collateral will also be deemed reinstated on a second priority basis.

Notwithstanding anything to the contrary herein, the Company, Duane Reade GP and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act, as described below under the caption, “—Permitted Ordinary Course Activities with Respect to Collateral.”

If any Collateral is released in accordance with any of the Collateral Documents and the Intercreditor Agreement (other than as permitted by the Indenture) and if the Company or Duane Reade GP has delivered the certificates and documents required by the Collateral Documents and the Intercreditor Agreement, the Trustee will determine whether it has received all documentation required by Section 314(d) of the Trust Indenture Act in connection with such release and, based on such determination and the opinion of counsel delivered pursuant to the Indenture, will deliver a certificate to the Collateral Agent setting forth such determination.

Permitted Ordinary Course Activities with Respect to Collateral

Notwithstanding the foregoing, so long as no Default or Event of Default under the Indenture would result therefrom and such transaction would not violate the Trust Indenture Act, the Company, Duane Reade GP and the Guarantors may, among other things, without any release or consent by the Trustee or the Collateral Agent, conduct ordinary course activities with respect to Collateral, including, without limitation, (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Collateral Documents which has become worn out, defective or obsolete or not used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Collateral Documents; (iii) surrendering or modifying any franchise, license or permit subject to the Lien of the Indenture or any of the Collateral Documents which it may own or under which it may be operating; altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (iv) granting a license of any intellectual property; (v) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vi) selling, collecting, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business; (vii) making cash payments (including for the scheduled repayment of Indebtedness) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the Collateral Documents; and (viii) abandoning any intellectual property which is no longer used or useful in the Company’s business. The Company and Duane Reade GP must deliver to the Collateral Agent, within 30 calendar days following the end of each six-month period beginning on January 1 and July 1 of any year, an officers’ certificate to the effect that all releases and withdrawals during the preceding six-month period (or since the Issue Date, in the case of the first such certificate) in which no release or consent of the Collateral Agent was obtained in the ordinary course of the Company’s, Duane Reade GP’s and the Guarantors’ business were not prohibited by the Indenture.

Sufficiency of Collateral

In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the Note/Term Obligations and the Revolving Loan Obligations. The amount to be received upon such a sale would be dependent on numerous factors, including but not limited to the timing and the manner of the sale. In addition, the book value of the Collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In particular, the Primary Collateral (including equipment, contracts and intellectual property) is generally more illiquid than the Secondary Collateral (receivables and inventory). Accordingly, there can be no assurance that the Collateral can be sold in a short period of time in an orderly manner. A significant portion of the Collateral includes assets that may only be usable, and thus retain value, as part of the existing operating business of the Company and its Subsidiaries. Accordingly, any such sale of the Collateral separate from the sale of certain of the operating businesses of the Company and its Subsidiaries may not be feasible or of significant value.

Certain Bankruptcy Limitations

The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Company, Duane Reade GP or any of the Guarantors prior to the Trustee having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and use Collateral even though the debtor is in default under the applicable debt instruments provided that the secured creditor is given adequate protection. The meaning of the term “adequate protection” may vary according to the circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the Collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the Collateral as a result of the stay or repossession or disposition or any use of the Collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of the Collateral if the value of the Collateral exceeds the debt it secures.

In view of the broad equitable powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.” Any disposition of the Collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would hold secured claims to the extent of the value of the Collateral to which the holders of the notes are entitled, and unsecured claims with respect to such shortfall. The Bankruptcy Code only permits the payment and/or accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

In addition, the Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on the secured property because lenders that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at the secured property. In this regard, the Collateral Agent may decline to foreclose on the Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the holders of notes, the Term Loan Lenders and the Hedge Providers. Finally, the Collateral Agent’s ability to foreclose on the Collateral on behalf of holders of the notes, the Hedge Providers and the Term Loan Lenders may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the Collateral Agent’s security interest in the Collateral.

Option to Purchase

On or after the occurrence of an Event of Default or event of default under the Term Loan Agreement and the acceleration of the Note/Term Obligations, persons designated by the Revolving Credit Agent shall have the option to purchase all of the Note/Term Obligations. The purchase price for the Note/Term Obligations shall be the full amount of such Note/Term Obligations outstanding (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses but excluding any premium). The terms and procedure for such a purchase are set forth in the Intercreditor Agreement. Such a repurchase may occur notwithstanding the limitations on optional redemptions set forth below under “—Optional Redemption.” See “Risk Factors—Risks Applicable to the Notes—The notes may be subject to repurchase by the lenders under our asset-based revolving loan facility or their nominees upon an event of default under the indenture and an acceleration of the notes.” Similarly, holders of the Note/Term Obligations may purchase Revolving Loan Obligations under similar circumstances and at similar terms.

Optional Redemption

On or after August 1, 2012, the Company and Duane Reade GP may, from time to time, redeem all or a part of the notes upon not less than 30 nor more than 90 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

Year	Redemption Price
2012	105.875%
2013	102.938%
2014 and thereafter	100.000%

In addition, at any time prior to August 1, 2012 the Company, DRS LLC or Holdings, at the Company’s option, may use the net proceeds of one or more Equity Offerings to redeem on one or more occasions up to an aggregate of 35% of the aggregate principal amount of notes issued under the Indenture (including the principal amount of any Additional Notes issued under the Indenture but without duplication with respect to exchange notes) at a redemption price equal to 111.750% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date); provided that if the proceeds of an Equity Offering are used for redemption, all of such proceeds are first contributed to the equity capital of the Company on a non-recourse basis. At least 65% of the aggregate principal amount of notes (including the principal amount of any Additional Notes issued under the Indenture but without duplication with respect to exchange notes) must remain outstanding immediately after the occurrence of such redemption. In order to effect this redemption, the Company, DRS LLC or Holdings, as the case may be, must complete such redemption within 90 days after the closing of the Equity Offering.

In addition, prior to August 1, 2012, the Company and Duane Reade GP may redeem (a “Make-Whole Redemption”) the notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

If less than all of the notes are to be redeemed, the Trustee shall select the notes to be redeemed in compliance with the requirements of the principal national security exchange, if any, on which the notes are listed, or if the notes are not listed, on a pro rata basis, by lot or by any other method the Trustee shall deem fair and reasonable. Notes redeemed in part must be redeemed only in minimum amounts of $2,000 and integral multiples of $1,000 in excess thereof. Redemption pursuant to the provisions relating to an Equity Offering must be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of DTC or any other depositary).

Mandatory Redemption

The Company and Duane Reade GP will not be required to make mandatory redemption or sinking fund payments with respect to the notes.

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require that the Company and Duane Reade GP purchase all or any part (in minimum amounts of $2,000 and integral multiples of $1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company and Duane Reade GP will offer to purchase all of the notes, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such notes, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

Within 30 days after any Change of Control or, at the Company’s option, prior to such Change of Control but after it is publicly announced, the Company must notify the Trustee and give written notice of the Change of Control to each holder of notes, by first-class mail, postage prepaid, at his address appearing in the security register. The notice must state, among other things,

•	that a Change of Control has occurred or will occur and the date of such event;

•

the Change of Control Purchase Price and the Change of Control Purchase Date, which shall be fixed by the Company on a business day (which may be immediately after the Change of Control occurs) no earlier than 30 days nor later than 60 days from the date the notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; provided that the Change of Control Purchase Date may not occur prior to the Change of Control;

•	that any note not tendered will continue to accrue interest;

•

that, unless the Company and Duane Reade GP default in the payment of the Change of Control Purchase Price, any notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

•	other procedures that a holder of notes must follow to accept a Change of Control Offer or to withdraw acceptance of the Change of Control Offer.

The holders of other debt securities that the Company may issue in the future may also have a similar change of control right. The Company and Duane Reade GP may not have sufficient financial resources to purchase all of the debt securities with such provisions that holders tender to the Company and Duane Reade GP upon a Change of Control Offer. See “Risk Factors—Risks Applicable to the Notes—We may not have the ability to purchase the notes upon a change of control.” The failure of the Company and Duane Reade GP to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the notes the rights described under “—Events of Default.”

The Revolving Credit Agreement provides, and the agreements governing other Indebtedness of the Company, Duane Reade GP and Holdings, whether existing or future, may provide that certain change of control events with respect to the Company, Duane Reade GP and Holdings would constitute a default thereunder. A default under the Revolving Credit Agreement or such other agreements would result in a default under the Indenture if the lenders accelerate the debt under such Revolving Credit Agreement or the holders of such other Indebtedness accelerate the Indebtedness under such agreements, which would obligate the Company to repay amounts outstanding under such Indebtedness. If a Change of Control occurs at a time when the Company and Duane Reade GP are prohibited from purchasing notes, the Company could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company and Duane Reade GP do not obtain such a consent or refinance such borrowings, the Company and Duane Reade GP will remain prohibited from purchasing the notes. In such case, the Company’s and Duane Reade GP’s failure to purchase tendered the notes would constitute an Event of Default under the Indenture and may constitute an event of default under other indebtedness of the Company or Duane Reade GP.

The definition of “Change of Control” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company. The term “all or substantially all” as used in the definition of “Change of Control” has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. Therefore, if holders of the notes elected to exercise their rights under the Indenture and the Company elected to contest such election, it is not clear how a court interpreting New York law would interpret the phrase.

The existence of a holder’s right to require the Company and Duane Reade GP to repurchase such holder’s notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

The provisions of the Indenture do not afford holders of the notes the right to require the Company and Duane Reade GP to repurchase the notes in the event of a highly leveraged transaction or certain transactions with the Company’s management or its affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its affiliates) involving the Company, DRS LLC or Holdings that may adversely affect holders of the notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving the Company’s management or its affiliates, or a transaction involving a recapitalization of the Company, DRS LLC or Holdings, will result in a Change of Control if it is the type of transaction specified by such definition.

The Company and Duane Reade GP will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer, and the relevant provisions of the Indenture will be deemed modified as necessary to permit such compliance.

The Company and Duane Reade GP will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the Indenture applicable to a Change of Control Offer made by the Company and Duane Reade GP and purchases all notes validly tendered and not withdrawn under such Change of Control Offer (which offer may be made prior to the occurrence of and may be conditioned on, such Change of Control).

Certain Covenants

The Indenture contains certain covenants including, among others, the following:

Incurrence of Indebtedness and Issuance of Disqualified Capital Stock

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise incur, contingently or otherwise (collectively, “incur”), any Indebtedness (including any Acquired Indebtedness and the issuance of Disqualified Capital Stock), unless such Indebtedness is incurred by the Company, Duane Reade GP or any Subsidiary Guarantor and, in each case, the Company’s Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters (taken as one period) for which financial statements are available immediately preceding the incurrence of such Indebtedness is at least equal to or greater than 2:1.

(b) Notwithstanding the foregoing, the Company and, to the extent specifically set forth below, the Restricted Subsidiaries may incur on or after the Issue Date each and all of the following (collectively, the “Permitted Indebtedness”):

(1) Indebtedness of the Company or Duane Reade GP (and guarantees by Guarantors of such Indebtedness) under the Revolving Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the greater of (i) $225.0 million and (ii) (x) 85% of accounts receivable of the Company, Duane Reade GP and their Restricted Subsidiaries as of the end of the most recently ended fiscal quarter for which consolidated financial statements are available, plus (y) 80% of inventory of the Company, Duane Reade GP and their Restricted Subsidiaries as of the end of the most recently ended fiscal quarter for which consolidated financial statements are available, plus (z) 90% of the “Appraised Value” (or corresponding term in any successor to the Revolving Credit Agreement in effect on the Issue Date) of the prescription lists of the Company, Duane Reade GP and their Restricted Subsidiaries, as determined in accordance with, and subject to any limitations contained in, the Revolving Credit Agreement, as of the most recently ended fiscal quarter for which consolidated financial statements are available, less, in the case of clause (i) and clause (ii), without duplication, the amount of any permanent repayments thereof or permanent reductions in commitments thereunder from the proceeds of one or more Asset Sales which are used to prepay or repay the Revolving Credit Agreement pursuant to clause (b)(i) of “—Asset Sales”;

(2) Indebtedness of the Company, Duane Reade GP or any Subsidiary Guarantor pursuant to (a) the initial notes (excluding any Additional Notes) and any Guarantee thereof and (b) any exchange notes issued in exchange for the initial notes (excluding any Additional Notes) and any Guarantee thereof pursuant to the Registration Rights Agreement;

(3) Indebtedness of the Company, Duane Reade GP or any Subsidiary Guarantor outstanding on the Issue Date, including the Existing Senior Subordinated Notes;

(4) the incurrence by the Company, Duane Reade GP or any of their Restricted Subsidiaries of intercompany Indebtedness between or among the Company, Duane Reade GP and any of their Restricted Subsidiaries; provided, however, that:

(a) if the Company, Duane Reade GP or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes, in the case of the Company or Duane Reade GP, or the Guarantee, in the case of a Subsidiary Guarantor; and

(b)(i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any disposition, pledge or other transfer to a Person (other than a disposition, pledge or transfer to the Company or a Restricted Subsidiary or a disposition, pledge or transfer under the Revolving Credit Agreement, the notes or other secured Indebtedness) of any such Indebtedness, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (4);

(5) guarantees of any Subsidiary Guarantor or Duane Reade GP of Indebtedness of the Company, Duane Reade GP or any of the Subsidiary Guarantors which is permitted to be incurred under the Indenture;

(6) obligations of the Company, Duane Reade GP or any Subsidiary Guarantor not entered into for speculative purposes:

(a) pursuant to Interest Rate Agreements designed to manage interest rates in respect of Indebtedness of the Company, Duane Reade GP or any Subsidiary Guarantor as long as the notional amounts of such obligations do not exceed the aggregate principal amount of such Indebtedness then outstanding,

(b) under any Currency Hedging Agreements, relating to (1) Indebtedness of the Company, Duane Reade GP or any Subsidiary Guarantor and/or (2) obligations to purchase or sell assets or properties, in each case, incurred in the ordinary course of business of the Company, Duane Reade GP or any Subsidiary Guarantor; provided, however, that such Currency Hedging Agreements do not increase the Indebtedness or other obligations of the Company, Duane Reade GP or any Subsidiary Guarantor outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder or

(c) under any Commodity Price Agreements which do not increase the amount of Indebtedness or other obligations of the Company, Duane Reade GP or any Subsidiary Guarantor outstanding other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder;

(7) Indebtedness of the Company, Duane Reade GP or any Restricted Subsidiary represented by Capital Lease Obligations (whether or not incurred pursuant to sale and leaseback transactions) or Purchase Money Obligations or other Indebtedness incurred or assumed to finance or refinance all or a part of the cost of the acquisition, development, improvement, replacement or repair of real or personal, movable or immovable, property used in the business of the Company or any Restricted Subsidiary (incurred within 270 days of such acquisition, development, improvement, replacement or repair), in an aggregate principal amount pursuant to this clause (7), together with any Refinancing Indebtedness (including in the form of Additional Notes) incurred in respect thereof, not to exceed the greater of (x) $15 million and (y) 6% of Consolidated Net Tangible Assets, outstanding at any time;

(8) Indebtedness of the Company, Duane Reade GP or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days after incurrence;

(9) Indebtedness of the Company, Duane Reade GP or any Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to defease the notes as described below under “—Defeasance or Covenant Defeasance of Indenture” or “—Satisfaction and Discharge”;

(10) Indebtedness of the Company, Duane Reade GP or any Restricted Subsidiary arising from agreements for indemnification or purchase price adjustment obligations or similar obligations, earn-outs or other similar obligations or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Company, Duane Reade GP or a Restricted Subsidiary pursuant to such an agreement, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually paid or received by the Company, Duane Reade GP and any Restricted Subsidiary, including the Fair Market Value of noncash proceeds;

(11) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, “Refinancing Indebtedness”) of any Indebtedness, including any Disqualified Capital Stock, incurred pursuant to paragraph (a) of this covenant or clauses (2), (3) or (15) of this paragraph (b) of this definition of “Permitted Indebtedness,” including any successive refinancings so long as the borrower under such refinancing is the Company (which may be a borrower together with Duane Reade GP or one or more co-obligors which are also Subsidiary Guarantors) or, if not the Company, one or more Subsidiary Guarantors or Duane Reade GP if the Indebtedness being refinanced is of a Subsidiary Guarantor or Duane Reade GP, and the aggregate principal amount of Indebtedness represented thereby (or if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accreted value attributable thereto since the original issuance of such Indebtedness) is not increased by such refinancing plus the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing and (1) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness (other than the Existing Senior Subordinated Notes and the guarantees thereof), such new Indebtedness is made subordinated in right of payment to the notes or Guarantee, as the case may be, at least to the same extent as the Indebtedness being refinanced and (2) in the case of Subordinated Indebtedness, as the case may be, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness or has a Stated Maturity later than that of the notes;

(12) Indebtedness in respect of bid, performance, surety bonds and workers’ compensation claims, self-insurance obligations and bankers’ acceptances issued for the account of the Company, Duane Reade GP or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Company, Duane Reade GP or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance, surety bonds and workers’ compensation claims, self-insurance obligations and bankers’ acceptances; provided that, in each case contemplated by this clause (12), upon the drawing of such instrument, such obligations are reimbursed within 30 days following such drawing;

(13) Acquired Indebtedness, if (x) the Company’s Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which financial statements are available after giving pro forma effect to the relevant acquisition and incurrence of such Acquired Indebtedness as of the beginning of such four quarter period would be not less than (y) the Company’s Consolidated Fixed Charge Coverage Ratio for such four-quarter period as of immediately prior to such acquisition and incurrence of such Acquired Indebtedness, and any refundings or refinancings, including any successive refinancings of such Acquired Indebtedness, including additional Indebtedness incurred to pay premiums and fees in connection therewith, provided, however, that such refinancing indebtedness: (a) does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness; (b) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, is made subordinated in right of payment to the notes or Guarantee, as the case may be, at least to the same extent as the Indebtedness being refinanced; (c) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced; and (d) where the Indebtedness being refunded or refinanced bears a fixed rate of interest, shall not bear interest at a fixed rate greater than the fixed rate of interest borne by the Indebtedness being refunded or refinanced;

(14) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(15) Indebtedness arising under the Existing Senior Secured Notes and the Existing Senior Subordinated Notes, in each case, after giving effect to the consummation of the Offers to Purchase (as defined in the Offering Circular);

(16) [Intentionally Omitted]; and

(17) Indebtedness of the Company, Duane Reade GP or any Restricted Subsidiary in addition to that described in clauses (1) through (16) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness shall not exceed the greater of (x) $35 million and (y) 5.0% of Total Assets outstanding at any one time in the aggregate.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Capital Stock” covenant, in the event that an item of Indebtedness or portion thereof meets the criteria of more than one of the types of Indebtedness permitted by this covenant, the Company in its sole discretion shall classify or reclassify (based on circumstances existing at the time of such reclassification) such item of Indebtedness or portion thereof as one or more of such types; provided that Indebtedness under the Revolving Credit Agreement which is in existence on the Issue Date in an amount not in excess of the amount permitted to be incurred pursuant to clause (1) of paragraph (b) above, shall be deemed to have been incurred pursuant to clause (1) of paragraph (b) above rather than paragraph (a) above.

Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

Any Indebtedness incurred under a Revolving Credit Agreement pursuant to clause (1) of paragraph (b) above shall be deemed for purposes of this covenant to have been incurred on the date such Indebtedness was first incurred until such Indebtedness is actually repaid, notwithstanding any provisions under any Revolving Credit Agreement that provide that such Indebtedness is deemed to be borrowed, repaid and reborrowed daily (or otherwise periodically).

Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the accretion or payment of dividends on any Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof as accrued is included in the calculation of the Consolidated Fixed Charge Coverage Ratio of the Company.

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (x) the principal of such Indebtedness and (y) the amount that may be drawn under such letter of credit.

Restricted Payments

(a) The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company’s Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

(2) purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, the Company’s Capital Stock or any Capital Stock of any direct or indirect parent of the Company or any Subsidiary of such direct or indirect parent of the Company (other than Capital Stock of any Restricted Subsidiary of the Company) or options, warrants or other rights to acquire such Capital Stock;

(3) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness, except a purchase, repurchase, redemption, defeasance or retirement within 90 days of final maturity thereof;

(4) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than (a) to the Company or any of its Wholly Owned Restricted Subsidiaries or (b) dividends or distributions made by a Restricted Subsidiary on a pro rata basis to all stockholders of such Restricted Subsidiary); or

(5) make any Investment in any Person (other than any Permitted Investments);

(any of the foregoing actions described in clauses (1) through (5) above, other than any such action that is a Permitted Payment (as defined below), collectively, “Restricted Payments”) (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the assets proposed to be transferred), unless

(1) immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

(2) immediately before and immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under paragraph (a) of “—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock”; and

(3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture and all Designation Amounts does not exceed the sum of:

(A) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the Company’s fiscal quarter beginning after the Issue Date and ending on the last day of the Company’s last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

(B) the aggregate Net Cash Proceeds (other than (i) Net Cash Proceeds applied as permitted in clause (14) of paragraph (b) below and (ii) the Net Cash Proceeds received from the Equity Investment (as defined in the Offering Circular) and the Fair Market Value of any property received after the Issue Date by the Company either (1) as capital contributions in the form of common equity to the Company or (2) in respect of the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause (2) or (3) of paragraph (b) below) (and excluding the Net Cash Proceeds from the issuance of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(C) the aggregate Net Cash Proceeds received after the Issue Date by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company (and excluding the Net Cash Proceeds from the exercise of any options, warrants or rights to purchase Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(D) the aggregate Net Cash Proceeds received after the Issue Date by the Company from the conversion or exchange, if any, of debt securities or Disqualified Capital Stock of the Company or its Restricted Subsidiaries into or for Qualified Capital Stock of the Company plus, to the extent such debt securities or Disqualified Capital Stock were issued after the Issue Date, the aggregate of Net Cash Proceeds received from their original issuance (and excluding the Net Cash Proceeds from the conversion or exchange of debt securities or Disqualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(E)(i) in the case of the disposition or repayment of any Investment constituting a Restricted Payment (including any Investment in an Unrestricted Subsidiary) made after the Issue Date, an amount (to the extent not included in Consolidated Net Income) equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, provided that any amount in excess of the lesser of the return on capital with respect to such Investment and the initial amount of such Investment may be added to the amounts otherwise available under this paragraph (a) to make Investments (but not other Restricted Payments) pursuant to this paragraph (a); and

(ii) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of the Company’s interest in such Subsidiary provided that such amount shall not in any case exceed the sum of (x) the amount of the Restricted Payment deemed made at the time the Subsidiary was designated as an Unrestricted Subsidiary and (y) the amount of any Investments made in such Subsidiary thereafter; provided that any amount in excess of the sum of (x) the amount of the Restricted Payment deemed made at the time the Subsidiary was designated an Unrestricted Subsidiary and (y) the amount of any Investments made in such Subsidiary thereafter may be added to the amounts otherwise available under this paragraph (a) to make Investments (but not other Restricted Payments) pursuant to this paragraph (a); and

(F) any amount which previously qualified as a Restricted Payment on account of any Guarantee entered into by the Company or any Restricted Subsidiary; provided that such Guarantee has not been called upon and the obligation arising under such Guarantee no longer exists.

(b) Notwithstanding the foregoing, and in the case of clauses (6)(B), (6)(D), (6)(E), (8), (9), (11) and (12) below, so long as no Default or Event of Default is continuing or would arise therefrom, after giving effect to such payment on a pro forma basis, the foregoing provisions shall not prohibit the following actions after the Issue Date (each of clauses (1) through (5), (6)(A), (6)(B), (6)(C), (6)(D), (7), (8) and (10) through (14) being referred to as a “Permitted Payment”):

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (a) of this covenant and such payment shall have been deemed to have been paid on such date of declaration and shall not have been deemed a “Permitted Payment” for purposes of the calculation required by paragraph (a) of this covenant;

(2) the purchase, repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of an issuance and sale for cash (other than to a Subsidiary of the Company) of, other shares of Qualified Capital Stock of the Company, which issuance or sale occurs substantially concurrently with, or within 60 days of, such purchase, repurchase or other acquisition or retirement; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this covenant;

(3) the purchase, repurchase, redemption, defeasance, satisfaction and discharge, retirement or other acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or in an amount not in excess of the Net Cash Proceeds of, an issuance and sale for cash (other than to any Subsidiary of the Company) of any Qualified Capital Stock of the Company, which issuance or sale occurs substantially concurrently with, or within 60 days of, such purchase, repurchase or other acquisition or retirement; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this covenant;

(4) the purchase, repurchase, redemption, defeasance, satisfaction and discharge, retirement, refinancing, other acquisition for value or payment of principal of any Subordinated Indebtedness (other than Disqualified Capital Stock) from the proceeds of Indebtedness incurred as a renewal, extension, substitution, refunding, refinancing or replacement of such Subordinated Indebtedness in accordance with the terms of the covenant “—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock,” which purchase, repurchase, redemption, defeasance, satisfaction and discharge, retirement, refinancing, other acquisition for value or payment of principal occurs substantially concurrently with, or within 60 days of, the incurrence of such Indebtedness;

(5) the purchase, repurchase, redemption, or other acquisition or retirement for value of Disqualified Capital Stock of the Company made by exchange for, or out of the proceeds of the sale within 60 days of, Disqualified Capital Stock; provided that any such new Disqualified Capital Stock is issued in accordance with paragraph (a) of the covenant “—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock” and has an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced plus the amount of premium or other payment actually paid at such time to refinance such Disqualified Capital Stock and the amount of expenses of the Company incurred in connection with such refinancing;

(6) any payment of dividends, other distributions or other amounts by the Company or any of its Restricted Subsidiaries for the purposes set forth in clauses (A) through (E) below (in each case, directly or indirectly through intermediate holding companies, if any):

(A) to DRS LLC, Holdings or another direct or indirect parent of the Company, as the case may be, in amounts equal to the amounts required for such entities, as the case may be, to pay franchise taxes, accounting, legal and other fees required to maintain its corporate existence and to provide for other operating costs, in each case related to the Company;

(B) to DRS LLC, Holdings or another direct or indirect parent of the Company, as the case may be, in an amount not to exceed $1.25 million per fiscal year required by such entities, as the case may be, to pay to the Equity Investors for management, consulting or financial advisory services;

(C)(i) to DRS LLC, Holdings or another direct or indirect parent of the Company pursuant to the Tax Sharing Agreement and (ii) any “deemed dividend” resulting from, or in connection with, the filing of a consolidated or combined tax return by such direct or indirect parent of the Company (and not involving any cash distribution from the Company except as permitted by the Tax Sharing Agreement);

(D) to DRS LLC, Holdings or another direct or indirect parent of the Company in order to enable such entities to pay customary and reasonable costs and expenses of a proposed offering of securities or incurrence of Indebtedness of such entities that is not consummated;

(E) to DRS LLC, Holdings or another direct or indirect parent of the Company, as the case may be, in amounts equal to amounts expended by such entities, as the case may be, to purchase, repurchase, redeem, retire or otherwise acquire for value Capital Stock of such entities, as the case may be, owned by employees, former employees, directors or former directors, consultants or foreign consultants of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors, consultants or foreign consultants); provided, however, that the aggregate amount paid, loaned or advanced to such entities, as the case may be, pursuant to this clause (E) will not, in the aggregate, exceed $2.0 million per fiscal year, plus any amounts contributed by such entities, as the case may be, as equity capital to the Company as a result of sales of shares of Capital Stock to employees, directors and consultants, plus the net proceeds of any key person life insurance received by the Company after the Issue Date;

(7) any transaction in connection with the Acquisition;

(8) payments of intercompany Subordinated Indebtedness, the incurrence of which was permitted under clause (4) of paragraph (b) of the covenant described under “—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock”;

(9) following the first Public Equity Offering after the Issue Date, the declaration or payment of dividends on such common stock in an amount not to exceed 6% per annum of the Net Cash Proceeds actually received by the Company (whether directly or through DRS LLC or Holdings) in such Public Equity Offering;

(10) repurchase of Capital Stock deemed to occur upon the cashless exercise of stock options and warrants;

(11) the declaration and payment of dividends and distributions to holders of any class or series of Disqualified Capital Stock of the Company or a Restricted Subsidiary issued or incurred in accordance with the covenant described under “—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock,” which dividends and/or distributions are included in the calculation of Consolidated Interest Expense for the relevant period;

(12) any purchase, redemption, retirement, defeasance or other acquisition for value of any Subordinated Indebtedness pursuant to the provisions of such Subordinated Indebtedness upon a Change of Control or an Asset Sale after the Company shall have complied with the provisions of the Indenture described under the caption “—Change of Control” or “—Asset Sales,” as the case may be;

(13) (x) the Refinancing Transactions and (y) any purchase, redemption, retirement, defeasance or other acquisition for value of the Existing Senior Subordinated Notes in connection with any refinancing or replacement thereof which is otherwise permitted by the indenture; provided that not more than $25.0 million of Restricted Payments with respect to the purchase, redemption, retirement, defeasance or other acquisition for value of the Existing Senior Subordinated Notes shall be made with the proceeds of any borrowing under the Revolving Credit Agreement prior to the date that is fifteen months prior to the Stated Maturity of the Existing Senior Subordinated Notes;

(14) any Restricted Payment made with the Net Cash Proceeds received by the Company either (1) as capital contributions in the form of common equity to the Company or (2) in respect of the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (any issuance or sale by the Company (other than to one of its Subsidiaries) of Qualified Capital Stock of the Company, in each case, (i) except to the extent such Net Cash Proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth in clause (2) or (3) of this paragraph (b)) and (ii) except for the Net Cash Proceeds from the issuance of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid; and

(15) Restricted Payments not exceeding $5 million in the aggregate.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (15) in paragraph (b) above, or is entitled to be incurred pursuant to paragraph (a) above, the Company will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this covenant.

Transactions with Affiliates

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of the Company (other than the Company or a Restricted Subsidiary) unless

(1) such transaction or series of related transactions is entered into in good faith on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm’s-length dealings with a party who is not an Affiliate of the Company;

(2) with respect to any transaction or series of related transactions involving aggregate value in excess of $5 million,

(a) the material terms of the transaction or series of related transactions are set forth in writing, and the Company delivers an officers’ certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (1) above, and

(b)(i) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the board of directors of the Company, (ii) or in the event there is only one Disinterested Director, such transaction or series of related transactions has been approved by such Disinterested Director, or (iii) in the event there are no Disinterested Directors, the Company delivers to the Trustee a written opinion of like tenor as that described in clause (3) below; and

(3) with respect to any transaction or series of related transactions involving aggregate value in excess of $25 million, the material terms of the transaction or series of related transactions are set forth in writing, and the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that either the financial terms of the transaction or series of related transactions are fair to the Company or such Restricted Subsidiary from a financial point of view or the transaction or series of related transactions are on terms not less favorable to the Company or such Restricted Subsidiary than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate of the Company;

provided, however, that this provision shall not apply to:

(i) employee benefit arrangements (including for the payment of reasonable fees and compensation) with any employee, consultant, officer or director of the Company, including under any stock option or stock incentive plans, and customary indemnification arrangements with such persons, in each case entered into in the ordinary course of business or approved by the board of directors of the Company;

(ii) any Permitted Payment or Restricted Payment made in compliance with “—Restricted Payments” above and any Permitted Investment (other than a Permitted Investment permitted by clause (15) of the definition of “Permitted Investment”);

(iii) any issuance of Qualified Capital Stock;

(iv) transactions involving the Company or any of its Restricted Subsidiaries on the one hand, and the Equity Investors or any of their Affiliates, on the other hand, in connection with (1) the Acquisition and transactions related thereto, (2) the Transactions and any amendment, modification, supplement, extension, refinancing, replacement, work-out, restructuring and other transactions related to any of the foregoing, or (3) any management, financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services, that were either disclosed in the Offering Circular, or approved by a majority of the Disinterested Directors of the board of directors of the Company;

(v) any transactions undertaken pursuant to any contracts in existence on the Issue Date (as in effect on the Issue Date) and any renewals, replacements or modifications of such contracts (pursuant to new transactions or otherwise) on terms no less favorable, taken as a whole, to the holders of the notes than those in effect on the Issue Date;

(vi) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries or otherwise approved by the Board of Directors, but in any event not to exceed $2 million in the aggregate outstanding at any one time;

(vii) any merger, consolidation or reorganization of the Company with an Affiliate of the Company solely for the purposes of (a) reorganizing to facilitate an initial public offering of securities of the Company or any direct or indirect parent of the Company, (b) forming a holding company or (c) reincorporating the Company in a new jurisdiction;

(viii) any transaction with a joint venture entity in which the Company, any Restricted Subsidiary or any direct or indirect parent entity of the Company holds an equity interest but as to which each of the other equity holders of such joint venture entity is not an Affiliate of the Company;

(ix) transactions pursuant to any registration rights agreement with the stockholders of the Company or any direct or indirect parent of the Company, on customary terms, or the Tax Sharing Agreement or the Advisory Agreement;

(x) transactions pursuant to the Stockholders and Registration Rights Agreement as in effect on the Issue Date as the same may be amended from time to time in any manner not materially less favorable taken as a whole to the holders of the notes; and

(xi) the Refinancing Transactions and transactions pursuant to any agreements entered into in connection with the Refinancing Transactions, as in effect on the Issue Date, as the same may be amended from time to time in any manner not materially less favorable taken as a whole to the holders of the notes.

Liens

The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur or affirm any Lien of any kind securing any Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) upon any property or assets (including any intercompany notes) of the Company or any Restricted Subsidiary owned on the Issue Date or acquired after the Issue Date, or assign or convey any right to receive any income or profits therefrom, other than Permitted Liens.

Asset Sales

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (1) at least 75% of the consideration from such Asset Sale is received in cash or Cash Equivalents and (2) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (with respect to an Asset Sale involving Primary Collateral that consists of a trademark in excess of $5.0 million, as determined by an appraisal report of an independent appraiser) of the shares or assets subject to such Asset Sale.

For purposes of paragraph (a)(1) of this covenant, the following will be deemed to be cash: (A) the amount of any Senior Indebtedness of the Company or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully and unconditionally released, (B) the amount of any notes, securities or other similar obligations received by the Company or any Restricted Subsidiary from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within 90 days of the related Asset Sale) by the Company or the Restricted Subsidiaries into cash or Cash Equivalents in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange and (C) Qualified Noncash Proceeds.

(b) All or a portion of the Net Cash Proceeds of any Asset Sale may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness under the Revolving Credit Agreement, the Term Loan Agreement or other Senior Indebtedness) to:

(i)(A) with respect to any Asset Sale, whether or not involving Collateral, invest in the purchase of assets (other than securities) to be used by the Company or any Restricted Subsidiary of the Company in a

Permitted Business, (B) acquire Capital Stock in a Person that is a Restricted Subsidiary of the Company or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary of the Company immediately upon the consummation of such acquisition provided, that, in the case of assets or Capital Stock acquired by the Company, Duane Reade GP or a Guarantor as described in (A) and/or (B), the relevant party must execute such collateral documents as are required by the Collateral Documents or (C) a combination of (A) and (B); provided that any Net Cash Proceeds received in the form of Qualified Proceeds shall be deemed an application of such Net Cash Proceeds in accordance with this clause (i); provided, further, that the Company or such Restricted Subsidiary shall be deemed to have applied Net Cash Proceeds in accordance with this clause (i) within such 365-day period if, within such 365-day period, it has entered into a binding commitment or agreement to invest such Net Cash Proceeds and continues to use all reasonable efforts to so apply such Net Cash Proceeds as soon as practicable thereafter, and that upon any abandonment or termination of such commitment or agreement after such 365-day period, the Net Cash Proceeds not applied will constitute Excess Proceeds (as defined below). In addition, following the entering into of a binding agreement with respect to an Asset Sale and prior to the consummation thereof, cash (whether or not actual Net Cash Proceeds of such Asset Sale) used for the purposes described in subclauses (A), (B) and (C) of this clause (i) that are designated as uses in accordance with this clause (i), and not previously or subsequently so designated in respect of any other Asset Sale, shall be deemed to be Net Cash Proceeds applied in accordance with this clause (i);

(ii) with respect to Net Cash Proceeds of an Asset Sale of any asset that constitutes Collateral, prepay permanently or repay permanently any Indebtedness secured by such Collateral in accordance with the Collateral Documents; and/or

(iii) with respect to Net Cash Proceeds of an Asset Sale of any asset that does not constitute Collateral, prepay permanently or repay permanently any Indebtedness under the Term Loan Agreement, the Revolving Credit Agreement or any other Senior Indebtedness then outstanding (and in the case of any such Indebtedness under a revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility).

The amount of such Net Cash Proceeds not used or invested in accordance with the preceding clauses (i), (ii) or (iii) within 365 days after the Asset Sale, or such earlier date, if any, as the senior management or the board of directors of the Company determine not to apply the Net Cash Proceeds in accordance with clause (i), (ii) or (iii), constitutes “Excess Proceeds.”

(c) When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company and Duane Reade GP will make an offer (an “Asset Sale Offer”) to all Holders of Note/Term Obligations and all holders of Pari Passu Indebtedness containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase the maximum principal amount of Note/Term Obligations and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The Company and Duane Reade GP may satisfy their obligations to make an Asset Sale Offer with respect to the Net Cash Proceeds of any Asset Sale by making an Asset Sale Offer using such Net Cash Proceeds prior to the expiration of the 365-day period described in the last paragraph of the foregoing paragraph (b). The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase (the “Asset Sale Offer Date”), and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company and Duane Reade GP may use such Excess Proceeds for any purposes not otherwise prohibited by the Indenture. If the aggregate principal amount of Note/Term Obligations and such other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Note/Term Obligations and such other Pari Passu Indebtedness to be purchased shall be purchased on a pro rata basis based on the aggregate principal amount of Note/Term Obligations and such other Pari Passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. If the Asset Sale generating Excess Proceeds involves only Primary Collateral, the Asset Sale Offer using such Excess Proceeds will be made only to the Holders of Note/Term Obligations and not to holders of other Pari Passu Indebtedness.

(d) Pending application of Net Cash Proceeds pursuant to this covenant, such Net Cash Proceeds may be invested in Cash Equivalents or applied to temporarily reduce Senior Indebtedness of the Company, Duane Reade GP or any Guarantor or any Indebtedness of any Restricted Subsidiary that is not a Guarantor.

(e) The Indenture provides that the Company and Duane Reade GP will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Asset Sale Offer, and the relevant provisions of the Indenture will be deemed modified as necessary to permit such compliance.

Issuances of Guarantees by New Restricted Subsidiaries and Non-Guarantor Restricted Subsidiaries

The Company will provide to the Trustee, promptly following the date that any Person other than Duane Reade GP becomes a Restricted Subsidiary (other than any Non-Guarantor Restricted Subsidiary if the Fair Market Value of such Non-Guarantor Restricted Subsidiary, together with the Fair Market Value of all other Non-Guarantor Restricted Subsidiaries, as of such date, does not exceed in the aggregate $30.0 million), a supplemental indenture to the Indenture and a joinder agreement related to the Collateral Documents, executed by such new Restricted Subsidiary, providing for a full and unconditional guarantee on a senior secured basis by such new Restricted Subsidiary of the Company’s obligations under the notes and the Indenture and a pledge of its assets as Collateral for the notes to the same extent as that set forth in the Indenture and the Collateral Documents. In addition, to the extent the collective Fair Market Value of the Company’s Non-Guarantor Restricted Subsidiaries, as of the date of the creation of, acquisition of or Investment in a Non-Guarantor Restricted Subsidiary, exceeds $30.0 million, the Company shall cause, within 10 business days after such date, one or more of such Non-Guarantor Restricted Subsidiaries to similarly execute a full and unconditional guarantee on a senior secured basis of the Company’s obligations under the notes and the Indenture and a pledge of its assets as Collateral for the notes such that the collective Fair Market Value of all remaining Non-Guarantor Restricted Subsidiaries does not exceed $30.0 million. In addition, the Indenture will provide that the Company will not permit any Non-Guarantor Restricted Subsidiary to guarantee the payment of any Indebtedness of the Company or any other Restricted Subsidiary unless such Non-Guarantor Restricted Subsidiary simultaneously delivers a supplemental indenture to the Indenture and a joinder agreement related to the Collateral Documents, executed by such Non-Guarantor Restricted Subsidiary, providing for a full and unconditional Guarantee on a senior secured basis by such Non-Guarantor Restricted Subsidiary of the Company’s obligations under the notes and the Indenture and a pledge of its assets as Collateral for the notes to the same extent as that set forth in the Indenture and the Collateral Documents. Such Guarantee shall automatically be released on the date such Subsidiary no longer guarantees the payment of any Indebtedness of the Company or any other Restricted Subsidiary and shall otherwise be subject to release in accordance with the Indenture.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to

(1) pay dividends or make any other distribution on its Capital Stock,

(2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary,

(3) make any loans or advances to the Company or any other Restricted Subsidiary or

(4) transfer any of its properties or assets to the Company or any other Restricted Subsidiary.

(b) However, paragraph (a) will not prohibit any

(1) encumbrance or restriction pursuant to (x) an agreement (including the Revolving Credit Agreement, the Indenture and the indenture governing the Existing Senior Subordinated Notes) in effect or entered into on the Issue Date, (y) any agreement governing Indebtedness permitted to be incurred by clause

(b)(1) under “—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock,” and (z) any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of the foregoing agreements pursuant to clause (x) or (y); provided that such agreements (pursuant to clause (y) above) and such amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings (pursuant to clause (z) above) are not materially more restrictive, taken as a whole, with respect to such provisions than those contained in those agreements in effect or entered into on the Issue Date;

(2) encumbrance or restriction with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of the Company on the Issue Date, in existence at the time such Person becomes a Restricted Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, provided that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary or the properties or assets of the Company or any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary;

(3) encumbrance or restriction pursuant to any agreement governing any Indebtedness permitted by clause (7) of the definition of “Permitted Indebtedness” as to the assets financed with the proceeds of such Indebtedness;

(4) encumbrance or restriction contained in any Acquired Indebtedness, Capital Stock or other agreement of any entity or related to assets acquired by or merged into or consolidated with the Company or any Restricted Subsidiaries, so long as such encumbrance or restriction (A) was not entered into in contemplation of the acquisition, merger or consolidation transaction, and (B) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, so long as the agreement containing such restriction does not violate any other provision of the Indenture;

(5) encumbrance or restriction existing under applicable law or any requirement of any regulatory body;

(6) encumbrance or restriction pursuant to the security documents evidencing any Lien securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens,” including Permitted Liens;

(7) encumbrance or restriction pursuant to customary non-assignment provisions in leases, licenses or contracts;

(8) customary restrictions contained in (A) asset sale agreements permitted to be incurred under the provisions of the covenant described above under the caption “—Asset Sales” that limit the transfer of such assets or otherwise impose limitations pending the closing of such sale and (B) any other agreement for the sale or other disposition of a Restricted Subsidiary that restricts that Restricted Subsidiary pending its sale or other disposition;

(9) [Intentionally omitted];

(10) encumbrance pursuant to the subordination provisions of any Indebtedness permitted to be incurred by clause (b)(4) under “—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock”;

(11) encumbrance or restriction pursuant to customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(12) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

(13) agreements governing other Note/Term Obligations permitted to be incurred under the Indenture; provided that, with respect to any agreement governing such other Note/Term Obligations, the provisions relating to such encumbrance or restriction are no less favorable to the Issuers, taken as a whole, as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions contained in the Revolving Credit Agreement as in effect on the Issue Date; and

(14) encumbrances or restrictions under any agreement, amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) through (13), or in this clause (14), provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive, taken as a whole, than those under or pursuant to the agreement, amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing evidencing the Indebtedness so extended, renewed, refinanced or replaced.

Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, that the Company or one of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

(1) the Company or such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens”;

(2) the gross cash proceeds of such sale and leaseback transactions are at least equal to the Fair Market Value of the property that is the subject of such sale and leaseback transaction; and

(3) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company or the applicable Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Asset Sales.”

Events of Loss

Subject to the Intercreditor Agreement and the Collateral Documents, in the event of an Event of Loss with respect to any Collateral, the Company or the affected Guarantor, as the case may be, will apply the Net Loss Proceeds from such Event of Loss, within 365 days after receipt, at its option to (1) if the Event of Loss relates to Primary Collateral, the permanent prepayment or repayment of any Note/Term Obligations on a pro rata basis, (2) if the Event of Loss relates to Secondary Collateral, the permanent prepayment or repayment of any Revolving Loan Obligations, subject to the Intercreditor Agreement, (3) the rebuilding, repair, replacement or construction of improvements to the affected assets, property or facility or (4) the uses described in paragraph (b)(i) under the caption, “—Asset Sales” (other than the last sentence thereof), substituting the term “Net Loss Proceeds” for the term “Net Cash Proceeds” and the term “Excess Loss Proceeds” for the term “Excess Proceeds.” Pending the final application of any Net Loss Proceeds, the Company or the affected Guarantor shall deposit such Net Loss Proceeds in accordance with the Collateral Documents.

Any Net Loss Proceeds from an Event of Loss that are not applied or invested as provided in the prior paragraph will be deemed to constitute “Excess Loss Proceeds.” When the aggregate amount of Excess Loss Proceeds exceeds $10.0 million, the Company and Duane Reade GP will make an offer to all holders of Note/Term Obligations (a “Loss Proceeds Offer”) to purchase the maximum principal amount of Note/Term Obligations that may be purchased out of such Excess Loss Proceeds, at an offer price in cash in an amount equal to 100% of their principal amount plus accrued and unpaid interest to the date of purchase. If the aggregate principal amount of Note/Term Obligations surrendered by holders exceeds the Excess Loss Proceeds to be used to purchase Note/Term Obligations, the Trustee shall select the Note/Term Obligations to be purchased on a pro rata basis.

The Indenture provides that the Company and Duane Reade GP will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Loss Proceeds Offer, and the relevant provisions of the Indenture will be deemed modified as necessary to permit such compliance.

Impairment of Collateral

The Indenture provides that neither the Company nor any of its Restricted Subsidiaries may take or omit to take any action which action or omission could reasonably be expected to have the result of materially adversely affecting or impairing the lien in favor of the Collateral Agent for the benefit of the Trustee in the Collateral, other than as expressly contemplated by the Indenture, the Term Loan Agreement, the Hedging Obligations or the Collateral Documents.

Limitation on Activities

The Indenture provides that Holdings shall not engage in any business activity other than acting as a direct holding company of the Company, including such activities as are undertaken on the Issue Date in connection with the Transactions, and such activities that are ancillary to or related to such role. The Indenture further provides that Duane Reade Inc. shall at all times remain a wholly-owned subsidiary of Holdings. Holdings shall at all times guarantee the notes and provide a pledge of the Capital Stock of Duane Reade Inc., which Guarantee and pledge shall not be released other than upon (a) satisfaction and discharge of the Indenture as set forth under the caption “—Satisfaction and Discharge” or (b) legal defeasance or covenant defeasance of the Indenture as set forth under the caption “—Defeasance or Covenant Defeasance of Indenture.”

Unrestricted Subsidiaries

The Company may designate, after the Issue Date, any Subsidiary (other than Duane Reade GP) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(a) no Default or Event of Default shall occur and be continuing as a result of giving effect to such Designation;

(b)(1) the Company would be permitted by the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the “Designation Amount”) equal to the Fair Market Value of the Company’s interest in such Subsidiary as determined in good faith by the Company’s board of directors, or (2) the Designation Amount is less than $1,000;

(c) such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary; and

(d) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, provided that an Unrestricted Subsidiary may provide a Guarantee for the notes.

In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Permitted Investment or a Restricted Payment pursuant to the covenant “Restricted Payments” for all purposes of the Indenture in the Designation Amount.

The Indenture also provides that the Company shall not and shall not cause or permit any Restricted Subsidiary to at any time

(a) provide credit support for, guarantee or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) (other than Permitted Investments in Unrestricted Subsidiaries) or

(b) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary.

For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to be the Designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:

(a) no Default shall occur and be continuing as a result of giving effect to such Revocation;

(b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred by a Restricted Subsidiary for all purposes of the Indenture; and

(c) unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that is simultaneously with such redesignation being designated as Permitted Indebtedness), immediately after giving effect to such proposed Revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the Revocation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock.”

All Designations and Revocations must be evidenced by a resolution of the board of directors of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

Payments for Consent

The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid or is paid to all Holders or all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company, Duane Reade GP and any Guarantor will, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which the Company, Duane Reade GP and such Guarantor would have been required to file with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act (giving effect to Rule 12h-5 and Rule 12b-25 under the Exchange Act) if the Company, Duane Reade GP or such Guarantor were so subject, such documents to be filed with the SEC on or prior to the date (the “Required Filing Date”) by which the Company, Duane Reade GP and such Guarantor would have been required so to file such documents if the Company, Duane Reade GP and such Guarantor were so subject.

If at any time the notes are guaranteed by a direct or indirect parent of the Company, including Holdings, and such company has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has furnished the holders of notes, or filed electronically with the SEC’s Next-Generation EDGAR System (or any successor system), the reports described herein with respect to such company, as applicable (including any financial information required by Regulation S-X under the Securities Act relating to the Company, Duane Reade GP and the Guarantors), the Company, Duane Reade GP and the Guarantors shall be deemed to be in compliance with the provisions of this covenant.

The Company, Duane Reade GP and any Guarantor will also in any event (a) within 15 days after each Required Filing Date file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company, Duane Reade GP and such Guarantor would have been required to file with the SEC pursuant to Section 13(a) or Section 15(d) of the Exchange Act (giving effect to Rule 12h-5 and Rule 12b-25 under the Exchange Act) if the Company, Duane Reade GP and such Guarantor were subject to either of such Sections and (b) if filing such documents by the Company, Duane Reade GP and such Guarantor with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Company’s cost. The Company, Duane Reade GP and each Guarantor shall be deemed to have satisfied the foregoing requirements if the relevant documents have been filed with the SEC.

If Duane Reade GP’s or any Guarantor’s or secured party’s financial statements would be required to be included in the financial statements filed or delivered pursuant to the Indenture if the Company were subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall include such financial statements in any filing or delivery pursuant to the Indenture.

The Indenture also provides that, so long as any of the notes remain outstanding, the Company and Duane Reade GP will make available to any prospective purchaser of notes or beneficial owner of notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until the earlier of (x) such time as the Company and Duane Reade GP have exchanged the initial notes for the exchange notes and (y) such time as the holders thereof have disposed of such notes pursuant to an effective registration statement under the Securities Act.

Consolidation, Merger, Sale of Assets

Each of the Company and Duane Reade GP will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions, if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of Persons (other than the Company, Duane Reade GP or a Subsidiary Guarantor), unless at the time and after giving effect thereto

(1) either (a) the Company or Duane Reade GP, as the case may be, will be the continuing entity or (b) the Person (if other than the Company or Duane Reade GP, as the case may be) formed by such consolidation or into which the Company or Duane Reade GP, as the case may be, is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis (the “Surviving Entity”) will be an entity duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Company or Duane Reade GP as the case may be, under the notes and the Indenture, the Registration Rights Agreement, and the Collateral Documents, as the case may be;

(2) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes the obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(3) either (i) immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock” or (ii)(x) the Company’s Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which financial statements are available after giving pro forma effect to such transaction as of the beginning of such four-quarter period would be not less than (y) the Company’s Consolidated Fixed Charge Coverage Ratio for such four quarter period immediately prior to such transaction;

(4) at the time of the transaction, each Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the notes;

(5) at the time of the transaction, the Company or Duane Reade GP, as the case may be, or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with;

(6) at the time of the transaction if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of “—Certain Covenants—Liens” are complied with;

(7) the Collateral transferred to the Surviving Entity will, following such transfer, (a) constitute Collateral under the Indenture and the Collateral Documents, (b) be subject to the Lien in favor of the Trustee for the benefit of the holders of the notes, and (c) not be subject to any Lien, other than Permitted Liens; and

(8) to the extent that the assets of the Person which is merged or consolidated with or into the Surviving Entity are assets of the type which would constitute Collateral under the Collateral Documents, the Surviving Entity will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in the Indenture.

Except as provided under the fourth paragraph of “Guarantees,” each Guarantor will not, and the Company will not permit a Guarantor to, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than the Company or any Guarantor), unless at the time and after giving effect thereto

(1) either (a) the Guarantor will be the continuing corporation in the case of a consolidation or merger involving the Guarantor or (b) the Person (if other than the Guarantor) formed by such consolidation or into which such Guarantor is merged (the “Surviving Guarantor Entity”) will be a corporation, limited liability company, limited liability partnership, partnership or trust duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee of the notes and the Indenture, the Registration Rights Agreement and the Collateral Documents;

(2) immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default will have occurred and be continuing; and

(3) at the time of the transaction such Guarantor or the Surviving Guarantor Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with; provided, however, that this paragraph shall not apply to any Guarantor whose Guarantee of the notes is unconditionally released and discharged in accordance with the Indenture.

In the event of any transaction (other than a lease) described in and complying with the conditions listed in the two immediately preceding paragraphs in which Holdings, the Company, Duane Reade GP or any other Guarantor, as the case may be, is not the continuing corporation, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company, Duane Reade GP or such Guarantor, as the case may be, the Company, Duane Reade GP or any Subsidiary Guarantor, as the case may be, would be discharged from all obligations and covenants under the Indenture and the notes or its Guarantee, as the case may be, the Registration Rights Agreement and the Collateral Documents.

Notwithstanding the foregoing, but subject to the Collateral Documents, the Company may merge with, or sell, issue, convey, transfer, lease, assign or otherwise dispose of all or substantially all of its assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction and/or for the purpose of forming a holding company, and any Guarantor or Duane Reade GP may merge with, or sell, issue, convey, transfer, lease, assign or otherwise dispose of all or substantially all of its assets to, an Affiliate as part of any internal corporate reorganization of the Company.

Events of Default

An Event of Default will occur under the Indenture if:

(1) there shall be a default in the payment of any interest on any note when it becomes due and payable, and such default shall continue for a period of 30 days;

(2) there shall be a default in the payment of the principal of (or premium, if any, on) any note at its Maturity (upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise);

(3)(a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company, Duane Reade GP or any Guarantor under the Indenture or any Guarantee (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1), (2) or in clause (b) or (c) of this clause (3)) and such default or breach shall continue for a period of 60 days (or 30 days if the Company and Duane Reade GP shall have failed to make or consummate an Asset Sale Offer in accordance with the provisions of “—Certain Covenants—Asset Sales”) after written notice has been given, by certified mail, (1) to the Company by the Trustee or (2) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the then outstanding notes; (b) there shall be a default in the performance or breach of the provisions described in “—Consolidation, Merger, Sale of Assets”; or (c) the Company and Duane Reade GP shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of “—Change of Control”;

(4)(a) one or more defaults shall have occurred under any of the agreements, indentures or instruments under which the Company, Duane Reade GP, any Guarantor or any Restricted Subsidiary then has issued or by which there has been secured outstanding Indebtedness in excess of $15 million, individually or in the aggregate, and either (x) such default results from the failure to pay the principal amount of such Indebtedness at its stated final maturity or (y) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness (or such Indebtedness shall have already matured at its final maturity in accordance with its terms) or (b) any holder of secured Indebtedness of the Company, Duane Reade GP, any Guarantor or any Restricted Subsidiary in excess of $15 million, individually or in the aggregate, shall commence foreclosure proceedings with respect to any Collateral;

(5) any Guarantee of Holdings or any Significant Subsidiary shall for any reason cease to be, or any Guarantee shall for any reason be asserted in writing by any Guarantor, the Company or Duane Reade GP not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

(6) one or more judgments or orders of any court of competent jurisdiction for the payment of money in excess of $15 million (net of amounts covered by insurance or bonded), either individually or in the aggregate, shall be rendered against the Company, Duane Reade GP, any Guarantor or any Restricted Subsidiary or any of their respective properties and shall not be discharged and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

(7) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Holdings, the Company or any Significant Subsidiary; and

(8)(a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company, Duane Reade GP or any Guarantor, in any material respect, under any Collateral Document and such default or breach shall continue for a period of 60 days after written notice has been given, by certified mail, (1) to the Company by the Trustee or (2) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the then outstanding notes or (b) any Collateral Document shall for any reason cease to be, or any Collateral Document shall for any reason be asserted in writing by any Guarantor, the Company or Duane Reade GP not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Collateral Document.

If an Event of Default (other than as specified in clause (7) of the prior paragraph) shall occur and be continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the holders of the notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (7) of the prior paragraph occurs and is continuing, then all the notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the notes, together with accrued and unpaid interest, if any, to the date the notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings.

In addition to acceleration of maturity of the notes, if an Event of Default occurs and is continuing, the Trustee will have the right to exercise remedies with respect to the Collateral, such as foreclosure, as are available under the Indenture, the Collateral Documents and at law.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of notes outstanding by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if

(a) the Company has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all notes then outstanding, (3) the principal of, and premium, if any, on any notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes;

(b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

The holders of not less than a majority in aggregate principal amount of the notes outstanding may on behalf of the holders of all outstanding notes waive any past default under the Indenture or the Collateral Documents and its consequences, except a default (1) in the payment of the principal of, premium, if any, or interest on any note (which may only be waived with the consent of each holder of notes affected) or (2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each note affected by such modification or amendment.

No holder of any of the notes has any right to institute any proceedings with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the notes and the Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding notes. Such limitations do not, however, apply to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.

The Company is required to notify the Trustee within five business days of knowledge of the occurrence of any Default. The Company is required to deliver to the Trustee, on or before a date not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred. The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby.

The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company, Duane Reade GP or any Guarantor, if any, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, but if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, member or stockholder of the Company or any Restricted Subsidiary, as such, will have any liability for any obligations of the Company or the Restricted Subsidiaries under the notes, the Indenture, the Guarantees to which they are a party or the Registration Rights Agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Defeasance or Covenant Defeasance of Indenture

The Company and Duane Reade GP may, at their option and at any time, elect to have the obligations of the Company, Duane Reade GP, all Guarantors and any other obligor upon the notes and the Guarantees discharged with respect to the outstanding notes (“defeasance”). Such defeasance means that the Company, Duane Reade GP, all Guarantors and any other obligor under the Indenture and the Guarantees shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes and the Guarantees, except for:

(1) the rights of holders of such outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes from Funds in Trust (as defined below) when such payments are due,

(2) the Company’s and Duane Reade GP’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trusts, duties and immunities of the Trustee and

(4) the defeasance provisions of the Indenture.

In addition, the Company and Duane Reade GP may, at their option and at any time, elect to have the obligations of the Company and each Restricted Subsidiary released with respect to certain covenants that are described in the Indenture (“covenant defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either defeasance or covenant defeasance,

(a) the Company and Duane Reade GP must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof (“Funds in Trust”), in such amounts as, in the aggregate, will be sufficient, in the good faith opinion of the Chief Financial Officer of the Company, to pay and discharge the principal of, premium, if any, and interest on the outstanding notes on the Stated Maturity (or on any date (such date being referred to as the “Defeasance Redemption Date”), if at or prior to electing either defeasance or covenant defeasance, the Company and Duane Reade GP have delivered to the Trustee an irrevocable notice to redeem all of the outstanding notes on the Defeasance Redemption Date);

(b) in the case of defeasance, the Company and Duane Reade GP shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company and Duane Reade GP have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(c) in the case of covenant defeasance, the Company and Duane Reade GP shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than any such Default resulting solely from the borrowing of funds to be applied to the Funds in Trust);

(e) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company, Duane Reade GP, any Guarantor or any Restricted Subsidiary is a party or by which it is bound (other than any such Default resulting solely from the borrowing of funds to be applied to the Funds in Trust);

(f) the Company and Duane Reade GP shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company and Duane Reade GP with the intent of preferring the holders of the notes or any Guarantee over the other creditors of the Company, Duane Reade GP or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company, Duane Reade GP, any Guarantor or others; and

(g) the Company and Duane Reade GP will have delivered to the Trustee an officers’ certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes as expressly provided for in the Indenture) as to all outstanding notes under the Indenture when

(a) either

(1) all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid or notes whose payment has been deposited in trust or segregated and held in trust by the Company and Duane Reade GP and thereafter repaid to the Company and Duane Reade GP or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation or

(2) all notes not theretofore delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year, or (c) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and Duane Reade GP;

(b) the Company, Duane Reade GP or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as funds in trust an amount in United States dollars (whether in the form of cash or Cash Equivalents) sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or redemption date (for the avoidance of doubt, in the case of a discharge that occurs in connection with a redemption that is to occur on a Make-Whole Redemption date, the amount to be deposited shall be the amount that, as of the date of such deposit, is deemed reasonably sufficient to make such payment and discharge on the date of the Make-Whole Redemption, in the good-faith determination of the Chief Financial Officer of the Company);

(c) no default or Event of Default shall have occurred and be continuing on the date of such deposit;

(d) the Company, Duane Reade GP or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Company, Duane Reade GP and any Guarantor;

(e) the Company and Duane Reade GP have delivered to the Trustee an officers’ certificate and an opinion of independent counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with; or

(f) the Company and Duane Reade GP have delivered irrevocable instructions to the Trustee to apply any deposited money described in clause (b) above to the payment of the notes at Maturity, Stated Maturity or the redemption date, as the case may be.

Amendments and Waivers

Modifications and amendments of the Indenture, the Intercreditor Agreement and any of the Collateral Documents may be made by the Company, Duane Reade GP, each Guarantor, if any, any other obligor under the notes and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

(1) reduce the principal of or change the fixed maturity of any note or alter the provisions, or waive any payment, with respect of the redemption of the notes;

(2) reduce the rate of or change the time for payment of interest of any note;

(3) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(4) make any note payable in money other than U.S. dollars;

(5) reduce the percentage in principal amount of such outstanding notes, the consent of whose holders is required for any such amendment or supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture or the Collateral Documents;

(6) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding notes required for such actions or to provide that certain other provisions of the Indenture or the Collateral Documents cannot be modified or waived without the consent of the holder of each such note affected thereby;

(7) except as otherwise permitted under “—Consolidation, Merger, Sale of Assets,” consent to the assignment or transfer by the Company, Duane Reade GP or any Guarantor of any of its rights and obligations under the Indenture;

(8) voluntarily release, other than in accordance with the Indenture, any Guarantee of any Significant Subsidiary; or

(9) permit the release of Collateral or amend or modify any provisions of the Collateral Documents in any material respect other than (x) in accordance with the terms of the Collateral Documents, the Term Loan Agreement, the Intercreditor Agreement and the Indenture or (y) as permitted by the following paragraph.

Notwithstanding the foregoing, without the consent of any holders of the notes, the Company, Duane Reade GP, any Guarantor, any other obligor under the notes and the Trustee may modify, supplement or amend the Indenture, the notes, the Intercreditor Agreement and any of the Collateral Documents:

(1) to evidence the succession of another Person to the Company, Duane Reade GP, a Guarantor or any other obligor under the notes, and the assumption by any such successor of the covenants of the Company, Duane Reade GP, such Guarantor or such obligor in the Indenture and in the notes and in any Guarantee in accordance with “—Consolidation, Merger, Sale of Assets”;

(2) to add to the covenants of the Company, Duane Reade GP, any Guarantor or any other obligor under the notes for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company, Duane Reade GP or any Guarantor or any other obligor under the notes, as applicable, in the Indenture, in the notes or in any Guarantee;

(3) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the notes or any Guarantee;

(4) to make any other provisions with respect to matters or questions arising under the Indenture, the notes or any Guarantee; provided that such provisions shall not adversely affect in any material respect the interest of the holders of the notes;

(5) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to add a Guarantor or additional obligor under the Indenture or permit any Person to guarantee the notes and/or obligations under the Indenture;

(7) to release a Guarantor as provided in the Indenture;

(8) to comply with the rules of any applicable securities depositary;

(9) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture;

(10) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee or the Collateral Agent for the benefit of the holders of the notes as additional security for the payment and performance of the Company’s, Duane Reade GP’s and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture, the Collateral Documents or otherwise;

(11) to provide for the issuance of Additional Notes under the Indenture in accordance with the limitations set forth in the Indenture;

(12) to provide for the issuance of the exchange notes pursuant to the terms of the Indenture and the Registration Rights Agreement;

(13) to provide for the accession or succession of any parties to the Collateral Documents or the Intercreditor Agreement (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Revolving Credit Agreement, the notes, any Term Loan Agreement or any other agreement or action that is not prohibited by the Indenture;

(14) to conform the text of the Indenture, the Collateral Documents, the Intercreditor Agreement, the Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the relevant document;

(15) to provide for the release or addition of Collateral in accordance with the terms of the Indenture and the Collateral Documents; and

(16) to provide security for additional Term Loans or borrowings under the Revolving Credit Agreement that are incurred in accordance with the Indenture.

The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer document and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

Governing Law

The Indenture, the notes, each Guarantee and the Collateral Documents are governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof that would indicate the applicability of the laws of any other jurisdiction.

Concerning the Trustee

U.S. Bank National Association, the Trustee under the Indenture, is the initial paying agent and registrar for the notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, Duane Reade GP or a Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee with such conflict or resign as Trustee.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (which has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary, as the case may be.

“Acquisition” means the transactions contemplated by the Agreement and Plan of Merger.

“Advisory Agreement” means the advisory agreement entered into in connection with the Acquisition, as amended, restated or modified from time to time, provided that such amendment, restatement or modification is not materially more adverse, taken as a whole, to the Company and its Restricted Subsidiaries than the Advisory Agreement in effect on the Issue Date.

“Affiliate” means, with respect to any specified Person: (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (2) any other Person that owns, directly or indirectly, 10% or more of any class or series of such specified Person’s Voting Stock; or (3) any other Person 10% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“After-Acquired Property” means any and all assets or property (other than Excluded Assets) acquired after the Issue Date, including any property or assets acquired by the Company, Duane Reade GP or a Guarantor from a transfer from the Company or a Guarantor, which in each case constitutes Collateral as defined in the Indenture.

“Agreement and Plan of Merger” means the agreement and plan of merger dated December 22, 2003, as amended by Amendment No. 1 on June 10, 2004, Amendment No. 2 on June 13, 2004 and Amendment No. 3 on June 18, 2004, among DRS LLC, Duane Reade Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of DRS LLC, and Duane Reade Inc.

“Applicable Premium” means, with respect to any note on any redemption date or date of deposit of funds, as the case may be (the “Relevant Date“), the greater of:

(1) 1.0% of the principal amount of such note; and

(2) the excess, if any, of (a) the present value at such Relevant Date of (i) the redemption price of such note on August 1, 2012, plus (ii) all required interest payments due on such note through August 1, 2012 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such Relevant Date plus 50 basis points; over (b) the principal amount of such note.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of:

(1) any Capital Stock of any Restricted Subsidiary;

(2) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other properties, assets or rights of the Company or any Restricted Subsidiary other than in the ordinary course of business.

For the purposes of this definition, the term “Asset Sale” shall not include any transfer of properties and assets:

(A) that is governed by the provisions described under “—Consolidation, Merger, Sale of Assets,”

(B) that is by the Company to any Wholly Owned Restricted Subsidiary, or by any Restricted Subsidiary to the Company or any Wholly Owned Restricted Subsidiary in accordance with the terms of the Indenture,

(C) that would be a Restricted Payment, Permitted Payment or Permitted Investment,

(D) that is a disposition of Capital Stock of an Unrestricted Subsidiary,

(E) that is of damaged, worn-out or obsolete equipment in the ordinary course of business,

(F) that consists of cash or Cash Equivalents,

(G) pursuant to an Interest Rate Agreement, Currency Hedging Agreement or Commodity Price Agreement,

(H) that consists of the granting of a Lien not prohibited by the Indenture,

(I) that is a sale or lease of equipment, inventory or accounts receivable in the ordinary course of business,

(J) that is a conversion of or foreclosure on any mortgage or note, but only if the Company or a Restricted Subsidiary receives the real property underlying the mortgage or note,

(K) that is a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind,

(L) that is the sale, lease, conveyance, disposition or other transfer of any Investment in any Unrestricted Subsidiary,

(M) that is a lease, license or sublease to third persons not interfering in any material respect with the business of the Company or a Restricted Subsidiary, or

(N) the Fair Market Value of which in the aggregate does not exceed $5 million in any transaction or series of related transactions.

“Attributable Indebtedness” in respect of a sale and leaseback transaction means, as of the time of determination, the present value (discounted at the rate per annum equal to the rate of interest implicit in the lease involved in such sale and leaseback transaction, as determined in good faith by the board of directors of the Company and set forth in a board resolution) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent amounts) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include the amount of such penalty, but no rental payments shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Average Life to Stated Maturity” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (2) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law or foreign law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Capital Lease Obligation” of any Person means any obligation of such Person and its Restricted Subsidiaries on a Consolidated basis under any capital lease of (or other agreement conveying the right to use) real or personal property which, in accordance with GAAP, is required to be capitalized on a balance sheet.

“Capital Stock” of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, other equity interests whether now outstanding or issued after the date of the Indenture, partnership interests (whether general or limited), limited liability company interests, any other interest or participation that confers on a Person that right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including any Preferred Stock, and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

“Cash Equivalents” means

(1) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof,

(2) deposits, time deposit accounts, certificates of deposit, money market deposits or acceptances of any financial institution having capital and surplus in excess of $500 million that is a member of the Federal Reserve System and whose senior unsecured debt is rated at least “A-l” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), or at least “P-1” by Moody’s Investors Service, Inc. (“Moody’s”),

(3) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated at least “A-l” by S&P or at least “P-1” by Moody’s,

(4) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition, and

(5) money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (4).

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company or any of its direct or indirect parent companies (measured by voting power rather than the number of shares);

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company or of any of its direct or indirect parent companies (together with any new directors whose election to such board or whose nomination for election by the stockholders or members, as the case may be, of the Company or of any of its direct or indirect parent companies was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such board of directors of the Company or of any of its direct or indirect parent companies then in office;

(3) the Company or any of its direct or indirect parent companies consolidates with or merges with or into any Person other than a Person controlled by a Permitted Holder or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any such Person, or any such Person consolidates with or merges into or with the Company or any of its direct or indirect parent companies in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company or any of its direct or indirect parent companies is converted into or exchanged for cash, securities or other property, other than any such transaction where

(A) the Voting Stock of the Company or any of its direct or indirect parent companies outstanding immediately prior to such transaction is changed into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving corporation constituting a majority of the outstanding shares of such Voting Stock (measured by voting power rather than the number of shares) of such surviving corporation (immediately after giving effect to such issuance) and

(B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total outstanding Voting Stock (measured by voting power rather than the number of shares) of the surviving corporation; or

(4) the Company or any of its direct or indirect parent companies is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “—Consolidation, Merger, Sale of Assets.”

Notwithstanding the foregoing, (A) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement; (B) any holding company whose only significant asset is Capital Stock of the Company or any of its direct or indirect parent companies shall not itself be considered a “person” or “group” for purposes of clause (1) or (3) above; and (C) the term “Change of Control” shall not include a merger or consolidation of the Company with or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the Company’s assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction and/or for the sole purpose of forming a holding company.

For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company will be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred.

“Collateral” means collectively all of the property and assets that are from time to time subject to the Lien of the Collateral Documents, including the Liens, if any, required to be granted pursuant to the Indenture, any Term Loan Agreement or the Collateral Documents.

“Collateral Agency Agreement” means the Intercreditor and Collateral Agency Agreement, dated as of the Issue Date among the Company, Duane Reade GP, the Guarantors, the Trustee and the Collateral Agent, and joined by any representative of the Term Loan Lenders, as the same may be further amended, restated, supplemented, replaced or modified from time to time.

“Collateral Documents” means, collectively, the Collateral Agency Agreement, the Security Agreement (as defined in the Collateral Agency Agreement), the Pledge Agreement (as defined in the Collateral Agency Agreement), the Depositary Bank Agreements (as defined in the Collateral Agency Agreement), any mortgage or deed of trust and all other pledges, agreements, financing statements, filings or other documents that grant or evidence the Lien in any property or assets in favor of the Collateral Agent for the benefit of the Trustee and the Holders of notes to secure any Note/Term Obligations, as they may be amended, restated, supplemented, replaced or modified from time to time.

“Commodity Price Agreement” means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value which is dependent upon, fluctuations in commodity prices.

“Company” means Duane Reade Inc., a corporation incorporated under the laws of Delaware, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.

“Consolidated Fixed Charge Coverage Ratio” of any Person means, for any period, the ratio of

(a) without duplication, the sum of Consolidated Net Income (Loss), and in each case to the extent deducted in computing Consolidated Net Income (Loss) for such period, (1) Consolidated Interest Expense, (2) Consolidated Income Tax Expense, (3) Consolidated Noncash Charges, (4) expenses and charges related to any Equity Offering or incurrence of Indebtedness permitted to be incurred pursuant to the Indenture, (5) restructuring costs and acquisition integration costs and fees, including cash severance payments made in connection with restructurings and acquisitions, or other types of special charges or reserves, (6) payments under the Advisory Agreement, and (7) any non-recurring losses, for such period, of such Person and its Restricted Subsidiaries on a Consolidated basis, all determined in accordance with GAAP, less all noncash items increasing Consolidated Net Income for such period and less all cash payments during such period relating to noncash charges that were added back to Consolidated Net Income in determining the Consolidated Fixed Charge Coverage Ratio in any prior period to

(b) without duplication, the sum of Consolidated Interest Expense for such period and any cash and noncash dividends (other than those paid in the form of Qualified Capital Stock) paid on any Disqualified Capital Stock or Preferred Stock, of such Person and its Restricted Subsidiaries during such period, in each case after giving pro forma effect (in the good-faith determination of the Chief Financial Officer or another responsible financial officer of the Company) to, without duplication

(1) the incurrence of the Indebtedness giving rise to the need to make such calculation and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such period;

(2) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

(3) in the case of Acquired Indebtedness or any acquisition occurring at the time of the incurrence of such Indebtedness, the related acquisition, assuming such acquisition had been consummated on the first day of such period;

(4) any acquisition or disposition by such Person and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such period, assuming such acquisition or disposition had been consummated on the first day of such period;

(5) all adjustments to “EBITDA” for such period used to calculate “Adjusted EBITDA” for such period of the type disclosed in the “Summary Historical Consolidated Financial Data” section included in the Offering Circular; and

(6) Pro Forma Cost Savings;

provided that

(1) any such computation shall be set forth in an officer’s certificate;

(2) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying at the option of such Person either the fixed or floating rate; and

(3) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average balance at the end of each fiscal month of such Indebtedness during the applicable period.

“Consolidated Income Tax Expense” of any Person means, for any period, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP.

“Consolidated Interest Expense” of any Person means, without duplication, for any period, the sum of

(a) the interest expense, less interest income, of such Person and its Restricted Subsidiaries for such period, on a Consolidated basis, including, without limitation,

(1) amortization of debt discount,

(2) the net cash costs associated with Interest Rate Agreements, Currency Hedging Agreements and Commodity Price Agreements (including amortization of discounts),

(3) the interest portion of any deferred payment obligation,

(4) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and

(5) accrued interest, plus

(b)(1) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period and

(2) all capitalized interest of such Person and its Restricted Subsidiaries, plus

(c) the interest expense under any Guaranteed Debt of such Person and any Restricted Subsidiary to the extent not included under any other clause hereof only to the extent actually paid by such Person or its Restricted Subsidiaries, plus

(d) dividend requirements of the Company with respect to Disqualified Capital Stock and of any Restricted Subsidiary with respect to Preferred Stock (except, in either case, dividends payable solely in shares of Qualified Capital Stock of the Company or such Restricted Subsidiary, as the case may be), less, to the extent included in such total interest expense, (A) the amortization during such period of capitalized financing costs, (B) any charges resulting from the application of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” with respect to Qualified Stock, and (C) any charges resulting from the application of Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.”

“Consolidated Net Income (Loss)” of any Person means, for any period, the Consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication,

(1) all extraordinary or nonrecurring gains (or extraordinary losses or nonrecurring, noncash losses), together with any related provision for taxes on any such extraordinary or nonrecurring gain (and the tax effect of any such extraordinary loss or nonrecurring, noncash loss), realized by the Company or any Restricted Subsidiary during such period,

(2) the portion of net income (or loss) of such Person and its Restricted Subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons or Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Consolidated Restricted Subsidiaries,

(3) any noncash impact attributable to the application of the purchase method of accounting in accordance with GAAP,

(4) any gain or loss realized upon the termination of any employee pension benefit plan, together with any related provision for taxes on any such termination (or the tax effect of any such termination),

(5) gains or losses in respect of dispositions of assets other than in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions), together with any related provision for taxes on any such disposition (or the tax effect of any such disposition),

(6)(a) for purposes of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock” the net income of any Restricted Subsidiary that is not a Guarantor, and (b) for purposes of the covenant described under “—Certain Covenants—Restricted Payments” the net income of any Restricted Subsidiary, to the extent that, in the case of each of clauses (a) and (b), the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders,

(7) any restoration to net income of any contingency reserve, except to the extent provision for such reserve was made out of income accrued at any time following the Issue Date,

(8) any net gain or loss arising from the acquisition of any securities or extinguishment, under GAAP, of any Indebtedness of such Person or its Restricted Subsidiaries,

(9) any expenses or charges incurred in connection with the Transactions and all deferred financing costs amortized or written off, and premiums and prepayment penalties paid, in connection with the Transactions and the financings thereof or any early extinguishment of Indebtedness,

(10) any charges resulting from the application of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” or No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,”

(11) deferred rental expense which is in excess of the amount of cash rental expense actually paid in such relevant period, provided that any amounts excluded in any period pursuant to this clause (11) shall be deducted from Consolidated Net Income in the period for which the cash payments in respect of such deferred rental expense are paid,

(12) unrealized gains and losses associated with Interest Rate Agreements, Currency Hedging Agreements and Commodity Price Agreements,

(13) noncash compensation charges or other noncash expenses or charges arising from the grant of or issuance or repricing of Capital Stock or other equity-based awards or any amendment or substitution of any such Capital Stock or other equity-based awards,

(14) noncash charges or expenses relating to recording inventory on a LIFO basis, provided that any amounts excluded in any period pursuant to this clause (14) shall be deducted from Consolidated Net Income in the period for which the cash payments in respect of such charges or expenses are paid,

(15) so long as the Company and its Restricted Subsidiaries file a consolidated tax return, or are part of a consolidated group for tax purposes, with Holdings or any other holding company, the excess of (a) the Consolidated Income Tax Expense of the Company and its Restricted Subsidiaries for such period over (b) all tax payments payable for such period (whether paid in such period or at any time prior to such period) by the Company and its Restricted Subsidiaries to Holdings or such other holding company under a tax sharing agreement or arrangement, provided that any amounts excluded in any period pursuant to this clause (15) must be deducted from Consolidated Net Income in the period for which the cash payments in respect of such taxes are paid,

(16) the cumulative effect of a change in accounting principles, or

(17) any deferred financing costs amortized or written off and premiums and prepayment penalties paid in connection with the refinancing of any Qualified Capital Stock.

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Company (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) (a) all current liabilities (other than the obligations under the Indenture or current maturities of long-term Indebtedness), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the Company and the Restricted Subsidiaries on a consolidated basis and in accordance with GAAP.

“Consolidated Noncash Charges” of any Person means, for any period, the aggregate depreciation, amortization and write-downs, write-offs and other noncash charges of such Person and its Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP (excluding any noncash charge which requires an accrual or reserve for cash charges for any future period).

“Consolidated Secured Debt Ratio” means for any Person, as of any date of determination, the ratio of

(a) the aggregate principal amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries, without duplication, that would be required to be reflected on a consolidated balance sheet of such Person as of such date and that is then secured by Liens, which are “Permitted Liens” pursuant to clauses (1), (2), (3), (5), (6), (9), (12), (14), (17), (18) or (19) of the definition thereof, on property or assets of such Person and its Restricted Subsidiaries (including, without limitation, Capital Stock of another Person owned by such Person but excluding property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), net of unrestricted cash as shown on such balance sheet, to

(b) without duplication, the sum of Consolidated Net Income (Loss), and in each case to the extent deducted in computing Consolidated Net Income (Loss) for such period, (1) Consolidated Interest Expense, (2) Consolidated Income Tax Expense, (3) Consolidated Noncash Charges, (4) expenses and charges related to any Equity Offering or incurrence of Indebtedness permitted to be incurred pursuant to the Indenture, (5) restructuring costs and acquisition integration costs and fees, including cash severance payments made in connection with restructurings and acquisitions, or other types of special charges or reserves, (6) payments under the Advisory Agreement, and (7) any non-recurring losses, for such period, of such Person and its Restricted Subsidiaries on a Consolidated basis, all determined in accordance with GAAP, less all noncash items increasing Consolidated Net Income for such period and less all cash payments during such period relating to noncash charges that were added back to Consolidated Net Income in determining the Consolidated Fixed Charge Coverage Ratio in any prior period in each case after giving pro forma effect (in the good-faith determination of the Chief Financial Officer or another responsible financial officer of the Company) to, without duplication

(1) the incurrence of the Indebtedness giving rise to the need to make such calculation and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such period;

(2) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

(3) in the case of Acquired Indebtedness or any acquisition occurring at the time of the incurrence of such Indebtedness, the related acquisition, assuming such acquisition had been consummated on the first day of such period;

(4) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such period, assuming such acquisition or disposition had been consummated on the first day of such period;

(5) all adjustments to “EBITDA” for such period used to calculate “Adjusted EBITDA” for such period of the type disclosed in the “Summary Historical Consolidated Financial Data” section included in the Offering Circular; and

(6) Pro Forma Cost Savings.

provided that any such computation shall be set forth in an officer’s certificate.

“Consolidation” means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP The term “Consolidated” shall have a correlative meaning.

“Convertible Notes” means the Company’s 2.1478% Senior Convertible Notes due April 16, 2022.

“Currency Hedging Agreements” means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to manage fluctuations in currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the board of directors of the Company who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Disqualified Capital Stock” means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the principal of the notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a change of control of or sale of assets by the Company in circumstances where the holders of the notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof; provided, however, that any class of Capital Stock of the

Company that, by its terms, authorizes the Company to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Qualified Capital Stock and that is not convertible into, puttable or exchangeable for Disqualified Capital Stock, will not be deemed to be Disqualified Capital Stock so long as the Company satisfies its obligations with respect thereto solely by the delivery of Qualified Capital Stock.

“DRS LLC” means Duane Reade Shareholders, LLC, a limited liability company formed under the laws of Delaware, and its successors and assigns which is a holding company that, as of the Issue Date, directly owns all of the equity interests in Holdings, other than equity interests held by management.

“Equity Investors” means Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P. (and certain of their Affiliates) and other investors in DRS LLC.

“Equity Offering” means (x) a Public Equity Offering or (y) a private placement of Capital Stock (other than Disqualified Capital Stock) of the Company or any of its direct or indirect parent companies, as the case may be, pursuant to an exemption from the registration requirements of the Securities Act, to a Person (other than an Affiliate of the Company) in either case (x) or (y) with gross proceeds to the Company or any of its direct or indirect parent companies of at least $50 million that are promptly contributed to the Company on a non-recourse basis.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Contract” means at any date any rights or interest of the Company, Duane Reade GP or any Guarantor in, to or under any agreement, contract, license, instrument, document or other general intangible (referred to solely for purposes of this definition as a “Contract”) (i) to the extent that such Contract by the express terms of a valid and enforceable restriction in favor of a Person who is not the Company, Duane Reade GP or any Guarantor, or any requirement of law, prohibits, or requires any consent or establishes any other condition for, an assignment thereof or a grant of a security interest therein by the Company, Duane Reade GP or a Guarantor and (ii) which, if in existence or the subject of rights in favor of the Company, Duane Reade GP or any Guarantor as of the Issue Date and with respect to which a contravention or other violation caused or arising by its inclusion as Collateral could reasonably be expected to have a Material Adverse Effect (as defined in the Security Agreement as in effect on the Issue Date), is listed and designated as such on a schedule to any such party’s perfection certificate required by the Collateral Documents or individually or collectively is not material to the conduct of the business of the Company, Duane Reade GP, or such Guarantor; provided that: (i) rights to payment under any such Contract otherwise constituting an Excluded Contract by virtue of this definition shall be included in the Collateral to the extent permitted thereby or by Section 9-406 or Section 9-408 of the Uniform Commercial Code and (ii) all proceeds paid or payable to any of the Company, Duane Reade GP or any Guarantor from any sale, transfer or assignment of such Contract and all rights to receive such proceeds shall be included in the Collateral.

“Excluded Equipment” means at any date any equipment of the Company, Duane Reade GP or any Guarantor which is subject to, or secured by, a Capital Lease Obligation or Purchase Money Obligations if and to the extent that (i) the express terms of a valid and enforceable restriction in favor of a Person who is not the Company, Duane Reade GP, Holdings or a Restricted Subsidiary contained in the agreements or documents granting or governing such Capital Lease Obligation or Purchase Money Obligations prohibits, or requires any consent or establishes any other conditions for, an assignment thereof, or a grant of a security interest therein, by the Company, Duane Reade GP or any Guarantor and (ii) such restriction relates only to the asset or assets acquired by the Company, Duane Reade GP or any Guarantor with the proceeds of such Capital Lease Obligation or Purchase Money Obligations and attachments thereto or substitutions therefor; provided that all proceeds paid or payable to any of the Company, Duane Reade GP or any Guarantor from any sale, transfer or assignment or other voluntary or involuntary disposition of such equipment and all rights to receive such proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of the Capital Lease Obligation or Purchase Money Obligations secured by such equipment.

“Existing Senior Secured Notes” means the Floating Rate Senior Secured Notes due 2010 of the Company and Duane Reade GP.

“ Existing Senior Subordinated Notes” means the 9.75% Senior Subordinated Notes due 2011 of the Company and Duane Reade GP.

“Event of Loss” means, with respect to any Collateral, any (1) loss, destruction or damage of such Collateral, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such Collateral, or confiscation of such Collateral or the requisition of the use of such Collateral or (3) settlement in lieu of clause (2) above.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value of an asset in excess of $5.0 million shall be determined by the board of directors of the Company acting in good faith and shall be evidenced by a resolution of the board of directors. For purposes of the covenant described under “—Certain Covenants—Issuances of Guarantees by New Restricted Subsidiaries and Non-Guarantor Restricted Subsidiaries,” and for determinations of the Fair Market Value of any Subsidiary for purposes of clause (8) of the section “—Collateral—Excluded Assets” or the Fair Market Value of any Non-Guarantor Restricted Subsidiary, such Fair Market Value will be the Fair Market Value of any property transferred to or Investment in such Non-Guarantor Restricted Subsidiary by the Company or any Restricted Subsidiary as at the time of such transfer or Investment (or the Fair Market Value on the date of creation (whether newly-formed or created by the sale of a portion of the Capital Stock of such Restricted Subsidiary) or acquisition of any such entity), as determined by the Board of Directors of the Company acting in good faith, and shall not include any subsequent change in value other than from an additional transfer or Investment.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on the Original Acquisition Closing Date.

“Guarantee” means the guarantee by any Guarantor of the Company’s Indenture Obligations.

“Guaranteed Debt” of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of “Indebtedness” below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement

(1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

(2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

(3) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

(4) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance or

(5) otherwise to assure a creditor against loss;

provided that the term “guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Guarantor” means Holdings and any Subsidiary of the Company which is a guarantor of the notes, including any Person that is required after the date of the Indenture to execute a guarantee of the notes pursuant to the “Issuances of Guarantees by New Restricted Subsidiaries and Non-Capital Guarantor Restricted Subsidiaries” covenant until a Guarantor is released in accordance with the terms of the Indenture or until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

“Holdings” means Duane Reade Holdings, Inc., a corporation formed under the laws of Delaware, and its successors and assigns, which is a holding company that, as of the Issue Date, directly owns all of the equity interests in the Company.

“Indebtedness” means, with respect to any Person, without duplication,

(1) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities,

(2) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

(3) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables and accrued expenses arising in the ordinary course of business,

(4) all obligations under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Agreements of such Person,

(5) all Capital Lease Obligations of such Person,

(6) all Indebtedness referred to in clauses (1) through (5) above of other Persons and all dividends of other Persons, to the extent the payment of such Indebtedness or dividends is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

(7) all Guaranteed Debt of such Person,

(8) all Disqualified Capital Stock issued by such Person, and

(9) Preferred Stock of any Restricted Subsidiary of the Company.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount, and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

Notwithstanding the foregoing, Indebtedness shall not include:

(1) trade accounts payable and other accrued liabilities arising in the ordinary course of business;

(2) obligations of such Person other than principal; or

(3) any liability for federal, state or local taxes or other taxes of such Person.

“Indenture Obligations” means the obligations of the Company, Duane Reade GP and any other obligor under the Indenture or under the notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the notes and the performance of all other obligations to the Trustee and the holders under the Indenture, the notes according to the respective terms thereof.

“Initial Purchasers” means Goldman, Sachs & Co. and Banc of America Securities LLC.

“Interest Rate Agreements” means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, captions, collars and similar agreements) and /or other types of interest rate hedging agreements from time to time.

“Investment” means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investment” shall exclude direct or indirect advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the Company’s or any Restricted Subsidiary’s balance sheet, endorsements for collection or deposit arising in the ordinary course of business, extensions of trade credit on commercially reasonable terms in accordance with normal trade practices, and investments in payroll, travel and similar advances made in the ordinary course of business. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company (other than the sale of all of the outstanding Capital Stock of such Subsidiary), the Company will be deemed to have made an Investment on the date of such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in “—Certain Covenants—Restricted Payments.”

“Issue Date” means August 7, 2009, the original issue date of the initial notes.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement.

“Maturity” means, when used with respect to the notes, the date on which the principal of the notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Asset Sale Offer Date or the redemption date and whether by declaration of acceleration, Asset Sale Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

“Net Cash Proceeds” means

(a) with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash, Cash Equivalents or Qualified Noncash Proceeds including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of

(1) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of counsel, accountants, consultants, agents and investment bankers) related to such Asset Sale,

(2) provisions for all taxes payable as a result of such Asset Sale,

(3) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale,

(4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale,

(5) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon, and

(6) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers’ certificate delivered to the Trustee and

(b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under “—Certain Covenants—Restricted Payments,” the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Loss Proceeds” means, with respect to any Event of Loss, the proceeds in the form of (a) cash or Cash Equivalents and (b) insurance proceeds from condemnation awards or damages awarded by any judgment, in each case received by the Company or any of its Restricted Subsidiaries from such Event of Loss, net of:

(1) reasonable out-of-pocket expenses and fees relating to such Event of Loss (including without limitation legal, accounting and appraisal or insurance adjuster fees);

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) any repayment of Indebtedness that is secured by, or directly related to, the property or assets that are the subject of such Event of Loss;

(4) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Event of Loss or having a Lien thereon; and

(5) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Event of Loss and retained by the Company or any Restricted Subsidiary, as the case may be, after such Event of Loss, including, without limitation, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Event of Loss.

“Non-Guarantor Restricted Subsidiary” means a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary and is designated by the Company as a Non-Guarantor Restricted Subsidiary, as evidenced by a resolution of the Board of Directors of the Company.

“Note/Term Obligations” means:

(1) all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Bankruptcy Law with respect to any of the Company, Duane Reade GP or any Guarantor, whether or not allowed or allowable as a claim in any such proceeding) on any note or Term Loan;

(2) all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by the Company, Duane Reade GP or any Guarantor (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Bankruptcy Law with respect to any of the Company, Duane Reade GP or any Guarantor, whether or not allowed or allowable as a claim in any such proceeding) pursuant to the Indenture, the notes, any Term Loan Agreement, the Intercreditor Agreement or any other Collateral Document;

(3) all expenses of the Trustee, the Collateral Agent or any Bank Agent as to which one or more of such agents has a right to reimbursement under the Indenture, any Term Loan Agreement or under any other similar provision of any other Collateral Document or the Intercreditor Agreement, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral; and

(4) in the case of Holdings and each Subsidiary Guarantor, all amounts now or hereafter payable by Holdings or such Subsidiary Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Bankruptcy Law with respect to the Company, Duane Reade GP, Holdings or such Subsidiary Guarantor, whether or not allowed or allowable as a claim in any such proceeding) on the part of Holdings or such Subsidiary Guarantor pursuant to the notes, the Indenture, the Guarantees, the Term Loan Agreement, the Intercreditor Agreement or any other Collateral Document;
together in each case with all renewals, modifications, refinancings, considerations or extensions thereof.

“Offering Circular” means the Offering Circular relating to the issuance and sale of the notes and the Guarantees, together with the supplement thereto distributed therewith, dated July 31, 2009, prepared by the Company and Duane Reade GP.

“Original Acquisition Closing Date” means July 30, 2004.

“Pari Passu Indebtedness” means (a) any Indebtedness of the Company or Duane Reade GP that is equal in right of payment to the notes and (b) with respect to any Guarantee, Indebtedness which ranks equal in right of payment to such Guarantee.

“Permitted Business” means (x) the lines of business conducted by the Company and its Restricted Subsidiaries on the Issue Date and business reasonably related, complementary or ancillary thereto, including reasonably related extensions or expansions thereof and (y) any unrelated business, to the extent that it is not material in size.

“Permitted Holders” means Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P. and any of their Affiliates.

“Permitted Investment” means

(1) Investments in any Restricted Subsidiary or any Person which, as a result of such Investment, (a) becomes a Restricted Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary;

(2) Indebtedness of the Company or a Restricted Subsidiary described under clauses (4), (5) and (6) of the definition of “Permitted Indebtedness”;

(3) Investments in any of the notes or any Senior Indebtedness;

(4) Investments in cash and Cash Equivalents;

(5) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under “—Certain Covenants—Asset Sales” to the extent such Investments are permitted or required under such covenant;

(6) Investments in existence on the Issue Date;

(7) Investments acquired in exchange for the issuance of Capital Stock (other than Disqualified Capital Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary) or acquired with the Net Cash Proceeds received by the Company after the Issue Date from the issuance and sale of Capital Stock (other than Disqualified Capital Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary); provided that such Net Cash Proceeds are used to make such Investment within 60 days of the receipt thereof and the amount of all such Net Cash Proceeds will be excluded from clause (3)(B) of the first paragraph of the covenant described under “—Certain Covenants—Restricted Payments”;

(8) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(9) any Investments received in good faith in settlement or compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(10) loans and advances to employees of the Company or a Restricted Subsidiary in an aggregate amount not to exceed $2 million outstanding at any time;

(11) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangement with other Persons;

(12) Investments in lease, utility and other similar deposits in the ordinary course of business;

(13) Investments made by the Company or a Restricted Subsidiary for consideration consisting only of Qualified Capital Stock of the Company;

(14) Investments in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments; and

(15) other Investments in the aggregate amount outstanding at any one time of up to $15 million.

In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value at the time of Investment.

“Permitted Lien” means:

(1) any Lien on any assets or property of the Company or any of its Subsidiaries or Affiliates granted in favor of the lenders under Note/Term Obligations securing such Note/Term Obligations existing at the Issue

Date or granted thereafter, in an aggregate principal amount not to exceed the sum of (a) $300.0 million plus (b) the aggregate of amounts of Indebtedness incurred to permanently repay Indebtedness that was at the time of each such repayment classified as having been incurred under clause (1) or (7) of the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock,” provided that the Refinancing Indebtedness is deemed to be incurred pursuant to such clause (1) or (7) and is not reclassified outside such clauses, which Liens shall include, without limitation, at the Issue Date, Liens granted pursuant to the Collateral Documents or the Indenture in favor of the Collateral Agent, the Trustee or the Holders of the notes and Guarantees or the lenders under the Term Loan Agreement;

(2) any Lien on any assets or property of the Company or any of its Subsidiaries or Affiliates granted in favor of Hedging Providers, securing Hedging Obligations relating to Note/Term Obligations;

(3) any Lien on Secondary Collateral which secures the Revolving Credit Agreement incurred pursuant to clause (b)(1) of the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock”; provided that the aggregate principal amount of Indebtedness which may be secured pursuant to this clause (3) on a first-priority basis shall not exceed the Maximum Revolving Debt Amount; provided, further that the Revolving Credit Lenders (or the agent or representative on behalf of such lenders) have no security interest in any assets (other than Secondary Collateral) higher in priority than that granted to the Collateral Agent;

(4) banker’s Liens, rights of setoff and Liens to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(5) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (7) of paragraph (b) of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock” covering only the assets acquired, leased, constructed or improved with such Indebtedness or permitted pursuant to clause (6) of paragraph (b) of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock”;

(6) Liens existing or entered into on the Issue Date and not otherwise referred to in this definition (not including Liens terminated on the Issue Date) and Liens in favor of the Company, Duane Reade GP or any Guarantor;

(7)(A) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business, (B) Liens for taxes, assessments or governmental charges or claims, in each case, that are not yet due or delinquent or that are bonded or that are being contested in good faith and by appropriate proceedings; provided that any reserve or other appropriate provision shall be required in conformity with GAAP shall have been made therefor, and (C) any lease or sublease to a third party;

(8) Liens, pledges or deposits in connection with (A) workmen’s compensation, obligations and general liability exposure of the Company and its Restricted Subsidiaries and (B) unemployment insurance and other social security legislation, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(9) Liens on goods (and the proceeds thereof) and documents of title and the property covered thereby securing Indebtedness in respect of commercial letters of credit and Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(12) Liens securing Refinancing Indebtedness otherwise permitted to be incurred under the Indenture where the Indebtedness being refinanced was secured by a Lien, or amendments or renewals of Liens that were permitted to be incurred; provided, in the case of Liens securing Refinancing Indebtedness of the type permitted by clause (7) of paragraph (b) of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock,” such Liens do not extend to any additional property or asset of the Company or a Restricted Subsidiary of the Company;

(13) Liens encumbering deposits made to secure obligations arising from statutory, regulatory or contractual requirements of the Company or a Restricted Subsidiary, including rights of offset and setoff;

(14) Liens with respect to Indebtedness that does not exceed $5 million at any one time outstanding;

(15) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

(16) Liens securing Indebtedness incurred pursuant to clauses (8), (10) or (12) of paragraph (b) under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock”;

(17) Liens securing any Indebtedness which became Indebtedness pursuant to a transaction permitted under “—Consolidation, Merger and Sale of Assets” or securing Acquired Indebtedness which was created prior to (and not created in connection with, or contemplation of), such transaction or acquisition (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) and which Indebtedness is permitted under the provisions of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock”;

(18) Liens securing additional Note/Term Obligations incurred after the Issue Date pursuant to paragraph (a) under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock” (provided that any Indebtedness incurred to refinance or replace any Existing Notes to be secured pursuant to this clause (18), may be incurred in any manner permitted by the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Capital Stock”); provided that after giving effect to the incurrence of such Note/Term Obligations the Consolidated Secured Debt Ratio of the Company and its Restricted Subsidiaries for the most recent four full fiscal quarters (taken as one period) for which financial statements are available immediately preceding such incurrence would not exceed (i) with respect to any incurrence on or before the date that is one year following the last day of the fiscal quarter in which the Issue Date occurs, 3.75:1.0 and (ii) thereafter, 3.5:1.0; and

(19) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (18); provided that the Lien so extended, renewed or replaced does not extend to any additional property or assets.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

“Pro Forma Cost Savings” means, with respect to any period, the reductions in costs during such period that are: (1) directly attributable to an asset acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act; (2) implemented, committed to be implemented or the commencement of implementation of which has begun in good faith by the business that was the subject of any such asset acquisition within six months of the date of the asset acquisition and that are supportable and quantifiable by the underlying records of such business, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such period in order to achieve such reduction in costs; or (3) reasonably projected by the Company (in the good-faith determination of the Chief Financial Officer of the Company) as a result of actions taken (calculated as though such actions had been completed and such cost savings, expense reductions and synergies had been realized on the first day of such period) in connection with the Company’s operational improvements, including (A) facility closures and downsizing (including the elimination of the Company’s central fill facility and closures of underperforming stores), (B) reductions in SG&A and other expense due to compensation reductions and freezes, hiring freezes, headcount rationalization, adjustment of delivery rates, marketing savings and reverse auction savings, (C) cost savings from store-level operational process improvement and administrative streamlining, reductions in fees and occupancy costs, improvements in logistical efficiency and store support services, reductions in staffing and benefit costs and (D) shrink reduction programs, net of the amount of actual cost savings, expense reductions and synergies realized during such period with respect to such actions (it being understood that Pro Forma Cost Savings may be incremental to other pro forma adjustments made to the relevant measure); provided that (i) with respect to any four fiscal quarter period ending on or prior to the end of the eighth full fiscal quarter following the Issue Date, any amounts increasing “Pro Forma Cost Savings” pursuant to this clause (3) shall not exceed $5 million and (ii) with respect to any four fiscal quarter period ending after the eighth full fiscal quarter after the Issue Date, there shall be no increase to “Pro Forma Cost Savings” pursuant to this clause (3).

“Public Equity Offering” means an underwritten public offering of common stock (other than Disqualified Capital Stock) of the Company or any of its direct or indirect parent companies, as the case may be, with gross proceeds to the Company or any of its direct or indirect parent companies of at least $50 million, pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-4 (or any successor form covering substantially the same transactions), Form S-8 (or any successor form covering substantially the same transactions) or otherwise relating to equity securities issuable under any employee benefit plan of the Company or any of its direct or indirect parent companies, as the case may be).

“Purchase Money Obligation” means Indebtedness of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Company or any Restricted Subsidiary or the cost of installation, construction or improvement thereof, and the payment of any sales or other taxes associated therewith; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and payment plus applicable taxes, and (2) such Indebtedness shall be incurred within one year of such acquisition of such asset by the Company or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Disqualified Capital Stock.

“Qualified Noncash Proceeds” means any of the following or any combination of the following:

(1) assets that are used or usable in the Permitted Business and

(2) Capital Stock of any Person engaged primarily in the Permitted Business if, in connection with the receipt by the Company or any Restricted Subsidiary of such Capital Stock (a) such Person becomes a Restricted Subsidiary or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary.

“Refinancing Transactions” means, collectively, the Offers to Purchase, the offering of the notes and the Equity Investment, as each term is defined in the Offering Circular, and transactions ancillary thereto.

“Registration Rights Agreement” means the Registration Rights Agreement related to the notes, dated as of the Issue Date, among the Company, Duane Reade GP, the Guarantors and the Initial Purchasers.

“Restricted Subsidiary” means any Subsidiary of the Company that has not been designated by the board of directors of the Company by a board resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under “—Certain Covenants—Unrestricted Subsidiaries.” For the avoidance of doubt, unless the context otherwise specifies, Duane Reade GP shall be deemed to be a Restricted Subsidiary.

“Revolving Credit Agent” means, at any time, the Person serving at such time as the “Agent” or the “Administrative Agent” under the Revolving Credit Agreement or any other representative of the Revolving Credit Lenders then most recently designated as such by the requisite percentage of such Revolving Credit Lenders in a written notice delivered to the Trustee.

“Revolving Credit Agreement” means the Credit Agreement, dated as of July 21, 2003, as amended by Amendment No. 1 thereto, dated July 22, 2004, Amendment No. 2 thereto dated as of August 4, 2005, Amendment No. 3 thereto, dated as of July 7, 2006 and Amendment No. 4 thereto dated as of September 28, 2007, among Duane Reade GP, as borrower, the Company, DRI I Inc., Duane Reade International, LLC (f/k/a Duane Reade International, Inc.) and Duane Reade Realty, Inc., as facility guarantors, Bank of America, N.A. (f/k/a Fleet National Bank), as administrative agent and issuing bank, Bank of America, N.A. (f/k/a Fleet Retail Finance Inc.), as collateral agent, certain lenders party thereto, and certain other agents party thereto, as such agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing and including, without limitation, any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders)), including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including in the form of Additional Notes), providing for revolving credit loans, term loans, letters of credit or other debt obligations, whether any such extension, replacement or refinancing (1) occurs simultaneously or not with the termination or repayment of a prior Revolving Credit Agreement or (2) occurs on one or more separate occasions.

“Revolving Credit Lenders” means the lenders under the Revolving Credit Agreement.

“SEC” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Securities and Exchange Commission is not existing and performing the duties now assigned to it under the Securities Act, Exchange Act and Trust Indenture Act then the body performing such duties at such time.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Senior Indebtedness” means Indebtedness of the Company or a Guarantor that is not Subordinated Indebtedness.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC as in effect on the date of the Indenture.

“Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

“Stockholders and Registration Rights Agreement” means the stockholders and registration rights agreement dated as of July 30, 2004, as amended, restated or modified from time to time, provided that such amendment, restatement or modification is not materially more adverse, taken as a whole, to the Company and its Restricted Subsidiaries than the Stockholders and Registration Rights Agreement in effect on the Issue Date.

“Subordinated Indebtedness” means Indebtedness of the Company, Duane Reade GP or a Guarantor subordinated in right of payment to the notes or a Guarantee, as the case may be.

“Subsidiary” of a Person means

(1) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or

(2) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or

(3) any other Person in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

“Subsidiary Guarantor” means a Subsidiary of the Company that is a Guarantor.

“Tax Sharing Agreement” means the Tax Sharing Agreement dated as of July 30, 2004 and among DRS LLC and its Subsidiaries as amended, restated or modified from time to time, provided that any such amendment, restatement or modification occurring after the Issue Date is not materially more adverse, taken as a whole, to the Company and its Restricted Subsidiaries than the Tax Sharing Agreement in effect on the Issue Date.

“Term Loans” means loans made pursuant to and in accordance with a Term Loan Agreement.

“Term Loan Agreement” means one or more debt facilities with banks or other institutional lenders providing for revolving credit loans, term loans, notes, debentures, bonds, receivables financing or letters of credit, including arrangements and agreements relating to the sale of debt securities or other forms of debt financing, in each case, as any of the foregoing, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing and including, without limitation, any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders)), including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including in the form of Additional Notes), providing for revolving credit loans, term loans, letters of credit or other debt obligations, whether any such extension, replacement or refinancing (1) occurs simultaneously or not with the termination or repayment of a prior Term Loan Agreement or (2) occurs on one or more separate occasions; provided that such Term Loan Agreement shall be specified as such by the Company in an Officers’ Certificate and with respect to which the agent under such Term Loan Agreement has delivered a Joinder (as defined in the Collateral Agency Agreement).

“Total Assets” means the consolidated total assets of the Company and its Subsidiaries as of the most recently completed fiscal quarter of the Company for which financial statements are publicly available.

“Transactions” means the Acquisition and all financing and other transactions related thereto, including, without limitation, the Refinancing Transactions, the issuance of the initial notes, the exchange notes, the modification of the Existing Senior Subordinated Notes, the transactions contemplated by the Registration Rights Agreement, the transactions contemplated by the Revolving Credit Agreement, the Collateral Agency Agreement and the Collateral Documents and the other transactions related thereto.

“Treasury Rate” means, as of any Relevant Date, the yield to maturity as of such Relevant Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Relevant Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Relevant Date to August 1, 2012; provided, however, that if the period from the Relevant Date to August 1, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, or any successor statute.

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than Duane Reade GP or a Subsidiary Guarantor) designated as such pursuant to and in compliance with the covenant described under “—Certain Covenants—Unrestricted Subsidiaries.”

“Unrestricted Subsidiary Indebtedness” of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary

(1) as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except Guaranteed Debt of the Company or any Restricted Subsidiary to any Affiliate of the Company, in which case (unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence) the Company shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary and

(2) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare, a default on such Indebtedness of the Company or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity;

provided that notwithstanding the foregoing, any Unrestricted Subsidiary may guarantee the notes.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary all the Capital Stock of which is owned by the Company or another Wholly Owned Restricted Subsidiary (other than directors’ qualifying shares).

BOOK-ENTRY, DELIVERY AND FORM

Except as described below, we will initially issue the exchange notes in the form of one or more registered exchange notes in global form without coupons. We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company in New York, New York, and register the exchange notes in the name of The Depository Trust Company or its nominee, or will leave these notes in the custody of the trustee.

Depository Trust Company Procedures

For your convenience, we are providing you with a description of the operations and procedures of The Depository Trust Company, the Euroclear System and Clearstream Banking, S.A. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We are not responsible for these operations and procedures and urge you to contact the system or its participants directly to discuss these matters.

The Depository Trust Company has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to The Depository Trust Company’s system is also indirectly available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant. The Depository Trust Company may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of The Depository Trust Company.

The Depository Trust Company has also advised us that, in accordance with its procedures,

(1)	upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and

(2)	it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants.

The Depository Trust Company will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

Investors in the global notes may hold their interests in the notes directly through The Depository Trust Company if they are direct participants in The Depository Trust Company or indirectly through organizations that are direct participants in The Depository Trust Company. Investors in the global notes may also hold their interests in the notes through Euroclear and Clearstream if they are direct participants in those systems or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold omnibus positions in the global notes on behalf of the Euroclear participants and the Clearstream participants, respectively, through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A. and The Chase Manhattan Bank, N.A., as operators of Clearstream. These depositories, in turn, will hold these positions in their names on the books of DTC. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository Trust Company. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems.

The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because The Depository Trust Company can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in The Depository Trust Company or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of these notes under the indenture for any purpose.

Payments with respect to the principal of and interest on any notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing these notes under the indenture. Under the terms of the indenture, we and the trustee will treat the person in whose names the notes are registered, including notes represented by global notes, as the owners of the notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company or its nominee will be payable by the trustee to The Depository Trust Company or its nominee as the registered holder under the indenture. Consequently, none of the Issuers, the trustee or any of our agents, or the trustee’s agents has or will have any responsibility or liability for:

(1)	any aspect of The Depository Trust Company’s records or any direct or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of The Depository Trust Company’s records or any direct or indirect participant’s records relating to the beneficial ownership interests in any global note or

(2)	any other matter relating to the actions and practices of The Depository Trust Company or any of its direct or indirect participants.

The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of The Depository Trust Company, the trustee or us.

Neither we nor the trustee will be liable for any delay by The Depository Trust Company or any direct or indirect participant in identifying the beneficial owners of the notes and the Issuers and the trustee may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes.

Transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company’s procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the notes, The Depository Trust Company reserves the right to exchange the global notes for legended notes in certificated form and to distribute them to its participants.

Although The Depository Trust Company, Euroclear and Clearstream have agreed to these procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. None of the Issuers, the trustee or any of our or the trustee’s respective agents will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream or their direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A global note will be exchangeable for definitive notes in registered certificated form if:

(1)	The Depository Trust Company notifies us that it is unwilling or unable to continue as depository for the global notes and we fail to appoint a successor depository within 90 days,

(2)	we elect to cause the issuance of the certificated notes upon a notice of the trustee, or

(3)	a default or an event of default under the indenture for the notes has occurred and is continuing.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of The Depository Trust Company, in accordance with its customary procedures.

Exchange of Certificated Notes for Book-Entry Notes

Initial notes issued in certificated form may be exchanged for beneficial interests in the global note.

Same Day Settlement

We expect that the interests in the global notes will be eligible to trade in The Depository Trust Company’s Same-Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its participants. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company’s settlement date.

Payment

The indenture requires that payments in respect of the notes represented by global notes, including principal and interest, be made by wire transfer of immediately available funds to the accounts specified by the holder of the global notes. With respect to notes in certificated form, we will make all payments of principal and interest on the notes at our office or agency maintained for that purpose within the city and state of New York. This office will initially be the office of the Paying Agent maintained for that purpose. At our option however, we may make these installments of interest by

(1) check mailed to the holders of notes at their respective addresses provided in the register of holder of notes or

(2)	transfer to an account maintained by the payee.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain U.S. federal income tax consequences of exchanging initial notes for exchange notes pursuant to the exchange offer and the ownership and disposition of exchange notes acquired by U.S. Holders and Non-U.S. Holders (each as defined below and collectively referred to as “Holders”), pursuant to the exchange offer. This discussion is not a complete analysis or description of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular Holders in light of their personal circumstances or to persons that are subject to special tax rules. In particular, the information set forth below deals only with Holders that hold the initial notes and exchange notes as capital assets for U.S. federal income tax purposes (generally, property held for investment). This description of certain U.S. federal income tax consequences does not address the tax treatment of special classes of Holders, such as:

•	financial institutions,

•	regulated investment companies,

•	real estate investment trusts,

•	partnership or other pass-through entities (or investors in such entities),

•	tax-exempt entities,

•	insurance companies,

•	persons holding initial notes or exchange notes as part of a hedging, integrated, or conversion transaction, constructive sale or “straddle,”

•	U.S. expatriates,

•	persons subject to the alternative minimum tax, and

•	dealers or traders in securities or currencies.

This summary does not address U.S. federal estate and gift tax consequences or tax consequences under any state, local or foreign laws.

For purposes of this discussion, you are a “U.S. Holder” if you are a beneficial owner of exchange notes and you are for U.S. federal income tax purposes (1) an individual who is a citizen or a resident alien of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, you are a “Non-U.S. Holder” if you are a beneficial owner of exchange notes, you are not a U.S. Holder and you are an individual, corporation, estate or trust.

If an entity treated as a partnership for U.S. federal tax purposes holds exchange notes, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. If you are a partner (or other owner) of such an entity that holds exchange notes, you should consult your tax advisor regarding the tax consequences of exchanging initial notes for exchange notes and of holding and disposing of exchange notes.

The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. judicial decisions, administrative pronouncements and final, temporary and proposed Treasury regulations (“Treasury Regulations”)—all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below. As a result, there can be no assurance that the IRS or a court considering these issues will not disagree with or challenge any of the conclusions we have reached and describe herein.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of exchange notes, and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is given. We urge you to consult your own tax advisor regarding the application of U.S. federal, state and local tax laws, as well as any applicable foreign tax laws, to your particular situation.

Payments upon a Change of Control or Other Circumstances

We may be obligated to pay amounts in excess of stated interest or principal on the exchange notes in the event of a Change of Control or other circumstances. If such payments are treated as subject to either a remote or incidental contingency, the tax consequences of your acquisition, ownership and disposition of exchange notes pursuant to this offering would be as provided for in the rest of this discussion. If, however, the contingencies relating to one or more of such payments are treated as not remote or incidental, the exchange notes would be treated as contingent payment debt instruments (“CPDIs”).

There is no specific guidance as to when a contingency is remote or incidental. We intend to take the position that the contingencies relating to payments upon a Change of Control or other circumstances are remote and/or incidental for purposes of the CPDI rules. Our determination that these contingencies are remote and/or incidental is binding on you, unless you disclose your contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and the IRS may challenge these determinations.

If the exchange notes were deemed to be CPDIs, a Holder would generally be required to treat any gain recognized on the sale or other disposition of the exchange notes as ordinary income rather than as capital gain. Furthermore, a Holder would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the exchange notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. The remainder of this discussion assumes that the exchange notes will not be considered CPDIs.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder, as defined above. This discussion assumes that you have not made the election to treat all interest as OID, as discussed below.

Exchange Offer

Exchanging an initial note for an exchange note should not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, you should not recognize gain or loss upon receipt of an exchange note. Your holding period for an exchange note should include the holding period for the initial note and your initial basis in an exchange note should be the same as your adjusted basis in the initial note.

Payments of Stated Interest

Absent an election to the contrary (see “—Original Issue Discount—Election to treat all interest as OID,” below) and subject to the possible treatment of the exchange notes as CPDIs (see “Payments upon a Change of Control or Other Circumstances”), you will be taxed on qualified stated interest (“QSI”) on your exchange notes as ordinary income at the time it accrues or is received, depending on your method of accounting for U.S. federal income tax purposes. We expect the regular interest payments made on the exchange notes to be treated as QSI. Generally, an interest payment on a debt instrument is QSI if it is one of a series of stated interest payments on a debt instrument that are unconditionally payable at least annually at a single fixed rate, applied to the outstanding principal amount of the debt instrument.

Original Issue Discount

In general. If the “stated redemption price at maturity” of a debt instrument with a term of more than one year exceeds its “issue price” by more than a de minimis amount (generally, one-quarter of one percent of the stated redemption price at maturity multiplied by the number of complete years to maturity), the excess constitutes original issue discount (“OID”) for U.S. federal income tax purposes. The “stated redemption price at maturity” of a debt instrument is the sum of all payments to be made on the instrument other than payments of “qualified stated interest,” and “qualified stated interest” includes the cash payments of interest on the instrument that are unconditionally payable at least annually at a single fixed rate. The “issue price” of a note is generally the first price at which a substantial amount of the issue of which the note is a part is sold to persons other than bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers.

Because the initial notes were issued with OID, the exchange notes should be treated as having been issued with OID. You should be required to include OID in gross income (as ordinary income) for U.S. federal income tax purposes as it accrues (regardless of your method of tax accounting), which may be in advance of receipt of the cash attributable to that income. OID accrues under the constant-yield method, based on a compounded yield to maturity, as described below. Accordingly, you should generally be required to include in income increasingly greater amounts of OID in successive accrual periods.

The annual amounts of OID you must include in income will equal the sum of the “daily portions” of the OID with respect to the exchange note for each day on which you own the exchange note during the taxable year. Generally, you determine the daily portions of OID by allocating to each day in an “accrual period” the pro rata portion of the OID that is allocable to that accrual period. The term “accrual period” means an interval of time with respect to which the accrual of OID is measured and which may vary in length over the term of the exchange note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or last day of an accrual period.

The amount of OID allocable to an accrual period will be the excess of:

•	the product of the “adjusted issue price” of the exchange note at the beginning of the accrual period and its “yield to maturity,” over

•	the aggregate amount of any QSI payments allocable to the accrual period.

Subject to the discussion relating to CPDIs above (see “Payments upon a Change of Control or Other Circumstances”), all of the stated interest on the exchange notes should constitute QSI. The adjusted issue price of the exchange note at the beginning of the first accrual period is its issue price, and, on any day thereafter, it is the sum of the issue price and the amount of OID previously included in gross income, reduced by the amount of any payment (other than a payment of QSI) previously made on the exchange note. If an interval between payments of QSI on the exchange notes contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of QSI payable at the end of the interval, including any QSI that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any QSI that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. If all accrual periods are of equal length except for a shorter initial and/or final accrual period, you can compute the amount of OID allocable to the initial period using any reasonable method; however, the OID allocable to the final accrual period will always be the difference between the amount payable at maturity (other than a payment of QSI) and the adjusted issue price at the beginning of the final accrual period.

Election to treat all interest as OID. You may elect to include in gross income all interest that accrues on your exchange notes using the constant-yield method described above under “—In general,” above, with the modifications described below.

If you make this election for your exchange notes, then, when you apply the constant-yield method:

•	the issue price of your exchange notes will equal your cost,

•	the issue date of your exchange notes will be the date you acquired them, and

•	no payments on your exchange notes will be treated as payments of qualified stated interest.

Generally, this election will apply only to the exchange notes for which you make it. You may not revoke an election to apply the constant-yield method to all interest on an exchange note without the consent of the IRS.

The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, you should consult your own tax advisors regarding their application.

Market Discount, Acquisition Premium and Bond Premium

Market Discount. If you purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than its “revised issue price,” the amount of the difference should be treated as market discount for U.S. federal income tax purposes. Any market discount applicable to an initial note should carry over to the exchange note received in exchange therefor. The amount of any market discount will generally be treated as de minimis and disregarded if it is less than one-quarter of one percent of the revised issue price of the initial note, multiplied by the number of complete years to maturity. For this purpose, the “revised issue price” of an initial note generally equals the issue price of the initial note, increased by the amount of any OID previously accrued on the initial note (without regard to the amortization of any acquisition premium). Although the Code does not expressly so provide, the revised issue price of the initial note is generally decreased by the amount of any payments previously made on the initial note (other than payments of qualified stated interest). The rules described below do not apply to you if you purchased an initial note that has de minimis market discount.

Under the market discount rules, you are required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any accrued market discount (on the initial note or the exchange note) that has not previously been included in income. If you dispose of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), you will be required to include any accrued market discount as ordinary income as if you had sold the exchange note at its then fair market value. In addition, you may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.

Market discount accrues ratably during the period from the date on which you acquired the initial note through the maturity date of the exchange note (for which the initial note was exchanged), unless you make an irrevocable election to accrue market discount under a constant yield method. You may elect to include market discount in income currently as it accrues (either ratably or under the constant-yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If you elect to include market discount in income currently, your adjusted basis in an exchange note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS. If you make the election described above in “—Original Issue Discount—Election to treat all interest as OID” for a market discount note, you would be treated as having made an election to include market discount in income currently under a constant yield method, as discussed in this paragraph.

Acquisition Premium. If you purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than or equal to the sum of all amounts (other than qualified stated interest) payable on the initial note after the purchase date but is greater than the adjusted issue price of such initial note, the excess is acquisition premium. Any acquisition premium applicable to an initial note should carry over to the exchange note received in exchange therefor. If you do not elect to include all interest income on the exchange notes in gross income under the constant yield method (see “—Election to Treat All Interest as OID,” above), your accruals of OID will be reduced by a fraction equal to (i) the excess of your adjusted basis in the initial note immediately after the purchase (generally the cost of your initial note) over the adjusted issue price of the initial note, divided by (ii) the excess of the sum of all amounts payable (other than qualified stated interest) on the initial note after the purchase date over the adjusted issue price of the initial note.

Bond Premium. If you purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount in excess of its principal amount, the excess will be treated as bond premium. Any bond premium applicable to an initial note should carry over to the exchange note received in exchange therefor. In general, you may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. In such case, you will reduce the amount required to be included in income each year with respect to interest on your exchange note by the amount of amortizable bond premium allocable to that year. The election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. If you elected to amortize bond premium on an initial note, such election should carry over to the exchange note received in exchange therefor. If you do not make this election, you will be required to include in gross income the full amount of interest on the exchange note in accordance with your regular method of tax accounting, and will include the premium in your tax basis for the exchange note for purposes of computing the amount of your gain or loss recognized on the taxable disposition of the exchange note. You should consult your own tax advisors concerning the computation and amortization of any bond premium on the exchange note.

Sale, Exchange and Retirement of the Exchange Notes

You will generally recognize capital gain or loss upon the sale, exchange or retirement of your exchange notes in an amount equal to the difference between (i) the amount of cash you receive (other than cash in respect of accrued stated interest, which will be taxable as ordinary income to the extent not previously included in income), and (ii) your adjusted tax basis in your exchange notes at the time of sale. Your adjusted tax basis for an exchange note will generally be the price you paid for it, increased by any OID previously included in gross income and reduced by (but not below zero) by payments, if any, you have previously received other than interest payments. If you are a non-corporate U.S. Holder, you may be eligible for a reduced rate of taxation if you have held the exchange notes for more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements will generally apply to U.S. Holders other than certain exempt recipients, such as corporations, with respect to certain payments of interest and accruals of OID on exchange notes and the proceeds of disposition (including a retirement or redemption of an exchange note). In addition, certain payments to you will be subject to backup withholding if you:

•	fail to provide a correct taxpayer identification number (which, if you are an individual, would generally be your Social Security Number),

•	have been notified by the IRS that you are subject to backup withholding,

•	fail to certify that you are exempt from withholding, or

•	otherwise fail to comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld from payments to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS. You should consult your tax advisor regarding the application of backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder, as defined above.

The rules governing U.S. federal income taxation of Non-U.S. Holders are complex. You should consult with your own tax advisors to determine the effect of U.S. federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the exchange notes, including any reporting requirements.

Exchange Offer

You should not recognize gain or loss upon receipt of an exchange note in exchange for an initial note.

Payments of Interest on Exchange Notes

Subject to the discussion below concerning backup withholding, payments in respect of interest on an exchange note (which, for purposes of the Non-U.S. Holder discussion, includes any accrued OID) generally will not be subject to U.S. federal income tax or withholding tax, if:

•

you do not own, actually or constructively, for U.S. federal income tax purposes, either 10% or more of the total combined voting power of all classes of the stock of Duane Reade Inc. entitled to vote or 10% or more of the capital or profits interest in Duane Reade,

•	you are not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to Duane Reade Inc. or Duane Reade through equity ownership,

•	you are not considered a bank for purposes of these rules, and

•	you provide a properly completed IRS Form W-8BEN certifying your non-U.S. status.

The gross amount of payments of interest that do not qualify for the exception from withholding described above will be subject to U.S. withholding tax at a rate of 30%, unless (A) you provide a properly completed IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable tax treaty, or (B) such interest is effectively connected with your conduct of a U.S. trade or business and you provide a properly completed IRS Form W-8ECI or Form W-8BEN.

Sale, Exchange or Disposition of the Exchange Notes

Subject to the discussion below concerning backup withholding, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other taxable disposition of the exchange notes, unless:

•

you are an individual present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, in which case you will be subject to a flat 30% tax (or a lower applicable treaty rate) with respect to such gain (offset by certain U.S. source capital losses), or

•

such gain is effectively connected with your conduct of a trade or business in the United States, in which case you will be subject to tax as described below under “Income Effectively Connected with a U.S. Trade or Business.”

Any amounts in respect of accrued interest will generally be treated as described in “—Payments of Interest on Exchange Notes,” above.

Income Effectively Connected with a U.S. Trade or Business

If you are engaged in a trade or business in the United States and if payments in respect of interest on the exchange notes or gain realized on the disposition of the exchange notes is effectively connected with the conduct of such trade or business, you will generally be subject to regular U.S. federal income tax on the interest or gain on a net income basis in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise. However, the interest or gain in respect of the exchange notes would be exempt from U.S. withholding tax if you claim the exemption by providing a properly completed IRS Form W-8ECI or W-8BEN. In addition, if you are a foreign corporation, you may also be subject to a branch profits tax on your effectively connected earnings and profits for the taxable year, subject to certain adjustments, at a rate of 30% unless reduced or eliminated by an applicable tax treaty.

Information Reporting and Backup Withholding

Unless certain exceptions apply, we must report to the IRS and to you any payments to you in respect of interest and accruals of OID during the taxable year. Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest by us or our paying agent on your exchange notes, if you provide us with a properly competed IRS Form W-8BEN, provided that we or our paying agent, as the case may be, do not have actual knowledge or reason to know that the payee is a U.S. person.

Payments pursuant to the sale, exchange or other disposition of an exchange note, made to or through a foreign office of a foreign broker, other than payments in respect of interest, generally will not be subject to information reporting and backup withholding; provided that information reporting may apply if the foreign broker has certain connections to the United States, unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments made to or through a foreign office of a U.S. broker generally will not be subject to backup withholding, but generally are subject to information reporting unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments to or through a U.S. office of a broker, however, generally are subject to information reporting and backup withholding, unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

Backup withholding is not an additional tax; any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS. You should consult your tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes acquired by such broker-dealer as a result of market making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the exchange notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that for the period ending on the earlier of (i) 180 days from the date on which this exchange offer is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will furnish this prospectus, as amended or supplemented, to broker-dealers as are reasonably requested, for use in connection with such resale. In addition, until             , 2009, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will opine that the exchange notes and guarantees are binding obligations of the registrants. Paul, Weiss, Rifkind, Wharton & Garrison LLP has represented the Company and its related parties from time to time.

WHERE YOU CAN FIND MORE INFORMATION

In compliance with the terms of the agreements governing our debt securities, we have voluntarily filed annual, quarterly and current reports with the SEC that comply with the requirements of the Securities Exchange Act of 1934 and will continue to file such reports while we are either required to by the Exchange Act or by the agreements governing our debt securities, including the indenture governing the notes. We have also filed with the SEC a registration statement on Form S-4 to register the issuance of the exchange notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

Anyone who receives a copy of this prospectus may obtain a copy of the indenture without charge by writing to Duane Reade Inc., attn.: Corporate Secretary, 440 Ninth Avenue, 6th Floor New York, New York 10001.

EXPERTS

The consolidated balance sheets of Holdings and its subsidiaries as of December 27, 2008 and December 29, 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 27, 2008 and the related financial statement schedule, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the adoption of FASB Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” as of December 30, 2007 and of FASB Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” as of December 30, 2007.

Index to Consolidated Financial Statements

Audited Consolidated Financial Statements of Duane Reade Holdings, Inc.	Page
Reports of Independent Registered Public Accounting Firm	F-2
Consolidated Statements of Operations for the fiscal years ended December 27, 2008, December 29, 2007 and December 30, 2006	F-3
Consolidated Balance Sheets as of December 27, 2008 and December 29, 2007	F-4
Consolidated Statements of Cash Flows for the fiscal years ended December 27, 2008, December 29, 2007 and December 30, 2006	F-5
Consolidated Statements of Stockholders’ Equity (Deficit) and Comprehensive Income (Loss) for the fiscal years ended December 27, 2008, December 29, 2007 and December 30, 2006	F-6
Notes to Consolidated Financial Statements	F-7
Schedule II—Valuation and Qualifying Accounts	F-47
Unaudited Consolidated Interim Financial Statements of Duane Reade Holdings, Inc.
Consolidated Statements of Operations (Unaudited) for the thirteen weeks ended June 27, 2009 and June 28, 2008 and the twenty-six weeks ended June 27, 2009 and June 28, 2008	F-48
Consolidated Balance Sheets (Unaudited) as of June 27, 2009 and December 27, 2008	F-49
Consolidated Statements of Cash Flows (Unaudited) for the twenty-six weeks ended June 27, 2009 and June 28, 2008	F-50
Consolidated Statements of Comprehensive Loss (Unaudited) for the thirteen weeks ended June 27, 2009 and June 28, 2008 and the twenty-six weeks ended June 27, 2009 and June 28, 2008	F-51
Notes to Unaudited Consolidated Interim Financial Statements	F-52

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Duane Reade Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Duane Reade Holdings, Inc. and subsidiaries (the “Company”) as of December 27, 2008 and December 29, 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 27, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Duane Reade Holdings, Inc. and subsidiaries as of December 27, 2008 and December 29, 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 27, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company adopted FASB Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” as of December 30, 2007. Also as discussed in Note 1, the Company adopted FASB Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” as of December 30, 2007.

/s/ KPMG LLP
KPMG LLP

New York, New York

March 23, 2009

DUANE READE HOLDINGS, INC.

Consolidated Statements of Operations

(In thousands)

	Fiscal Year Ended December 27, 2008	Fiscal Year Ended December 29, 2007	Fiscal Year Ended December 30, 2006
Net sales	$1,774,029	$1,686,752	$1,584,778
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,227,129	1,176,376	1,108,727
Selling, general & administrative expenses	476,574	446,696	426,532
Labor contingency income	—	—	(18,004)
Depreciation and amortization	68,539	73,080	71,932
Store pre-opening expenses	797	600	305
Gain on sale of pharmacy files	—	(1,337)	—
Other (Note 16)	16,808	15,948	14,747

Operating loss	(15,818)	(24,611)	(19,461)
Interest expense, net	54,915	60,977	56,947

Loss before income taxes	(70,733)	(85,588)	(76,408)
Income tax expense	2,045	2,192	2,956

Net loss	$(72,778)	$(87,780)	$(79,364)

See accompanying notes to consolidated financial statements.

DUANE READE HOLDINGS, INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 27, 2008	December 29, 2007
Assets
Current assets
Cash	$1,430	$1,380
Receivables, net	55,783	55,707
Inventories	214,154	211,678
Prepaid expenses and other current assets	13,541	13,205

Total current assets	284,908	281,970
Property and equipment, net	186,560	195,740
Goodwill	69,510	70,099
Other assets, net	171,622	194,680

Total assets	$712,600	$742,489

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$88,238	$75,769
Accrued interest	8,597	9,158
Accrued expenses	52,262	43,086
Current portion of long-term debt	144,642	141,352
Current portion of capital lease obligations	4,485	3,994

Total current liabilities	298,224	273,359
Long-term debt	405,033	405,032
Capital lease obligations, less current portion	1,492	5,475
Deferred income taxes	28,440	27,423
Redeemable preferred stock and accrued dividends	36,775	31,786
Deferred rent liabilities	53,084	40,462
Other non-current liabilities	36,253	32,275

Total liabilities	859,301	815,812

Commitments and contingencies (Note 18)
Stockholders’ deficit
Preferred stock, $0.01 par; authorized 50,000 shares; issued and outstanding: zero shares at December 27, 2008 and December 29, 2007	—	—
Common stock, $0.01 par; authorized 4,205,600 shares at December 27, 2008 and December 29, 2007; issued and outstanding: 2,615,077 and 2,595,077 shares at December 27, 2008 and December 29, 2007, respectively	26	26
Paid-in capital	255,867	251,716
Accumulated other comprehensive income (loss)	(4,747)	4
Accumulated deficit	(397,847)	(325,069)

Total stockholders’ deficit	(146,701)	(73,323)

Total liabilities and stockholders’ deficit	$712,600	$742,489

See accompanying notes to consolidated financial statements.

DUANE READE HOLDINGS, INC.

Consolidated Statements of Cash Flows

(In thousands)

	Fiscal Year Ended December 27, 2008	Fiscal Year Ended December 29, 2007	Fiscal Year Ended December 30, 2006
Cash flows from operating activities:
Net loss	$(72,778)	$(87,780)	$(79,364)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	72,191	76,733	75,882
Deferred income taxes	2,471	2,065	2,520
Non-cash rent expense	12,751	11,678	10,956
Non-cash interest expense on redeemable preferred stock	7,439	4,216	—
Asset impairment charges	7,662	868	10,202
Reversal of labor contingency liability	—	—	(18,004)
Other non-cash charges (credits)	(3,470)	(4,379)	382
Changes in operating assets and liabilities (net of effect of acquisitions):
Receivables	(76)	1,474	(800)
Inventories	(2,476)	7,246	12,654
Prepaid expenses and other current assets	(336)	12,454	4,255
Accounts payable	12,469	(7,641)	10,699
Accrued expenses	2,460	(5,270)	(8,827)
Other assets and liabilities, net	6,010	7,607	(8,939)

Net cash provided by operating activities	44,317	19,271	11,616

Cash flows from investing activities:
Capital expenditures	(33,125)	(26,050)	(25,112)
Lease acquisition, customer files and other costs	(14,401)	(19,206)	(6,458)
Proceeds on sales of assets	525	3,335	2,500

Net cash used in investing activities	(47,001)	(41,921)	(29,070)

Cash flows from financing activities:
Borrowings from revolving credit facility	2,067,969	1,982,406	1,850,549
Repayments of revolving credit facility	(2,064,678)	(1,998,178)	(1,829,120)
Issuance of preferred stock and warrants	—	39,150	—
Issuance of common stock	2,000	—	—
Capital contributions	1,454	2,467	—
Deferred financing costs	(1)	(5)	(755)
Proceeds from exercise of stock options	—	10	—
Repayment of capital lease obligations	(4,010)	(3,215)	(3,187)

Net cash provided by financing activities	2,734	22,635	17,487

Net increase (decrease) in cash	50	(15)	33
Cash at beginning of year	1,380	1,395	1,362

Cash at end of year	$1,430	$1,380	$1,395

Supplementary disclosures of cash flow information:
Cash paid for interest	$44,384	$53,006	$52,518
Cash paid for taxes on income, net of refunds received	$109	$281	$198
Property acquired under capital lease financing	$518	$2,377	$—

See accompanying notes to consolidated financial statements.

DUANE READE HOLDINGS, INC.

Consolidated Statements of Stockholders’ Equity (Deficit) and Comprehensive Income (Loss)

(In thousands)

	Preferred Stock		Common Stock		Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total	Comprehensive Income (Loss)
	Shares	Amount $	Shares	Amount $
Balance, January 1, 2006	—	$—	2,594,977	$26	$239,472	$(157,925)	$260	$81,833
Grant and recognition of stock option expense	—	—	—	—	335	—	—	335	$—
Interest rate hedge	—	—	—	—	—	—	(67)	(67)	(67)
Net loss	—	—	—	—	—	(79,364)	—	(79,364)	(79,364)

Balance, December 30, 2006	—	$—	2,594,977	$26	$239,807	$(237,289)	$193	$2,737	$(79,431)

Grant and recognition of stock option expense	—	—	—	—	982	—	—	982	$—
Interest rate hedge	—	—	—	—	—	—	(189)	(189)	(189)
Capital contribution	—	—	—	—	2,467	—	—	2,467	—
Issuance of common stock warrants	—	—	—	—	8,450	—	—	8,450	—
Exercise of stock options	—	—	100	—	10	—	—	10	—
Net loss	—	—	—	—	—	(87,780)	—	(87,780)	(87,780)

Balance, December 29, 2007	—	$—	2,595,077	$26	$251,716	$(325,069)	$4	$(73,323)	$(87,969)

Grant and recognition of stock option expense	—	—	—	—	697	—	—	697	$—
Interest rate hedge	—	—	—	—	—	—	(4,751)	(4,751)	(4,751)
Capital contribution	—	—	—	—	1,454	—	—	1,454	—
Issuance of common stock	—	—	20,000	—	2,000	—	—	2,000	—
Net loss	—	—	—	—	—	(72,778)	—	(72,778)	(72,778)

Balance, December 27, 2008	—	$—	2,615,077	$26	$255,867	$(397,847)	$(4,747)	$(146,701)	$(77,529)

See accompanying notes to consolidated financial statements.

DUANE READE HOLDINGS, INC

Notes to Consolidated Financial Statements

1.	Organization and Summary of Significant Accounting Policies

Duane Reade Holdings, Inc. was formed in December 2003 by Oak Hill Capital Partners, LP, a private equity firm (“Oak Hill”) in order to acquire Duane Reade Inc. and its subsidiaries (the “Acquisition”). Approximately 99% of the common stock of Duane Reade Holdings, Inc. (the “Company”) is owned by Duane Reade Shareholders, LLC, a parent entity also established to effectuate the Acquisition. The Acquisition was completed on July 30, 2004 through the merger of Duane Reade Acquisition (a wholly-owned subsidiary of Duane Reade Holdings, Inc.) into Duane Reade Inc. with Duane Reade Inc. being the surviving entity and a wholly-owned subsidiary of Duane Reade Holdings, Inc. after the merger transaction.

The Company, along with certain of its subsidiaries, is a guarantor of the debt obligations of Duane Reade Inc. and Duane Reade, the New York general partnership that holds the operating assets and liabilities (“Duane Reade GP”). The Company has no assets or operations other than its investment in its subsidiaries. Accordingly, the Consolidated Financial Statements present the consolidated net assets and operations of the subsidiaries. The guarantees provided by the Company and its other subsidiaries under the debt obligations of Duane Reade Inc. and Duane Reade GP (described in more detail in Note 9) are full and unconditional, joint and several.

The primary assets of Duane Reade Holdings, Inc. are its ownership of 100% of the outstanding common stock of Duane Reade Inc. Duane Reade Inc. owns 99% of the outstanding partnership interest of Duane Reade GP, and 100% of all of the outstanding common stock of DRI I Inc. DRI I Inc. owns the remaining 1% partnership interest in Duane Reade GP. Substantially all of the Company’s operations of 251 drugstores located in the metropolitan New York market are conducted through Duane Reade GP. In August 1999, two new subsidiaries, Duane Reade International, Inc. and Duane Reade Realty, Inc., were established. Duane Reade GP distributed to Duane Reade Inc. and DRI I Inc. all rights, title, and interest in all its trademarks, trade names and all other intellectual property rights. In turn, Duane Reade Inc. and DRI I Inc. made a capital contribution of these intellectual property rights to Duane Reade International. This change created a controlled system to manage and exploit these intellectual property rights separate and apart from the retail operations. In addition, Duane Reade GP distributed some of its store leases to Duane Reade Inc. and DRI I Inc., which in turn made a capital contribution of these leases to Duane Reade Realty. Duane Reade Realty is the lessee under certain store leases entered into after its creation. Duane Reade Realty subleases to Duane Reade GP the properties subject to those leases.

The Company has incurred losses since the Acquisition date due primarily to the additional depreciation and amortization expense relating to the stepped-up fair value of its assets on the Acquisition date, and increased interest expense on Acquisition indebtedness. The Company has an accumulated deficit of $397.8 million at December 27, 2008. The Company has generated positive net cash flows from operations of $44.3 million in fiscal 2008, $19.3 million in fiscal 2007 and $11.6 million in fiscal 2006. The Company has never been subject to the single quarterly fixed charge financial coverage requirement specified in the amended asset-based revolving loan facility agreement. The fixed charge financial covenant becomes applicable when borrowings exceed 90 percent of the borrowing base, as defined in the agreement. Historically, the Company’s borrowings have never exceeded 90 percent of the borrowing base and the Company does not expect to exceed this threshold during 2009. If the fixed charge coverage ratio was in effect during fiscal 2008, the Company would have been in full compliance with the covenant.

The Company intends to refinance its senior floating rate notes due 2010 and senior subordinated notes due 2011 in the amounts of $210 million and $195 million, respectively, prior to their maturity dates. There can be no assurance that such refinancing will actually take place.

Significant accounting policies followed in the preparation of the Consolidated Financial Statements are as follows:

Reporting year:    The fiscal year for the Company is the 52 or 53 week reporting period ending on the last Saturday in December. The 2008, 2007 and 2006 fiscal years contain 52 weeks.

Principles of consolidation:    The Consolidated Financial Statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

Reclassification:    Certain prior year balances have been reclassified to conform to the current year’s presentation.

Cash:    Cash consists of cash on hand at our store locations.

Receivables:    Receivables consist primarily of amounts due from various insurance companies, pharmacy benefit management companies and governmental agencies under third party payment plans for prescription sales and amounts due from vendors, a majority of which relate to promotional programs. The Company’s accounting policy, which is based on its past collection experience, is to fully reserve for all pharmacy receivables over 120 days old that are unpaid at the evaluation date and deemed uncollectible, as well as any other pharmacy receivables deemed potentially uncollectible. Pharmacy receivables other than New York Medicaid are adjudicated at the point of sale and do not generally have issues of collectability. Other receivables, which primarily consist of amounts due from vendors, are reserved for based upon a specific application of the Company’s historical collection experience to the total aged receivable balance. The Company has provided an aggregate allowance for doubtful accounts of $1.7 million at December 27, 2008 and December 29, 2007. The carrying value of the Company’s receivables approximates fair value given the short-term maturity of these financial instruments.

Inventories and cost of sales:    Inventories are stated at the lower of cost or market with cost determined using the specific item average cost last-in, first-out (“LIFO”) method. When appropriate, provision is made for obsolete, slow-moving or damaged inventory. At December 27, 2008 and December 29, 2007, inventories would have been $2.4 million higher and $1.6 million lower, respectively, if they were valued at the lower of specific item average cost first-in, first-out cost or market. The lower specific item average cost first-in, first-out valuation at December 29, 2007 is due to an inventory purchase accounting step-up at July 30, 2004. The Company’s primary pharmaceutical supplier provides $30.0 million of inventory on a consignment basis. Prescription drug inventory over the consignment limit is owned. As of December 27, 2008 and December 29, 2007, there was approximately $41.4 million and $38.9 million, respectively, of prescription drug inventory over the $30.0 million consignment limit included in the Company’s consolidated balance sheets. Included within cost of sales are all warehouse expenses and distribution costs, except for depreciation and amortization expense, which is shown separately. The Company reflects promotional allowances from vendors as a reduction of inventory or advertising expense, depending on the nature of the allowance, when such inventory is sold or advertising or promotions have been completed and the related allowances have been earned.

Property and equipment:    Property and equipment are stated at cost. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of assets as follows:

Buildings and improvements	30 years
Furniture, fixtures and equipment	3-10 years
Computer equipment	5-7 years
Leasehold improvements	Life of lease or, if shorter, remaining useful life

Other assets:    Deferred financing costs are amortized over the term of the underlying debt. Individual pharmacy customer files are amortized on a straight-line basis over their useful lives, generally the lesser of seven years or the remaining life of the store lease. Favorable leases are amortized on a straight-line basis over the remaining life of the lease. Non-competition contracts are amortized on a straight-line basis over the life of the respective agreements, which are normally three years.

In accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” the Company capitalizes certain costs incurred in the development of internal-use software. The Company capitalized $6.1 million, $4.7 million and $4.1 million of computer software during fiscal 2008, fiscal 2007 and fiscal 2006, respectively. These capitalized costs are amortized over the useful life of the software, generally seven years.

Impairment:    The carrying values of intangible assets subject to amortization and long-lived assets are reviewed and evaluated for impairment by the Company when events and circumstances indicate that the carrying amount of these assets may not be recoverable. For these intangible and long-lived assets, this evaluation is generally based on the future undiscounted operating cash flows of the related assets. Should such evaluation result in the Company concluding that the carrying amount of intangibles or long-lived assets has been impaired, an appropriate write-down to fair value based on discounted cash flows would be recorded. Using the impairment methodology evaluation described, the Company recorded impairment charges in fiscal 2008 of approximately $7.7 million for stores whose asset carrying values were greater than their undiscounted expected cash flows. The Company recorded impairment charges of $0.9 million in fiscal 2007 and $10.2 in fiscal 2006 for stores whose asset carrying values were greater than their undiscounted expected cash flows. With respect to the testing of its long-lived assets for impairment, the Company may be required to record additional asset impairment charges in the future if the general economic downturn persists and if there is a prolonged period of economic weakness in the markets it serves.

Goodwill and indefinite lived intangibles that are not amortized are evaluated for impairment annually as of the year end balance sheet date and between annual tests in certain circumstances as required under SFAS No. 142, “Goodwill and Other Intangible Assets”. The process of evaluating the Company’s goodwill and indefinite lived intangibles for impairment involves the determination of fair value. Inherent in such fair value determinations are certain judgments and estimates, including a projection of future cash flows, the interpretation of economic indicators and market valuations, assumptions in the Company’s business plans and other quantitative and qualitative analyses. The Company assesses its goodwill and trade name for impairment annually at the end of its fiscal year and in interim periods if certain events occur indicating the carrying value may be impaired. The Company performs its analysis for potential impairment of goodwill in accordance with SFAS No. 142, which requires that a two-step impairment test be performed on goodwill. In the first step, the fair value of the reporting unit is compared to its carrying value. If the fair value exceeds its carrying value, goodwill is not impaired, and no further testing is required. If the carrying value of the reporting unit exceeds its fair value, then a second step must be performed in order to determine the implied fair value of the goodwill and compare it to the carrying value of the goodwill. If the carrying value of goodwill exceeds its implied fair value then an impairment loss is recorded equal to the difference.

The Company’s evaluation of goodwill and the Company’s trade name as of December 27, 2008 and as of December 29, 2007 resulted in no impairment charge to these assets.

Closed Store Reserve:    The Company occasionally vacates store locations prior to the expiration of the related lease. For vacated locations that are under long-term leases, the Company records an expense for the difference between its future lease payments and related costs (e.g., real estate taxes and common area maintenance) from the date of closure through the end of the remaining lease term, net of expected future sublease rental income. The Company’s closed store reserve can be affected by uncertainties because management is required to make assumptions and to apply judgment to estimate the duration of future vacancy periods, the amount and timing of future settlement payments, and the amount and timing of potential sublease rental income. When making these assumptions, management considers a number of factors, including historical settlement experience, the owner of the property, the location and condition of the property, the terms of the underlying lease, the specific marketplace demand and general economic conditions. At December 27, 2008 and December 29, 2007, the Company had a total closed store reserve of $8.2 million and $7.7 million, respectively. The Company may be required to recognize additional charges to the closed store reserve in a future period if it decides to vacate a store location prior to the expiration of the related lease.

Revenue recognition:    The Company recognizes revenues from the sale of merchandise at the time that the merchandise is sold. The Company does not accrue for product returns because the amounts are de minimis.

Advertising expenses:    Costs incurred to produce media advertising are charged to expense when the advertising takes place. For the 2008, the 2007 and 2006 fiscal years, advertising expense was $12.0 million, $12.6 million and $14.9 million, respectively.

Pre-opening expenses:    Store pre-opening costs, other than capital expenditures, are expensed when incurred.

Operating lease accounting:    Rent expense for operating leases is expensed over the current lease term on a straight line basis commencing from the date of possession or delivery of the underlying asset. Landlord allowances are deferred and amortized on a straight-line basis over the lease term.

Sales taxes:    The Company reflects sales tax collected at the point-of-sale as a current liability, rather than as a component of revenue. Sales taxes collected in such a manner are remitted to the appropriate state authorities in accordance with their respective payment schedules.

Income taxes:    Income taxes are accounted for under the asset and liability method prescribed by SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amount and tax bases of the respective assets and liabilities as well as for the deferred tax effects of tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. Valuation allowances are established when management determines that it is more likely than not that a deferred tax asset will not be realized. For the fiscal years ended December 27, 2008 and December 29, 2007, the Company’s balance sheet reflects valuation allowances of $142.9 million and $112.0 million, respectively. Please refer to Note 17 “Income Taxes” for additional information on this topic. The Company also establishes a reserve for costs of exposure on previously filed tax returns.

Employee stock option plans:    The board of directors of Duane Reade Holdings, Inc. adopted the Duane Reade Holdings, Inc. Management Stock Option Plan (the “2004 Option Plan”) on July 30, 2004. The 2004 Option Plan is administered by the compensation committee of the board of directors. Any officer, employee, director or consultant of Duane Reade Holdings or any of its subsidiaries or affiliates is eligible to be designated a participant under the 2004 Option Plan. As of December 27, 2008, a maximum of 575,893 shares of the Company’s common stock (on a fully diluted basis) may be granted under the 2004 Option Plan.

Under the 2004 Option Plan, the compensation committee of Duane Reade Holdings, Inc. may grant awards of nonqualified stock options, incentive stock options, or any combination of the foregoing. A stock option granted under the 2004 Option Plan will provide a participant with the right to purchase, within a specified period of time, a stated number of shares of the Company’s common stock at the price specified in the award agreement. Stock options granted under the 2004 Option Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, not inconsistent with the 2004 Option Plan, as may be determined by the compensation committee and specified in the applicable stock option agreement or thereafter.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), using the “modified” prospective transition method. Under that transition method, compensation expense recognized includes the vested portion of share-based payments granted on or after January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). The Company has elected to recognize compensation expense on a straight-line basis over the vesting period of the respective options. Refer to Note 19 for additional information regarding stock option-based compensation expense.

Use of estimates:    The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, costs and expenses during the reporting period. These estimates and assumptions are based on management’s best estimates and assumptions. Recent events, including illiquid credit markets, volatility in the debt and equity markets and declines in consumer spending have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Significant estimates used in the preparation of the consolidated financial statements included herein follow:

Inventory shrink:    Inventory balances are presented net of the Company’s estimated provision for shrink, which is based on the most recent store trends. The Company takes front-end and pharmacy physical inventories in all of its stores at least once per year on a staggered cycle basis and performs cycle counts of the inventories at the distribution centers throughout the year.

General liability insurance claims:    Liabilities for the gross amount payable of general liability insurance claims are primarily related to customer accidents. The Company’s policy is to recognize such liabilities based on estimates of the ultimate settlement value of these claims, as well as for estimated incurred but unreported claims as of each balance sheet date. For a majority of the claims, the Company’s maximum self-insured portion of an individual claim does not exceed $250,000, although the Company’s historical claim settlement experience is significantly lower. The Company carries primary general liability insurance coverage (above the self-insured limit) of $15 million and also has a general liability umbrella policy that provides an additional $100 million of insurance coverage beyond the primary limit. At December 27, 2008 and December 29, 2007, the Company has recorded a liability of $4.7 million and $4.8 million, respectively, reflecting the estimated gross self-insured settlement value of its general liability claims.

Other loss contingencies:    Liabilities for loss contingencies are recorded when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable.

Fair value measures:    The Company has certain financial instruments that are accounted for at fair value. Since the financial instruments are not traded, they are valued using valuation models that require judgment and inputs that are generally unobservable. The significant financial instruments recorded within the Company’s consolidated financial statements at fair value include a liability for an interest rate collar, non-current liabilities for the mandatory redemption feature of its preferred stock, a liability for phantom stock, compensation expense for stock options granted by the Company and a liability for the profits interest of Mr. Cuti. The valuations of these items contain uncertainties because they require management to make assumptions about the probability of future events, to apply judgment to estimate industry and economic factors and the profitability of future business strategies as well as selecting the appropriate discount rate. Therefore, the valuations cannot be determined with precision, cannot be substantiated by comparison to quoted prices in active markets, and may not represent the amounts that would be realized in a current sale or immediate settlement of the asset or liability. Additionally, there are inherent uncertainties in any fair value measurement technique, and changes in the underlying assumptions could materially affect the fair value measurement amounts.

Significant vendor relationships:    The Company is party to multi-year, merchandise supply agreements in the normal course of business. The largest of these agreements is with AmerisourceBergen, the Company’s primary pharmaceutical supplier. Generally, these agreements provide for certain volume commitments and may be terminated by the Company, subject in some cases to specified termination payments, none of which, in management’s opinion, would constitute a material adverse effect on the Company’s results of operations, financial position or cash flows. It is the opinion of management that if any of these agreements were terminated or if any contracting party was to experience events precluding fulfillment of its obligations, the Company would be able to find a suitable alternative supplier.

Recently issued accounting standards:    In May 2008, the Financial Accounting Standards Board (“FASB”) approved FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt issued with Stock Purchase Warrants.” Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and the equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods, with equity component being valued based on the difference between such non-convertible debt borrowing rate and the actual cash interest rate on such convertible debt. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and must be applied retrospectively to all periods presented. The Company is evaluating the effect which the implementation of FSP APB 14-1 may have on the consolidated financial statements.

In April 2008, the FASB issued FASB FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets,” which amends the factors that should be considered in developing renewal or extension assumptions used in determining the useful lives of recognized intangible assets. FSP No. FAS 142-3 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. The Company does not currently expect the adoption of FSP No. FAS 142-3 to have a material effect on the Company’s consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles in the United States for non-governmental entities. SFAS No. 162 is effective 60 days following approval by the U.S. Securities and Exchange Commission (“SEC”) of the Public Company Accounting Oversight Board’s amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The Company does not expect SFAS No. 162 to have a material impact on the preparation of the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement No. 133.” The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand the effects on an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective prospectively for periods beginning on or after November 15, 2008. The adoption of SFAS No. 161 is not currently expected to have a material effect on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51.” SFAS No. 160 establishes accounting and reporting standards pertaining to ownership interests in subsidiaries held by parties other than the parent, the amount of net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated. This statement also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning on or after

December 15, 2008. The adoption of SFAS No. 160 is not currently expected to have a material effect on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115.” This statement permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is applicable for the Company as of December 30, 2007, the first day of fiscal 2008. The adoption of SFAS No. 159 did not have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is applicable for the Company as of December 30, 2007, the first day of fiscal 2008. In February 2008, the FASB issued FASB Staff Position FAS 157-2 which deferred the effective date of SFAS No. 157 for certain nonfinancial assets and liabilities until fiscal 2009. The Company has adopted SFAS No. 157 to account for its financial assets and liabilities and such adoption did not have a material effect on its consolidated financial statements. The FASB Staff Position SFAS No. 157-2 defers the effective date of SFAS No. 157 for certain nonfinancial assets and liabilities until fiscal 2009, but the Company does not currently expect its adoption to have a material effect on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” SFAS No. 141(R) requires the acquiring entity in a business combination to recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition), establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the information needed to evaluate and understand the nature and effect of the business combination. This statement applies to all transactions or other events in which the acquirer obtains control of one or more businesses, including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. For new acquisitions made following the adoption of SFAS 141(R), significant costs directly related to the acquisition including legal, audit and other fees, as well as most acquisition-related restructuring, will have to be expensed as incurred rather than recorded to goodwill as is generally permitted under SFAS No. 141, “Business Combinations.” Additionally, contingent purchase price arrangements (also known as earn-outs) will be re-measured to estimated fair value with the impact reported in earnings, whereas under present rules the contingent purchase consideration is recorded to goodwill when determined. Adoption of SFAS No. 141(R) is required for business combinations after December 15, 2008. Early adoption and retroactive application of SFAS No. 141(R) to fiscal years preceding the effective date are not permitted. The adoption of SFAS No. 141(R) is not currently expected to have a material effect on the Company’s consolidated financial statements.

2.	Completion of Audit Committee Investigations

Investigation of Real Estate Transactions and Related Matters:

As previously disclosed, the Audit Committee of the Company, with the assistance of independent counsel (which engaged forensic accountants), conducted a review and investigation concerning certain real estate transactions and related matters and whether the accounting for such transactions was proper. That review and investigation was completed in 2007.

As a result of the completion of the review and investigation, the independent counsel of the Audit Committee determined that it would not be necessary to restate any previously-issued financial statements for any periods subsequent to fiscal year 2004. However, the independent counsel identified approximately $14.4 million of pre-tax income from real estate transactions and related matters that occurred during the 2000 through 2004 fiscal years (the “Real Estate Related Transactions”) for which the Company’s accounting was concluded by the Company to be improper. Based on the conclusions of the independent counsel relating to the Real Estate Related Transactions, as described in more detail below, the Audit Committee determined, on May 22, 2007, that a restatement of the Company’s previously-issued financial statements as of and for the five months ended December 25, 2004, the seven months ended July 30, 2004 and the 2000 through 2003 fiscal years (collectively, the “Affected Periods”) was required. The Company has filed all of the necessary restated financial statements for the Affected Periods. The restatements have had no material impact on the Company’s financial statements for any periods during the 2006, 2007 or 2008 fiscal years.

The independent counsel concluded that the Real Estate Related Transactions were orchestrated by Anthony J. Cuti, a former Chairman and CEO, who was replaced in November 2005, and were expressly designed to overstate the Company’s income. The primary method used in the scheme was to make payments to certain entities that were ostensibly in respect of services provided by the entities and record the payments in connection with the Company’s acquisition of various leases. The payments were therefore capitalized as part of the Company’s lease acquisition costs and amortized over the lives of the related leases. These amounts were in turn paid back to the Company by the entities ostensibly for terminating operations in certain stores, not exercising certain real estate options and for taking other actions in respect of various leases (the “Company Actions”). The payments made to the Company were generally recorded as income at or about the time the agreements relating to the Company Actions were signed. According to the independent counsel’s report, in order to accomplish the scheme, Mr. Cuti made certain false representations to the Company’s Chief Financial Officer, other members of the management of the Company and the Company’s independent accountants concerning the structure and economic substance of the Real Estate Related Transactions. The independent counsel concluded that the agreements for the Real Estate Related Transactions between the entities and the Company had not been negotiated at arm’s length and that the purported consideration in those Real Estate Related Transactions was illusory and lacking in economic substance. The independent counsel therefore concluded that the circular payments to the entities by the Company and payments by the entities back to the Company should not have been made and should not have been reflected in the financial statements as originally reported. The restatement of the financial statements as of and for the Affected Periods included the adjustments required to properly reflect those circular payments and resulting adjustments to the related amortization originally recorded.

The Audit Committee’s conclusion that the financial statements for the Affected Periods should be restated was based on the conclusions of the independent counsel in the investigation and the accounting impact of the misstatements relating to real estate-related income, combined with the misstatements described below under “Investigation of Credits and Rebillings.”

The review and investigation of the independent counsel and the forensic accountants was completed on May 18, 2007. On May 22, 2007, the Company received a grand jury subpoena from the United States Attorney’s Office for the Southern District of New York seeking documents related to the above matters. The Company is cooperating fully with that investigation. In the Company’s arbitration proceeding against Mr. Cuti, on May 25, 2007, the United States Attorney’s Office for the Southern District of New York filed an application requesting that the arbitrator stay further proceedings in the arbitration, including discovery, pending further developments in its criminal investigation of Mr. Cuti. Following briefing by the parties on the application, the arbitrator entered an order staying the arbitration proceedings. The stay has been extended from time to time.

On October 9, 2008, the United States Attorney’s Office for the Southern District of New York and the SEC announced the filing of criminal and civil securities fraud charges against Mr. Cuti and another former executive of the Company, William Tennant. In the criminal indictment, the government charges that Mr. Cuti and Mr. Tennant engaged in a scheme, involving the credits and rebillings and real estate-related transactions discussed above, to falsely inflate the income and reduce the expenses that the Company reported to the investing public and others. The SEC’s complaint similarly alleges that Mr. Cuti and Mr. Tennant entered into a series of fraudulent transactions designed to boost reported income and enable the Company to meet quarterly and annual earnings guidance. Both proceedings are continuing. For more information regarding the arbitration proceeding, please see Note 18 to the audited financial statements contained within this report.

Investigation of Credits and Rebillings:

The Audit Committee of the Company, with the assistance of independent counsel, conducted and completed a review and investigation of the fiscal periods from 2000 through September 30, 2006, relating to arrangements originated by Mr. Cuti for the issuance of improper credits and the subsequent rebilling of such credits related to amounts paid to construction and other contractors at its stores and the related improper accounting. The Audit Committee completed its investigation prior to the filing of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2006 on January 10, 2007.

The investigation focused principally on the accounting impact of approximately $5.8 million of credits from construction contractors that were improperly taken into the Company’s income and offsetting rebillings which were improperly recorded as capital expenditures in subsequent quarters by the Company. The Audit Committee believes that all of such credits were subsequently rebilled by the contractors and that the Company paid the contractors such rebilled amounts.

The credits had the effect of improperly offsetting SG&A expense (and improperly increasing net income) during the periods in which they were received. Amounts subsequently rebilled by the Company were generally capitalized as store improvements, improperly increasing the reported level of property and equipment as well as subsequent depreciation expense. The overstated net property and equipment that resulted from the credit/rebilling practice was also carried through the Acquisition-related purchase accounting process on a dollar-for-dollar basis.

In the periods from fiscal 2000 through the seven months ended July 30, 2004, increased depreciation resulted in a partial offset and understatement of operating income and income before income taxes. In the periods subsequent to July 30, 2004, increased depreciation resulted in an overstatement of operating loss and loss before income taxes. Income tax expense may also have been reduced as a result, based on the tax impact of such depreciation expense. However, due to the valuation allowance being recorded during 2006, there would not be any impact on income tax expense for the 2006 period.

Net income (loss) for all of the above-described periods would reflect the combined impact of the overstatement or understatement of income (loss) before income taxes and any related changes in income tax expense (benefit).

The credit/rebilling practice resulted in the overstatement of net property and equipment in all periods since the re-billings occurred. As a result of the overstatement of net property and equipment and related purchase accounting adjustments made in connection with the Acquisition, goodwill was also understated.

In addition, as a part of its investigation, the Audit Committee also examined certain invoices from store maintenance and other contractors to determine whether the amounts paid to those contractors were accounted for properly. The Audit Committee concluded that any misstatements with respect to such invoices were inconsequential.

The Company has filed the necessary restated financial statements for the Affected Periods.

3.	Pharmacy and Customer File Acquisitions

During the fiscal year ended December 27, 2008, the Company acquired the individual pharmacy customer files and the operations, including certain lease-related assets, of two pharmacy establishments (each of the acquired pharmacies was operated as a new store). The Company acquired the individual pharmacy customer files and the operations, including certain lease-related assets, of one pharmacy establishment (which was operated as a new store) during the fiscal year ended December 29, 2007. We did not acquire any pharmacy establishments or customer files in fiscal 2006. The table below provides detail of these acquisitions (dollars in millions).

	Fiscal Year Ended December 27, 2008	Fiscal Year Ended December 29, 2007
Pharmacy establishments acquired	2	1

Purchase price allocation:
Identifiable intangibles	$1.1	$1.2
Inventory	0.4	0.3
Other assets	0.1	0.3
Accruals and liabilities	0.0	(0.2)

Total	$1.6	$1.6

The acquired pharmacies have been included in the consolidated statements of operations from the date of acquisition and did not have a material effect on the reported results of operations of the Company for any of the periods presented.

4.	Receivables

Receivables are summarized as follows (in thousands):

	December 27, 2008	December 29, 2007
Third party pharmacy plans	$40,705	$37,694
Due from vendors	11,440	14,569
Credit cards and other receivables	5,342	5,202

Subtotal	57,487	57,465
Less: allowance for doubtful accounts	(1,704)	(1,758)

Total Receivables, net of allowances	$55,783	$55,707

5.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets are summarized as follows (in thousands):

	December 27, 2008	December 29, 2007
Prepaid rent / real estate receivables	$3,879	$2,433
Insurance claims receivable	1,693	1,674
Prepaid insurance	1,536	1,992
Prepaid cigarette taxes	159	525
Prepaid equipment leases & maintenance contracts	1,192	1,270
Miscellaneous prepaids & receivables	5,082	5,311

Total Prepaid expenses and other current assets	$13,541	$13,205

6.	Property and Equipment

Property and equipment are summarized as follows (in thousands):

	December 27, 2008	December 29, 2007
Furniture, fixtures and equipment	$146,109	$138,900
Building and leasehold improvements including construction in progress	169,231	162,307

	315,340	301,207
Less accumulated depreciation and amortization	128,780	105,467

Total Property and equipment, net	$186,560	$195,740

Depreciation and amortization of property and equipment was $38.0 million, $35.7 million and $33.7 million in fiscal 2008, fiscal 2007 and fiscal 2006, respectively.

7.	Other Assets

Other assets are summarized as follows (in thousands):

	December 27, 2008	December 29, 2007
Favorable leases and other lease acquisition costs (net of accumulated amortization of $72,120 and $60,140)	$66,567	$74,368
Pharmacy customer lists (net of accumulated amortization of $75,702 and $61,465)	28,957	42,445
Trade name	46,000	46,000
Deferred financing costs (net of accumulated amortization of $16,958 and $13,307)	8,451	12,102
Software & systems development costs (net of accumulated amortization of $13,150 and $8,982)	18,021	16,081
Other	3,626	3,684

Total Other assets, net	$171,622	$194,680

For the fiscal years ended December 27, 2008, December 29, 2007 and December 30, 2006, amortization of intangible assets was $30.5 million, $37.4 million and $38.3 million, respectively. Amortization expense includes amortization of software and system development costs amounting to $4.2 million, $3.4 million and $2.9 million, respectively. For the 2009 through 2013 fiscal years, the Company expects to incur annual expenses related to the amortization of existing intangible assets of $28.1 million, $24.3 million, $18.7 million, $11.2 million and $9.1 million, respectively.

8.	Accrued Expenses

Other accrued expenses are summarized as follows (in thousands):

	December 27, 2008	December 29, 2007
Accrued salaries and benefits	$15,083	$15,798
Hedge liability (see Note 10)	4,747	—
Insurance related claims costs	4,744	4,810
Closed store reserves	4,718	2,624
Expense payables	4,664	5,168
Accrued legal liabilities (see Note 18)	3,789	606
Deferred tax liability (see Note 17)	3,289	1,835
Accrued professional fees	1,955	3,191
Sales tax payable	1,294	1,576
Accrued rent	587	994
Other	7,392	6,484

Total Accrued expenses	$52,262	$43,086

9.	Debt

Debt is summarized as follows (in thousands):

Description of Instrument	December 27, 2008	December 29, 2007
Current Debt:
Asset-based revolving loan facility(1)	$144,642	$141,352

Non-Current Debt:
Senior floating rate notes due 2010	210,000	210,000
9.75% Senior subordinated notes due 2011	195,000	195,000
2.1478% Senior convertible notes due 2022(2)	33	32

Total Long-term debt	405,033	405,032

Total Debt	$549,675	$546,384

(1)	At December 27, 2008, approximately $144.6 million was outstanding under the Company’s asset-based revolving loan facility. Obligations under this facility have been classified as current liabilities because cash receipts controlled by the lenders are used to reduce outstanding debt and the Company does not meet the criteria of SFAS No. 6, “Classification of Short-Term Obligations Expected to be Refinanced—An Amendment of ARB No. 43, Chapter 3A”, to classify the debt as long-term, however, this is not an indication that this credit facility is expected to be retired within the next year. The Company intends to continue to use this facility for its working capital needs through the date of its maturity in July 2011.
(2)	Increase is due to the accretion of the discount on the original issuance.

Asset-Based Revolving Loan Facility.     On July 22, 2004, in connection with the Acquisition, the asset-based revolving loan facility was amended to increase the borrowing capacity to an aggregate principal amount of $250 million, subject to an adjusted borrowing base calculation based upon specified advance rates against the value of inventory, pharmacy prescription files and accounts receivable. The original maturity date of the amended asset-based revolving loan facility was July 21, 2008. In August 2005, in conjunction with the issuance of $50.0 million aggregate principal amount of senior secured floating rate notes due 2010, the Company permanently reduced the maximum availability under the amended asset-based revolving loan facility by $25.0 million to $225.0 million. On July 7, 2006, the Company entered into a further amendment to the amended asset-based revolving loan facility to extend its maturity from July 21, 2008 to July 21, 2011, subject to the requirement that the Company refinance or restructure the $210.0 million aggregate principal amount of the senior secured floating rate notes due 2010 and the $195.0 million aggregate principal amount of the 9.75% senior subordinated notes due 2011, in each case, on terms reasonably acceptable to the administrative agent and at least 120 days prior to each’s respective scheduled maturity date. The Company fully intends to refinance or restructure the outstanding principal amounts of its senior secured floating rate notes and senior subordinated notes within the required timeframe, in accordance with the requirements of the third amendment.

On September 28, 2007, the asset-based revolving loan facility was amended to exclude from the definition of Capital Expenditures any expenditure made with the proceeds of any equity securities issued or capital contributions received by the Company.

The amended asset-based revolving loan facility includes a $50 million sub-limit for the issuance of letters of credit. Obligations under the revolving loan facility are collateralized by a first priority interest in inventory, receivables, pharmacy prescription files, deposit accounts and certain other current assets. Under the amended asset-based revolving loan facility, Duane Reade GP is the sole obligor. However, the amended asset-based revolving loan facility is guaranteed on a full and unconditional basis by the Company, Duane Reade Inc. and each of the Company’s other domestic subsidiaries other than the obligor.

The amended asset-based revolving loan facility contains a single fixed charge coverage requirement which only becomes applicable when borrowings exceed 90 percent of the borrowing base, as defined in the agreement governing the amended asset-based revolving loan facility. Borrowings under the amended asset-based revolving loan facility have not exceeded 90 percent of the borrowing base and, as a result, the fixed charge covenant has not become applicable. There are no credit ratings related triggers in the amended asset-based revolving loan facility that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity.

Revolving loans under the amended asset-based revolving loan facility, at the Company’s option, bear interest at either:

•	a rate equal to LIBOR (the London Interbank Offered Rate) plus a margin of from 1.00% to 2.00%, determined based on levels of borrowing availability reset each fiscal quarter; or

•	a rate equal to the prime rate of Banc of America Retail Group Inc. plus a margin of from 0.00% to 0.50%, determined based on levels of borrowing availability reset each fiscal quarter.

Borrowings under the amended facility continue to be primarily LIBOR-based. At December 27, 2008 and December 29, 2007, the amended asset-based revolving loan facility bore interest at a weighted average annual rate of 3.51% and 6.72%, respectively.

At December 27, 2008, there was $144.6 million outstanding under the amended asset-based revolving loan facility, and approximately $69.0 million of remaining availability, net of $6.3 million reserved for outstanding standby letters of credit. Obligations under this facility have been classified as current liabilities because cash receipts controlled by the lenders are used to reduce outstanding debt, and the Company does not meet the criteria of SFAS No. 6, “Classification of Short-Term Obligations Expected to be Refinanced—An Amendment of ARB No. 43, Chapter 3A,” to classify the debt as long-term.

Senior Secured Floating Rate Notes due 2010.    On December 20, 2004, the Company closed an offering of $160.0 million aggregate principal amount of senior secured floating rate notes due 2010. Using the net proceeds from that offering, together with approximately $2.2 million of borrowings under the amended asset-based revolving loan facility, the Company repaid all outstanding principal under its previously existing $155.0 million senior term loan facility, along with approximately $3.6 million of early repayment premium and accrued but unpaid interest through December 20, 2004. On August 9, 2005, the Company issued a further $50.0 million of senior secured notes. These new notes were issued under the same indenture as the senior secured notes issued in December 2004, although they do not trade fungibly with those notes.

The senior secured notes bear interest at a floating rate of LIBOR plus 4.50%, reset quarterly. Interest on the senior secured notes is payable quarterly on each March 15, June 15, September 15, and December 15. The senior secured notes mature on December 15, 2010. At December 27, 2008, the senior secured notes bore interest at an annual rate of 6.42%.

On April 30, 2008, the Company entered into a hedging transaction through the acquisition of a “no cost collar.” Under this arrangement, the Company capped its exposure on $210.0 million of LIBOR-based borrowings at a maximum LIBOR rate of 5.2%. In addition, the Company established a minimum “floor” LIBOR rate of 2.6%, in line with then current LIBOR rates. The changes in the fair value of the hedge agreement are reflected on the Consolidated Statements of Stockholder’s Equity (Deficit) and Comprehensive Income (Loss) included within the financial statements. At December 27, 2008, the LIBOR rate in effect was approximately 1.9%, which was below the minimum rate specified under the “no cost collar.” As a result, the “no cost collar” increased the effective annual interest rate on the Company’s LIBOR-based borrowings by approximately 0.4%. This hedging arrangement expires on December 15, 2010.

The Company guarantees the senior secured notes on a full and unconditional, senior secured basis. Duane Reade Inc. and Duane Reade GP are co-obligors under the senior secured notes. The senior secured notes rank equally in right of payment with any of the Company’s, Duane Reade Inc.’s or Duane Reade GP’s unsubordinated indebtedness and senior in right of payment to any of the Company’s, Duane Reade Inc.’s or Duane Reade GP’s subordinated or senior subordinated indebtedness. All obligations under the senior secured notes are guaranteed on a senior basis by each of the Company’s existing subsidiaries, other than Duane Reade Inc. and Duane Reade GP, and will be guaranteed by future subsidiaries of Duane Reade Inc. and Duane Reade GP except certain foreign and certain domestic subsidiaries. The senior secured notes and the guarantees are collateralized by a first priority interest in substantially all of Duane Reade Inc. and Duane Reade GP’s assets other than those assets in which the lenders under the amended asset-based revolving loan facility have a first priority interest. The senior secured notes and the guarantees are also collateralized by a second priority interest in all collateral pledged on a first priority basis to lenders under the amended asset-based revolving loan facility.

Upon the occurrence of specified change of control events, Duane Reade Inc. and Duane Reade GP will be required to make an offer to repurchase all of the senior secured notes at 101% of the outstanding principal amount of the senior secured notes plus accrued and unpaid interest to the date of repurchase. The indenture governing the senior secured notes contains certain affirmative and negative covenants that limit the ability of Duane Reade Inc., Duane Reade GP and their restricted subsidiaries, as defined, to incur additional indebtedness, pay dividends, make repayments on indebtedness that is subordinated to the senior secured notes and to make certain other restricted payments, incur certain liens, use proceeds from sales of assets, enter into business combination transactions (including mergers, consolidations and asset sales), enter into sale-leaseback transactions, enter into transactions with affiliates and permit restrictions on the payment of dividends by restricted subsidiaries. The indenture governing the senior secured notes contains customary events of default, which, if triggered, may result in the acceleration of the indebtedness outstanding under the indenture. There are no credit ratings related triggers in the indenture governing the senior secured notes that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity. The indenture governing the senior secured notes does not contain financial maintenance covenants.

At December 27, 2008, the weighted average combined interest rate in effect on all variable rate debt outstanding, including the effect of the “no cost collar,” was 5.23%.

Senior Subordinated Notes due 2011.    On July 30, 2004, upon completion of the Acquisition, Duane Reade Inc. and Duane Reade GP co-issued $195.0 million of 9.75% senior subordinated notes due 2011. The senior subordinated notes mature on August 1, 2011 and bear interest at 9.75% per annum payable in semi-annual installments on February 1 and August 1. The senior subordinated notes are uncollateralized obligations and subordinated in right of payment to all of the Company’s, Duane Reade Inc.’s and Duane Reade GP’s existing and future unsubordinated indebtedness, including borrowings under the amended asset-based revolving loan facility and the senior secured notes. The senior subordinated notes will rank equally with any future senior subordinated indebtedness and senior to any future subordinated indebtedness. The senior subordinated notes are guaranteed on an uncollateralized, senior subordinated basis by the Company and all of Duane Reade Inc.’s existing direct and indirect domestic subsidiaries other than Duane Reade GP, which is a co-obligor under the senior subordinated notes. Upon the occurrence of specified change of control events, the Company will be required to make an offer to repurchase all of the senior subordinated notes at 101% of the outstanding principal amount of the senior subordinated notes plus accrued and unpaid interest to the date of repurchase. The indenture governing the senior subordinated notes contains certain affirmative and negative covenants that limit the ability of Duane Reade Inc., Duane Reade GP and their restricted subsidiaries to incur additional indebtedness, pay dividends, make repayments on indebtedness that is subordinated to the senior subordinated notes and to make certain other restricted payments, incur certain liens, use proceeds from sales of assets, enter into business combination transactions (including mergers, consolidations and asset sales), enter into transactions with affiliates and permit restrictions on the payment of dividends by restricted subsidiaries. The indenture governing the senior subordinated notes contains customary events of default, which, if triggered, may result in the acceleration of the indebtedness outstanding under the indenture. There are no credit ratings related triggers in the indenture governing the senior subordinated notes that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity.

2.1478% Senior Convertible Notes due 2022.    On April 16, 2002, Duane Reade Inc. completed an offering of $381.5 million aggregate principal amount of senior convertible notes maturing on April 16, 2022 (the “Convertible Notes”). The Convertible Notes were issued at a price of $572.76 per note (57.276% of the principal amount at maturity) and paid cash interest at the rate of 2.1478% per year on the principal amount at maturity, payable semi-annually in arrears on April 16 and October 16 of each year beginning on October 16, 2002, until April 16, 2007. Since that date, interest has accrued on the notes as amortization of the original issue discount representing a yield to maturity of 3.75% per year, computed on a semi-annual bond equivalent basis. In December 2002, Duane Reade Inc. repurchased a total of $30.5 million principal value of the Convertible Notes at an average purchase price of $486.99 per $1,000 note, resulting in a remaining net outstanding balance of $201.0 million.

In connection with the Acquisition, Duane Reade Inc. made a tender offer to repurchase all of the $351.0 million outstanding principal value of the Convertible Notes. Upon the closing of the tender offer, a total of $350.9 million principal value ($201.0 million issuance value) was tendered for repurchase, leaving only $55.0 thousand of principal value ($32.0 thousand of issuance value) outstanding. Duane Reade Inc. may redeem for cash all or a portion of the principal value of the outstanding Convertible Notes at any time after April 16, 2007, at a price equal to the sum of the issue price plus accrued original issue discount and accrued cash interest, if any, to the redemption date.

Debt Maturities.    At December 27, 2008, the aggregate maturities of debt are as follows (dollars in thousands):

2009	$—
2010	210,000
2011	339,642
2012	—
2012	—
Thereafter	33

Total	$549,675

10.	Hedging Activity

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS No. 133, all derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. SFAS No. 133 defines requirements for designation and documentation of hedging relationships, as well as ongoing effectiveness assessments, which must be met in order to qualify for hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value would be recorded in earnings immediately.

At December 27, 2008, the Company’s hedging activity consists of a “no cost” interest rate collar designed to hedge interest rate variability on portions of its LIBOR-based borrowings. The Company formally documents the relationship between the hedging instruments and the hedged items, as well as its risk management objectives and strategy for undertaking hedge transactions. This interest rate collar qualifies for hedge accounting as a cash flow hedge. Accordingly, the Company recognizes this derivative at fair value as either an asset or liability on the consolidated balance sheets. All changes in fair value are recorded in accumulated other comprehensive income and subsequently reclassified into earnings when the related interest expense on the underlying borrowing is recognized. The Company has not, and does not plan to, enter into any derivative financial instruments for trading or speculative purposes.

On April 30, 2008, the Company entered into a hedging transaction through the acquisition of a “no cost collar.” Under this arrangement, the Company capped its exposure on $210.0 million of LIBOR-based borrowings at a maximum LIBOR rate of 5.2%. In addition, the Company established a minimum “floor” LIBOR rate of 2.6%, in line with then current LIBOR rates. The changes in the fair value of the hedge agreement are reflected on the Consolidated Statements of Stockholder’s Equity (Deficit) and Comprehensive Income (Loss) included within the financial statements. At December 27, 2008, the LIBOR rate in effect was approximately 1.9%, which was below the minimum rate specified under the “no cost collar.” As a result, the “no cost collar” increased the effective annual interest rate on the Company’s LIBOR-based borrowings by approximately 0.4%. This hedging arrangement expires on December 15, 2010.

On May 25, 2005, the Company entered into a hedging transaction through the acquisition of a “no cost collar.” Under this arrangement, the Company capped its exposure on $130.0 million of LIBOR-based borrowings under the senior secured floating rate notes at a maximum LIBOR rate of 5.30%. In addition, the Company established a minimum “floor” LIBOR rate of 3.45%, in line with then current LIBOR rates. This hedging arrangement expired on June 16, 2008.

The fair value of the interest rate collars resulted in a hedge liability of $4.7 million and a hedge asset of $4.0 thousand, at December 27, 2008 and December 29, 2007, respectively.

11.	Fair Value

On December 30, 2007, the first day of fiscal 2008, the Company adopted SFAS No. 157 to account for its financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements; however, it applies to all other accounting pronouncements that require or permit fair value measurements. This standard does not apply to fair value measurements related to share-based payments, nor does it apply to fair value measurements related to inventory.

SFAS No. 157 utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under SFAS No. 157 are described below:

•	Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2—Quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable, either directly or indirectly; and

•	Level 3—Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The fair value estimates presented in the tables below are based on the information available to the Company as of December 27, 2008 and December 29, 2007.

Valuation Techniques

The valuation approach used to calculate the fair value of the Series A preferred stock’s mandatory redemption feature is a combination of future liquidity event probabilities, risk-adjusted returns, and a net present value analysis. The valuation methodology applied to the profits interest is based on a Monte Carlo simulation, which estimates the fair value of the profits interest based on several inputs, including the fair value of the Company’s equity, future liquidity event probabilities and the expected volatility of the underlying equity value. The interest rate collar is valued using models that contain observable market data as well as models that have non-observable inputs, such as assumptions regarding the future performance of the underlying assets. The guarantees for assigned store leases are valued using a probability weighted net present value analysis which considers the probability of future events which may cause the Company to fulfill the guarantees.

Due to the significant judgment applied in the valuation approaches, the valuations cannot be determined with precision, cannot be substantiated by comparison to quoted prices in active markets, and may not represent the amounts that would be realized in a current sale or immediate settlement of the asset or liability. Additionally, there are inherent uncertainties in any fair value measurement technique, and changes in the underlying assumptions could materially affect the fair value measurement amounts, causing the Company to record additional expenses in a future period or to reverse previously recorded expenses in a future period.

Fair Value on a Recurring Basis

The assets and liabilities measured at fair value on a recurring basis are categorized in the tables below based upon the lowest level of significant input to the valuations. As required by SFAS No. 157, the assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement (dollars in thousands). The amounts representing liabilities are denoted in parentheses in the tables below.

	Level 1	Level 2	Level 3	Total
Series A Preferred stock—mandatory redemption feature	$—	$—	$(5,624)	$(5,624)
Profits interest	—	—	—	—
Interest rate collar	—	—	(4,747)	(4,747)
Guarantees	—	—	(504)	(504)

Total	$—	$—	$(10,875)	$(10,875)

The table presented below summarizes the change in balance sheet carrying values associated with the Company’s Level 3 assets and liabilities recorded at fair value on a recurring basis during the year ended December 27, 2008 (dollars in thousands).

	Preferred Stock Mandatory Redemption Feature(1)	Profits Interest(2)	Interest Rate Collars, net	Guarantees(3)	Total
Balance at December 29, 2007	$(3,173)	$(1,671)	$4	$—	$(4,840)
Gains/(Losses)—Included in net loss	(2,451)	1,671	—	(504)	(1,284)
Included in other comprehensive loss	—	—	(4,751)	—	(4,751)
Transfers	—	—	—	—	—

Balance at December 27, 2008	$(5,624)	$—	$(4,747)	$(504)	$(10,875)

The amount of gains/(losses) for the period included in net loss and attributable to the change in unrealized gains/(losses) for assets and liabilities still held at December 27, 2008.	$(2,451)	$1,671	$—	$(504)	$(1,284)

(1)	The unrealized losses for the year ended December 27, 2008 are included within interest expense.
(2)	The unrealized gain for the year ended December 27, 2008 is included within other expenses.
(3)	The unrealized losses for the year ended December 27, 2008 are included within selling, general and administrative expenses.

12.	Capital Lease Obligations

The Company has entered into several capital lease agreements. The capital lease obligations are payable in monthly installments and bear interest at a weighted average rate of 10.8%. At December 27, 2008, the aggregate maturity of the capitalized lease obligations and the present value of the net minimum lease payments are as follows (in thousands):

2009	$4,881
2010	935
2011	653

6,469
Less amounts representing interest	492

5,977
Less current maturities	4,485

Total Capital lease obligations, less current portion	$1,492

At December 27, 2008, assets acquired under capital leases and the corresponding accumulated amortization amounts were $18.0 million and $12.9 million, respectively. At December 29, 2007, assets acquired under capital leases and the corresponding accumulated amortization amounts were $17.5 million and $9.2 million, respectively.

13.	Other Non-current Liabilities

Non-current liabilities consists of the following:

	December 27, 2008	December 29, 2007
Deferred credits	$25,975	$17,429
Phantom stock liability	—	1,589
Closed store reserve	3,437	5,079
Preferred stock—mandatory redemption feature	5,624	3,173
Other	1,217	5,005

Total Other non-current liabilities	$36,253	$32,275

Deferred credits primarily reflects landlord allowances that will be recognized on a straight-line basis over the lives of the respective lease agreements. The preferred stock mandatory redemption feature is discussed in Note 14.

The phantom stock liability represents the value of shares of common stock pledged to certain of the Company’s current and former Senior Vice Presidents in exchange for certain forfeited payments to which they were entitled in connection with the completion of the Acquisition. Based upon the December 27, 2008 valuation of the Company’s equity fair value, the phantom shares are considered to have no value at December 27, 2008.

14.	Issuance of Preferred Stock and Common Stock Warrants in Connection with the Acquisition of Store Leases

On February 20, 2007, the Company entered into an agreement to acquire up to eight leases from the Gristedes supermarket chain for certain locations in the borough of Manhattan, New York City. As of December 27, 2008, the Company had completed the lease acquisitions for six of the former Gristedes locations. The Company has opened stores at the six former Gristedes locations. The acquisition of these leases has been funded through a portion of the proceeds from the issuance of $39.4 million of preferred stock and common stock warrants. The Company’s agreement with Gristedes has expired and the Company is not obligated to acquire the remaining two leases.

On March 27, 2007, certain affiliates of Oak Hill Capital Partners L.P. made an equity commitment of $39.4 million in the form of Series A preferred stock and warrants to acquire approximately 11% (on a fully diluted basis) of the Company’s common stock at an exercise price of $75.00 per share. The proceeds from this capital infusion were used, in part, to acquire the Gristedes leases and to fund certain other capital expenditures. The funds raised through this commitment in excess of funds needed for the acquisition were used to fund the Company’s normal capital spending, fund new store openings or to reduce the Company’s outstanding debt. The first portion of this equity commitment, which amounted to $13.0 million, was funded on March 27, 2007 and the balance of the $39.4 million commitment, in which certain members of senior management also elected to participate, was funded on June 28, 2007. The preferred stock has a 12-year mandatory redemption date from the issuance date and provides for an annual cash dividend of 10% payable quarterly subject to being declared by the Board of Directors. To the extent the dividends are not paid in cash, the dividends will cumulate on a quarterly basis. The dividends are recorded within interest expense on the Statement of Operations. Under the agreements governing its indebtedness, the Company is not currently permitted to pay such dividends in cash. As of December 27, 2008 and December 29, 2007, the Company had accrued unpaid dividends of $6.7 million and $2.4 million, respectively.

Each of the 525,334 shares of Series A preferred stock is immediately redeemable without penalty, at the Company’s option prior to the mandatory redemption date, at a liquidation preference of $75.00 per share plus any accrued but unpaid dividends as of the redemption date. The Company has the right, at its option, immediately prior to an initial public offering (IPO), to require holders of the preferred stock to convert all (but not less than all) of such shares into a number of shares of the Company’s common stock equal to the liquidation preference for such shares of preferred stock, divided by the price per share of the Company’s common stock set forth in the final prospectus to be used in connection with the IPO. Upon the occurrence of a change in control, the Company will be required to redeem all outstanding shares of the Series A preferred stock at a redemption price per share of $75.00 per share plus accrued and unpaid dividends.

The warrants are exercisable initially to purchase an aggregate of up to 384,174 shares of the Company’s common stock. The purchase price for each share of the Series A preferred stock is $75.00 per share, and warrants are exercisable for the Company’s common stock at a price per share of $75.00, subject to certain adjustments.

In accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” the Company has recorded the portion of the proceeds that are attributable to the Series A preferred stock ($30.7 million) as a liability because of the mandatory redemption feature. The remaining amount of $8.4 million (net of $0.3 million of expenses) was ascribed to the warrants, based on a relative fair value basis, and is recorded within additional paid-in capital. The Company has also recorded a liability for the Series A preferred stock’s mandatory redemption feature, which is considered a derivative financial instrument. The recorded liability for the Series A preferred stock’s mandatory redemption feature was $5.6 million and $3.2 million at December 27, 2008 and December 29, 2007, respectively. Such liability is included in “Other non-current liabilities” on the Consolidated Balance Sheet. See Note 13 for further discussion.

15.	Stockholders’ Equity

Common Stock of Duane Reade Holdings, Inc.

At December 30, 2006, the Company’s common stock consisted of 3,050,000 authorized shares. In fiscal 2007, the Company increased the number of authorized shares of common stock to 4,205,600. The par value of the common stock is $0.01 per share. There were 2,615,077 and 2,595,077 shares issued and outstanding at December 27, 2008 and December 29, 2007, respectively. Approximately 99% of the outstanding shares of Duane Reade Holdings, Inc. are beneficially owned by Duane Reade Shareholders, LLC. Oak Hill, together with the equity co-investors, owns on a fully diluted basis 100% of the outstanding membership interests in Duane Reade Shareholders, LLC.

On July 28, 2008, the Company’s CEO purchased 20,000 shares of Duane Reade Holdings, Inc. common stock at a price of $100 per share. The proceeds from the common stock issuance were used for general corporate purposes.

Preferred Stock of Duane Reade Holdings, Inc.

In conjunction with the issuance of preferred stock discussed in Note 14, the Company created a new class of preferred stock. At December 27, 2008, 550,000 shares of the Company’s Series A preferred stock ($0.01 par value) were authorized to be issued, of which 525,334 shares were outstanding. With respect to dividends and distributions and upon any liquidation event, the Series A preferred stock ranks senior to all classes of common stock.

At December 27, 2008, the Company is also authorized to issue an additional 50,000 shares of preferred stock ($0.01 par value), none of which were outstanding at December 27, 2008 or December 29, 2007.

Stockholders and Registration Rights Agreement

A stockholders and registration rights agreement was entered into among certain members of management and Duane Reade Shareholders. The stockholders and registration rights agreement contains, among other things, certain restrictions on the ability of the parties thereto to freely transfer the securities of Duane Reade

Holdings, Inc. held by such parties. In addition, the stockholders and registration rights agreement provides that the holders of a majority of the membership interests in Duane Reade Shareholders may, under certain circumstances, compel a sale of all or a portion of the equity in Duane Reade Holdings, Inc. to a third party (commonly known as drag-along rights) and, alternatively, that stockholders of Duane Reade Holdings, Inc. may participate in certain sales of stock by holders of a majority of the common stock of Duane Reade Holdings, Inc. to third parties (commonly known as tag-along rights). The stockholders and registration rights agreement also contains certain corporate governance provisions regarding the nomination of directors and officers of Duane Reade Holdings, Inc. by the parties thereto. The stockholders and registration rights agreement also provides that Duane Reade Shareholders will have the ability to cause Duane Reade Holdings, Inc. to register common equity securities of Duane Reade Holdings, Inc. under the Securities Act, and provide for procedures by which certain of the equity holders of Duane Reade Holdings, Inc. and Duane Reade Shareholders may participate in such registrations.

Preemptive Rights Agreement

A preemptive rights agreement was entered into among certain Oak Hill entities, Duane Reade Shareholders, Duane Reade Holdings, Inc., Duane Reade Inc. and Mr. Cuti and certain current and former Senior Vice Presidents. The preemptive rights agreement contains, among other things, certain preemptive rights for management, providing that certain equity securities issued by Duane Reade Shareholders or any of its subsidiaries to the members of Duane Reade Shareholders (other than Mr. Cuti) must dilute the interests of all of the parties to the preemptive rights agreement on a proportionate basis. In connection with any such issuance of equity securities, each of Messrs. Cuti, Henry and Ray have the right to purchase from the issuing entity a percentage of equity securities being issued equal to their percentage interest (including phantom stock interest) in Duane Reade Holdings, Inc. as of such time (and, in the case of Mr. Cuti, taking into account his interest in Duane Reade Shareholders as of such time). To the extent any such members of management no longer maintain equity interests in Duane Reade Shareholders or any of its subsidiaries, they will cease to be beneficiaries of the preemptive rights agreement.

Issuance of Common Stock Warrants

As discussed in Note 14, in conjunction with the issuance of preferred stock, the Company also issued warrants to purchase the Company’s common stock. The warrants are convertible to the Company’s common stock at a price per share of $75.00, subject to certain adjustments. In accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” and Accounting Principles Board Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” the Company has recorded the portion of the proceeds that was ascribed to the warrants, $8.4 million (net of $0.3 million of expenses), based on a relative fair value basis, within additional paid-in capital.

Additional Capital Contributions

Oak Hill reimburses the Company for a portion of the Company’s legal costs incurred in connection with the arbitration proceedings relating to Mr. Cuti and discussed in Note 18. During fiscal 2008 and fiscal 2007, the reimbursements totaled approximately $1.5 million and $2.5 million, respectively. The amounts are recorded within additional paid-in capital.

16.	Other Expenses

The table below provides detail of Other expenses for fiscal years 2008, 2007 and 2006 (dollars in thousands).

	Fiscal Year Ended December 27, 2008	Fiscal Year Ended December 29, 2007	Fiscal Year Ended December 30, 2006
Closed store costs	$3,649	$4,351	$—
Asset impairment charges	7,662	868	10,202
Oak Hill management fee	1,250	1,250	1,250
Accounting investigations	—	2,250	835
Former CEO (Mr. Cuti) matters	6,029	6,013	1,280
Miscellaneous other	(1,782)	1,216	1,180

Total Other expenses	$16,808	$15,948	$14,747

When facts and circumstances indicate that the carrying values of long-lived assets may be impaired, an evaluation of recoverability is performed by comparing the carrying values of the assets to projected future cash flows in addition to other quantitative and qualitative analyses. During fiscal 2008, the Company recorded asset impairment charges of approximately $7.7 million for stores whose asset carrying values were greater than their undiscounted expected cash flows. The Company recorded impairment charges of $0.9 million in fiscal 2007 and $10.2 million in fiscal 2006 for stores whose asset carrying values were greater than their undiscounted expected cash flows.

In the normal course of its business, the Company closes store locations. In accordance with the provisions of SFAS No. 146, “Accounting for the Costs Associated with Exit or Disposal Activities”, the Company establishes reserves for closed store costs anticipated to be incurred in connection with such closings.

See Note 2 and Note 18 for a discussion of the costs relating to accounting investigations and the proceedings relating to Mr. Cuti. The Oak Hill management fee is payable quarterly.

Included within the miscellaneous other balance for 2008 are benefits resulting from fair value adjustments to reverse the excess liabilities for the phantom stock liability and the profits interest liability. These benefits are offset by additional benefit costs related to a March 2006 union contract settlement.

17.	Income Taxes

The income tax provision for the 2008, 2007 and 2006 fiscal years consists of the following (in thousands):

	Fiscal Year Ended December 27, 2008	Fiscal Year Ended December 29, 2007	Fiscal Year Ended December 30, 2006
Current:
Federal	$—	$—	$—
State & Local	(2)	126	436
Deferred:
Federal	1,881	1,866	1,881
State & Local	166	200	639

Total Income tax expense	$2,045	$2,192	$2,956

Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amount and tax bases of the respective assets and liabilities at December 27, 2008 and December 29, 2007 and are summarized as follows (in thousands):

	December 27, 2008	December 29, 2007
Deferred tax assets (liabilities)—current:
Deferred income	$951	$1,026
Inventories	(2,774)	(2,823)
Reserves	11,483	10,138
Other, net	330	311

	9,990	8,652
Less: Valuation allowance	(13,279)	(10,487)

Total Deferred income taxes—current liability	$(3,289)	$(1,835)

Deferred tax assets (liabilities)—non-current:
Deferred rent	$24,155	$18,396
Deferred income	10,932	6,893
Long lived assets	(59,084)	(72,260)
Labor contingency and other reserves	3,491	4,166
Alternative minimum tax credits	1,668	1,668
Wage-based and other tax credits	8,003	9,024
Net operating losses	109,848	103,430
Other, net	2,118	2,771

	101,131	74,088
Less: Valuation allowance	(129,571)	(101,511)

Total Deferred income taxes—non-current liability	$(28,440)	$(27,423)

As a result of the Company’s significant losses incurred in 2008 and 2007 and its anticipated future performance based on recently completed projections, the Company evaluated the need to record a valuation allowance against its net deferred tax assets as part of the 2008 tax provision accounting procedures. The evaluation undertaken included a review of the individual deferred tax components and a corresponding analysis of the anticipated time period during which the temporary differences giving rise to deferred tax assets and liabilities would reverse. Based on the results of this analysis, the Company determined that except for two specific items, all other deferred tax assets and liabilities were expected to reverse within the same period. The non-reversing items total $31.7 million and include the deferred tax liability of $10.8 million associated with post-2004 goodwill and the deferred tax liability of $20.9 million associated with the trade name. Because these items are not amortized for financial statement purposes, a reversal of the corresponding deferred tax liability is not expected to occur within the expiration period of the Company’s net operating losses.

In fiscal 2008, fiscal 2007 and fiscal 2006, the Company generated net operating losses of approximately $6.8 million, $56.9 million and $45.4 million, respectively. The federal net operating losses can be carried forward 20 years and will begin to expire in fiscal year 2018. The New York State and New York City net operating losses can be carried forward for a period ranging between 15 and 20 years and began to expire in fiscal year 2007. The New Jersey net operating losses can be carried forward seven years and will begin to expire in fiscal year 2011. The federal and state tax effects of these net operating losses are reflected as a tax benefit in the deferred income tax provision.

Additional deferred tax assets include federal, state and local tax credits totaling $9.7 million, and are composed of federal Work Opportunity Tax credits ($3.4 million), federal Alternative Minimum Tax credits ($1.7 million), New York State Zone Equivalent Area credits ($3.9 million) and New York City Unincorporated

Business Tax (“UBT”) credits ($0.7 million). The Work Opportunity Tax credits can be carried forward for a period of 20 years and the UBT credits begin to expire after 7 years. Each of the other tax credits can be carried forward indefinitely.

Realization of these assets is dependent upon generating sufficient taxable income in future periods. Based on historical taxable income and projections of future taxable income over the periods that the deferred tax assets are deductible, management believes that it is more likely than not that the deferred tax assets will not be realized and has therefore established a valuation allowance against its deferred tax assets.

At December 27, 2008, the Company has approximately $181.5 million of gross deferred tax assets and approximately $70.4 million of gross deferred tax liabilities, resulting in a net deferred tax asset of $111.1 million. After adjusting for the value of the deferred tax liabilities that do not reverse, the resulting cumulative valuation allowance amounts to $142.9 million, of which $30.9 million was recorded in 2008, compared to $43.5 million recorded in 2007 and $38.1 million recorded in 2006.

The provision for income taxes for the 2008 fiscal year, the 2007 fiscal year and the 2006 fiscal year differs from the amounts of income tax determined by applying the applicable U.S. statutory federal income tax rate to pre-tax loss as a result of the following (dollars in thousands):

	Fiscal Year Ended December 27, 2008		Fiscal Year Ended December 29, 2007		Fiscal Year Ended December 30, 2006
Pre-tax loss	$(70,733)	100.0%	$(85,588)	100.0%	$(76,408)	100.0%

Statutory rate	24,757	35.0	29,956	35.0	26,743	35.0
State and local taxes, net of federal tax benefit	6,714	9.5	8,430	9.8	8,112	10.6
NOL and tax credit adjustments	—	0.0	4,704	5.5	—	0.0
Employment and other tax credits	(702)	(1.0)	—	0.0	328	0.4
Preferred stock dividend	(2,604)	(3.7)	(1,491)	(1.7)	—	0.0
Other	642	0.9	(253)	(0.3)	(46)	(0.1)

	28,807	40.7	41,346	48.3	35,137	46.0
Change in valuation allowance	(30,852)	(43.6)	(43,538)	(50.9)	(38,093)	(49.9)

Income tax expense	$(2,045)	(2.9)%	$(2,192)	(2.6)%	$(2,956)	(3.9)%

Employment tax credits represent the benefits earned by the Company for its participation in various federal and state hiring incentive programs. These benefits are generally based on the number of qualifying employees hired and retained by the Company for a specified time period. Employees qualify for these hiring programs primarily as a result of their enrollment in various economic assistance programs or based upon the duration of their employment at certain qualifying locations.

In June 2008, the examination of Duane Reade Inc.’s New York State Franchise Tax filings for the 2001 through 2003 tax years was completed. The amounts paid to New York State in connection with this settlement were previously accrued and were not material to the Company’s consolidated financial statements. In October 2008, a similar examination of Duane Reade Inc.’s New York State Franchise Tax filings for the period January 2004 through July 2004 was settled with no payments required.

In September 2008, the Company was notified by the Internal Revenue Service that its Form 1120 filing for the 2006 tax year had been selected for examination. The examination is in its early stages and there have been no proposed adjustments to date.

During 2008, there were no material changes to the Company’s uncertain tax positions. The Company reflects interest charges incurred in connection with audit settlements as interest expense; however, if any tax-related penalties were to be incurred, such amounts would be recorded as a component of the income tax provision.

18.	Commitments and Contingencies

Leases:    Duane Reade leases its facilities under operating lease agreements expiring on various dates through the year 2030. In addition to minimum rentals, certain leases provide for annual increases based upon real estate tax increases, maintenance cost increases and inflation. Generally, the Company obtains a free rent period during the construction of stores. Additionally, the Company’s leases provide for escalations over the term of the lease. Rent expense, including deferred rent, real estate taxes and other rent-related costs and sub-lease income for the fiscal years ended December 27, 2008, December 29, 2007 and December 30, 2006 was $158.1 million, $149.6 million and $145.1 million, respectively.

Minimum annual cash rent obligations under non-cancelable operating leases at December 27, 2008 (including obligations under new store leases entered into but not opened as of December 27, 2008) are as follows (in thousands):

2009	$145,772
2010	146,810
2011	143,337
2012	140,042
2013	135,194
Thereafter	891,099

Total	$1,602,254

Amounts anticipated to be received during the periods shown above in connection with sub-lease arrangements existing at December 27, 2008 total $69.2 million.

Purchase Commitments:    The Company is party to multi-year, merchandise supply agreements in the normal course of business. The largest of these agreements is with AmerisourceBergen, the Company’s primary pharmaceutical supplier. Generally, these agreements provide for certain volume commitments and may be terminated by the Company, subject in some cases to specified termination payments, none of which, in management’s opinion, would constitute a material adverse effect on the Company’s results of operations, financial position or cash flows. It is the opinion of management that if any of these agreements were terminated or if any contracting party was to experience events precluding fulfillment of its obligations, the Company would be able to find a suitable alternative supplier.

Litigation:    The Company is party to legal actions arising in the ordinary course of business. Based on information presently available to the Company, it believes that the ultimate outcome of these actions will not have a material adverse effect on its financial position, results of operations or cash flows. In addition, the Company is a party to the following legal actions and matters:

During 2002, the Company initiated a legal action against its former property insurance carrier, in an attempt to recover what the Company believed to be a fair and reasonable settlement for the business interruption portion of its claim originating from the September 11, 2001 World Trade Center terrorist attack, during which its single highest volume and most profitable store was completely destroyed. After a lengthy litigation and appraisal process, an appraisal panel awarded the Company approximately $5.6 million (in addition to the $9.9 million that was paid by the insurer to the Company in 2002). As a result of the insurer’s refusal to pay this amount and also as a result of the Second Circuit Court of Appeals’ interpretation of the Company’s insurance policy, in January 2007, the Company commenced another action in the U.S. District Court for the Southern District of New York to recover both the appraisal panel’s award and additional amounts under the policy. In August 2007, the District Court entered judgment in the amount of $0.8 million plus interest, and both parties appealed. The appeals have been briefed and are oral argument in the Second Circuit Court of Appeals has been held. However, due to the inherent uncertainty of litigation, there can be no assurance that this appeal will be successful.

Accordingly, given the risks and uncertainties inherent in litigation, there can be no definitive assurance that the Company will actually receive any or all of the panel’s appraised value of this claim, and the Company has not recognized any income related to this matter, other than $9.4 million of the original $9.9 million paid by the insurer in 2002. It should be noted that any payment to the Company that might be forthcoming as a result of this claim may also result in the incurrence of additional expenses that are contingent upon the amount of such insurance claim settlement. These expenses, if incurred, are not expected to exceed $4.0 million.

In November 2004, the Company was served with a purported class action complaint, Damassia v. Duane Reade Inc. The lawsuit was filed in the U.S. District Court for the Southern District of New York. The complaint alleges that, from the period beginning November 1998, the Company incorrectly gave some employees the title “Assistant Manager,” in an attempt to avoid paying these employees overtime, in contravention of the Fair Labor Standards Act and New York law. In May 2008, the court certified this case as a class action. In April 2006, the Company was served with a purported class action complaint, Chowdhury v. Duane Reade Inc. and Duane Reade Holdings, Inc. The complaint alleges that, from a period beginning March 2000, the Company incorrectly classified certain employees in an attempt to avoid paying overtime to such employees, thereby violating the Fair Labor Standards Act and New York law. In May 2008, the court certified this case as a class action. The complaint seeks an unspecified amount of damages. In January 2009, the Company announced that, without admitting liability, it has entered into a Memorandum of Understanding to settle these two class action cases for $3.5 million. The settlement is subject to the approval of the U.S. District Court for the Southern District of New York. While the Company believes that it can strongly defend itself against the matters involved in this litigation, it has agreed to this settlement so that it may avoid future defense costs and uncertainty surrounding this litigation. As a result of this settlement agreement, the Company recorded a $3.5 million one-time, pre-tax charge during the fourth quarter ended December 27, 2008.

In November 2007, the Company was served with a subpoena from the Office of the Attorney General of the State of New York. The subpoena requested information regarding services to customers with limited English proficiency. The Company has cooperated with the Office of the Attorney General and believes this matter will be settled on terms acceptable to it. Should this matter not be settled, the Company believes it has valid defenses to any claims that may be made against it and will vigorously defend itself.

In January 2008, the Company was served with a subpoena from the Department of Health and Human Services, Office of the Inspector General. The subpoena seeks information relating to the operation of the Company’s pharmacy kiosks and information relating to a business relationship that the Company had with Mobility Plus, a provider of durable medical equipment. In February 2008, the Company received an identical subpoena from the Office of the Attorney General of the State of New York, Medicaid Fraud Control Unit. The Company is in the process of responding to the information requests from both entities. While the Company believes that it has been in compliance with all applicable rules and regulations, at this stage, there can be no assurance as to the ultimate outcome of this matter.

Proceedings Relating to Anthony J. Cuti

On September 1, 2006, Anthony J. Cuti, a former Chairman, President and Chief Executive Officer of the Company, initiated an arbitration before the American Arbitration Association against Duane Reade Inc., Duane Reade Holdings, Inc. and Duane Reade Shareholders, LLC, which are referred to as the “respondents.” The arbitration relates to his termination in November 2005. Mr. Cuti asserts various claims including, with respect to his employment agreement, breach of contract relating to the notice of termination provision, failure to make certain payments toward his 1998 corporate-owned life insurance policy, relief from the non-competition and non-solicitation covenants, failure to provide adequate information relating to the valuation of his profits interest and breach of the covenant of good faith and fair dealing. Other claims relate to the patent rights for the Company’s virtual pharmacy kiosk system and payment of an alleged deferred 2001 bonus based on any insurance recovery the Company may obtain on its business interruption claim in connection with the 2001 World Trade Center tragedy. On March 16, 2007, Mr. Cuti sought leave to file an amended demand asserting additional allegations in support of his claim for breach of contract for failure to comply with the notice of termination provision in his employment agreement, and a claim for defamation. On May 17, 2007, the arbitrator issued an order granting leave to file Mr. Cuti’s amended demand. Mr. Cuti seeks monetary damages, declaratory relief, rescission of his employment agreement and the payment of his legal costs and fees associated with his termination and the arbitration.

On November 22, 2006, the respondents filed counterclaims and affirmative defenses against Mr. Cuti in the arbitration, alleging that between 2000 and 2005, Mr. Cuti was responsible for improper practices involving invoice credits and rebillings for the construction of the Company’s stores, that led to overstating the Company’s publicly reported earnings, and that caused the Company to create and maintain inaccurate records and publish financial statements containing misstatements. These counterclaims were based on information uncovered as of that date by an investigation conducted by independent legal counsel and forensic accountants at the direction of the Audit Committee.

In a press release dated April 2, 2007, the Company disclosed that, based on new information provided to the Company, the Audit Committee, with the assistance of independent counsel and forensic accountants, was conducting a review and investigation concerning the propriety of certain real estate transactions and related matters and whether the accounting for such transactions was proper. On April 9, 2007, the respondents sought leave to file proposed amended counterclaims based on that new information. On May 17, 2007, the arbitrator issued an order granting leave to file the amended counterclaims. The amended counterclaims seek rescission of employment agreements entered into between the Company and Mr. Cuti, return of all compensation paid under the employment agreements, other compensatory and punitive damages, and legal costs and fees associated with the Audit Committee’s investigation and the arbitration.

On May 18, 2007, the independent counsel and the forensic accountants completed their review and investigation. The independent counsel concluded that Mr. Cuti orchestrated certain real estate and other transactions that led to overstating the Company’s publicly reported earnings, and that caused the Company to create and maintain inaccurate records and publish financial statements containing misstatements. On May 22, 2007, the Audit Committee determined, after considering the results of the review and investigation, that certain of the Company’s previously-issued financial statements would have to be restated. The restatements and the results of the investigation are discussed more fully in Note 2.

On May 22, 2007, the Company received a grand jury subpoena from the United States Attorney’s Office for the Southern District of New York seeking documents relating to the allegations in the amended counterclaims discussed above. The Company is cooperating fully with the investigation. The SEC has also requested that the Company provide it with information related to this matter.

On May 25, 2007, the United States Attorney’s Office for the Southern District of New York filed an application requesting that the arbitrator stay further proceedings in the arbitration, including discovery, pending further developments in its criminal investigation of Mr. Cuti. Following briefing by the parties on the application, the arbitrator entered an order staying the arbitration proceedings. The stay has been extended from time to time.

On October 9, 2008, the United States Attorney’s Office for the Southern District of New York and the SEC announced the filing of criminal and civil securities fraud charges against Mr. Cuti and another former executive of the Company, William Tennant. In the criminal indictment, the government charges that Mr. Cuti and Mr. Tennant engaged in a scheme, involving the credits and rebillings and real estate-related transactions discussed above, to falsely inflate the income and reduce the expenses that the Company reported to the investing public and others. The SEC’s complaint similarly alleges that Mr. Cuti and Mr. Tennant entered into a series of fraudulent transactions designed to boost reported income and enable the Company to meet quarterly and annual earnings guidance. Both proceedings are continuing.

Management Agreements:    The Company has employment agreements with several of its executives providing, among other things, for employment terms of up to four years. Pursuant to the terms of such employment and related agreements, the Company may be obligated for certain compensation and benefits in the event of termination.

Other Commitments:     In connection with the assignment of certain store leases to third parties during 2008 and 2007, the Company provides secondary guarantees on the lease obligations for the assigned stores. The respective purchasers have assumed the Company’s obligations under these leases and are primarily liable for these obligations. Although the Company believes it to be unlikely, assuming that each respective purchaser became insolvent, management estimates that the Company could settle these obligations for amounts substantially less than the aggregate obligation of $27.8 million as of December 27, 2008. The obligations are for varying terms dependent upon the respective lease, the longest of which lasts through May 31, 2022.

19.	Benefit Plans

Management Stock Option Plan

The board of directors of Duane Reade Holdings, Inc. adopted the Duane Reade Holdings, Inc. Management Stock Option Plan (the “2004 Option Plan”), which became effective on the date the Acquisition was completed. The 2004 Option Plan is administered by the compensation committee of the board of directors. Any officer, employee, director or consultant of Duane Reade Holdings or any of its subsidiaries or affiliates is eligible to be designated a participant under the 2004 Option Plan. As at December 27, 2008, a maximum of 575,893 shares of the Company’s common stock (on a fully diluted basis) may be granted under the 2004 Option Plan.

Under the 2004 Option Plan, the compensation committee of Duane Reade Holdings, Inc. may grant awards of nonqualified stock options, incentive stock options, or any combination of the foregoing. A stock option granted under the 2004 Option Plan will provide a participant with the right to purchase, within a specified period of time, a stated number of shares of the Company’s common stock at the price specified in the award agreement. Stock options granted under the 2004 Option Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, not inconsistent with the 2004 Option Plan, as may be determined by the compensation committee and specified in the applicable stock option agreement or thereafter. Options granted under this plan will (i) be issued at an exercise price equal to or greater than the fair market value at the time of grant, (ii) generally vest ratably over five years and (iii) terminate after ten years.

A summary of activity under the Stock Option Plan as of December 27, 2008, and changes during the three years ended December 27, 2008 are presented below:

	2004 Management Stock Option Plan
	Total Options	Wtd. Avg Exercise Price	Wtd. Avg Fair Value
Options outstanding, December 31, 2005	367,797	$100.00	$24.94
Options granted	63,211	$100.00	$41.43
Options forfeited	(28,757)	$100.00	$24.58
Options cancelled	(106,532)	$100.00	$24.59

Options outstanding, December 30, 2006	295,719	$100.00	$28.63
Options granted	178,000	$100.00	$5.59
Options forfeited	(4,172)	$100.00	$24.55
Options cancelled	(14,542)	$100.00	$18.55
Options exercised	(100)	$100.00	$25.28

Options outstanding, December 29, 2007	454,905
Options granted	265,000	$100.00	$11.14
Options forfeited	(77,508)	$100.00	$22.63
Options cancelled	(172,263)	$100.00	$19.90
Options exercised	—	$100.00	$—

Options outstanding, December 27, 2008	470,134

Weighted average remaining life	8.3 years

As a result of the November 21, 2005 replacement of Mr. Cuti, all of Mr. Cuti’s options had vested and were exercisable until March 21, 2006, on which date the options expired unexercised.

At December 27, 2008, there are 104,687 options exercisable under the 2004 Option Plan, with a weighted-average remaining life of 6.1 years, a weighted- average exercise price of $100 and an aggregate intrinsic value of $0. The total intrinsic value of the 100 options exercised during 2007 was $0. There were no options exercised in either 2008 or 2006.

For share-based payment grants on or after December 31, 2006, the Company estimated the fair value of such grants using a lattice-based option valuation model. Prior to December 31, 2006, the Company estimated the fair value of share-based payment awards using the Black-Scholes option pricing model. The Company believes the lattice-based option valuation model is a more accurate model for valuing employee stock options since it best models the terms of our options.

The fair value of each option grant issued during the years ended December 27, 2008 and December 29, 2007 was estimated on the date of grant using the lattice-pricing model with the following weighted-average assumptions:

	December 27, 2008	December 29, 2007
Dividend yield	0.0%	0.0%
Volatility	41.2%	35.0%
Risk-free interest rate	3.6%	4.7%
Post-vesting employment termination	1.9%	5.0%

For stock options granted prior to December 31, 2006, the fair value of stock options was estimated using the Black-Scholes option-pricing model. The following are weighted-average inputs for the Black-Scholes option-pricing model used for grants under our stock plans during fiscal 2006:

•	Expected dividend yield: 0%—The Company has historically not paid any dividends, nor does it currently expect to pay dividends in the foreseeable future.

•	Expected volatility: 32.0%—The volatility figure reflects the weighted-average 1, 5 and 10-year observed volatility of comparable industry participants.

•	Risk-free interest rate: 4.38%—This reflects the rate portrayed on the Treasury Yield Curve for a period of time equivalent to the expected term.

•

Expected term (years): 6.5—The expected life represents the period of time for which options granted are expected to be outstanding. This estimate was derived from historical share option exercise experience, which management believes provides the best estimate of the expected term.

As of December 27, 2008, there was $2.6 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the stock-based compensation plan. That cost is expected to be recognized on a straight-line basis over a weighted-average period of 3.1 years. During the 2008, 2007 and 2006 fiscal years, the Company recognized compensation cost related to share-based payments of approximately $0.7 million, $1.0 million and $0.3 million, respectively.

As of December 27, 2008, a total of 105,759 shares of common stock of the Company were reserved for the issuance of additional stock options. The Company expects to satisfy the exercise of stock options utilizing newly-issued shares.

401(k) Profit-Sharing Plan    The Company maintains an employee savings plan, pursuant to Section 401(k) (the “401(k) Plan”) of the Internal Revenue Code (“IRC”), which, prior to January 1, 2002, covered substantially all non-union employees other than key employees as defined by IRC, and, effective January 1, 2002, became available to certain union employees. Eligible participating employees may contribute up to 10% of their pre-tax salaries, subject to certain IRC limitations. The 401(k) Plan, as amended, provides for employer matching contributions at the discretion of the Company (to a maximum of 1% of eligible pre-tax salaries) and has a feature under which the Company may contribute additional discretionary amounts for all eligible employees. During the fiscal years ended December 27, 2008, December 29, 2007 and December 30, 2006, the Company incurred expenses of $0.8 million, $0.9 million and $0.6 million, respectively, related to employer matching contributions.

Organized Labor Benefit Plans    Duane Reade Inc.’s collective bargaining agreements with RWDSU/Local 338, Local 340A New York Joint Board, UNITE AFL-CIO and the International Brotherhood of Teamsters, Chauffeurs and Warehousemen and Helpers of America, Local 815 require certain contributions to multi-employer pension and welfare benefit plans for certain of its employees. For the 2008, 2007 and 2006 fiscal years, the expenses for such plans were $7.4 million, $5.3 million and $3.6 million, respectively.

20.	Related Party Transactions

Management Services Agreement

Under a management services agreement between Oak Hill Capital Management, Inc. (an affiliate of Oak Hill Capital Partners, L.P.) and Duane Reade Acquisition, Oak Hill Capital Management, Inc. agreed to provide financial advisory and management services to the Company as Duane Reade Inc.’s Board of Directors may reasonably request following the Acquisition. In consideration of these services, Oak Hill Capital Management, Inc. receives an annual fee of $1.25 million, payable quarterly.

Tax Sharing Agreement

Duane Reade Holdings, Inc. is the common parent of an affiliated group of corporations that includes Duane Reade Inc. and its subsidiaries. Duane Reade Holdings, Inc. elected to file consolidated federal income tax returns on behalf of the group. Accordingly, Duane Reade Holdings, Inc., Duane Reade Inc. and its subsidiaries entered into a tax sharing agreement, under which Duane Reade Inc. and its subsidiaries will make payments to Duane Reade Holdings, Inc. These payments will not be in excess of Duane Reade Inc.’s and its subsidiaries’ tax liabilities, if these tax liabilities had been computed on a stand-alone basis.

Trucking Services

The Company is party to a consulting agreement with Transportation Services International (“TSI”), an entity operated by Joseph Cuti, the brother of Mr. Cuti. TSI provides various trucking, logistical and warehousing consultative services to the Company. The Company’s agreement with TSI was terminated in 2008. The Company’s payments to TSI totaled approximately $0.1 million annually in fiscal years 2008, 2007 and 2006.

Service Agreement

The Company is party to a service agreement with EXLService Holdings, Inc. (“EXL”) an entity that is a partially owned by Oak Hill Capital Management, Inc. (an affiliate of Oak Hill Capital Partners, L.P.). EXL is engaged by the Company to perform internal audit and internal control testing. The Company’s agreement with EXL is terminable by either party. The Company’s payments to EXL totaled approximately $0.6 million, $0.6 million and $0.4 million in fiscal years 2008, 2007 and 2006, respectively.

21.	Condensed Consolidating Financial Information of Subsidiary Guarantors and Co-Obligors

The 9.75% Senior Subordinated Notes due 2011 and the Senior Secured Floating Rate Notes due 2010 were co-issued by Duane Reade Inc. and Duane Reade GP, each of whom is considered a “co-obligor.” The Company and each of its other subsidiaries, composed of DRI I Inc., Duane Reade International, Inc. and Duane Reade Realty, Inc., are guarantors of such notes. The guarantee of the Company and of each subsidiary guarantor is full and unconditional and joint and several.

The following condensed consolidating financial information for the Company presents the financial information of Duane Reade Holdings, Inc., the co-obligors and the subsidiary guarantors, prepared on the equity basis of accounting. Such presentation is based on the Company’s understanding and interpretation of Rule 3-10 under the Securities and Exchange Commission’s Regulation S-X. Deferred income taxes have been allocated to individual entities according to the Company’s income tax allocation methodology. Certain of the prior year information have been adjusted to conform its presentation to the current year. The financial information may not necessarily be indicative of results of operations or financial position had the subsidiary guarantors operated as independent entities.

DUANE READE HOLDINGS, INC.

Condensed Consolidating Statement of Operations

For the fiscal year ended December 27, 2008

(In thousands)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Net sales	$—	$—	$1,774,029	$—	$—	$1,774,029
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	—	—	1,227,129	—	—	1,227,129
Selling, general & administrative expenses	—	—	476,109	465	—	476,574
Depreciation and amortization	—	—	68,539	—	—	68,539
Store pre-opening expense	—	—	797	—	—	797
Gain on sale of pharmacy files	—	—	—	—	—	—
Other	—	—	16,808	—	—	16,808

Operating (loss) income	—	—	(15,353)	(465)	—	(15,818)
Equity earnings in affiliates	72,778	72,778	—	723	(146,279)	—
Interest expense, net	—	—	54,915	—	—	54,915

Income (loss) before income taxes	(72,778)	(72,778)	(70,268)	(1,188)	146,279	(70,733)
Income tax expense	—	—	2,032	13	—	2,045

Net income (loss)	$(72,778)	$(72,778)	$(72,300)	$(1,201)	$146,279	$(72,778)

DUANE READE HOLDINGS, INC.

Condensed Consolidating Statement of Operations

For the fiscal year ended December 29, 2007

(In thousands)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Net sales	$—	$—	$1,686,752	$40,687	$(40,687)	$1,686,752
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	—	—	1,176,376	—	—	1,176,376
Selling, general & administrative expenses	—	—	513,919	453	(67,676)	446,696
Depreciation and amortization	—	—	73,080	—	—	73,080
Store pre-opening expense	—	—	600	—	—	600
Gain on sale of pharmacy files	—	—	(1,337)	—	—	(1,337)
Other	—	—	15,948	—	—	15,948

Operating (loss) income	—	—	(91,834)	40,234	26,989	(24,611)
Equity earnings in affiliates	87,780	87,780	—	1,567	(177,127)	—
Interest expense, net	—	—	60,977	(26,989)	26,989	60,977

Income (loss) before income taxes	(87,780)	(87,780)	(152,811)	65,656	177,127	(85,588)
Income tax (benefit) expense	—	—	3,914	(1,722)	—	2,192

Net (loss) income	$(87,780)	$(87,780)	$(156,725)	$67,378	$177,127	$(87,780)

DUANE READE HOLDINGS, INC.

Condensed Consolidating Statement of Operations

For the fiscal year ended December 30, 2006

(In thousands)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Net sales	$—	$—	$1,584,778	$38,317	$(38,317)	$1,584,778
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	—	—	1,108,727	—	—	1,108,727
Selling, general & administrative expenses	—	—	485,933	396	(59,797)	426,532
Labor contingency income	—	—	(18,004)	—	—	(18,004)
Depreciation and amortization	—	—	71,932	—	—	71,932
Store pre-opening expense	—	—	305	—	—	305
Other	—	—	14,747	—	—	14,747

Operating (loss) income	—	—	(78,862)	37,921	21,480	(19,461)
Equity earnings in affiliates	79,364	79,364	—	1,410	(160,138)	—
Interest expense, net	—	—	56,947	(21,480)	21,480	56,947

Income (loss) before income taxes	(79,364)	(79,364)	(135,809)	57,991	160,138	(76,408)
Income tax (benefit) expense	—	—	5,232	(2,276)	—	2,956

Net (loss) income	$(79,364)	$(79,364)	$(141,041)	$60,267	$160,138	$(79,364)

DUANE READE HOLDINGS, INC.

Condensed Consolidating Balance Sheet

As of December 27, 2008

(In thousands, except share and per share data)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Assets
Current assets
Cash	$—	$—	$1,386	$44	$—	$1,430
Receivables, net	—	—	55,783	—	—	55,783
Due from affiliates	—	76,756	108,993	(411)	(185,338)	—
Inventories	—	—	214,154	—	—	214,154
Deferred income taxes	—	1,140	5,049	(6,189)	—	—
Prepaid expenses and other current assets	—	—	13,541	—	—	13,541

Total current assets	—	77,896	398,906	(6,556)	(185,338)	284,908
Investment in affiliates	(119,191)	(119,201)	—	(3,378)	241,770	—
Property and equipment, net	—	—	186,560	—	—	186,560
Goodwill	—	—	69,510	—	—	69,510
Deferred income taxes	—	1,645	9,032	(10,677)	—	—
Other assets, net	—	—	125,390	412,377	(366,145)	171,622

Total assets	$(119,191)	$(39,660)	$789,398	$391,766	$(309,713)	$712,600

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$—	$—	$88,238	$—	$—	$88,238
Due to affiliates	—	—	—	185,336	(185,336)	—
Accrued interest	—	—	8,597	—	—	8,597
Accrued expenses	—	3,056	49,206	—	—	52,262
Current portion of long-term debt	—	—	144,642	—	—	144,642
Current portion of capital lease obligations	—	—	4,485	—	—	4,485

Total current liabilities	—	3,056	295,168	185,336	(185,336)	298,224
Long term debt	—	—	771,178	—	(366,145)	405,033
Capital lease obligations, less current portion	—	—	1,492	—	—	1,492
Deferred income taxes	—	76,230	(76,817)	29,027	—	28,440
Redeemable preferred stock and accrued dividends	31,113	31,113	36,775	—	(62,226)	36,775
Deferred rent liabilities	—	—	53,084	—	—	53,084
Other non-current liabilities	—	256	35,997	—	—	36,253

Total liabilities	31,113	110,655	1,116,877	214,363	(613,707)	859,301
Stockholders’ equity (deficit)
Common stock	26	—	—	—	—	26
Paid-in-capital	247,519	247,535	255,894	2,395	(497,476)	255,867
Accumulated other comprehensive income (loss)	—	—	(4,747)	—	—	(4,747)
Retained earnings (Accumulated deficit)	(397,849)	(397,850)	(578,626)	175,008	801,470	(397,847)

Total stockholders’ equity (deficit)	(150,304)	(150,315)	(327,479)	177,403	303,994	(146,701)

Total liabilities and stockholders’ equity (deficit)	$(119,191)	$(39,660)	$789,398	$391,766	$(309,713)	$712,600

DUANE READE HOLDINGS, INC.

Condensed Consolidating Balance Sheet

As of December 29, 2007

(In thousands, except share and per share data)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Assets
Current assets
Cash	$—	$—	$1,343	$37	$—	$1,380
Receivables, net	—	—	55,707	—	—	55,707
Due from affiliates	—	78,621	106,656	61	(185,338)	—
Inventories	—	—	211,678	—	—	211,678
Deferred income taxes	—	1,140	5,049	(6,189)	—	—
Prepaid expenses and other current assets	—	—	13,205	—	—	13,205

Total current assets	—	79,761	393,638	(6,091)	(185,338)	281,970
Investment in affiliates	(46,423)	(46,423)	—	(2,655)	95,501	—
Property and equipment, net	—	—	195,740	—	—	195,740
Goodwill	—	—	70,099	—	—	70,099
Deferred income taxes	—	1,645	9,032	(10,677)	—	—
Other assets, net	—	—	148,448	412,377	(366,145)	194,680

Total assets	$(46,423)	$34,983	$816,957	$392,954	$(455,982)	$742,489

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$—	$—	$75,769	$—	$—	$75,769
Due to affiliates	—	—	—	185,336	(185,336)	—
Accrued interest	—	—	9,158	—	—	9,158
Accrued expenses	—	1,712	41,374	—	—	43,086
Current portion of debt	—	—	141,352	—	—	141,352
Current portion of capital lease obligations	—	—	3,994	—	—	3,994

Total current liabilities	—	1,712	271,647	185,336	(185,336)	273,359
Long term debt	—	—	771,177	—	(366,145)	405,032
Capital lease obligations, less current portion	—	—	5,475	—	—	5,475
Deferred income taxes	—	77,258	(78,849)	29,014	—	27,423
Redeemable preferred stock and accrued dividends	31,113	31,113	31,786	—	(62,226)	31,786
Deferred rent liabilities	—	—	40,462	—	—	40,462
Other non-current liabilities	—	2,436	29,839	—	—	32,275

Total liabilities	31,113	112,519	1,071,537	214,350	(613,707)	815,812
Stockholder’s equity (deficit)
Common stock	26	—	—	—	—	26
Paid-in-capital	247,509	247,535	251,743	2,395	(497,466)	251,716
Accumulated other comprehensive income	—	—	4	—	—	4
Retained earnings (Accumulated deficit)	(325,071)	(325,071)	(506,327)	176,209	655,191	(325,069)

Total stockholders’ equity (deficit)	$(77,536)	$(77,536)	$(254,580)	$178,604	$157,725	$(73,323)

Total liabilities and stockholders’ equity (deficit)	$(46,423)	$34,983	$816,957	$392,954	$(455,982)	$742,489

DUANE READE HOLDINGS, INC.

Condensed Consolidating Statement of Cash Flows

For the fiscal year ended December 27, 2008

(In thousands)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Cash flows used in operating activities:
Net (loss) income	$(72,778)	$(72,778)	$(72,300)	$(1,201)	$146,279	$(72,778)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	—	—	72,191	—	—	72,191
Deferred tax provision	—	426	2,032	13	—	2,471
Non-cash rent expense	—	—	12,751	—	—	12,751
Non-cash interest expense on redeemable preferred stock	—	—	7,439	—	—	7,439
Asset impairment charges	—	—	7,662	—	—	7,662
Other non-cash charges (credits)	—	—	(3,470)	—	—	(3,470)
Equity in income of subsidiaries	72,778	72,778	—	723	(146,279)	—
Changes in operating assets and liabilities:
Receivables	—	1,864	(2,412)	472	—	(76)
Inventories	—	—	(2,476)	—	—	(2,476)
Prepaid expenses and other current assets	—	—	(336)	—	—	(336)
Accounts payable	—	—	12,469	—	—	12,469
Accrued expenses	—	(111)	2,571	—	—	2,460
Other assets and liabilities, net	—	(2,179)	8,189	—	—	6,010

NET CASH PROVIDED BY OPERATING ACTIVITIES	—	—	44,310	7	—	44,317

Cash flows used in investing activities:
Capital expenditures	—	—	(33,125)	—	—	(33,125)
Lease acquisition and other costs	—	—	(14,401)	—	—	(14,401)
Proceeds from sale of assets	—	—	525	—	—	525

NET CASH USED IN INVESTING ACTIVITIES	—	—	(47,001)	—	—	(47,001)

Cash flows from financing activities:
Borrowings from revolving credit facility	—	—	2,067,969	—	—	2,067,969
Repayments of revolving credit facility	—	—	(2,064,678)	—	—	(2,064,678)
Issuance of preferred stock and warrants	—	—	—	—	—	—
Issuance of common stock	—	—	2,000	—	—	2,000
Capital contributions	—	—	1,454	—	—	1,454
Deferred financing costs	—	—	(1)	—	—	(1)
Proceeds from exercise of stock options	—	—	—	—	—	—
Repayments of capital lease obligations	—	—	(4,010)	—	—	(4,010)

NET CASH PROVIDED BY FINANCING ACTIVITIES	—	—	2,734	—	—	2,734

Net increase in cash	—	—	43	7	—	50
Cash at beginning of period	—	—	1,343	37	—	1,380

Cash at end of period	$—	$—	$1,386	$44	$—	$1,430

DUANE READE HOLDINGS, INC.

Condensed Consolidating Statement of Cash Flows

For the fiscal year ended December 29, 2007

(In thousands)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Cash flows used in operating activities:
Net (loss) income	$(87,780)	$(87,780)	$(156,725)	$67,378	$177,127	$(87,780)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	—	—	76,733	—	—	76,733
Deferred tax provision	—	(126)	3,913	(1,722)	—	2,065
Non-cash rent expense	—	—	11,678	—	—	11,678
Non-cash interest expense on redeemable preferred stock	—	—	4,216	—	—	4,216
Asset impairment charges	—	—	868	—	—	868
Other non-cash expense	—	—	(4,379)	—	—	(4,379)
Equity in income of subsidiaries	87,780	87,780	—	1,567	(177,127)	—
Changes in operating assets and liabilities:
Receivables	—	399	991	84	—	1,474
Inventories	—	—	7,246	—	—	7,246
Prepaid and other current assets	—	—	12,454	—	—	12,454
Accounts payable	—	—	(7,641)	—	—	(7,641)
Accrued expenses	—	(255)	(5,015)	—	—	(5,270)
Other assets and liabilities, net	—	(18)	74,920	(67,295)	—	7,607

NET CASH PROVIDED BY OPERATING ACTIVITIES	—	—	19,259	12	—	19,271

Cash flows used in investing activities:
Capital expenditures	—	—	(26,050)	—	—	(26,050)
Lease acquisition and other costs	—	—	(19,206)	—	—	(19,206)
Proceeds from sale of assets	—	—	3,335	—	—	3,335

NET CASH USED IN INVESTING ACTIVITIES	—	—	(41,921)	—	—	(41,921)

Cash flows from financing activities:
Borrowings from revolving credit facility	—	—	1,982,406	—	—	1,982,406
Repayments of revolving credit facility	—	—	(1,998,178)	—	—	(1,998,178)
Issuance of preferred stock and warrants	—	—	39,150	—	—	39,150
Capital contributions	—	—	2,467	—	—	2,467
Deferred financing costs	—	—	(5)	—	—	(5)
Proceeds from exercise of stock options	—	—	10	—	—	10
Repayments of capital lease obligations	—	—	(3,215)	—	—	(3,215)

NET CASH PROVIDED BY FINANCING ACTIVITIES	—	—	22,635	—	—	22,635

Net increase (decrease) in cash	—	—	(27)	12	—	(15)
Cash at beginning of period	—	—	1,370	25	—	1,395

Cash at end of period	$—	$—	$1,343	$37	$—	$1,380

DUANE READE HOLDINGS, INC.

Condensed Consolidating Statement of Cash Flows

For the fiscal year ended December 30, 2006

(In thousands)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Cash flows from operating activities:
Net income (loss)	$(79,364)	$(79,364)	$(141,041)	$60,267	$160,138	$(79,364)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	—	—	75,882	—	—	75,882
Deferred tax provision	—	(436)	5,232	(2,276)	—	2,520
Non-cash rent expense	—	—	10,956	—	—	10,956
Asset impairment charges	—	—	10,202	—	—	10,202
Reversal of labor contingency liability	—	—	(18,004)	—	—	(18,004)
Other non-cash expenses	—	—	382	—	—	382
Equity in income of subsidiaries	79,364	79,364	—	1,410	(160,138)	—
Changes in operating assets and liabilities:	—	—	—	—	—
Receivables	—	(276)	(1,074)	550	—	(800)
Inventories	—	—	12,654	—	—	12,654
Prepaid and other current assets	—	—	4,255	—	—	4,255
Accounts payable	—	—	10,699	—	—	10,699
Accrued expenses	—	239	(9,066)	—	—	(8,827)
Other assets and liabilities, net	—	473	50,538	(59,950)	—	(8,939)

NET CASH PROVIDED BY OPERATING ACTIVITIES	—	—	11,615	1	—	11,616

Capital expenditures	—	—	(25,112)	—	—	(25,112)
Lease acquisition and other costs	—	—	(6,458)	—	—	(6,458)
Proceeds on sale of assets	—	—	2,500	—	—	2,500

NET CASH USED IN INVESTING ACTIVITIES	—	—	(29,070)	—	—	(29,070)

Cash flows from financing activities:
Borrowings from revolving credit facility	—	—	1,850,549	—	—	1,850,549
Repayments of revolving credit facility	—	—	(1,829,120)	—	—	(1,829,120)
Deferred financing costs	—	—	(755)	—	—	(755)
Repayments of capital lease obligations	—	—	(3,187)	—	—	(3,187)

NET CASH PROVIDED BY FINANCING ACTIVITIES	—	—	17,487	—	—	17,487

Net increase in cash	—	—	32	1	—	33
Cash at beginning of period	—	—	1,338	24	—	1,362

Cash at end of period	$—	$—	$1,370	$25	$—	$1,395

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Duane Reade Holdings, Inc.:

Under the date of March 23, 2009, we reported on the consolidated balance sheets of Duane Reade Holdings, Inc. and subsidiaries (the “Company”) as of December 27, 2008 and December 29, 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 27, 2008 which are included in the annual report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the Company adopted FASB Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” as of December 30, 2007. Also as discussed in Note 1, the Company adopted FASB Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” as of December 30, 2007.

/s/ KPMG LLP
KPMG LLP

New York, New York

March 23, 2009

Schedule II—Valuation & Qualifying Accounts

Year	Description	Balance at Beginning of Period	Charged to Cost and Expenses	Charged to Other Accounts	Deductions(1)	Balance at End of Period
2006	Accounts Receivable	$4.0	$2.0	—	$4.0	$2.0
2007	Accounts Receivable	$2.0	$(0.2)	—	$—	$1.8
2008	Accounts Receivable	$1.8	$(0.1)	—	$—	$1.7

(1)	Deductions represent charges against allowances for accounts receivable written off to cost of sales and other expenses

Schedules for which provision is made in the applicable accounting regulations of the Commission are either not required under the related instructions, are inapplicable or not material or the information called for thereby is otherwise included in the financial statements or footnotes and therefore has been omitted.

FINANCIAL STATEMENTS

DUANE READE HOLDINGS, INC.

Consolidated Statements of Operations (Unaudited)

(In thousands)

	13 Weeks Ended		26 Weeks Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Net sales	$479,117	$451,395	$923,573	$878,532
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization expense)	333,249	311,960	640,496	606,405
Selling, general & administrative expenses	122,362	118,496	244,415	236,450
Depreciation and amortization	17,266	17,674	35,342	35,593
Store pre-opening expenses	188	200	235	247
Other expenses	4,879	3,250	6,283	4,149

Operating income (loss)	1,173	(185)	(3,198)	(4,312)
Interest expense, net	12,291	11,375	24,191	27,281

Loss before income taxes	(11,118)	(11,560)	(27,389)	(31,593)
Income taxes	467	518	1,407	1,478

Net loss	$(11,585)	$(12,078)	$(28,796)	$(33,071)

The accompanying notes are an integral part of these financial statements.

DUANE READE HOLDINGS, INC.

Consolidated Balance Sheets (Unaudited)

(In thousands, except share and per share data)

	June 27, 2009	December 27, 2008
ASSETS
Current Assets
Cash	$1,365	$1,430
Receivables, net	49,751	55,783
Inventories	213,348	214,154
Prepaid expenses and other current assets	16,751	13,541

Total Current Assets	281,215	284,908
Property and equipment, net	189,985	186,560
Goodwill	69,510	69,510
Other assets, net	160,945	171,622

Total Assets	$701,655	$712,600

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$97,926	$88,238
Accrued interest	8,466	8,597
Accrued expenses	47,980	52,262
Current portion of debt	143,380	144,642
Current portion of capital lease obligations	5,022	4,485

Total Current Liabilities	302,774	298,224
Long-term debt	405,034	405,033
Capital lease obligations, less current portion	1,075	1,492
Deferred income taxes	29,217	28,440
Redeemable preferred stock and accrued dividends	39,440	36,775
Deferred rent liabilities	58,551	53,084
Other non-current liabilities	40,900	36,253

Total Liabilities	876,991	859,301

Commitments and contingencies (Note 12)
Stockholders’ deficit
Preferred stock, $0.01 par; authorized 50,000 shares; issued and outstanding: zero shares at June 27, 2009 and December 27, 2008	—	—
Common stock, $0.01 par; authorized 4,205,600 shares at June 27, 2009 and December 27, 2008; issued and outstanding: 2,615,077 shares at June 27, 2009 and December 27, 2008	26	26
Paid-in capital	256,302	255,867
Accumulated other comprehensive loss	(5,020)	(4,747)
Accumulated deficit	(426,644)	(397,847)

Total Stockholders’ Deficit	(175,336)	(146,701)

Total Liabilities and Stockholders’ Deficit	$701,655	$712,600

The accompanying notes are an integral part of these financial statements.

DUANE READE HOLDINGS, INC.

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	26 Weeks Ended
	June 27, 2009	June 28, 2008
Cash flows provided by operating activities:
Net loss	$(28,796)	$(33,071)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	37,167	37,418
Deferred income taxes	1,396	1,399
Non-cash rent expense	5,469	5,816
Non-cash interest expense on redeemable preferred stock	2,828	2,556
Other non-cash expense	435	153
Change in operating assets and liabilities:
Receivables	6,032	7,143
Inventories	806	2,936
Prepaid expenses and other current assets	(3,210)	1,400
Accounts payable	9,688	(2,216)
Accrued expenses	(3,637)	1,373
Other assets and liabilities, net	2,818	1,860

NET CASH PROVIDED BY OPERATING ACTIVITIES	30,996	26,767

Cash flows used in investing activities:
Capital expenditures	(22,499)	(16,321)
Lease acquisition, customer file and other costs	(5,014)	(10,169)
Proceeds from sale of assets	—	525

NET CASH USED IN INVESTING ACTIVITIES	(27,513)	(25,965)

Cash flows used in financing activities:
Borrowings from revolving credit facility	1,043,353	1,026,877
Repayments of revolving credit facility	(1,044,615)	(1,026,030)
Capital contributions	—	278
Repayments of capital lease obligations	(2,286)	(1,935)

NET CASH USED IN FINANCING ACTIVITIES	(3,548)	(810)

Net change in cash	(65)	(8)
Cash at beginning of period	1,430	1,380

Cash at end of period	$1,365	$1,372

The accompanying notes are an integral part of these financial statements.

DUANE READE HOLDINGS, INC.

Consolidated Statements of Comprehensive Loss (Unaudited)

(In thousands)

	13 Weeks Ended		26 Weeks Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Net loss	$(11,585)	$(12,078)	$(28,796)	$(33,071)

Change in fair value of interest rate collar	(265)	496	(273)	280

Total other comprehensive income (loss)	(265)	496	(273)	280

Total comprehensive loss	$(11,850)	$(11,582)	$(29,069)	$(32,791)

The accompanying notes are an integral part of these financial statements.

Notes to Unaudited Consolidated Interim Financial Statements

(dollars in thousands)

1. Basis of Presentation

Duane Reade Holdings, Inc. was formed in December 2003 by Oak Hill Capital Partners, LP, a private equity firm (“Oak Hill”) in order to acquire Duane Reade Inc. and its subsidiaries (the “Acquisition”). Approximately 99% of the common stock of Duane Reade Holdings, Inc. (“Duane Reade Holdings” or the “Company”) is owned by Duane Reade Shareholders, LLC, a parent entity also established to effectuate the Acquisition. The Acquisition was completed on July 30, 2004 through the merger of Duane Reade Acquisition (a wholly-owned subsidiary of Duane Reade Holdings) into Duane Reade Inc. with Duane Reade Inc. being the surviving entity and a wholly-owned subsidiary of Duane Reade Holdings after the merger transaction.

The Company, along with certain of its subsidiaries, is a guarantor of the debt obligations of Duane Reade Inc. and Duane Reade, the New York general partnership that holds the operating assets and liabilities (“Duane Reade GP”). The Company has no assets or operations other than its investment in its subsidiaries. The guarantees provided by the Company and its other subsidiaries under the debt obligations of Duane Reade Inc. and Duane Reade GP (described in more detail in Note 6) are full and unconditional, joint and several.

The Company has incurred losses since the Acquisition date due primarily to the additional depreciation and amortization expense relating to the stepped-up fair value of its assets on the Acquisition date, and increased interest expense resulting from Acquisition indebtedness. The Company has an accumulated deficit of $426.6 million at June 27, 2009. The Company has generated positive net cash flows from operations of $31.0 million during the 26 weeks ended June 27, 2009, $44.3 million in fiscal 2008, $19.3 million in fiscal 2007 and $11.6 million in fiscal 2006. The amended asset-based revolving loan facility contains a single fixed charge coverage requirement which only becomes applicable when borrowings exceed 90 percent of the borrowing base, as defined in the agreement governing the amended asset-based revolving loan facility. The Company has never been subject to the financial coverage requirement. Historically, the Company’s borrowings have never exceeded 90 percent of the borrowing base, and the Company does not expect to exceed this threshold during the remainder of 2009. If the fixed charge coverage ratio had been in effect during the first half of 2009, the Company would have been in full compliance with the covenant.

The Company intends to refinance its senior floating rate notes due 2010 and senior subordinated notes due 2011 in the amounts of $210.0 million and $195.0 million, respectively, prior to their maturity dates. There can be no assurance that such refinancing will actually take place. See Note 13 for a discussion of the Company’s offer to purchase a portion of the outstanding senior subordinated notes due 2011 and the Company’s offer to purchase any and all of the outstanding senior secured floating rate notes due 2010 (collectively, the “Offers to Purchase”) and the associated financing transactions.

The Unaudited Consolidated Interim Financial Statements included herein reflect all adjustments which, in the opinion of management, are necessary to present a fair statement of the results of operations, financial position, cash flows and comprehensive loss of the Company, and have been prepared, in all material respects, in accordance with the same accounting principles followed in the preparation of the Company’s Annual Consolidated Financial Statements for the year ended December 27, 2008. These Unaudited Consolidated Interim Financial Statements should be read in conjunction with the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 27, 2008. The Unaudited Consolidated Interim Financial Statements include the assets and operations of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated. Material subsequent events are evaluated and disclosed through the report issuance date, August 5, 2009. The results for the interim periods presented are not necessarily indicative of the results expected for the full year.

2. Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 168 identifies the FASB Accounting Standards Codification as the authoritative source of generally accepted accounting principles in the United States. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under federal securities laws are also sources of authoritative GAAP for SEC registrants. SFAS No. 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company does not expect adoption of SFAS No. 168 to have a material impact on its consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events.” SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. SFAS No. 165 is effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively. The adoption of SFAS No. 165 did not have a material impact on the Company’s consolidated interim financial statements.

In April 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R).” SFAS No. 167 requires a qualitative approach to identifying a controlling financial interest in a variable interest entity (VIE), and requires ongoing assessment of whether an entity is a VIE and whether an interest in a VIE makes the holder the primary beneficiary of the VIE. SFAS No. 167 is effective for annual reporting periods beginning after November 15, 2009. The adoption of SFAS No. 167 is not currently anticipated to have a material impact on the Company’s consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles in the United States for non-governmental entities. SFAS No. 162 became effective on November 15, 2008. The adoption of SFAS No. 162 did not have a material impact on the preparation of the consolidated interim financial statements.

3. Stock-Based Payment

During the thirteen weeks ended June 27, 2009 and June 28, 2008, the Company recorded pre-tax compensation expense of approximately $0.2 million and $0.3 million, respectively, attributable to the vested portion of stock options granted after the adoption date. For the twenty-six weeks ended June 27, 2009 and June 28, 2008, the corresponding expense was $0.4 million and $0.3 million, respectively.

Management Stock Option Plan

The Company’s Board of Directors adopted the Duane Reade Holdings, Inc. Management Stock Option Plan, referred to in this report as the “2004 Option Plan,” which became effective on the date the Acquisition was completed. The 2004 Option Plan is administered by the compensation committee of the Board of Directors. Any officer, employee, director or consultant of Duane Reade Holdings or any of its subsidiaries or affiliates is eligible to be designated a participant under the 2004 Option Plan. The Company may grant a maximum of 575,893 shares of its common stock under the 2004 Option Plan.

Under the 2004 Option Plan, the compensation committee of Duane Reade Holdings may grant awards of nonqualified stock options, incentive stock options, or any combination of the foregoing. A stock option granted under the 2004 Option Plan will provide a participant with the right to purchase, within a specified period of time, a stated number of shares of the Company’s common stock at the price specified in the award agreement. Stock options granted under the 2004 Option Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, not inconsistent with the 2004 Option Plan, as may be determined by the compensation committee and specified in the applicable stock option agreement or thereafter.

During the thirteen and twenty-six weeks ended June 27, 2009, there were 2,500 and 25,500 options granted, respectively. The weighted-average grant-date fair value of the options granted during the thirteen and twenty-six weeks ended June 27, 2009 was $0.

During the thirteen weeks ended June 28, 2008, the Company granted options to purchase 165,000 shares of the Company’s common stock to its newly appointed CEO. The exercise price of these options is $100 per share, which is consistent with all other options previously granted under the 2004 Option Plan. Sixty percent of the options will vest ratably in annual installments over four years, subject to the CEO’s continued employment, and 40% of the options will vest based on the Company’s achievement of performance targets. Fifty percent of the performance portion of the CEO’s options will vest if and when the Company’s principal shareholder, Oak Hill, receives at least a 1.5x cash-on-cash return on its July 2004 investment in the Company, and the remaining fifty percent will vest if and when Oak Hill receives at least a 2x cash-on-cash return on its July 2004 investment in the Company, subject to the CEO’s continued employment through the date of any such return.

There were no stock options exercised during the thirteen or twenty-six weeks ended June 27, 2009 or June 28, 2008.

The fair value of each option grant issued during the thirteen and twenty-six weeks ended June 27, 2009 and June 28, 2008 was estimated on the date of grant using the lattice-pricing model with the following weighted-average assumptions:

	June 27, 2009	June 28, 2008
Dividend yield	0.0%	0.0%
Volatility	40.0%	42.0%
Risk-free interest rate	3.6%	3.1%
Post-vesting employment termination(1)	1.9%	0.0%

(1)	The lattice-pricing model for 2008 used a 0.0% post-vesting employment termination rate because the entire 2008 grant was to a single individual. This estimate was derived from management’s experience and represents a best estimate.

As of June 27, 2009, there was $2.1 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the stock-based compensation plan. That cost is expected to be recognized on a straight-line basis over a weighted-average period of approximately 2.6 years.

As of June 27, 2009, a total of 88,942 shares of common stock of the Company were reserved for the issuance of additional stock options. The Company expects to satisfy the exercise of stock options utilizing newly-issued shares.

4. Inventories and Cost of Sales

At June 27, 2009 and December 27, 2008, inventories, consisting solely of finished goods, would have increased by $4.2 million and $2.4 million, respectively if they had been valued on a lower of first-in, first-out (“FIFO”) cost or market basis instead of a last-in, first-out (“LIFO”) basis. Included within cost of sales are all warehouse expenses and distribution costs, except for depreciation and amortization expense, which is shown separately on the consolidated statement of operations. The Company reflects promotional allowances from vendors as a reduction of inventory or advertising expense, depending on the nature of the allowance, when such inventory is sold or advertising or promotions have been completed and the related allowances have been earned.

State and local excise taxes on cigarettes are a component of inventory cost. The Company is reimbursed for the excise tax from customers at the point-of-sale and reflects the amounts collected as a component of net sales. During the thirteen and twenty-six weeks ended June 27, 2009, the Company included $7.2 million and $14.7 million, respectively, of cigarette excise taxes in net sales. During the thirteen and twenty-six weeks ended June 28, 2008, the Company included $6.6 million and $11.4 million, respectively, of cigarette excise taxes in net sales.

5. Exit and Disposal Activities

In the normal course of its business, the Company closes underperforming locations. In accordance with the provisions of Emerging Issues Task Force Issue No. 95-3, “Recognition of Liabilities in Connection with Purchase Business Combinations” and SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” the Company establishes reserves for costs to be incurred in connection with such store closings. At June 27, 2009, the balance of this reserve was $7.1 million. This balance will be used primarily for occupancy-related costs in these closed stores.

6. Debt

Debt is summarized as follows (in thousands):

Description of Instrument	June 27, 2009	December 27, 2008
Current debt:
Asset-based revolving loan facility(1)	$143,380	$144,642

Non-current debt:
Senior secured floating rate notes due 2010	$210,000	$210,000
9.75% Senior subordinated notes due 2011	195,000	195,000
2.1478% Senior convertible notes due 2022(2)	34	33

Total Non-current debt	$405,034	$405,033

Total Debt	$548,414	$549,675

(1)	Obligations under this facility have been classified as current liabilities because cash receipts controlled by the lenders are used to reduce outstanding debt and the Company does not meet the criteria of SFAS No. 6, “Classification of Short-Term Obligations Expected to be Refinanced—An Amendment of ARB No. 43, Chapter 3A,” to classify the debt as long-term, however, this is not an indication that this credit facility is expected to be retired within the next year. The Company intends to continue to use this facility for its working capital needs through the date of its maturity in July 2011.
(2)	Increase is due to the accretion of the discount on the original issuance.

Asset-Based Revolving Loan Facility

On July 22, 2004, in connection with the Acquisition, the asset-based revolving loan facility was amended to increase the borrowing capacity to an aggregate principal amount of $250.0 million, subject to an adjusted borrowing base calculation based upon specified advance rates against the value of inventory, pharmacy prescription files and accounts receivable. The original maturity date of the amended asset-based revolving loan facility was July 21, 2008. In August 2005, in conjunction with the issuance of $50.0 million aggregate principal amount of senior secured floating rate notes due 2010, the Company permanently reduced the maximum availability under the amended asset-based revolving loan facility by $25.0 million to $225.0 million. On July 7, 2006, the Company entered into a further amendment to the amended asset-based revolving loan facility to extend its maturity from July 21, 2008 to July 21, 2011, subject to the requirement that the Company refinance or restructure the $210.0 million aggregate principal amount of the senior secured floating rate notes due 2010 on terms reasonably acceptable to the administrative agent and at least 120 days prior to the scheduled maturity date. The Company fully intends to refinance or restructure the outstanding principal amounts of its senior secured floating rate notes within the required timeframe, in accordance with the requirements of the third amendment.

On September 28, 2007, the asset-based revolving loan facility was amended to exclude from the definition of Capital Expenditures, as well as the calculation of the fixed charged covenant, any expenditure made with the proceeds of any equity securities issued or capital contributions received by the Company. The Company intends to further amend the amended asset-based revolving loan facility in connection with the Offers to Purchase. See Note 13.

The amended asset-based revolving loan facility includes a $50.0 million sub-limit for the issuance of letters of credit. Obligations under the revolving loan facility are collateralized by a first priority interest in inventory, receivables, pharmacy prescription files, deposit accounts and certain other current assets. Under the amended asset-based revolving loan facility, Duane Reade GP is the sole obligor. However, the amended asset-based revolving loan facility is guaranteed on a full and unconditional basis by the Company, Duane Reade Inc. and each of the Company’s other domestic subsidiaries other than the obligor.

The amended asset-based revolving loan facility contains a single fixed charge coverage requirement which only becomes applicable when borrowings exceed 90 percent of the borrowing base, as defined in the agreement governing the amended asset-based revolving loan facility. Borrowings under the amended asset-based revolving loan facility have not exceeded 90 percent of the borrowing base and, as a result, the fixed charge covenant has not become applicable. There are no credit ratings related triggers in the amended asset-based revolving loan facility that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity.

Revolving loans under the amended asset-based revolving loan facility, at the Company’s option, bear interest at either:

•	a rate equal to LIBOR (the London Interbank Offered Rate) plus a margin of from 1.00% to 2.00%, determined based on levels of borrowing availability reset each fiscal quarter; or

•	a rate equal to the prime rate of Banc of America Retail Group Inc. plus a margin of from 0.00% to 0.50%, determined based on levels of borrowing availability reset each fiscal quarter.

Borrowings under the amended asset-based revolving loan facility continue to be primarily LIBOR-based. At June 27, 2009, the amended asset-based revolving loan facility bore interest at a weighted average annual rate of 2.0%.

At June 27, 2009, there was $143.4 million outstanding under the amended asset-based revolving loan facility, and approximately $67.5 million of remaining availability, net of $9.1 million reserved for outstanding standby letters of credit. The $9.1 million reserved for outstanding letters of credit includes a $3.5 million letter of credit required for the litigation settlement agreement relating to two class action lawsuits. See Note 12 for further discussion of the litigation settlement agreement. Obligations under this facility have been classified as current liabilities because cash receipts controlled by the lenders are used to reduce outstanding debt, and the Company does not meet the criteria of SFAS No. 6, “Classification of Short-Term Obligations Expected to be Refinanced—An Amendment of ARB No. 43, Chapter 3A,” to classify the debt as long-term.

Senior Secured Floating Rate Notes due 2010. On December 20, 2004, the Company closed an offering of $160.0 million aggregate principal amount of senior secured floating rate notes due 2010. Using the net proceeds from that offering, together with approximately $2.2 million of borrowings under the amended asset-based revolving loan facility, the Company repaid all outstanding principal under its previously existing $155.0 million senior term loan facility, along with approximately $3.6 million of early repayment premium and accrued but unpaid interest through December 20, 2004. On August 9, 2005, the Company issued a further $50.0 million of senior secured floating rate notes. These new notes were issued under the same indenture as the senior secured floating rate notes issued in December 2004, although they do not trade fungibly with those notes.

The senior secured floating rate notes bear interest at a rate of LIBOR plus 4.50%, reset quarterly. Interest on the senior secured floating rate notes is payable quarterly on each March 15, June 15, September 15, and December 15. The senior secured floating rate notes mature on December 15, 2010. At June 27, 2009, the senior secured floating rate notes bore interest at an annual rate of 5.1%.

On April 30, 2008, the Company entered into a hedging transaction through the acquisition of a “no cost collar.” Under this arrangement, the Company capped its exposure on $210.0 million of LIBOR-based borrowings at a maximum LIBOR rate of 5.2%. In addition, the Company established a minimum “floor” LIBOR rate of 2.6%, in line with then current LIBOR rates. The changes in the fair value of the hedge agreement are reflected within other comprehensive loss on the Consolidated Statements of Comprehensive Loss (Unaudited) included within the interim financial statements. At June 27, 2009, the LIBOR rate in effect was approximately 0.6%, which was below the minimum rate specified under the “no cost collar.” As a result, the “no cost collar” increased the effective annual interest rate on the Company’s LIBOR-based borrowings by approximately 1.2%. This hedging arrangement expires on December 15, 2010.

The Company guarantees the senior secured floating rate notes on a full and unconditional, senior secured basis. Duane Reade Inc. and Duane Reade GP are co-obligors under the senior secured floating rate notes. The senior secured floating rate notes rank equally in right of payment with any of the Company’s, Duane Reade Inc.’s or Duane Reade GP’s unsubordinated indebtedness and senior in right of payment to any of the Company’s, Duane Reade Inc.’s or Duane Reade GP’s subordinated or senior subordinated indebtedness. All obligations under the senior secured floating rate notes are guaranteed on a senior basis by each of the Company’s existing subsidiaries, other than Duane Reade Inc. and Duane Reade GP, and will be guaranteed by future subsidiaries of Duane Reade Inc. and Duane Reade GP except certain foreign and certain domestic subsidiaries. The senior secured floating rate notes and the guarantees are collateralized by a first priority interest in substantially all of Duane Reade Inc. and Duane Reade GP’s assets other than those assets in which the lenders under the amended asset-based revolving loan facility have a first priority interest and certain excluded assets defined in the indentures. The senior secured floating rate notes and the guarantees are also collateralized by a second priority interest in all collateral pledged on a first priority basis to lenders under the amended asset-based revolving loan facility.

Upon the occurrence of specified change of control events, Duane Reade Inc. and Duane Reade GP will be required to make an offer to repurchase all of the senior secured floating rate notes at 101% of the outstanding principal amount of the senior secured floating rate notes plus accrued and unpaid interest to the date of repurchase. The indenture governing the senior secured floating rate notes contains certain affirmative and negative covenants that limit the ability of Duane Reade Inc., Duane Reade GP and their restricted subsidiaries, as defined, to incur additional indebtedness, pay dividends, make repayments on indebtedness that is subordinated to the senior secured floating rate notes and to make certain other restricted payments, incur certain liens, use proceeds from sales of assets, enter into business combination transactions (including mergers, consolidations and asset sales), enter into sale-leaseback transactions, enter into transactions with affiliates and permit restrictions on the payment of dividends by restricted subsidiaries. The indenture governing the senior secured floating rate notes contains customary events of default, which, if triggered, may result in the acceleration of the indebtedness outstanding under the indenture. There are no credit ratings related triggers in the indenture governing the senior secured floating rate notes that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity. The indenture governing the senior secured floating rate notes does not contain financial maintenance covenants.

At June 27, 2009, the weighted average combined interest rate in effect on all variable rate debt outstanding, including the effect of the “no cost collar,” was 5.0%.

See Note 13 for a discussion of the Company’s offer to purchase the outstanding senior secured floating rate notes due 2010.

Senior Subordinated Notes due 2011. On July 30, 2004, upon completion of the Acquisition, Duane Reade Inc. and Duane Reade GP co-issued $195.0 million of 9.75% senior subordinated notes due 2011. The senior subordinated notes mature on August 1, 2011 and bear interest at 9.75% per annum payable in semi-annual installments on February 1 and August 1. The senior subordinated notes are uncollateralized obligations and subordinated in right of payment to all of the Company’s, Duane Reade Inc.’s and Duane Reade GP’s existing and future unsubordinated indebtedness, including borrowings under the amended asset-based revolving loan facility and the senior secured floating rate notes. The senior subordinated notes will rank equally with any future senior subordinated indebtedness and senior to any future subordinated indebtedness. The senior subordinated notes are guaranteed on an uncollateralized, senior subordinated basis by the Company and all of Duane Reade Inc.’s existing direct and indirect domestic subsidiaries other than Duane Reade GP, which is a co-obligor under the senior subordinated notes. Upon the occurrence of specified change of control events, the Company will be required to make an offer to repurchase all of the senior subordinated notes at 101% of the outstanding principal amount of the senior subordinated notes plus accrued and unpaid interest to the date of repurchase. The indenture governing the senior subordinated notes contains certain affirmative and negative covenants that limit the ability of Duane Reade Inc., Duane Reade GP and their restricted subsidiaries to incur additional indebtedness, pay dividends, make repayments on indebtedness that is subordinated to the senior subordinated notes and to make certain other restricted payments, incur certain liens, use proceeds from sales of assets, enter into business combination transactions (including mergers, consolidations and asset sales), enter into transactions with affiliates and permit restrictions on the payment of dividends by restricted subsidiaries. The indenture governing the senior subordinated notes contains customary events of default, which, if triggered, may result in the acceleration of the indebtedness outstanding under the indenture. There are no credit ratings related triggers in the indenture governing the senior subordinated notes that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity. The indenture governing the senior subordinated notes does not contain financial maintenance covenants.

See Note 13 for a discussion of the Company’s offer to purchase a portion of the outstanding senior subordinated notes due 2011.

2.1478% Senior Convertible Notes due 2022. On April 16, 2002, Duane Reade Inc. completed an offering of $381.5 million aggregate principal amount of senior convertible notes maturing on April 16, 2022. The senior convertible notes were issued at a price of $572.76 per note (57.276% of the principal amount at maturity) and paid cash interest at the rate of 2.1478% per year on the principal amount at maturity, payable semi-annually in arrears on April 16 and October 16 of each year beginning on October 16, 2002, until April 16, 2007. After that date, interest accrues on the notes as amortization of the original issue discount representing a yield to maturity of 3.75% per year, computed on a semi-annual bond equivalent basis. In December 2002, Duane Reade Inc. repurchased a total of $30.5 million principal value of the senior convertible notes at an average purchase price of $486.99 per $1,000 note, resulting in a remaining net outstanding balance of $201.0 million.

In connection with the Acquisition, Duane Reade Inc. made a tender offer to repurchase all of the $351.0 million outstanding principal value of the senior convertible notes. Upon the closing of the tender offer, a total of $350.9 million principal amount at maturity ($201.0 million issuance value) was tendered for repurchase, leaving only $55.0 thousand of principal amount at maturity ($32.0 thousand of issuance value) outstanding. Duane Reade Inc. may redeem for cash all or a portion of the principal value of the outstanding senior convertible notes at any time after April 16, 2007, at a price equal to the sum of the issue price plus accrued original issue discount and accrued cash interest, if any, to the redemption date.

Debt Maturities. At June 27, 2009, the aggregate maturities of debt are as follows (dollars in thousands):

Maturity by Period
1 year	$—
2 years	210,000
3 years	338,380
4 – 5 years	—
Thereafter	34

Total	$548,414

See Note 13 for a discussion of the Company’s Offers to Purchase and the related financing transactions.

7. Derivative Instruments and Hedging Activity

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS No. 133, all derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. SFAS No. 133 defines requirements for designation and documentation of hedging relationships, as well as ongoing effectiveness assessments, which must be met in order to qualify for hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value would be recorded in earnings immediately.

At June 27, 2009, the Company’s hedging activity consists of a “no cost” interest rate collar designed to hedge interest rate variability on portions of its LIBOR-based borrowings. The Company formally documents the relationship between the hedging instruments and the hedged items, as well as its risk management objectives and strategy for undertaking hedge transactions. This interest rate collar qualifies for hedge accounting as a cash flow hedge. Accordingly, the Company recognizes this derivative at fair value as either an asset or liability on the consolidated balance sheets. All changes in the interest rate collar’s fair value are recorded in accumulated other comprehensive income (loss) (“Accumulated OCI”) and subsequently reclassified into earnings when the related interest expense on the underlying borrowing is recognized. The Company has not, and does not plan to, enter into any derivative financial instruments for trading or speculative purposes. If the Company successfully completes the transactions described in Note 13, the “no cost” interest rate collar will no longer qualify for hedge accounting and the Company will be required to reclassify any amounts recorded in Accumulated OCI into earnings. In addition, if the Company successfully completes the transactions described in Note 13, all future changes in the fair value of the “no cost” interest rate collar will be recognized in earnings.

The objective of the “no cost” interest rate collar is to eliminate the variability of quarterly cash flows resulting from interest rate fluctuations above the cap rate and below the floor rate on the LIBOR-based variable interest payments attributable to the debt instruments identified as the hedged transaction. Under the current “no cost” interest rate collar, the Company capped its exposure on $210.0 million of LIBOR-based borrowings at a maximum LIBOR rate of 5.2%. In addition, the Company established a minimum “floor” LIBOR rate of 2.6%, in line with then current LIBOR rates. The changes in the fair value of the hedge agreement are reflected within other comprehensive loss on the Consolidated Statements of Comprehensive Loss (Unaudited) included within the interim financial statements.

At June 27, 2009, the LIBOR rate in effect was approximately 0.6%, which was below the minimum rate specified under the “no cost collar.” As a result, the “no cost collar” increased the effective annual interest rate on the Company’s LIBOR-based borrowings by approximately 1.2%.

The fair value of the interest rate collar resulted in a total hedge liability of $5.0 million and $4.7 million at June 27, 2009 and December 27, 2008, respectively. As of June 27, 2009, the Company expects approximately $3.4 million associated with the interest rate collar to be recognized as additional interest expense during the next twelve months. This hedging arrangement expires on December 15, 2010.

As discussed further in Note 8, on March 27, 2007, certain affiliates of Oak Hill Capital Partners L.P. made an equity commitment of $39.4 million in the form of Series A preferred stock and warrants to acquire approximately 11% (on a fully diluted basis) of the Company’s common stock at an exercise price of $75.00 per share. Each of the 525,334 shares of Series A preferred stock is immediately redeemable without penalty, at the Company’s option prior to the mandatory redemption date, at a liquidation preference of $75.00 per share plus any accrued but unpaid dividends as of the redemption date. The Company has the right, at its option, immediately prior to an initial public offering (IPO), to require holders of the preferred stock to convert all (but not less than all) of such shares into a number of shares of the Company’s common stock equal to the liquidation preference for such shares of preferred stock, divided by the price per share of the Company’s common stock set forth in the final prospectus to be used in connection with the IPO. Upon the occurrence of a change in control, the Company will be required to redeem all outstanding shares of the Series A preferred stock at a redemption price per share of $75.00 per share plus accrued and unpaid dividends. The Company has recorded a liability for the Series A preferred stock’s mandatory redemption feature, which is considered a derivative financial instrument.

The valuation approach used to calculate the fair value of the Series A preferred stock’s mandatory redemption feature is a combination of future liquidity event probabilities, risk-adjusted returns, and a net present value analysis. The changes in the fair value of the Series A preferred stock’s mandatory redemption feature are reflected as increases or decreases within interest expense. The changes in the fair value of the Series A preferred stock’s mandatory redemption feature are reflected as non-cash operating activity items on the statement of cash flows.

The fair value of our derivative instruments at June 27, 2009 are as follows:

	Balance Sheet Location	Derivative Liability June 27, 2009
Derivative designated as hedging instruments under SFAS No. 133:

Interest rate collar	Accrued expenses	$3,352
	Other non-current liabilities	1,668

		5,020

Derivative not designated as hedging instruments under SFAS No. 133:

Preferred stock mandatory redemption feature	Other non-current liabilities	5,786

Total derivative instruments		$10,806

The effect of derivative instruments in cash flow hedging relationships on the consolidated interim statements of operations for the thirteen weeks ended June 27, 2009, are as follows:

	Amount of Gain (Loss) Recognized in Accumulated OCI (effective portion)	Location of Gain (Loss) Reclassified from Accumulated OCI to Income	Amount of Gain (Loss) Reclassified from Accumulated OCI to Income	Location of Gain (Loss) Recognized in Income (ineffective portion)	Amount of Gain (Loss) Recognized in Income (ineffective portion)
Interest rate collar	$(265)	Interest expense, net	$(1,034)	Interest expense, net	$—

The effect of derivative instruments in cash flow hedging relationships on the consolidated interim statements of operations for the twenty-six weeks ended June 27, 2009, are as follows:

	Amount of Gain (Loss) Recognized in Accumulated OCI (effective portion)	Location of Gain (Loss) Reclassified from Accumulated OCI to Income	Amount of Gain (Loss) Reclassified from Accumulated OCI to Income	Location of Gain (Loss) Recognized in Income (ineffective portion)	Amount of Gain (Loss) Recognized in Income (ineffective portion)
Interest rate collar	$(273)	Interest expense, net	$(1,706)	Interest expense, net	$—

The effect of derivatives not designated as hedging instruments on the consolidated interim statements of operations for the thirteen and twenty-six weeks ended June 27, 2009, are as follows:

		Amount of Gain (Loss) Recognized in Income
	Location of Gain (Loss) Recognized in Income	13 Weeks Ended June 27, 2009	26 Weeks Ended June 27, 2009
Preferred stock mandatory redemption feature	Interest expense, net	$(392)	$(162)

8. Issuance of Preferred Stock and Common Stock Warrants in Connection with the Acquisition of Gristedes Store Leases

On February 20, 2007, the Company entered into an agreement to acquire up to eight leases from the Gristedes supermarket chain for certain locations in the borough of Manhattan, New York City. As of June 27, 2009, the Company had completed the lease acquisitions for six of the former Gristedes locations and has opened a store at each of the acquired locations. The acquisition of these leases has been funded through a portion of the proceeds from the issuance of $39.4 million of preferred stock and common stock warrants. The Company’s agreement with Gristedes has expired, and the Company is not obligated to acquire the remaining two leases.

On March 27, 2007, certain affiliates of Oak Hill Capital Partners L.P. made an equity commitment of $39.4 million in the form of Series A preferred stock and warrants to acquire approximately 11% (on a fully diluted basis) of the Company’s common stock at an exercise price of $75.00 per share. The proceeds from this capital infusion were used, in part, to acquire the Gristedes leases and to fund certain other capital expenditures. The funds raised through this commitment in excess of funds needed for the acquisition were used to fund the Company’s normal capital spending, fund new store openings or to reduce the Company’s outstanding debt. The first portion of this equity commitment, which amounted to $13.0 million, was funded on March 27, 2007 and the balance of the $39.4 million commitment, in which certain members of senior management also elected to participate, was funded on June 28, 2007. The preferred stock has a 12-year mandatory redemption date from the issuance date and provides for an annual cash dividend of 10% payable quarterly subject to being declared by the Board of Directors. To the extent the dividends are not paid in cash, the dividends will cumulate on a quarterly basis. The dividends are recorded within interest expense on the Statement of Operations. Under the agreements governing its indebtedness, the Company is not currently permitted to pay such dividends in cash. As of June 27, 2009 and December 27, 2008, the Company had accrued unpaid dividends of $9.0 million and $6.7 million, respectively.

Each of the 525,334 shares of Series A preferred stock is immediately redeemable without penalty, at the Company’s option prior to the mandatory redemption date, at a liquidation preference of $75.00 per share plus any accrued but unpaid dividends as of the redemption date. The Company has the right, at its option, immediately prior to an initial public offering (IPO), to require holders of the preferred stock to convert all (but not less than all) of such shares into a number of shares of the Company’s common stock equal to the liquidation preference for such shares of preferred stock, divided by the price per share of the Company’s common stock set forth in the final prospectus to be used in connection with the IPO. Upon the occurrence of a change in control, the Company will be required to redeem all outstanding shares of the Series A preferred stock at a redemption price per share of $75.00 per share plus accrued and unpaid dividends.

The warrants are exercisable initially to purchase an aggregate of up to 384,174 shares of the Company’s common stock. The purchase price for each share of the Series A preferred stock is $75.00 per share, and warrants are exercisable for the Company’s common stock at a price per share of $75.00, subject to certain adjustments.

In accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” the Company has recorded the portion of the proceeds that are attributable to the

Series A preferred stock ($30.7 million) as a liability because of the mandatory redemption feature. The remaining amount of $8.4 million (net of $0.3 million of expenses) was ascribed to the warrants, based on a relative fair value basis, and is recorded within additional paid-in capital. The Company has also recorded a liability for the Series A preferred stock’s mandatory redemption feature, which is considered a derivative financial instrument. The recorded liability for the Series A preferred stock’s mandatory redemption feature was $5.8 million and $5.6 million at June 27, 2009 and December 27, 2008, respectively. Such liability is included in “Other non-current liabilities” on the Consolidated Balance Sheet.

9. Fair Value

The Company applies SFAS No. 157 to account for its financial and nonfinancial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, however, it applies to all other accounting pronouncements that require or permit fair value measurements. This standard does not apply to fair value measurements related to share-based payments, nor does it apply to fair value measurements related to inventory.

SFAS No. 157 utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under SFAS No. 157 are described below:

•	Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2—Quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable, either directly or indirectly; and

•	Level 3—Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The fair value estimates presented in the tables below are based on the information available to the Company as of June 27, 2009 and December 27, 2008.

Valuation Techniques

The valuation approach used to calculate the fair value of the Series A preferred stock’s mandatory redemption feature is a combination of future liquidity event probabilities, risk-adjusted returns, and a net present value analysis. The valuation methodology applied to the profits interest is based on a Monte Carlo simulation, which estimates the fair value of the profits interest based on several inputs, including the fair value of the Company’s equity, future liquidity event probabilities and the expected volatility of the underlying equity value. The interest rate collar is valued using models that contain observable market data as well as models that have non-observable inputs, such as assumptions regarding the future performance of the underlying assets. The guarantees for assigned store leases are valued using a probability weighted net present value analysis which considers the probability of future events which may cause the Company to fulfill the guarantees.

Due to the significant judgment applied in the valuation approaches, the valuations cannot be determined with precision, cannot be substantiated by comparison to quoted prices in active markets, and may not represent the amounts that would be realized in a current sale or immediate settlement of the asset or liability. Additionally, there are inherent uncertainties in any fair value measurement technique, and changes in the underlying assumptions could materially affect the fair value measurement amounts, causing the Company to record additional expenses in a future period or to reverse previously recorded expenses in a future period.

Fair Value on a Recurring Basis

The assets and liabilities measured at fair value on a recurring basis are categorized in the tables below based upon the lowest level of significant input to the valuations. As required by SFAS No. 157, the assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement (dollars in thousands). The amounts representing liabilities are denoted in parentheses in the tables below.

	Level 1	Level 2	Level 3	Total
Series A Preferred stock—mandatory redemption feature	$—	$—	$(5,786)	$(5,786)
Profits interest	—	—	—	—
Interest rate collar	—	—	(5,020)	(5,020)
Guarantees	—	—	(494)	(494)

Total	$—	$—	$(11,300)	$(11,300)

The table presented below summarizes the change in balance sheet carrying values associated with the Company’s Level 3 assets and liabilities recorded at fair value on a recurring basis during the thirteen weeks ended June 27, 2009 (dollars in thousands).

	Preferred Stock Mandatory Redemption Feature(1)	Profits Interest	Interest Rate Collars, net	Guarantees(2)	Total
Balance at March 28, 2009	$(5,394)	$—	$(4,755)	$(504)	$(10,653)
Gains/(Losses) —
Included in net loss	(392)	—	—	10	(382)
Included in other comprehensive loss	—	—	(265)	—	(265)
Transfers	—	—	—	—	—

Balance at June 27, 2009	$(5,786)	$—	$(5,020)	$(494)	$(11,300)

The amount of gains/(losses) for the period included in net loss and attributable to the change in unrealized gains/(losses) for assets and liabilities still held at June 27, 2009.	$(392)	$—	$—	$10	$(382)

The table presented below summarizes the change in balance sheet carrying values associated with the Company’s Level 3 assets and liabilities recorded at fair value on a recurring basis during the twenty-six weeks ended June 27, 2009 (dollars in thousands).

	Preferred Stock Mandatory Redemption Feature(1)	Profits Interest	Interest Rate Collars, net	Guarantees(2)	Total
Balance at December 27, 2008	$(5,624)	$—	$(4,747)	$(504)	$(10,875)
Gains/(Losses) —
Included in net loss	(162)	—	—	10	(152)
Included in other comprehensive loss	—	—	(273)	—	(273)
Transfers	—	—	—	—	—

Balance at June 27, 2009	$(5,786)	$—	$(5,020)	$(494)	$(11,300)

The amount of gains/(losses) for the period included in net loss and attributable to the change in unrealized gains/(losses) for assets and liabilities still held at June 27, 2009.	$(162)	$—	$—	$10	$(152)

(1)	The unrealized losses for the thirteen and twenty-six weeks ended June 27, 2009 are included within interest expense.

(2)	The unrealized gains for the thirteen and twenty-six weeks ended June 27, 2009 are included within selling, general and administrative expenses.

10. Other Expenses

The table below provides detail of other expenses for the thirteen and twenty-six weeks ended June 27, 2009 and June 28, 2008 (dollars in thousands).

	13 Weeks Ended		26 Weeks Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Closed Store Costs	$2,610	$1,919	$2,766	$2,117
Former CEO (Mr. Cuti) Matters	1,956	1,018	2,892	1,300
Oak Hill Management Fees	313	313	625	625
Other	—	—	—	107

Total Other Expenses	$4,879	$3,250	$6,283	$4,149

In the normal course of its business, the Company closes underperforming locations. In accordance with the provisions of SFAS No. 146, “Accounting for the Costs Associated with Exit or Disposal Activities,” the Company establishes reserves for closed store costs anticipated to be incurred in connection with such closings. See Note 5 for a discussion of these reserves. See Note 12 for a discussion of the costs relating to the proceedings relating to Mr. Cuti. The Oak Hill management fee is payable quarterly.

11. Income Taxes

Income taxes are recorded based on the estimated combined statutory tax rates expected to be applicable for the full fiscal year less applicable employment related tax credits. The effective tax rate prior to the application of deferred tax asset valuation allowances is lower than the combined statutory rates, primarily reflecting the impact of these income tax credits. The wage-based employment tax credits represent the economic benefits earned by the Company for its participation in various federal and state hiring incentive programs. These benefits are based on the number of qualifying employees hired and retained by the Company for a specified time period. Employees qualify for these hiring programs primarily as a result of their enrollment in various economic assistance programs.

As a result of the Company’s significant losses incurred in 2008 and 2007 and its anticipated future performance based on projections, the Company evaluated the need to record a valuation allowance against its net deferred tax assets as part of the 2008 tax provision accounting procedures. The evaluation undertaken included a review of the individual deferred tax components and a corresponding analysis of the anticipated time period during which the temporary differences giving rise to deferred tax assets and liabilities would reverse. Based on the results of this analysis, the Company determined that, except for two specific items, all deferred tax assets and liabilities were expected to reverse within the same period. The non-reversing items total $31.7 million and include the deferred tax liability of $10.8 million related to post-2004 goodwill and the deferred tax liability of $20.9 million associated with the trade name. Because these items are not amortized for financial statement purposes, a reversal of the corresponding deferred tax liability is not expected to occur within the expiration period.

At December 27, 2008, the Company had approximately $181.5 million of gross deferred tax assets and approximately $70.4 million of gross deferred tax liabilities, resulting in a net deferred tax asset of $111.1 million. After adjusting for the value of the deferred tax liabilities that do not reverse, the resulting cumulative valuation allowance amounted to $142.9 million, of which $30.9 million was recorded in 2008.

During the thirteen and twenty-six weeks ended June 27, 2009, the Company incurred additional pre-tax losses of $11.1 million and $27.4 million, respectively, and recorded incremental valuation allowances of

$3.5 million and $10.5 million, respectively. At June 27, 2009, the Company had approximately $186.4 million of gross deferred tax assets, approximately $66.2 million of gross deferred tax liabilities and had recorded a cumulative valuation allowance of $153.3 million. The tax expense reported during the thirteen and twenty-six weeks ended June 27, 2009 and June 28, 2008 primarily resulted from the deferred tax liabilities generated by non-amortizable goodwill.

During the thirteen and twenty-six weeks ended June 27, 2009, there were no material changes to the Company’s uncertain tax positions.

In September 2008, the Company was notified by the Internal Revenue Service that its Form 1120 filing for the 2006 tax year had been selected for examination. The examination is in its early stages and based on information presently available to the Company, it believes that the ultimate outcome of these examinations will not have a material adverse effect on its financial position, results of operations or cash flows.

The Company reflects interest charges incurred in connection with audit settlements as interest expense; however, if any tax-related penalties were to be incurred, such amounts would be recorded as a component of the income tax provision.

12. Commitments and Contingencies

The Company is party to legal actions arising in the ordinary course of business. Based on information presently available to the Company, it believes that the ultimate outcome of these actions will not have a material adverse effect on its financial position, results of operations or cash flows. In addition, the Company is a party to the following legal actions and matters:

During 2002, the Company initiated a legal action against its former property insurance carrier, in an attempt to recover what the Company believed to be a fair and reasonable settlement for the business interruption portion of its claim originating from the September 11, 2001 World Trade Center terrorist attack, during which its single highest volume and most profitable store was completely destroyed. After a lengthy litigation and appraisal process, an appraisal panel awarded the Company approximately $5.6 million in 2005 (in addition to the $9.9 million that was paid by the insurer to the Company in 2002). As a result of the insurer’s refusal to pay this amount and also as a result of the Second Circuit Court of Appeals’ interpretation of the Company’s insurance policy, in January 2007, the Company commenced another action in the U.S. District Court for the Southern District of New York to recover both the appraisal panel’s award and additional amounts under the policy. In August 2007, the District Court entered judgment in the amount of $0.8 million plus interest, and both parties appealed. The appeals have been briefed and oral argument in the Second Circuit Court of Appeals has been held. However, due to the inherent uncertainty of litigation, there can be no assurance that this appeal will be successful.

Accordingly, given the risks and uncertainties inherent in litigation, there can be no definitive assurance that the Company will actually receive any or all of the panel’s appraised value of this claim, and the Company has not recognized any income related to this matter, other than $9.4 million (net of $0.5 million of expenses incurred) of the original $9.9 million paid by the insurer in 2002. It should be noted that any payment to the Company that might be forthcoming as a result of this claim may also result in the incurrence of additional expenses that are contingent upon the amount of such insurance claim settlement. These expenses, if incurred, are not expected to exceed $4.0 million.

In November 2004, the Company was served with a purported class action complaint, Damassia v. Duane Reade Inc. The lawsuit was filed in the U.S. District Court for the Southern District of New York. The complaint alleges that, from the period beginning November 1998, the Company incorrectly gave some employees the title “Assistant Manager,” in an attempt to avoid paying these employees overtime, in contravention of the Fair Labor Standards Act and New York law. In May 2008, the court certified this case as a class action. In April 2006, the

Company was served with a purported class action complaint, Chowdhury v. Duane Reade Inc. and Duane Reade Holdings, Inc. The complaint alleges that, from a period beginning March 2000, the Company incorrectly classified certain employees in an attempt to avoid paying overtime to such employees, thereby violating the Fair Labor Standards Act and New York law. In May 2008, the court certified this case as a class action. The complaint seeks an unspecified amount of damages. In January 2009, the Company announced that, without admitting liability, it has entered into a Memorandum of Understanding to settle these two class action cases for $3.5 million. The settlement was subject to the approval of the U.S. District Court for the Southern District of New York. While the Company believed that it could strongly defend itself against the matters involved in this litigation, it agreed to this settlement in order to avoid future defense costs and uncertainty surrounding this litigation. As a result of this settlement agreement, the Company recorded a $3.5 million one-time, pre-tax charge during the fourth quarter ended December 27, 2008. The litigation settlement required the Company to obtain a letter of credit for the payment of the $3.5 million obligation. The Company has obtained the necessary letter of credit and after a hearing on July 24, 2009, the Court granted final approval of the settlement.

In November 2007, the Company was served with a subpoena from the Office of the Attorney General of the State of New York. The subpoena requested information regarding services to customers with limited English proficiency. The Company has cooperated with the Office of the Attorney General and on April 22, 2009, the Company settled this matter with the Office of the Attorney General. Under the terms of the settlement, the Company agreed to provide customers with information about prescription drugs in the customers’ primary languages. In addition, the Company agreed to equip its stores with telephones that will connect customers with off-site interpreters working for language-service contractors.

In January 2008, the Company was served with a subpoena from the Department of Health and Human Services, Office of the Inspector General. The subpoena seeks information relating to the operation of the Company’s pharmacy kiosks and information relating to a business relationship that the Company had with Mobility Plus, a provider of durable medical equipment. In February 2008, the Company received an identical subpoena from the Office of the Attorney General of the State of New York, Medicaid Fraud Control Unit. The Company is in the process of responding to the information requests from both entities. While the Company believes that it has been in compliance with all applicable rules and regulations, at this stage, there can be no assurance as to the ultimate outcome of this matter. Based on information presently available to the Company, it is not possible to determine the likelihood of liability or reasonably ascertain the amount of liability, if any.

Proceedings Relating to Anthony J. Cuti

On September 1, 2006, Anthony J. Cuti, a former Chairman, President and Chief Executive Officer of the Company, initiated an arbitration before the American Arbitration Association against Duane Reade Inc., Duane Reade Holdings, Inc. and Duane Reade Shareholders, LLC, which are referred to as the “respondents.” The arbitration relates to his termination in November 2005. Mr. Cuti asserts various claims including, with respect to his employment agreement, breach of contract relating to the notice of termination provision, failure to make certain payments toward his 1998 corporate-owned life insurance policy, relief from the non-competition and non-solicitation covenants, failure to provide adequate information relating to the valuation of his profits interest and breach of the covenant of good faith and fair dealing. Other claims relate to the patent rights for the Company’s virtual pharmacy kiosk system and payment of an alleged deferred 2001 bonus based on any insurance recovery the Company may obtain on its business interruption claim in connection with the 2001 World Trade Center tragedy. On March 16, 2007, Mr. Cuti sought leave to file an amended demand asserting additional allegations in support of his claim for breach of contract for failure to comply with the notice of termination provision in his employment agreement, and a claim for defamation. On May 17, 2007, the arbitrator issued an order granting leave to file Mr. Cuti’s amended demand. Mr. Cuti seeks monetary damages, declaratory relief, rescission of his employment agreement and the payment of his legal costs and fees associated with his termination and the arbitration.

On November 22, 2006, the respondents filed counterclaims and affirmative defenses against Mr. Cuti in the arbitration, alleging that between 2000 and 2005, Mr. Cuti was responsible for improper practices involving invoice credits and rebillings for the construction of the Company’s stores, that led to overstating the Company’s publicly reported earnings, and that caused the Company to create and maintain inaccurate records and publish financial statements containing misstatements. These counterclaims were based on information uncovered as of that date by an investigation conducted by independent legal counsel and forensic accountants at the direction of the Audit Committee.

In a press release dated April 2, 2007, the Company disclosed that, based on new information provided to the Company, the Audit Committee, with the assistance of independent counsel and forensic accountants, was conducting a review and investigation concerning the propriety of certain real estate transactions and related matters and whether the accounting for such transactions was proper. On April 9, 2007, the respondents sought leave to file proposed amended counterclaims based on that new information. On May 17, 2007, the arbitrator issued an order granting leave to file the amended counterclaims. The amended counterclaims seek rescission of employment agreements entered into between the Company and Mr. Cuti, return of all compensation paid under the employment agreements, other compensatory and punitive damages, and legal costs and fees associated with the Audit Committee’s investigation and the arbitration.

On May 18, 2007, the independent counsel and the forensic accountants completed their review and investigation. The independent counsel concluded that Mr. Cuti orchestrated certain real estate and other transactions that led to overstating the Company’s publicly reported earnings, and that caused the Company to create and maintain inaccurate records and publish financial statements containing misstatements. On May 22, 2007, the Audit Committee determined, after considering the results of the review and investigation, that certain of the Company’s previously-issued financial statements would have to be restated. The Company has filed the necessary restated financial statements for the periods affected.

On May 22, 2007, the Company received a grand jury subpoena from the United States Attorney’s Office for the Southern District of New York seeking documents relating to the allegations in the amended counterclaims discussed above. The Company is cooperating fully with the investigation. The SEC has also requested that the Company provide it with information related to this matter.

On May 25, 2007, the United States Attorney’s Office for the Southern District of New York filed an application requesting that the arbitrator stay further proceedings in the arbitration, including discovery, pending further developments in its criminal investigation of Mr. Cuti. Following briefing by the parties on the application, the arbitrator entered an order staying the arbitration proceedings. The stay has been extended from time to time.

On October 9, 2008, the United States Attorney’s Office for the Southern District of New York and the SEC announced the filing of criminal and civil securities fraud charges against Mr. Cuti and another former executive of the Company, William Tennant. In the criminal indictment, the government charges that Mr. Cuti and Mr. Tennant engaged in a scheme, involving the credits and rebillings and real estate-related transactions discussed above, to falsely inflate the income and reduce the expenses that the Company reported to the investing public and others. The SEC’s complaint similarly alleges that Mr. Cuti and Mr. Tennant entered into a series of fraudulent transactions designed to boost reported income and enable the Company to meet quarterly and annual earnings guidance. Both proceedings are continuing.

Other Commitments

In connection with the assignment of certain store leases to third parties during 2008 and 2007, the Company provides secondary guarantees on the lease obligations for the assigned stores. The respective purchasers have assumed the Company’s obligations under these leases and are primarily liable for these obligations. Although the Company believes it to be unlikely, assuming that each respective purchaser became insolvent, management estimates that the Company could settle these obligations for amounts substantially less than the aggregate obligation of $26.2 million as of June 27, 2009. The obligations are for varying terms dependent upon the respective lease, the longest of which lasts through May 31, 2022.

13.	Subsequent Event

On July 8, 2009, Duane Reade Inc. and Duane Reade GP launched the Offers to Purchase for cash any and all of the outstanding $210.0 million aggregate principal amount of their senior secured floating rate notes and any and all of the outstanding $195.0 million aggregate principal amount of their senior subordinated notes (together, the “Existing Notes”).

On July 24, 2009, the terms of the Offers to Purchase were amended as follows:

•	the Offers to Purchase are for any and all of the senior secured floating rate notes;

•

the Offers to Purchase are for up to 75% of the aggregate outstanding principal amount of the senior subordinated notes (approximately $146.25 million), rather than any and all senior subordinated notes;

•

the total consideration to be paid for the senior secured floating rate notes remains at $1,000 per $1,000 principal amount of senior secured floating rate notes (which includes a $30 per $1,000 principal amount consent payment);

•

the total consideration to be paid for the senior subordinated notes remains at $875 per $1,000 principal amount of senior subordinated notes, but the consent payment is increased to $40 per $1,000 principal amount, and the tender consideration is decreased to $835 per $1,000 principal amount;

•

the Offers to Purchase are being made in conjunction with consent solicitations in respect of both the senior secured floating rate notes and the senior subordinated notes, which would still remove substantially all of the covenants in the indentures and in the case of the senior secured floating rate notes (if sufficient consents are received) release all of the collateral securing the senior secured floating rate notes,

•

the conditions to the Offers to Purchase include, among other things, (i) the funding of a $125 million preferred equity investment by entities associated with Oak Hill (the “Equity Investment”), (ii) the receipt of sufficient proceeds from an offering of new senior secured notes and the Equity Investment to pay for all Existing Notes and related consents accepted in the Offers to Purchase, (iii) at least 60% of the outstanding principal amount of the senior subordinated notes having been validly tendered (and not validly withdrawn), (iv) receipt of requisite consents to amend the indenture governing the senior subordinated notes as described above, (v) the execution and delivery of the Credit Agreement Amendment (as defined below) and (vi) other customary conditions precedent; and

•	the deadlines for receiving consents were extended to July 30, 2009 (the “Consent Deadline”), and the expiration dates for the Offers to Purchase were extended to August 6, 2009.

In connection with the Offers to Purchase, on July 31, 2009, the Company announced that Duane Reade Inc. and Duane Reade GP had priced an offering of $300,000,000 aggregate principal amount of 11.75% Senior Secured Notes due 2015 (the “New Senior Secured Notes”) to finance, in part, the payment of the total consideration in the Offers to Purchase. The closing of the offering of the New Senior Secured Notes is expected to occur on August 7, 2009, but is subject to the satisfaction or waiver of the conditions to the Offers to Purchase other than the funding of the proceeds of the New Senior Secured Notes offering.

The Company intends to close the Equity Investment on August 7, 2009, although the Equity Investment is subject to the following conditions precedent:

•	all conditions precedent to the Offers to Purchase, and the offering of the New Senior Secured Notes shall have been fulfilled (other than the funding of the Equity Investment);

•

the Equity Investment shall be made on terms and conditions that are no less favorable than general market terms and conditions for similar equity investments, as reasonably determined by the investors, and in compliance with any existing agreements by which Holdings, Duane Reade Inc., Duane Reade GP and the investors are bound;

•	as determined by Oak Hill and associated entities in their sole discretion, the absence of a material adverse change (as defined in the relevant agreements); and

•	other conditions precedent customary for similar equity investments.

As of the Consent Deadline, approximately $205.0 million aggregate principal amount of senior secured floating rate notes and $143.3 million aggregate principal amount of senior subordinated notes had been tendered into the Offers to Purchase. On July 31, 2009, supplemental indentures reflecting those proposed amendments were executed, so withdrawal rights with respect to all tendered Existing Notes have expired. Assuming that (i) no additional senior subordinated notes are tendered in the Offers to Purchase, (ii) the settlement of the Offers to Purchase occur on August 7, 2009, and (iii) Duane Reade Inc. and Duane Reade GP call the remaining untendered $5.0 million principal amount of senior secured floating rate notes for redemption on an expected redemption date of September 8, 2009 at 100% of their principal amount, the Company expects to pay holders of the senior secured floating rate notes an aggregate of approximately $211.6 million and holders of the senior subordinated notes an aggregate of approximately $125.6 million (including, in each case, accrued and unpaid interest through the settlement date or redemption date and consent payments, as applicable). The Company expects to use the proceeds from the offering of the New Senior Secured Notes, together with a portion of the proceeds of the Equity Investment, to pay the total consideration for the Existing Notes in the Offers to Purchase and to pay associated fees and expenses. Any remaining amounts will be used to temporarily repay amounts outstanding under the amended asset-based revolving loan facility.

The Company also intends to enter into an amendment (the “Credit Agreement Amendment”) to its amended asset-based revolving loan facility to, among other things, permit the completion of the Offers to Purchase, the offering of the New Senior Secured Notes and other related transactions. In addition, as a result of the Credit Agreement Amendment, the applicable margins on LIBOR-based loans would increase from a range of 1.00% to 2.00% to a range of 2.25% to 3.25%, and the applicable margins on prime rate loans would increase from a range of 0.00% to 0.50% to a range of 1.25% to 1.75%. Also, line fees and commitment fees would increase from 0.30% to 0.50% per year.

There can be no assurance that the Offers to Purchase, the Equity Investment or the offering of the New Senior Secured Notes will be completed. There is also no assurance that the Company will be able to obtain the necessary Credit Agreement Amendment.

14. Condensed Consolidating Interim Financial Information of Subsidiary Guarantors and Co-Obligors

The 9.75% senior subordinated notes due 2011 and the senior secured floating rate notes due 2010 were co-issued by Duane Reade Inc. and Duane Reade GP, each of whom is considered a “co-obligor.” The Company and each of its other subsidiaries, composed of DRI I Inc., Duane Reade International, LLC (f/k/a Duane Reade International, Inc.) and Duane Reade Realty, Inc., are guarantors of such notes. The guarantee of the Company and of each subsidiary guarantor is full and unconditional and joint and several.

The following condensed consolidating interim financial information for the Company presents the financial information of Duane Reade Holdings, Inc., the co-obligors and the subsidiary guarantors, prepared on the equity basis of accounting. Such presentation is based on the Company’s understanding and interpretation of Rule 3-10 under the Securities and Exchange Commission’s Regulation S-X. Income tax expense (benefit) and deferred income taxes have been allocated to individual entities according to the Company’s income tax allocation methodology. Certain of the prior year information has been reclassified to conform its presentation to the current year. The financial information may not necessarily be indicative of results of operations or financial position had the subsidiary guarantors operated as independent entities.

DUANE READE HOLDINGS, INC.

Condensed Consolidating Statement of Operations (Unaudited)

For the 13 weeks ended June 27, 2009

(In thousands)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Net sales	$—	$—	$479,117	$—	$—	$479,117
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	—	—	333,249	—	—	333,249
Selling, general & administrative expenses	—	—	122,265	97	—	122,362
Depreciation and amortization	—	—	17,266	—	—	17,266
Store pre-opening expense	—	—	188	—	—	188
Other expenses	—	—	4,879	—	—	4,879

Operating (loss) income	—	—	1,270	(97)	—	1,173
Equity earnings in affiliates	11,585	11,585	—	115	(23,285)	—
Interest expense, net	—	—	12,291	—	—	12,291

Income (loss) before income taxes	(11,585)	(11,585)	(11,021)	(212)	23,285	(11,118)
Income tax expense	—	—	463	4	—	467

Net income (loss)	$(11,585)	$(11,585)	$(11,484)	$(216)	$23,285	$(11,585)

DUANE READE HOLDINGS, INC.

Condensed Consolidating Statement of Operations (Unaudited)

For the 13 weeks ended June 28, 2008

(In thousands)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Net sales	$—	$—	$451,395	$10,802	$(10,802)	$451,395
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	—	—	311,960	—	—	311,960
Selling, general & administrative expenses	—	—	134,179	117	(15,800)	118,496
Depreciation and amortization	—	—	17,674	—	—	17,674
Store pre-opening expense	—	—	200	—	—	200
Other expenses	—	—	3,250	—	—	3,250

Operating (loss) income	—	—	(15,868)	10,685	4,998	(185)
Equity earnings in affiliates	12,078	12,078	—	285	(24,441)	—
Interest expense (income), net	—	—	11,375	(4,998)	4,998	11,375

Income (loss) before income taxes	(12,078)	(12,078)	(27,243)	15,398	24,441	(11,560)
Income taxes (benefit)	—	—	1,221	(703)	—	518

Net income (loss)	$(12,078)	$(12,078)	$(28,464)	$16,101	$24,441	$(12,078)

DUANE READE HOLDINGS, INC.

Condensed Consolidating Statement of Operations (Unaudited)

For the 26 weeks ended June 27, 2009

(In thousands)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Net sales	$—	$—	$923,573	$—	$—	$923,573
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	—	—	640,496	—	—	640,496
Selling, general & administrative expenses	—	—	244,201	214	—	244,415
Depreciation and amortization	—	—	35,342	—	—	35,342
Store pre-opening expense	—	—	235	—	—	235
Other expenses	—	—	6,283	—	—	6,283

Operating loss	—	—	(2,984)	(214)	—	(3,198)
Equity earnings in affiliates	28,796	28,796	—	286	(57,878)	—
Interest expense, net	—	—	24,191	—	—	24,191

Income (loss) before income taxes	(28,796)	(28,796)	(27,175)	(500)	57,878	(27,389)
Income tax expense	—	—	1,396	11	—	1,407

Net income (loss)	$(28,796)	$(28,796)	$(28,571)	$(511)	$57,878	$(28,796)

DUANE READE HOLDINGS, INC.

Condensed Consolidating Statement of Operations (Unaudited)

For the 26 weeks ended June 28, 2008

(In thousands)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Net sales	$—	$—	$878,532	$21,175	$(21,175)	$878,532
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	—	—	606,405	—	—	606,405
Selling, general & administrative expenses	—	—	268,595	237	(32,382)	236,450
Depreciation and amortization	—	—	35,593	—	—	35,593
Store pre-opening expense	—	—	247	—	—	247
Other expenses	—	—	4,149	—	—	4,149

Operating (loss) income	—	—	(36,457)	20,938	11,207	(4,312)
Equity earnings in affiliates	33,071	33,071	—	667	(66,809)	—
Interest expense (income), net	—	—	27,281	(11,207)	11,207	27,281

Income (loss) before income taxes	(33,071)	(33,071)	(63,738)	31,478	66,809	(31,593)
Income taxes (benefit)	—	—	2,982	(1,504)	—	1,478

Net income (loss)	$(33,071)	$(33,071)	$(66,720)	$32,982	$66,809	$(33,071)

DUANE READE HOLDINGS, INC.

Condensed Consolidating Balance Sheet (Unaudited)

As of June 27, 2009

(In thousands)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Assets
Current assets
Cash	$—	$—	$1,341	$24	$—	$1,365
Receivables, net	—	—	49,751	—	—	49,751
Due from affiliates	—	76,732	109,212	(606)	(185,338)	—
Inventories	—	—	213,348	—	—	213,348
Deferred income taxes	—	1,140	5,049	(6,189)	—	—
Prepaid expenses and other current assets	—	—	16,751	—	—	16,751

Total current assets	—	77,872	395,452	(6,771)	(185,338)	281,215
Investment in affiliates	(147,987)	(147,997)	—	(3,664)	299,648	—
Property and equipment, net	—	—	189,985	—	—	189,985
Goodwill	—	—	69,510	—	—	69,510
Deferred income taxes	—	1,645	9,032	(10,677)	—	—
Other assets, net	—	—	114,712	412,378	(366,145)	160,945

Total assets	$(147,987)	$(68,480)	$778,691	$391,266	$(251,835)	$701,655

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$—	$—	$97,926	$—	$—	$97,926
Due to affiliates	—	—	—	185,336	(185,336)	—
Accrued interest	—	—	8,466	—	—	8,466
Accrued expenses	—	3,661	44,319	—	—	47,980
Current portion of long-term debt	—	—	143,380	—	—	143,380
Current portion of capital lease obligations	—	—	5,022	—	—	5,022

Total current liabilities	—	3,661	299,113	185,336	(185,336)	302,774
Long term debt	—	—	771,179	—	(366,145)	405,034
Capital lease obligations, less current portion	—	—	1,075	—	—	1,075
Deferred income taxes	—	75,600	(75,421)	29,038	—	29,217
Redeemable preferred stock and accrued dividends	31,112	31,113	39,440	—	(62,225)	39,440
Deferred rent liabilities	—	—	58,551	—	—	58,551
Other non-current liabilities	—	257	40,643	—	—	40,900

Total liabilities	31,112	110,631	1,134,580	214,374	(613,706)	876,991

Stockholders’ equity (deficit)
Common stock	26	—	—	—	—	26
Paid-in-capital	247,520	247,535	256,328	2,395	(497,476)	256,302
Accumulated other comprehensive loss	—	—	(5,020)	—	—	(5,020)
Retained earnings (Accumulated deficit)	(426,645)	(426,646)	(607,197)	174,497	859,347	(426,644)

Total stockholders’ equity (deficit)	(179,099)	(179,111)	(355,889)	176,892	361,871	(175,336)

Total liabilities and stockholders’ equity (deficit)	$(147,987)	$(68,480)	$778,691	$391,266	$(251,835)	$701,655

DUANE READE HOLDINGS, INC.

Condensed Consolidating Balance Sheet (Unaudited)

As of December 27, 2008

(In thousands)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Assets
Current assets
Cash	$—	$—	$1,386	$44	$—	$1,430
Receivables, net	—	—	55,783	—	—	55,783
Due from affiliates	—	76,756	108,993	(411)	(185,338)	—
Inventories	—	—	214,154	—	—	214,154
Deferred income taxes	—	1,140	5,049	(6,189)	—	—
Prepaid expenses and other current assets	—	—	13,541	—	—	13,541

Total current assets	—	77,896	398,906	(6,556)	(185,338)	284,908
Investment in affiliates	(119,191)	(119,201)	—	(3,378)	241,770	—
Property and equipment, net	—	—	186,560	—	—	186,560
Goodwill	—	—	69,510	—	—	69,510
Deferred income taxes	—	1,645	9,032	(10,677)	—	—
Other assets, net	—	—	125,390	412,377	(366,145)	171,622

Total assets	$(119,191)	$(39,660)	$789,398	$391,766	$(309,713)	$712,600

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$—	$—	$88,238	$—	$—	$88,238
Due to affiliates	—	—	—	185,336	(185,336)	—
Accrued interest	—	—	8,597	—	—	8,597
Accrued expenses	—	3,056	49,206	—	—	52,262
Current portion of long-term debt	—	—	144,642	—	—	144,642
Current portion of capital lease obligations	—	—	4,485	—	—	4,485

Total current liabilities	—	3,056	295,168	185,336	(185,336)	298,224
Long term debt	—	—	771,178	—	(366,145)	405,033
Capital lease obligations, less current portion	—	—	1,492	—	—	1,492
Deferred income taxes	—	76,230	(76,817)	29,027	—	28,440
Redeemable preferred stock and accrued dividends	31,113	31,113	36,775	—	(62,226)	36,775
Deferred rent liabilities	—	—	53,084	—	—	53,084
Other non-current liabilities	—	256	35,997	—	—	36,253

Total liabilities	31,113	110,655	1,116,877	214,363	(613,707)	859,301

Stockholders’ equity (deficit)
Common stock	26	—	—	—	—	26
Paid-in-capital	247,519	247,535	255,894	2,395	(497,476)	255,867
Accumulated other comprehensive income (loss)	—	—	(4,747)	—	—	(4,747)
Retained earnings (Accumulated deficit)	(397,849)	(397,850)	(578,626)	175,008	801,470	(397,847)

Total stockholders’ equity (deficit)	(150,304)	(150,315)	(327,479)	177,403	303,994	(146,701)

Total liabilities and stockholders’ equity (deficit)	$(119,191)	$(39,660)	$789,398	$391,766	$(309,713)	$712,600

DUANE READE HOLDINGS, INC.

Condensed Consolidating Statement of Cash Flows (Unaudited)

For the 26 weeks ended June 27, 2009

(In thousands)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Cash flows provided by (used in) operating activities:
Net (loss) income	$(28,796)	$(28,796)	$(28,571)	$(511)	$57,878	$(28,796)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	—	—	37,167	—	—	37,167
Deferred income taxes	—	(11)	1,396	11	—	1,396
Non-cash rent expense	—	—	5,469	—	—	5,469
Non-cash interest expense on redeemable preferred stock	—	—	2,828	—	—	2,828
Other non-cash expense	—	—	435	—	—	435
Equity in income of subsidiaries	28,796	28,796	—	286	(57,878)	—
Changes in operating assets and liabilities:
Receivables	—	24	5,814	194	—	6,032
Inventories	—	—	806	—	—	806
Prepaid and other current assets	—	—	(3,210)	—	—	(3,210)
Accounts payable	—	—	9,688	—	—	9,688
Accrued expenses	—	(13)	(3,624)	—	—	(3,637)
Other assets and liabilities, net	—	—	2,818	—	—	2,818

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	—	—	31,016	(20)	—	30,996

Cash flows used in investing activities:
Capital expenditures	—	—	(22,499)	—	—	(22,499)
Lease acquisition and other costs	—	—	(5,014)	—	—	(5,014)
Proceeds from sale of property	—	—	—	—	—	—

NET CASH USED IN INVESTING ACTIVITIES	—	—	(27,513)	—	—	(27,513)

Cash flows from financing activities:
Borrowings from revolving credit facility	—	—	1,043,353	—	—	1,043,353
Repayments of revolving credit facility	—	—	(1,044,615)	—	—	(1,044,615)
Capital contributions	—	—	—	—	—	—
Repayments of capital lease obligations	—	—	(2,286)	—	—	(2,286)

NET CASH USED IN FINANCING ACTIVITIES	—	—	(3,548)	—	—	(3,548)

Net change in cash	—	—	(45)	(20)	—	(65)
Cash at beginning of period	—	—	1,386	44	—	1,430

Cash at end of period	$—	$—	$1,341	$24	$—	$1,365

DUANE READE HOLDINGS, INC.

Condensed Consolidating Statement of Cash Flows (Unaudited)

For the 26 weeks ended June 28, 2008

(In thousands)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Cash flows provided by (used in) operating activities:
Net (loss) income	$(33,071)	$(33,071)	$(66,720)	$32,982	$66,809	$(33,071)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	—	—	37,418	—	—	37,418
Deferred income taxes	—	(79)	2,982	(1,504)	—	1,399
Non-cash rent expense	—	—	5,816	—	—	5,816
Non-cash interest expense on redeemable preferred stock	—	—	2,556	—	—	2,556
Other non-cash expense	—	—	153	—	—	153
Equity in income of subsidiaries	33,071	33,071	—	667	(66,809)	—
Changes in operating assets and liabilities:
Receivables	—	951	6,115	77	—	7,143
Inventories	—	—	2,936	—	—	2,936
Prepaid and other current assets	—	—	1,400	—	—	1,400
Accounts payable	—	—	(2,216)	—	—	(2,216)
Accrued expenses	—	(2)	1,375	—	—	1,373
Other assets and liabilities, net	—	(870)	34,980	(32,250)	—	1,860

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	—	—	26,795	(28)	—	26,767

Cash flows used in investing activities:
Capital expenditures	—	—	(16,321)	—	—	(16,321)
Lease acquisition and other costs	—	—	(10,169)	—	—	(10,169)
Proceeds from sale of property	—	—	525	—	—	525

NET CASH USED IN INVESTING ACTIVITIES	—	—	(25,965)	—	—	(25,965)

Cash flows from financing activities:
Borrowings from revolving credit facility	—	—	1,026,877	—	—	1,026,877
Repayments of revolving credit facility	—	—	(1,026,030)	—	—	(1,026,030)
Capital contributions	—	—	278	—	—	278
Repayments of capital lease obligations	—	—	(1,935)	—	—	(1,935)

NET CASH USED IN FINANCING ACTIVITIES	—	—	(810)	—	—	(810)

Net change in cash	—	—	20	(28)	—	(8)
Cash at beginning of period	—	—	1,343	37	—	1,380

Cash at end of period	$—	$—	$1,363	$9	$—	$1,372

Duane Reade Inc.

Duane Reade

Exchange Offer for

$300,000,000

11.75% Senior Secured Notes due 2015

PROSPECTUS

                    , 2009

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this prospectus.

Until                     , 2009, all broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants a Delaware corporation the power to indemnify any director, officer, employee or agent against reasonable expenses (including attorneys’ fees) incurred by him in connection with any proceeding brought by or on behalf of the corporation and against judgments, fines, settlements and reasonable expenses (including attorneys’ fees) incurred by him in connection with any other proceeding, if (a) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, however, no indemnification is to be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the corporation.

Section 7.1 of our amended and restated certificate of incorporation provides that we shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the written request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person; provided, however, that, except in certain limited circumstances, we shall be required to indemnify a person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) was authorized by our board of directors.

Section 102 of the DGCL permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relate to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

Section 6 of our amended and restated certificate of incorporation limits the personal liability of our directors to the fullest extent permitted the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We maintain directors’ and officers’ liability insurance for our officers and directors.

The charter or similar documents of the subsidiary guarantors listed as registrants under this registration statement contain similar provisions.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Number	Description

1.1*	Purchase Agreement (in relation to $290,000,000 in aggregate principal amount of the initial notes), dated as of July 31, 2009, by and among Duane Reade Inc. (the “Company”), Duane Reade, the guarantors named therein and the initial purchasers named therein.

1.2*	Purchase Agreement (in relation to $10,000,000 in aggregate principal amount of the initial notes), dated as of July 31, 2009, by and among the Company, Duane Reade, the guarantors named therein and the initial purchasers named therein.

2.1	Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 22, 2003, as amended, by and among Rex Corner Holdings, LLC (now known as Duane Reade Shareholders, LLC), Rex Corner Acquisition Corp. (now known as Duane Reade Acquisition Corp.) and the Company (incorporated by reference to Amendment No. 3 to the Company’s Schedule 13-E3, filed July 30, 2004).

2.2	Amendment No. 1 to the Merger Agreement, dated as of June 10, 2004, by and among Duane Reade Shareholders, LLC, Duane Reade Acquisition Corp. and the Company (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K dated June 14, 2004).

2.3	Amendment No. 2 to the Merger Agreement, dated as of June 13, 2004, by and among Duane Reade Shareholders, LLC, Duane Reade Acquisition Corp. and the Company (incorporated by reference to Exhibit 2.2 of the Company’s Form 8-K dated June 14, 2004).

2.4	Amendment No. 3 to the Merger Agreement, dated as of June 18, 2004, by and among Duane Reade Shareholders, LLC, Duane Reade Acquisition Corp. and the Company (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K dated June 21, 2004).

3.1(i)	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1(i) to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 25, 2004 (the “3rd quarter 2004 10-Q”)).

3.1(ii)	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1(ii) to the S-4 Registration Statement No. 333-120803 with respect to the Company’s 9.75% Senior Subordinated Notes due 2011 (the “Senior Subordinated Notes”) (the “Senior Subordinated Notes S-4”)).

3.2(i)	Certificate of Incorporation of DRI I Inc. (incorporated by reference to Exhibit 3.2(i) to the S-1 Registration Statement No. 333-43313 with respect to the Company’s 9 1/4% Senior Subordinated Notes due 2008 (the “Notes S-1”)).

3.2(ii)	By-laws of DRI I Inc. (incorporated by reference to Exhibit 3.2(ii) of the Notes S-1).

3.3	Third Amended and Restated Partnership Agreement of Duane Reade (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended June 28, 2003).

3.4(i)	Certificate of Formation of Duane Reade International, LLC, dated July 23, 2009 (incorporated by reference to Exhibit 3.2 of Holdings’ Quarterly Report on Form 10-Q for the period ended June 27, 2009).

3.4(ii)	Limited Liability Company Agreement of Duane Reade International, LLC, dated July 23, 2009 (incorporated by reference to Exhibit 3.3 of Holdings’ Quarterly Report on Form 10-Q for the period ended June 27, 2009).

3.5(i)	Certificate of Incorporation of Duane Reade Realty, Inc. (incorporated by reference to Exhibit 3.5(i) to the Company’s Annual Report on Form 10-K for the year ended December 25, 1999 (the “1999 10-K”)).

3.5(ii)	By-laws of Duane Reade Realty, Inc. (incorporated by reference to Exhibit 3.5(ii) to the 1999 10-K).

3.6(i)	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Duane Reade Holdings, Inc. (“Holdings”) dated as of August 7, 2009 (incorporated by reference to Exhibit 3.1 of Holdings’ Current Report on Form 8-K dated August 13, 2009).

Exhibit Number	Description

3.6(ii)	Amended and Restated Certificate of Incorporation of Duane Reade Holdings, Inc. (incorporated by reference to Exhibit 3.1(i) to the Company’s and Duane Reade’s S-4 Registration Statement No. 333-122206 with respect to the Company’s and Duane Reade’s Senior Secured Floating Rate Notes due 2010 (the “Floating Rate Notes”) (the “Floating Rate Notes S-4”)).

3.6(iii)	Certificate of Amendment of the Certificate of Incorporation of Duane Reade Holdings, Inc. (incorporated by reference to Exhibit 3.1 of Holdings’ Current Report on Form 8-K dated November 23, 2005).

3.6(iv)	By-laws of Duane Reade Holdings, Inc. (incorporated by reference to Exhibit 3.1(ii) to the Floating Rate Notes S-4).

3.6(v)	Certificate of Amendment of the Certificate of Incorporation of Duane Reade Holdings, Inc., dated March 27, 2007 (incorporated by reference to Exhibit 5.03 of Holdings’ Form 8-K dated April 4, 2007).

3.7(i)	Certificate of Designations, Powers, Preferences and Rights of Series A Redeemable Preferred Stock of Duane Reade Holdings, Inc., dated as of March 27, 2007 (incorporated by reference to Exhibit 1.01(c) of Holdings’ Form 8-K dated April 4, 2007).

3.7(ii)	Certificate of Corrections of the Certificate of Designations, Powers, Preferences and Rights of Series A Redeemable Preferred Stock of Duane Reade Holdings, Inc., dated as of April 16, 2007 (incorporated by reference to Exhibit 3.7(ii) of Holdings’ Annual Report on Form 10-K for the fiscal year ended December 30, 2006).

3.8	Certificate of Designations, Powers, Preferences and Rights of Series B Redeemable Preferred Stock of Duane Reade Holdings, Inc., dated August 7, 2009 (incorporated by reference to Exhibit 3.2 of Holdings’ Current Report on Form 8-K dated August 13, 2009).

4.1*	Indenture governing the 11.75% Senior Secured Notes due 2015, dated as of August 7, 2009, by and among the Company and Duane Reade as co-obligors, the guarantors named therein, and U.S. Bank National Association, as trustee.

4.2*	Form of Exchange Note (included as Exhibit A of Exhibit 4.1 of this Registration Statement).

4.3*	Registration Rights Agreement, dated as of August 7, 2009, by and among the Company and Duane Reade as issuers, the guarantors named therein, and Goldman, Sachs & Co. and Banc of America Securities LLC, as the initial purchasers.

4.4*	Security Agreement, dated as of August 7, 2009, by and among the loan parties from time to time party thereto and U.S. Bank National Association, as collateral agent.

4.5*	Pledge Agreement, dated as of August 7, 2009, by and among the loan parties from time to time party thereto and U.S. Bank National Association, as collateral agent.

4.6*	Intercreditor and Collateral Agency Agreement, dated as of August 7, 2009, by and among Holdings, the Company, Duane Reade, DRI I Inc., Duane Reade International, LLC, Duane Reade Realty, Inc. and U.S. Bank National Association, as indenture trustee and collateral agent.

4.7	Indenture (the “Senior Subordinated Notes Indenture”) governing the Senior Subordinated Notes, dated as of July 30, 2004, between Duane Reade Acquisition Corp. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the 3rd quarter 2004 10-Q).

4.8	Successor Supplemental Indenture to the Senior Subordinated Notes Indenture, dated as of July 30, 2004, between the Company and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to the 3rd quarter 2004 10-Q).

4.9	Co-obligor Supplemental Indenture to the Senior Subordinated Notes Indenture, dated as of July 30, 2004, among the Company, Duane Reade and DRI I Inc., Duane Reade Realty, Inc. and Duane Reade International, Inc. as guarantors and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.3 to the 3rd quarter 2004 10-Q).

Exhibit Number	Description

4.10	Guarantor Supplemental Indenture to the Senior Subordinated Notes Indenture, dated as of July 30, 2004, among the Company, Duane Reade and DRI I Inc., Duane Reade Realty, Inc. and Duane Reade International, Inc., as guarantors and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.4 to the 3rd quarter 2004 10-Q).

4.11	Second Guarantor Supplemental Indenture to the Senior Subordinated Notes Indenture, dated as of March 25, 2005, among Holdings, the Company, Duane Reade and DRI I Inc., Duane Reade Realty, Inc. and Duane Reade International, Inc. as guarantors and U.S. Bank National Association, as trustee (incorporated by reference to Holdings’ Current Report on Form 8-K dated March 31, 2005).

4.12	Supplemental Indenture to the Senior Subordinated Notes Indenture, dated as of July 31, 2009, among the Company, Duane Reade, Holdings and the guarantors named therein, and U.S. Bank National Association, as trustee (incorporated by reference to Holdings’ Current Report on Form 8-K dated August 6, 2009).

4.13	Form of Senior Subordinated Note (incorporated by reference to Exhibit 4.5 to the 3rd quarter 2004 10-Q).

4.14	Registration Rights Agreement relating to the Senior Subordinated Notes, dated as of July 30, 2004, by and among Duane Reade Acquisition Corp. and Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse First Boston LLC and UBS Securities LLC, as initial purchasers (incorporated by reference to Exhibit 4.6 to the 3rd quarter 2004 10-Q).

4.15	Indenture governing the 2.1478% Senior Convertible Notes due 2022, dated as of April 16, 2002, between the Company, as issuer, the guarantors named therein and State Street Bank and Trust Company, as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-3 dated June 21, 2002 (the “Convertible Notes S-3”)).

4.16	Form of 2.1478% Senior Convertible Notes due 2022 (incorporated by reference to Exhibit 4.2 to the Convertible Notes S-3).

4.17	First Supplemental Indenture governing the 2.1478% Senior Convertible Notes due 2022, dated as of July 30, 2004, among the Company, as issuer, DRI I Inc., Duane Reade Realty, Inc. and Duane Reade International, Inc. as guarantors and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.9 to the 3rd quarter 2004 10-Q).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to validity of the exchange notes.

8.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain tax matters.

10.1*	Dealer Managers Agreement, dated July 8, 2009, by and among the Company and Duane Reade, as issuers, and Goldman, Sachs & Co. and Banc of America Securities LLC, as dealer managers.

10.2*	Purchase Agreement, dated as of August 7, 2009, between Holdings and OHCP DR CO-INVESTORS 2009, LLC.

10.3*	Warrant to Purchase Shares of Common Stock of Duane Reade Holdings, Inc., dated as of August 7, 2009.

10.4*	Amended and Restated Tax Sharing Agreement, dated as of October 6, 2009, by and among Holdings and the Subsidiaries as defined therein, Duane Reade, Duane Reade International, LLC and any parties that become parties thereto.

10.5	Duane Reade Inc. Phantom Stock Plan (incorporated by reference to Exhibit 10.1 to the 3rd quarter 2004 10-Q).

10.6	Duane Reade Holdings, Inc. Management Stock Option Plan (incorporated by reference to Exhibit 10.2 to the 3rd quarter 2004 10-Q).

Exhibit Number	Description

10.7	Stockholders and Registration Rights Agreement, dated as of July 30, 2004, by and among Holdings, Duane Reade Shareholders, LLC and certain members of the management of the Company (incorporated by reference to Exhibit 10.3 to the 3rd quarter 2004 10-Q).

10.9	Services Agreement, dated as of July 30, 2004, between Oak Hill Capital Management, Inc. and Duane Reade Acquisition Corp (incorporated by reference to Exhibit 10.5 to the 3rd quarter 2004 10-Q).

10.10	Letter Agreement, dated as of March 19, 2004, by and among Duane Reade Shareholders, LLC, Duane Reade Acquisition Corp. and the Company (incorporated by reference to Amendment No. 3 to the Company’s Schedule 13-E3, filed July 30, 2004).

10.11	Amended and Restated Employment Agreement, dated as of March 16, 2004, by and among Anthony J. Cuti, Duane Reade Acquisition Corp., Holdings and Duane Reade Shareholders, LLC. (incorporated by reference to Amendment No. 3 to the Company’s Schedule 13-E3, filed July 30, 2004).

10.12	Letter Agreement, dated as of March 16, 2004, by and between John K. Henry and Duane Reade Acquisition Corp. (incorporated by reference to Amendment No. 3 to the Company’s Schedule 13-E3, filed July 30, 2004).

10.13	Letter Agreement, dated as of March 16, 2004, by and between Jerry M. Ray and Duane Reade Acquisition Corp. (incorporated by reference to Amendment No. 3 to the Company’s Schedule 13-E3, filed July 30, 2004).

10.14	Credit Agreement, dated as of July 21, 2003, among Duane Reade, as the Borrower, the Company and corporate subsidiaries as the Facility Guarantors, Various Financial Institutions set forth therein, as the Lenders, Fleet National Bank as the Administrative Agent and Issuing Bank, Fleet Retail Finance Inc. as the Collateral Agent, General Electric Capital Corporation as the Syndication Agent for the Lenders and Congress Financial Corporation as the Documentation Agent for the Lenders (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended June 28, 2003).

10.15	First Amendment to Credit Agreement, dated as of July 22, 2004, among Duane Reade, the Company, DRI I Inc., Duane Reade International, Inc. Duane Reade Realty, Inc., Fleet National Bank, as Issuing Bank and Administrative Agent, Fleet Retail Group, Inc. as Collateral Agent, Congress Financial Corporation, as Documentation Agent, General Electric Capital Corporation as Syndication Agent and Wells Fargo Retail Finance, LLC, as Syndication Agent and Co-Lead Arranger (incorporated by reference to Exhibit 10.17 to the 3rd quarter 2004 10-Q).

10.16	Second Amendment to Credit Agreement, dated as of August 4, 2005, by and among Duane Reade, the Company, DRI I Inc., Duane Reade International, Inc., Duane Reade Realty, Inc., Holdings, the Lenders party thereto, Fleet National Bank, as Issuing Bank and Administrative Agent, Fleet Retail Finance Inc., as Collateral Agent, Congress Financial Corporation, as Documentation Agent, General Electric Capital Corporation, as Syndication Agent and Wells Fargo Retail Finance, LLC, as Syndication Agent and Co-Lead Arranger (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K dated August 15, 2005).

10.17	Third Amendment to Credit Agreement, dated as of July 7, 2006, by and among Duane Reade, the Company, DRI I Inc., Duane Reade International, Inc., Duane Reade Realty, Inc., Holdings, Bank of America, as Issuing Agent and Administrative Agent, Fleet Retail Group, LLC, as Collateral Agent, Wachovia Bank National Association, as Documentation Agent, General Electric Capital Corporation, as Syndication Agent and Wells Fargo Finance, LLC, as Syndication Agent and Co-Lead Arranger (incorporated by reference to Exhibit 10.34 of the Company’s Quarterly Report on Form 10-Q for the period ended July 1, 2006).

10.18	Fourth Amendment to Credit Agreement, dated as of September 28, 2007, by and among the Company, Duane Reade, the Company, Holdings, DRI I Inc., Duane Reade International, Inc., Duane Reade Realty, Inc. and Bank of America, N.A. (incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q for the quarter ended September 29, 2007).

Exhibit Number	Description

10.19*	Fifth Amendment to Credit Agreement, dated as of August 7, 2009, by and among Holdings, the Company, Duane Reade, DRI I Inc., Duane Reade International LLC, Duane Reade Realty, Inc., the lenders party thereto and Bank of America, N.A. as issuing bank and administrative agent.

10.20	Facility Guarantee, dated as of July 21, 2003, by and among the Facility Guarantors, Fleet Retail Finance Inc., Fleet National Bank and the Lenders (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended June 28, 2003).

10.21	Intellectual Property Security Agreement, dated as of July 21, 2003, by and among Duane Reade, the Facility Guarantors and Fleet Retail Finance Inc., as collateral agent (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended June 28, 2003).

10.22	Security Agreement, dated as of July 21, 2003, by and among Duane Reade, the Facility Guarantors, and Fleet Retail Finance Inc., as collateral agent (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended June 28, 2003).

10.23	Ownership Interest Pledge Agreement, dated as of July 21, 2003, by and among the Company and DRI I Inc., and Fleet Retail Finance Inc., as collateral agent (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended June 28, 2003).

10.24	Preferability Letter, dated as of May 13, 2002, issued by PricewaterhouseCoopers LLP, with respect to the Company’s change in accounting method of inventory valuation (incorporated by reference to Exhibit 10.25 to the Company’s Quarterly Report on Form 10-Q for the period ended March 30, 2002).

10.25	Preemptive Rights Agreement, dated as of July 30, 2004, by and among the Company, Holdings, Duane Reade Shareholders, LLC, Anthony J. Cuti, Oak Hill Capital Partners, L.P., Oak Hill Capital Management Partners, L.P., OHCP DR Co-Investors, LLC and the management stockholders listed therein (incorporated by reference to Exhibit 10.27 to the Floating Rate Notes S-4).

10.26*	Form of Nonqualified Stock Option Agreement (Form I) pursuant to the Duane Reade Holdings, Inc. 2004 Management Stock Option Plan.

10.27*	Form of Nonqualified Stock Option Agreement (Form II) pursuant to the Duane Reade Holdings, Inc. 2004 Management Stock Option Plan.

10.28	Nonqualified Stock Option Agreement, dated as of July 30, 2004, by and between Holdings and Anthony J. Cuti (incorporated by reference to Exhibit 10.29 to the Floating Rate Notes S-4).

10.29	Employment Agreement, dated as of November 21, 2005, by and between the Company and Richard W. Dreiling (incorporated by reference to Exhibit 10.21 to the registrant’s current report on Form 8-K, filed on November 23, 2005).

10.30	Letter Agreement, dated as of January 31, 2006, between Charles Newsom and the Company (incorporated by reference to Exhibit 10.32 of the Annual Report on Form 10-K of Holdings for the fiscal year ended December 31, 2005 (the “2005 10-K”)).

10.31	Letter Agreement, dated as of March 1, 2006 by and between David W. D’Arezzo and the Company (incorporated by reference to Exhibit 10.33 of the 2005 10-K).

10.32	Employment Letter, dated as of August 29, 2006, by and between Vincent A. Scarfone and the Company (incorporated by reference to Exhibit 10.35 of the Quarterly Report on Form 10-Q of Holdings for the period ended September 30, 2006).

10.33	Purchase Agreement, dated as of March 27, 2007, between Holdings and OHCP DR Co-Investors 2007, LLC (incorporated by reference to Exhibit 1.01(a) of Holdings’ Form 8-K dated April 4, 2007).

10.34	Warrant to Purchase Shares of Common Stock of Duane Reade Holdings, Inc., dated as of March 27, 2007 (incorporated by reference to Exhibit 1.01(b) of Holdings’ Form 8-K dated April 4, 2007).

Exhibit Number	Description

10.35	Employment Letter, dated as of August 29, 2006 and effective December 13, 2005, by and between Michelle D. Bergman and the Company (incorporated by reference to Exhibit 10.37 of Holdings’ Annual Report on Form 10-K for the fiscal year ended December 30, 2006).

10.36	Conformed Copy of Employment Agreement by and between John A. Lederer and Duane Reade, Inc. dated as of March 13, 2008, as amended through May 1, 2008 (incorporated by reference to Exhibit 10.1 of the Quarterly Report on Form 10-Q of Holdings for the period ended March 29, 2008).

10.37	Nonqualified Stock Option Agreement, dated as of April 2, 2008, by and between Holdings and John A. Lederer 2008 (incorporated by reference to Exhibit 10.2 of the Quarterly Report on Form 10-Q of Holdings for the period ended March 29, 2008).

10.38	Conformed Copy of Employment Letter, dated as of February 27, 2006 and effective March 1, 2006, by and between Robert Storch and the Company (incorporated by reference to Exhibit 10.40 of Holdings’ Annual Report on Form 10-K for the fiscal year ended December 27, 2008 (“2008 10-K”)).

10.39	Amendment to letter agreement, dated as of June 5, 2008, by and between Charles R. Newsom and the Company (incorporated by reference to Exhibit 10.41 of the 2008 10-K).

10.40	Employment Letter, dated as of August 17, 2008 and effective September 28, 2008, by and between Joseph C. Magnacca and the Company (incorporated by reference to Exhibit 10.42 of the 2008 10-K).

10.41	Employment Letter, dated as of September 3, 2008 and effective October 6, 2008, by and between Mark W. Scharbo and the Company (incorporated by reference to Exhibit 10.43 of the 2008 10-K).

10.42	Employment Letter, dated as of November 9, 2008 and effective December 1, 2008, by and between Frank V. Scorpiniti and the Company (incorporated by reference to Exhibit 10.44 of the 2008 10-K).

10.43	Employment Letter, dated as of January 9, 2009 and retroactive to January 1, 2009, by and between Phillip A. Bradley and the Company (incorporated by reference to Exhibit 10.45 of the 2008 10-K).

12.1*	Statement of Computation of Ratios of Earnings of Fixed Charges.

21.1*	Subsidiaries of the Company.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).

24.1*	Powers of Attorney (included on signature pages of this Part II).

25.1*	Form T-1 Statement of Eligibility of U.S. Bank National Association to act as trustee under the Indenture.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

*	Filed herewith.

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 16, 2009.

DUANE READE INC.

By:	/s/ John K. Henry
Name:	John K. Henry
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints John K. Henry or Phillip A. Bradley or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 16th day of October, 2009.

Signature	Title

/s/ John A. Lederer John A. Lederer	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ John K. Henry John K. Henry	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ Michael S. Green Michael S. Green	Director

/s/ John P. Malfettone John P. Malfettone	Director

/s/ Denis J. Nayden Denis J. Nayden	Director

/s/ Tyler J. Wolfram Tyler J. Wolfram	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 16, 2009.

DUANE READE

By:	Duane Reade Inc., as general partner

By:	/s/ John K. Henry
Name:	John K. Henry
Title:	Senior Vice President and Chief Financial Officer

By:	DRI I Inc., as general partner

By:	/s/ John K. Henry
Name:	John K. Henry
Title:	Treasurer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 16, 2009.

DRI I INC.

By:	/s/ John K. Henry
Name:	John K. Henry
Title:	Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints John K. Henry or Phillip A. Bradley or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 16th day of October, 2009.

Signature	Title

/s/ John A. Lederer John A. Lederer	President and Director (Principal Executive Officer)

/s/ John K. Henry John K. Henry	Treasurer (Principal Accounting and Financial Officer)

/s/ Michael S. Green Michael S. Green	Director

/s/ Tyler J. Wolfram Tyler J. Wolfram	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 16, 2009.

DUANE READE HOLDINGS, INC.

By:	/s/ John K. Henry
Name:	John K. Henry
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints John K. Henry or Phillip A. Bradley or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 16th day of October, 2009.

Signature	Title

/s/ John A. Lederer John A. Lederer	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ John K. Henry John K. Henry	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ Michael S. Green Michael S. Green	Director

/s/ John P. Malfettone John P. Malfettone	Director

/s/ Denis J. Nayden Denis J. Nayden	Director

/s/ Tyler J. Wolfram Tyler J. Wolfram	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, October 16, 2009.

DUANE READE INTERNATIONAL, LLC

By:	/s/ Joseph C. Magnacca
Name:	Joseph C. Magnacca
Title:	Manager

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Joseph C. Magnacca or Phillip A. Bradley or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 16th day of October, 2009.

Signature	Title

/s/ Joseph C. Magnacca Joseph C. Magnacca	Manager

/s/ Michael S. Green Michael S. Green	Manager

/s/ Charles R. Newsom Charles R. Newsom	Manager

/s/ Phillip A. Bradley Phillip A. Bradley	Manager

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 16, 2009.

DUANE READE REALTY, INC.

By:	/s/ John K. Henry
Name:	John K. Henry
Title:	Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints John K. Henry or Phillip A. Bradley or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 16th day of October, 2009.

Signature	Title

/s/ John A. Lederer John A. Lederer	President and Director (Principal Executive Officer)

/s/ John K. Henry John K. Henry	Treasurer (Principal Accounting and Financial Officer)

/s/ Michael S. Green Michael S. Green	Director

/s/ Tyler J. Wolfram Tyler J. Wolfram	Director

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Purchase Agreement (in relation to $290,000,000 in aggregate principal amount of the initial notes), dated as of July 31, 2009, by and among Duane Reade Inc. (the “Company”), Duane Reade, the guarantors named therein and the initial purchasers named therein.

1.2*	Purchase Agreement (in relation to $10,000,000 in aggregate principal amount of the initial notes), dated as of July 31, 2009, by and among the Company, Duane Reade, the guarantors named therein and the initial purchasers named therein.

2.1	Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 22, 2003, as amended, by and among Rex Corner Holdings, LLC (now known as Duane Reade Shareholders, LLC), Rex Corner Acquisition Corp. (now known as Duane Reade Acquisition Corp.) and the Company (incorporated by reference to Amendment No. 3 to the Company’s Schedule 13-E3, filed July 30, 2004).

2.2	Amendment No. 1 to the Merger Agreement, dated as of June 10, 2004, by and among Duane Reade Shareholders, LLC, Duane Reade Acquisition Corp. and the Company (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K dated June 14, 2004).

2.3	Amendment No. 2 to the Merger Agreement, dated as of June 13, 2004, by and among Duane Reade Shareholders, LLC, Duane Reade Acquisition Corp. and the Company (incorporated by reference to Exhibit 2.2 of the Company’s Form 8-K dated June 14, 2004).

2.4	Amendment No. 3 to the Merger Agreement, dated as of June 18, 2004, by and among Duane Reade Shareholders, LLC, Duane Reade Acquisition Corp. and the Company (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K dated June 21, 2004).

3.1(i)	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1(i) to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 25, 2004 (the “3rd quarter 2004 10-Q”)).

3.1(ii)	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1(ii) to the S-4 Registration Statement No. 333-120803 with respect to the Company’s 9.75% Senior Subordinated Notes due 2011 (the “Senior Subordinated Notes”) (the “Senior Subordinated Notes S-4”)).

3.2(i)	Certificate of Incorporation of DRI I Inc. (incorporated by reference to Exhibit 3.2(i) to the S-1 Registration Statement No. 333-43313 with respect to the Company’s 9 1/4% Senior Subordinated Notes due 2008 (the “Notes S-1”)).

3.2(ii)	By-laws of DRI I Inc. (incorporated by reference to Exhibit 3.2(ii) of the Notes S-1).

3.3	Third Amended and Restated Partnership Agreement of Duane Reade (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended June 28, 2003).

3.4(i)	Certificate of Formation of Duane Reade International, LLC, dated July 23, 2009 (incorporated by reference to Exhibit 3.2 of Holdings’ Quarterly Report on Form 10-Q for the period ended June 27, 2009).

3.4(ii)	Limited Liability Company Agreement of Duane Reade International, LLC, dated July 23, 2009 (incorporated by reference to Exhibit 3.3 of Holdings’ Quarterly Report on Form 10-Q for the period ended June 27, 2009).

3.5(i)	Certificate of Incorporation of Duane Reade Realty, Inc. (incorporated by reference to Exhibit 3.5(i) to the Company’s Annual Report on Form 10-K for the year ended December 25, 1999 (the “1999 10-K”)).

3.5(ii)	By-laws of Duane Reade Realty, Inc. (incorporated by reference to Exhibit 3.5(ii) to the 1999 10-K).

Exhibit Number	Description

3.6(i)	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Duane Reade Holdings, Inc. (“Holdings”) dated as of August 7, 2009 (incorporated by reference to Exhibit 3.1 of Holdings’ Current Report on Form 8-K dated August 13, 2009).

3.6(ii)	Amended and Restated Certificate of Incorporation of Duane Reade Holdings, Inc. (incorporated by reference to Exhibit 3.1(i) to the Company’s and Duane Reade’s S-4 Registration Statement No. 333-122206 with respect to the Company’s and Duane Reade’s Senior Secured Floating Rate Notes due 2010 (the “Floating Rate Notes”) (the “Floating Rate Notes S-4”)).

3.6(iii)	Certificate of Amendment of the Certificate of Incorporation of Duane Reade Holdings, Inc. (incorporated by reference to Exhibit 3.1 of Holdings’ Current Report on Form 8-K dated November 23, 2005).

3.6(iv)	By-laws of Duane Reade Holdings, Inc. (incorporated by reference to Exhibit 3.1(ii) to the Floating Rate Notes S-4).

3.6(v)	Certificate of Amendment of the Certificate of Incorporation of Duane Reade Holdings, Inc., dated March 27, 2007 (incorporated by reference to Exhibit 5.03 of Holdings’ Form 8-K dated April 4, 2007).

3.7(i)	Certificate of Designations, Powers, Preferences and Rights of Series A Redeemable Preferred Stock of Duane Reade Holdings, Inc., dated as of March 27, 2007 (incorporated by reference to Exhibit 1.01(c) of Holdings’ Form 8-K dated April 4, 2007).

3.7(ii)	Certificate of Corrections of the Certificate of Designations, Powers, Preferences and Rights of Series A Redeemable Preferred Stock of Duane Reade Holdings, Inc., dated as of April 16, 2007 (incorporated by reference to Exhibit 3.7(ii) of Holdings’ Annual Report on Form 10-K for the fiscal year ended December 30, 2006).

3.8	Certificate of Designations, Powers, Preferences and Rights of Series B Redeemable Preferred Stock of Duane Reade Holdings, Inc., dated August 7, 2009 (incorporated by reference to Exhibit 3.2 of Holdings’ Current Report on Form 8-K dated August 13, 2009).

4.1*	Indenture governing the 11.75% Senior Secured Notes due 2015, dated as of August 7, 2009, by and among the Company and Duane Reade as co-obligors, the guarantors named therein, and U.S. Bank National Association, as trustee.

4.2*	Form of Exchange Note (included as Exhibit A of Exhibit 4.1 of this Registration Statement).

4.3*	Registration Rights Agreement, dated as of August 7, 2009, by and among the Company and Duane Reade as issuers, the guarantors named therein, and Goldman, Sachs & Co. and Banc of America Securities LLC, as the initial purchasers.

4.4*	Security Agreement, dated as of August 7, 2009, by and among the loan parties from time to time party thereto and U.S. Bank National Association, as collateral agent.

4.5*	Pledge Agreement, dated as of August 7, 2009, by and among the loan parties from time to time party thereto and U.S. Bank National Association, as collateral agent.

4.6*	Intercreditor and Collateral Agency Agreement, dated as of August 7, 2009, by and among Holdings, the Company, Duane Reade, DRI I Inc., Duane Reade International, LLC, Duane Reade Realty, Inc. and U.S. Bank National Association, as indenture trustee and collateral agent.

4.7	Indenture (the “Senior Subordinated Notes Indenture”) governing the Senior Subordinated Notes, dated as of July 30, 2004, between Duane Reade Acquisition Corp. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the 3rd quarter 2004 10-Q).

4.8	Successor Supplemental Indenture to the Senior Subordinated Notes Indenture, dated as of July 30, 2004, between the Company and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to the 3rd quarter 2004 10-Q).

Exhibit Number	Description

4.9	Co-obligor Supplemental Indenture to the Senior Subordinated Notes Indenture, dated as of July 30, 2004, among the Company, Duane Reade and DRI I Inc., Duane Reade Realty, Inc. and Duane Reade International, Inc. as guarantors and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.3 to the 3rd quarter 2004 10-Q).

4.10	Guarantor Supplemental Indenture to the Senior Subordinated Notes Indenture, dated as of July 30, 2004, among the Company, Duane Reade and DRI I Inc., Duane Reade Realty, Inc. and Duane Reade International, Inc., as guarantors and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.4 to the 3rd quarter 2004 10-Q).

4.11	Second Guarantor Supplemental Indenture to the Senior Subordinated Notes Indenture, dated as of March 25, 2005, among Holdings, the Company, Duane Reade and DRI I Inc., Duane Reade Realty, Inc. and Duane Reade International, Inc. as guarantors and U.S. Bank National Association, as trustee (incorporated by reference to Holdings’ Current Report on Form 8-K dated March 31, 2005).

4.12	Supplemental Indenture to the Senior Subordinated Notes Indenture, dated as of July 31, 2009, among the Company, Duane Reade, Holdings and the guarantors named therein, and U.S. Bank National Association, as trustee (incorporated by reference to Holdings’ Current Report on Form 8-K dated August 6, 2009).

4.13	Form of Senior Subordinated Note (incorporated by reference to Exhibit 4.5 to the 3rd quarter 2004 10-Q).

4.14	Registration Rights Agreement relating to the Senior Subordinated Notes, dated as of July 30, 2004, by and among Duane Reade Acquisition Corp. and Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse First Boston LLC and UBS Securities LLC, as initial purchasers (incorporated by reference to Exhibit 4.6 to the 3rd quarter 2004 10-Q).

4.15	Indenture governing the 2.1478% Senior Convertible Notes due 2022, dated as of April 16, 2002, between the Company, as issuer, the guarantors named therein and State Street Bank and Trust Company, as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-3 dated June 21, 2002 (the “Convertible Notes S-3”)).

4.16	Form of 2.1478% Senior Convertible Notes due 2022 (incorporated by reference to Exhibit 4.2 to the Convertible Notes S-3).

4.17	First Supplemental Indenture governing the 2.1478% Senior Convertible Notes due 2022, dated as of July 30, 2004, among the Company, as issuer, DRI I Inc., Duane Reade Realty, Inc. and Duane Reade International, Inc. as guarantors and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.9 to the 3rd quarter 2004 10-Q).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to validity of the exchange notes.

8.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain tax matters.

10.1*	Dealer Managers Agreement, dated July 8, 2009, by and among the Company and Duane Reade, as issuers, and Goldman, Sachs & Co. and Banc of America Securities LLC, as dealer managers.

10.2*	Purchase Agreement, dated as of August 7, 2009, between Holdings and OHCP DR CO-INVESTORS 2009, LLC.

10.3*	Warrant to Purchase Shares of Common Stock of Duane Reade Holdings, Inc., dated as of August 7, 2009.

10.4*	Amended and Restated Tax Sharing Agreement, dated as of October 6, 2009, by and among Holdings and the Subsidiaries as defined therein, Duane Reade, Duane Reade International, LLC and any parties that become parties thereto.

10.5	Duane Reade Inc. Phantom Stock Plan (incorporated by reference to Exhibit 10.1 to the 3rd quarter 2004 10-Q).

Exhibit Number	Description

10.6	Duane Reade Holdings, Inc. Management Stock Option Plan (incorporated by reference to Exhibit 10.2 to the 3rd quarter 2004 10-Q).

10.7	Stockholders and Registration Rights Agreement, dated as of July 30, 2004, by and among Holdings, Duane Reade Shareholders, LLC and certain members of the management of the Company (incorporated by reference to Exhibit 10.3 to the 3rd quarter 2004 10-Q).

10.9	Services Agreement, dated as of July 30, 2004, between Oak Hill Capital Management, Inc. and Duane Reade Acquisition Corp (incorporated by reference to Exhibit 10.5 to the 3rd quarter 2004 10-Q).

10.10	Letter Agreement, dated as of March 19, 2004, by and among Duane Reade Shareholders, LLC, Duane Reade Acquisition Corp. and the Company (incorporated by reference to Amendment No. 3 to the Company’s Schedule 13-E3, filed July 30, 2004).

10.11	Amended and Restated Employment Agreement, dated as of March 16, 2004, by and among Anthony J. Cuti, Duane Reade Acquisition Corp., Holdings and Duane Reade Shareholders, LLC. (incorporated by reference to Amendment No. 3 to the Company’s Schedule 13-E3, filed July 30, 2004).

10.12	Letter Agreement, dated as of March 16, 2004, by and between John K. Henry and Duane Reade Acquisition Corp. (incorporated by reference to Amendment No. 3 to the Company’s Schedule 13-E3, filed July 30, 2004).

10.13	Letter Agreement, dated as of March 16, 2004, by and between Jerry M. Ray and Duane Reade Acquisition Corp. (incorporated by reference to Amendment No. 3 to the Company’s Schedule 13-E3, filed July 30, 2004).

10.14	Credit Agreement, dated as of July 21, 2003, among Duane Reade, as the Borrower, the Company and corporate subsidiaries as the Facility Guarantors, Various Financial Institutions set forth therein, as the Lenders, Fleet National Bank as the Administrative Agent and Issuing Bank, Fleet Retail Finance Inc. as the Collateral Agent, General Electric Capital Corporation as the Syndication Agent for the Lenders and Congress Financial Corporation as the Documentation Agent for the Lenders (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended June 28, 2003).

10.15	First Amendment to Credit Agreement, dated as of July 22, 2004, among Duane Reade, the Company, DRI I Inc., Duane Reade International, Inc. Duane Reade Realty, Inc., Fleet National Bank, as Issuing Bank and Administrative Agent, Fleet Retail Group, Inc. as Collateral Agent, Congress Financial Corporation, as Documentation Agent, General Electric Capital Corporation as Syndication Agent and Wells Fargo Retail Finance, LLC, as Syndication Agent and Co-Lead Arranger (incorporated by reference to Exhibit 10.17 to the 3rd quarter 2004 10-Q).

10.16	Second Amendment to Credit Agreement, dated as of August 4, 2005, by and among Duane Reade, the Company, DRI I Inc., Duane Reade International, Inc., Duane Reade Realty, Inc., Holdings, the Lenders party thereto, Fleet National Bank, as Issuing Bank and Administrative Agent, Fleet Retail Finance Inc., as Collateral Agent, Congress Financial Corporation, as Documentation Agent, General Electric Capital Corporation, as Syndication Agent and Wells Fargo Retail Finance, LLC, as Syndication Agent and Co-Lead Arranger (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K dated August 15, 2005).

10.17	Third Amendment to Credit Agreement, dated as of July 7, 2006, by and among Duane Reade, the Company, DRI I Inc., Duane Reade International, Inc., Duane Reade Realty, Inc., Holdings, Bank of America, as Issuing Agent and Administrative Agent, Fleet Retail Group, LLC, as Collateral Agent, Wachovia Bank National Association, as Documentation Agent, General Electric Capital Corporation, as Syndication Agent and Wells Fargo Finance, LLC, as Syndication Agent and Co-Lead Arranger (incorporated by reference to Exhibit 10.34 of the Company’s Quarterly Report on Form 10-Q for the period ended July 1, 2006).

Exhibit Number	Description

10.18	Fourth Amendment to Credit Agreement, dated as of September 28, 2007, by and among the Company, Duane Reade, the Company, Holdings, DRI I Inc., Duane Reade International, Inc., Duane Reade Realty, Inc. and Bank of America, N.A. (incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q for the quarter ended September 29, 2007).

10.19*	Fifth Amendment to Credit Agreement, dated as of August 7, 2009, by and among Holdings, the Company, Duane Reade, DRI I Inc., Duane Reade International LLC, Duane Reade Realty, Inc., the lenders party thereto and Bank of America, N.A. as issuing bank and administrative agent.

10.20	Facility Guarantee, dated as of July 21, 2003, by and among the Facility Guarantors, Fleet Retail Finance Inc., Fleet National Bank and the Lenders (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended June 28, 2003).

10.21	Intellectual Property Security Agreement, dated as of July 21, 2003, by and among Duane Reade, the Facility Guarantors and Fleet Retail Finance Inc., as collateral agent (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended June 28, 2003).

10.22	Security Agreement, dated as of July 21, 2003, by and among Duane Reade, the Facility Guarantors, and Fleet Retail Finance Inc., as collateral agent (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended June 28, 2003).

10.23	Ownership Interest Pledge Agreement, dated as of July 21, 2003, by and among the Company and DRI I Inc., and Fleet Retail Finance Inc., as collateral agent (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended June 28, 2003).

10.24	Preferability Letter, dated as of May 13, 2002, issued by PricewaterhouseCoopers LLP, with respect to the Company’s change in accounting method of inventory valuation (incorporated by reference to Exhibit 10.25 to the Company’s Quarterly Report on Form 10-Q for the period ended March 30, 2002).

10.25	Preemptive Rights Agreement, dated as of July 30, 2004, by and among the Company, Holdings, Duane Reade Shareholders, LLC, Anthony J. Cuti, Oak Hill Capital Partners, L.P., Oak Hill Capital Management Partners, L.P., OHCP DR Co-Investors, LLC and the management stockholders listed therein (incorporated by reference to Exhibit 10.27 to the Floating Rate Notes S-4).

10.26*	Form of Nonqualified Stock Option Agreement (Form I) pursuant to the Duane Reade Holdings, Inc. 2004 Management Stock Option Plan.

10.27*	Form of Nonqualified Stock Option Agreement (Form II) pursuant to the Duane Reade Holdings, Inc. 2004 Management Stock Option Plan.

10.28	Nonqualified Stock Option Agreement, dated as of July 30, 2004, by and between Holdings and Anthony J. Cuti (incorporated by reference to Exhibit 10.29 to the Floating Rate Notes S-4).

10.29	Employment Agreement, dated as of November 21, 2005, by and between the Company and Richard W. Dreiling (incorporated by reference to Exhibit 10.21 to the registrant’s current report on Form 8-K, filed on November 23, 2005).

10.30	Letter Agreement, dated as of January 31, 2006, between Charles Newsom and the Company (incorporated by reference to Exhibit 10.32 of the Annual Report on Form 10-K of Holdings for the fiscal year ended December 31, 2005 (the “2005 10-K”)).

10.31	Letter Agreement, dated as of March 1, 2006 by and between David W. D’Arezzo and the Company (incorporated by reference to Exhibit 10.33 of the 2005 10-K).

10.32	Employment Letter, dated as of August 29, 2006, by and between Vincent A. Scarfone and the Company (incorporated by reference to Exhibit 10.35 of the Quarterly Report on Form 10-Q of Holdings for the period ended September 30, 2006).

Exhibit Number	Description

10.33	Purchase Agreement, dated as of March 27, 2007, between Holdings and OHCP DR Co-Investors 2007, LLC (incorporated by reference to Exhibit 1.01(a) of Holdings’ Form 8-K dated April 4, 2007).

10.34	Warrant to Purchase Shares of Common Stock of Duane Reade Holdings, Inc., dated as of March 27, 2007 (incorporated by reference to Exhibit 1.01(b) of Holdings’ Form 8-K dated April 4, 2007).

10.35	Employment Letter, dated as of August 29, 2006 and effective December 13, 2005, by and between Michelle D. Bergman and the Company (incorporated by reference to Exhibit 10.37 of Holdings’ Annual Report on Form 10-K for the fiscal year ended December 30, 2006).

10.36	Conformed Copy of Employment Agreement by and between John A. Lederer and Duane Reade, Inc. dated as of March 13, 2008, as amended through May 1, 2008 (incorporated by reference to Exhibit 10.1 of the Quarterly Report on Form 10-Q of Holdings for the period ended March 29, 2008).

10.37	Nonqualified Stock Option Agreement, dated as of April 2, 2008, by and between Holdings and John A. Lederer 2008 (incorporated by reference to Exhibit 10.2 of the Quarterly Report on Form 10-Q of Holdings for the period ended March 29, 2008).

10.38	Conformed Copy of Employment Letter, dated as of February 27, 2006 and effective March 1, 2006, by and between Robert Storch and the Company (incorporated by reference to Exhibit 10.40 of Holdings’ Annual Report on Form 10-K for the fiscal year ended December 27, 2008 (“2008 10-K”)).

10.39	Amendment to letter agreement, dated as of June 5, 2008, by and between Charles R. Newsom and the Company (incorporated by reference to Exhibit 10.41 of the 2008 10-K).

10.40	Employment Letter, dated as of August 17, 2008 and effective September 28, 2008, by and between Joseph C. Magnacca and the Company (incorporated by reference to Exhibit 10.42 of the 2008 10-K).

10.41	Employment Letter, dated as of September 3, 2008 and effective October 6, 2008, by and between Mark W. Scharbo and the Company (incorporated by reference to Exhibit 10.43 of the 2008 10-K).

10.42	Employment Letter, dated as of November 9, 2008 and effective December 1, 2008, by and between Frank V. Scorpiniti and the Company (incorporated by reference to Exhibit 10.44 of the 2008 10-K).

10.43	Employment Letter, dated as of January 9, 2009 and retroactive to January 1, 2009, by and between Phillip A. Bradley and the Company (incorporated by reference to Exhibit 10.45 of the 2008 10-K).

12.1*	Statement of Computation of Ratios of Earnings of Fixed Charges.

21.1*	Subsidiaries of the Company.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).

24.1*	Powers of Attorney (included on signature pages of this Part II).

25.1*	Form T-1 Statement of Eligibility of U.S. Bank National Association to act as trustee under the Indenture.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

*	Filed herewith.